As filed with the Securities and Exchange Commission on October 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CIM Commercial Trust Corporation

(Exact name of Registrant as specified in its charter)

Maryland	6798	75-6446078
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Garner II
Chief Executive Officer
CIM Commercial Trust Corporation
17950 Preston Road, Suite 600
Dallas, Texas 75252

(972) 349-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick S. Brown Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067 (310) 712-6600	Adva Bitan and Yuval Eden Gross, Kleinhendler, Hodak, Halevy, Greenberg, Shenhav & Co. One Azrieli Center, Round Building Tel Aviv 6701101, Israel +972 3 607 4464

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all conditions to the proposed transaction have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐
Smaller reporting company	☒	Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee
Series M Preferred Stock, par value $0.001 per share	8,080,740	$213,169,921	$25,836.19	(2)
Common Stock, par value $0.001 per share	10,317,413	$213,169,921		(2)

(1)         Estimated in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended, assuming a price per share of Series L preferred stock, par value $0.001 per share (“Series L Preferred Stock”), of $26.38.  Such price per share was calculated by dividing (i) 96.01 Israeli new shekels (“ILS”), the average of the high and low share prices of the Series L Preferred Stock on October 4, 2018, as quoted on the Tel Aviv Stock Exchange, by (ii) 3.6400, the representative ILS to U.S. dollars exchange rate as of October 4, 2018, as published by the Bank of Israel on its website.

(2)         Pursuant to Rule 457(p), this amount is being offset in part by $23,584.25 of unused fees that were previously paid in connection with the Registrant’s filing of its Registration Statement on Form S-4, as amended (File No. 333-190934), initially filed with the Securities and Exchange Commission by the registrant on August 30, 2013 (of which amount $6,780.01 was used to offset the registration fee, and remains unused, in connection with the Registrant’s offer of up to $282,776,349.61 of Series L Units, of which 797,973,075 Israeli new shekels (“ILS”) (or $226,954,799.49 U.S. dollars (“USD”), as converted using the representative ILS-USD exchange rate on November 20, 2017 of 3.5160 published by the Bank of Israeli on its website) of Series L Units were issued, pursuant to the Registration Statement on Form S-11, as amended (File No. 333-218019), initially filed with the Securities and Exchange Commission by the Registrant on May 15, 2017).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information set forth in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

Subject to Completion, dated October 5, 2018

PROSPECTUS

CIM Commercial Trust Corporation

Offer to Exchange

each outstanding share of Series L Preferred Stock

for, at the option of the holder,

newly issued shares of our Common Stock

or

1 newly issued share of our Series M Preferred Stock

THE EXCHANGE OFFER WILL EXPIRE AT 4:00 P.M., ISRAEL TIME (9:00 A.M., NEW YORK TIME),

ON                   , 2019 UNLESS EXTENDED OR EARLIER TERMINATED BY US.

We expect to offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, which we refer to as the “Exchange Offer,” for each share of our Series L preferred stock, par value $0.001 per share, which we refer to as our “Series L Preferred Stock,” properly tendered and accepted, at the election of the tendering holder:

•                  a number of newly issued shares of our Common Stock equal to the quotient of (i) $28.37, plus accrued and unpaid distributions on such share of Series L Preferred Stock through and including the Expiration Date, divided by (ii) the CIM Purchase Price (as defined herein), or

•                  one newly issued share of our Series M preferred stock, par value $0.001 per share, which we refer to as our “Series M Preferred Stock.”

The Company does not intend to commence the Exchange Offer, and holders of Series L Preferred Stock will be unable to participate in the Exchange Offer, unless and until the Company consummates the Potential Recapitalization and determines the CIM Purchase Price (as such terms are defined in this prospectus).

Our Common Stock is traded on the NASDAQ Global Market, which we refer to as “NASDAQ,” and the Tel Aviv Stock Exchange, which we refer to as the “TASE,” in each case under the ticker symbol “CMCT.” The October 4, 2018 closing price of our Common Stock was $14.50 U.S. dollars, or “USD,” per share on NASDAQ and 96.01 Israeli new shekels, or “ILS,” per share on the TASE.

The terms of our Series M Preferred Stock will be substantially the same as the terms of our Series L Preferred Stock, except that (i) distributions on our Series M Preferred Stock will accrue at 5.5% of the Series M Stated Value (as defined in this prospectus), provided that the amount of the first distribution on our Series M Preferred Stock, will be reduced by the Adjustment Amount (as defined in this prospectus), (ii) we will have an additional right, but not the obligation, to redeem, at any time and from time to time, any or all shares of our Series M Preferred Stock and (iii) each holder of Series M Preferred Stock will have an additional right, but not the obligation, to cause us to redeem any or all of such shares on or after the second anniversary of the date of settlement of our Series M Preferred Stock, in each case on the terms described in “Description of Our Capital Stock—Series M Preferred Stock” in this prospectus.

There is no established trading market for our Series M Preferred Stock. We intend to apply for the listing of shares of our Series M Preferred Stock on NASDAQ and the TASE, in each case under the ticker symbol “         ,” and we do not expect to commence the Exchange Offer until such applications are approved. No assurance can be given that our applications for these listings will be approved or that a trading market will develop.

To participate in the Exchange Offer, you must validly tender your shares of Series L Preferred Stock for exchange on or prior to the Expiration Date.  You should carefully review the procedures for tendering your shares of Series L Preferred Stock described in “The Exchange Offer—Procedures for Tender” in this prospectus.

Before participating in the Exchange Offer, please refer to “Risk Factors” on page 14 of this prospectus concerning factors you should consider in connection with the Exchange Offer.

Neither the Securities and Exchange Commission, which we refer to as the “SEC,” nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2018.

i

ii

ABOUT THIS PROSPECTUS

Unless otherwise indicated in this prospectus, “CIM Commercial,” the “Company,” “we,” “us” and “our” refer to CIM Commercial Trust Corporation and its subsidiaries.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” to register the shares of Series M Preferred Stock and Common Stock offered by this prospectus. Copies of some of the documents referred to in this prospectus, which forms a part of the registration statement, have been filed as exhibits to the registration statement and you may obtain copies of those documents as described under the heading “Where You Can Find More Information” below.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read such exhibit for a complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You should rely only on the information contained in this prospectus and any supplement hereto. We have not authorized anyone to provide you with information different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus or any supplement hereto. If anyone provides you with different or inconsistent language, you should not rely on it.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any purchase of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. To understand this offering fully, you should read this entire document carefully.

The information set forth in this prospectus is not complete and may be changed. We may not sell the Series M Preferred Stock or Common Stock in the Exchange Offer until the registration statement filed with the SEC is effective and receives the permit of the Israel Securities Authority, which we refer to as the “ISA,” for its publication. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and file with the proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov. We also make available through our website at http://shareholders.cimcommercial.com/sec-filings our annual reports, quarterly reports, current reports and other materials we file or furnish to the SEC as soon as reasonably practicable after we file such materials with the SEC.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may request a copy of any document that we have filed with the SEC at no cost by directing a written or oral request to us at CIM Commercial, Attn: Stockholder Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252 or (972) 349-3200.  To ensure timely delivery of such documents, such information must be requested no later than five business days before the Expiration Date, or no later than                 , 2018.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:          Why is CIM Commercial making the Exchange Offer?

A:           In connection with the Potential Recapitalization (as defined in “Prospectus Summary—CIM Commercial Trust Corporation—Potential Recapitalization” in this prospectus), the Company is conducting the Exchange Offer in order to provide each holder of shares of Series L Preferred Stock the option, earlier than such holder would have been permitted to redeem such shares, to exchange such shares of Series L Preferred Stock for either (i) Series M Preferred Stock, which would provide an earlier opportunity for such holder to liquidate its investment in the Company, or (ii) Common Stock, assuming a price per share equal to the price at which certain of our directors and officers are expected to acquire shares of our Common Stock. See “Our Business and Properties—Company Overview—Potential Recapitalization” in this prospectus.

Q:          What shares of capital stock are being sought in the Exchange Offer?

A:           We expect to offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of election and transmittal, which we refer to as the “Letter of Transmittal,” shares of Series L Preferred Stock for shares of Common Stock or Series M Preferred Stock.  No offer to exchange is being made with respect to our Series A preferred stock, par value $0.001 per share, which we refer to as our “Series A Preferred Stock,” Common Stock or Series A Warrants (as defined in “Description of Our Capital Stock—Series A Preferred Stock” in this prospectus).

Q:          Am I required to tender my shares of Series L Preferred Stock?

A:           No. Holders of shares of Series L Preferred Stock are not required to tender any of their shares pursuant to this prospectus. All rights and obligations under the terms of the Series L Preferred Stock will continue with respect to the shares of Series L Preferred Stock that remain outstanding after the Expiration Date.

Q:          May I tender only a portion of the shares of Series L Preferred Stock that I hold?

A:           Yes. You may choose to tender in the Exchange Offer all or any portion of the shares of Series L Preferred Stock that you hold.

Q:          Will all shares of Series L Preferred Stock that I tender in the Exchange Offer be accepted by the Company?

A:           Upon the terms and subject to the conditions set forth in this prospectus, all shares of Series L Preferred Stock that are validly tendered in accordance with the procedures set forth in “The Exchange Offer” in this prospectus and not validly withdrawn will be accepted by the Company for exchange.

Q:          What happens to tendered shares of Series L Preferred Stock that are not accepted for exchange?

A:           If your tendered shares of Series L Preferred Stock are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, such shares will be returned to you promptly following the Expiration Date or the termination of the Exchange Offer in accordance with the procedures described in “The Exchange Offer—Return of Unaccepted Shares of Series L Preferred Stock” in this prospectus.

Q:          What will I receive in the Exchange Offer if I tender my shares of Series L Preferred Stock and they are accepted?

A:           For each share of Series L Preferred Stock validly tendered and accepted by us, we will issue to the tendering holder, at the election of the tendering holder, either (i) one share of our Series M Preferred Stock or (ii)                          shares of our Common Stock.  The terms of our Series M Preferred Stock and Common Stock are described in “Description of Our Capital Stock—Series M Preferred Stock” and “Description of Our Capital Stock—Common Stock” in this prospectus, respectively.

Q:          What rights will I lose if I tender my shares of Series L Preferred Stock in the Exchange Offer?

A:           If you validly tender your shares of Series L Preferred Stock and we accept them for exchange, you will lose the rights of a holder of Series L Preferred Stock with respect to those shares, which are described in “Description of Our Capital Stock—Series L Preferred Stock” in this prospectus.  For example, you will lose the right to receive any future distributions declared on our Series L Preferred Stock and, if you tender your shares in exchange for our Common Stock, you will lose the liquidation preference upon any voluntary or involuntary liquidation, winding up or dissolution of the Company that holders of Series L Preferred Stock are entitled to receive. However, for the avoidance of doubt, we expect that the Expiration Date will be a date following the record date of the first distribution on our Series L Preferred Stock, in which case all holders of shares of Series L Preferred Stock will receive the first distribution on such shares regardless of whether such holders tender such shares in the Exchange Offer.

If you tender your shares of Series L Preferred Stock in exchange for Series M Preferred Stock, you will lose the right to receive any accrued and unpaid distributions on your tendered shares of Series L Preferred Stock.  However, distributions on shares of Series M Preferred Stock will be deemed to accrue from and after January 1, 2019, the date following the accrual period of the first distribution on the Series L Preferred Stock. Moreover, any redemption of Series M Preferred Stock will be at a price equal to 96.25% of the Series M Stated Value, whereas any redemption of Series L Preferred Stock will be at a price equal to 100% of the Series L Stated Value (as such terms “Series M Stated Value” and “Series L Stated Value” are defined in “Prospectus Summary—Terms of the Exchange Offer and our Series M Preferred Stock and Common Stock—Rights of Holders of our Series M Preferred Stock” in this prospectus), plus, in each case, subject to specified conditions and exceptions, accrued and unpaid distributions on such shares. For further information, refer to “Description of Our Capital Stock” in this prospectus.

If you tender your shares of Series L Preferred Stock in exchange for Common Stock, you will receive the amount of any accrued and unpaid distributions on such shares of Series L Preferred Stock as of the Expiration Date in the form of shares of Common Stock, assuming a price per share of Common Stock of $                               , or the CIM Purchase Price (as defined in “Prospectus Summary—CIM Commercial Trust Corporation—Potential Material Transactions—Sale of Common Stock” in this prospectus).

Q:          Will the Series M Preferred Stock to be issued in the Exchange Offer be listed for trading?

A:           There is no established trading market for our Series M Preferred Stock. We intend to apply for the listing of shares of our Series M Preferred Stock on NASDAQ and the TASE, in each case under the ticker symbol “                   ,” and we do not expect to commence the Exchange Offer until such applications are approved. No assurance can be given that our applications for these listings will be approved or that a trading market will develop.

Q:          What happens to any Series A Preferred Stock, Common Stock or Series A Warrants that I own if I tender Series L Preferred Stock in the Exchange Offer?

A:           Tendering your shares of Series L Preferred Stock in the Exchange Offer will not impact the amount of or any terms of any shares of Series A Preferred Stock, Common Stock or Series A Warrants that you own.

Q:          What does CIM Commercial intend to do with the shares of Series L Preferred Stock that are tendered in the Exchange Offer?

A:           Shares of Series L Preferred Stock accepted for exchange by us in the Exchange Offer will be restored to the status of authorized but unissued shares of preferred stock without designation as to class or series.

Q:          If I participate in the Exchange Offer, will I receive any distributions that become payable on my shares of Series L Preferred Stock prior to the Settlement Date (as defined in this prospectus), assuming I hold such shares on the record date for such distribution?

A:           If you hold shares of Series L Preferred Stock on the record date prior to the Settlement Date for a given distribution, you will be paid such distribution on those shares on the applicable payment date for such distribution regardless of whether your shares of Series L Preferred Stock are tendered in the Exchange Offer.

Q:          Will I receive any accrued and unpaid distributions on shares of Series L Preferred Stock that I tender in the Exchange Offer?

A:           Upon our acceptance of your tendered shares of Series L Preferred Stock in exchange for shares of our Common Stock, you will receive the amount of any accrued and unpaid distributions on your tendered shares of Series L Preferred Stock as of the Expiration Date in the form of shares of Common Stock, assuming a price per share of Common Stock of $                      .  If you elect instead to tender your shares of Series L Preferred Stock for shares of our Series M Preferred Stock, you will not receive any accrued and unpaid distributions with respect to such tendered shares; however, distributions on shares of Series M Preferred Stock will be deemed to accrue from and after January 1, 2019, the date following the accrual period of the first distribution on the Series L Preferred Stock. For further information, refer to “Description of Our Capital Stock” in this prospectus.

Q:          Does CIM Commercial recommend that I tender my shares of Series L Preferred Stock in the Exchange Offer?

A:           We are not making any recommendation regarding whether you should tender or refrain from tendering your Series L Preferred Stock in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your Series L Preferred Stock in the Exchange Offer and, if so, the number of such shares to tender and the form of consideration (Common Stock or Series M Preferred Stock) you elect to receive. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of our Series L Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. Before making your decision, we urge you to carefully read this prospectus in its entirety, including the information set forth in “Risk Factors” in this prospectus.

Q:          When does the Exchange Offer expire?

A:           The Exchange Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time), on                            , 2019, unless extended or earlier terminated by us in accordance with the terms described below.  If a broker, dealer, commercial bank, trust company, TASE member or other nominee holds your Series L Preferred Stock, you should promptly contact such nominee to determine whether such nominee has an earlier deadline for accepting the Exchange Offer.

Q:          What are the conditions to the Exchange Offer?

A:           The Exchange Offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to Completion of the Exchange Offer” in this prospectus. The Exchange Offer is not conditioned upon the tender of any minimum, or subject to any maximum, number of shares of Series L Preferred Stock. To the extent permissible under applicable law, we may waive certain conditions of the Exchange Offer described in this prospectus prior to the Expiration Date. If any of the conditions are not satisfied or waived, we will not complete the Exchange Offer.

Q:          Under what circumstances can the Exchange Offer be extended, amended or terminated?

A:           We reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this prospectus or waive a material condition to the Exchange Offer. Lastly, we reserve the right, in our sole and absolute discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the Expiration Date if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no shares of Series L Preferred Stock will be accepted for exchange, and any shares of Series L Preferred Stock that were tendered will be promptly returned to the holder. For more information, see “The Exchange Offer— Expiration Date; Extension; Amendment; Termination” in this prospectus.

Q:          How will I be notified if the Exchange Offer is extended, amended or terminated?

A:           We will promptly make a public announcement if the Exchange Offer is extended, amended or terminated. For more information regarding the form of notification, see “The Exchange Offer—Expiration Date; Extension; Amendment; Termination” in this prospectus.

Q:          How do I tender shares of Series L Preferred Stock in the Exchange Offer?

A:           Please refer to “The Exchange Offer—Procedures for Tender” in this prospectus for a detailed description of the procedures you may follow to tender your shares of Series L Preferred Stock.

Q:          If I tender shares of Series L Preferred Stock in the Exchange Offer and change my mind, can I withdraw my tender?

A:           You may withdraw previously tendered shares of Series L Preferred Stock at any time until the Expiration Date. See “The Exchange Offer—Withdrawal of Tenders” in this prospectus.

Q:          Will I have to pay any fees or commissions if I tender my Series L Preferred Stock?

A:           Tendering holders are not obligated to pay brokerage fees or commissions to us, the Israeli Depositary or the U.S. Depositary (as such terms are defined in “The Exchange Offer—Procedures for Tender” in this prospectus).  If your shares of Series L Preferred Stock are held through a broker, dealer, commercial bank, trust company, TASE member or other nominee who tenders such shares on your behalf, such nominee may charge you a commission for doing so. You should consult with your nominee to determine whether any charges will apply. See “The Exchange Offer” in this prospectus.

Q:          What risks should I consider in deciding whether or not to participate in the Exchange Offer?

A:           In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Exchange Offer, including those affecting our business and investment in our Series L Preferred Stock, Series M Preferred Stock and Common Stock, described in “Risk Factors” in this prospectus.

Q:          What are the tax considerations of participating in the Exchange Offer?

A:           Please see the sections of this prospectus entitled “Material U.S. Federal Income Tax Consequences” and “Material Israeli Tax Consequences” in this prospectus. You should consult your own tax advisor for a full understanding of the tax considerations of participating in the Exchange Offer.

Q:          Will the Company receive any cash proceeds from the Exchange Offer?

A:           No. The Company will not receive any cash proceeds from the Exchange Offer.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all the information you should consider in connection with the Exchange Offer. You should read carefully this entire prospectus before deciding to participate in the Exchange Offer. For further information, refer to “Where You Can Find More Information” in this prospectus.

CIM Commercial Trust Corporation

Company Overview

CIM Commercial is a Maryland corporation and REIT that was originally incorporated in 1993 as PMC Commercial Trust. Our charter and bylaws were amended to their current forms on November 15, 2017 and April 28, 2014, respectively.

Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area.

We are operated by affiliates of CIM Group, L.P., which we refer to as “CIM Group.” Our wholly-owned subsidiary, CIM Urban Partners, L.P., which we refer to as “CIM Urban,” is party to an investment management agreement, dated as of December 10, 2015, which we refer to as the “Investment Management Agreement,” with the Operator (as defined in “Our Business and Properties—Company Overview—Investment Management Agreement” in this prospectus), pursuant to which the Operator provides certain services to CIM Urban. In addition, we are party to a master services agreement, dated as of March 11, 2014, which we refer to as the “Master Services Agreement,” with CIM Service Provider LLC, an affiliate of CIM Group that we refer to as the “Administrator,” pursuant to which the Administrator agrees to provide or arrange for other service providers to provide administrative services to us and all of our direct and indirect subsidiaries. CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York, Chicago, Illinois, and Phoenix, Arizona.

We seek to utilize the CIM Group platform to acquire, improve and develop real estate assets within CIM Group’s qualified communities, which we refer to as “Qualified Communities.”  We believe assets in these markets provide greater returns as a result of improving demographics, support for investment, and significant private investment within these areas. Over time, we seek to expand our real estate assets in communities targeted by CIM Group, supported by CIM Group’s broad real estate capabilities, as part of our plan to prudently grow market value and earnings.

We primarily make acquisitions in Class A and creative office real estate located in areas that CIM Group has targeted. These areas include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. CIM Group believes that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. CIM Group targets acquisitions of diverse types of real estate assets, including office, retail, for-rent and for-sale multifamily residential, hotel, parking, and signage through CIM Group’s extensive network and its current opportunistic activities. Following the Potential Recapitalization, while we would remain principally focused on Class A and creative office assets in vibrant and improving urban communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group urban real estate strategies and product types described above in order to broaden our participation in CIM Group’s platform of $29.1 billion of Assets Owned and Operated(1) and capabilities for the benefit of all classes of stockholders.

As of June 30, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of June 30, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 94.0% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had revenue per available room, which we refer to as “RevPAR,”

(1)         “Assets Owned and Operated” represents the aggregate assets owned and operated by CIM Group on behalf of partners (including where CIM Group contributes alongside for its own account) and co-investors, whether or not CIM Group has discretion, in each case without duplication.  Assets Owned and Operated includes total gross assets at fair value, with real assets presented on the basis described in the definition of Book Value (as defined below) and operating companies presented at gross assets less debt, as of June 30, 2018 (including the shares of such assets owned by joint venture partners and co-investments), plus binding unfunded commitments.  The only investment currently held by CIM REIT (as defined in “—Potential Recapitalization” below) consists of shares of our Common Stock; the Book Value of CIM REIT is determined by assuming the underlying assets of CMCT are liquidated based upon the third-party appraised value, which represents the assets’ third-party appraised value as of December 31, 2017 plus capital expenditures though June 30, 2018. CIM does not view the market price of our publicly-traded Common Stock to be a meaningful indication of the fair value of CIM REIT’s interest in CMCT due to the fact that the publicly-traded shares of CMCT represent less than 5% of the outstanding shares of CMCT and are thinly-traded.  Assets Owned and Operated also includes the $0.3 billion of Assets Owned and Operated attributable to CIM Compass Latin America, which we refer to as “CCLA,” which is 50% owned and jointly operated by CIM.  Assets Owned and Operated for CMMT Partners, L.P., a perpetual-life real estate debt fund that we refer to as “CMMT,” which represents assets under management, was $0.5 billion as of June 30, 2018.   “Book Value” for each investment generally represents the investment’s book value as reflected in the applicable fund’s unaudited financial statements as of June 30, 2018 prepared in accordance with U.S. generally accepted accounting principles on a fair value basis.  These Book Values generally represent the asset’s third-party appraised value as of June 30, 2018, but in the case of CIM’s Cole Net-Lease Asset strategy, Book Values generally represent undepreciated cost (as reflected in SEC-filed financial statements). Equity Owned and Operated, which we refer to as “EOO,” represents the NAV (as defined below) before incentive fee allocation, plus binding unfunded commitments, is $16.9 billion as of June 30, 2018, inclusive of $0.3 billion of EOO attributable to CCLA and $0.4 billion of EOO for CMMT (which represents equity under management).  “NAV,” as used in this footnote, represents the distributable amount based on a “hypothetical liquidation” assuming that on the date of determination that:  (i) investments are sold at their Book Values; (ii) debts are paid and other assets are collected; and (iii) appropriate adjustments and/or allocations between equity investors are made in accordance with applicable documents, as determined in accordance with applicable accounting guidance.

of $141.10 for the six months ended June 30, 2018. For the six months ended June 30, 2018, our office portfolio contributed approximately 72.9% of revenue, while our hotel contributed approximately 21.4%, and our lending segment contributed approximately 5.7%.

We have elected to be taxed as a real estate investment trust, which we refer to as a “REIT,” for U.S. federal income tax purposes. To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders. We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at the regular corporate rate and will not be able to qualify as a REIT for four subsequent taxable years. In order to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

Our Common Stock trades on NASDAQ and the TASE, in each case under the ticker symbol “CMCT.” Our Series L Preferred Stock is also traded on NASDAQ and the TASE, in each case under the ticker symbol “CMCTP.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Overview and History of CIM Group

CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avi Shemesh and has owned and operated approximately $29.1 billion of Assets Owned and Operated(2) across its vehicles as of June 30, 2018.  CIM Group’s successful track record is anchored by CIM Group’s community-oriented approach to urban acquisitions as well as a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships.

CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois, and Phoenix, Arizona.  CIM Group has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations.

(2)         See note 1 in “Prospectus Summary—CIM Commercial Trust Corporation—Company Overview” in this prospectus.

Principles

As described in “Business Objectives and Growth Strategies” and “Competitive Advantages” in the “Our Business and Properties” section of this prospectus, the community qualification process is one of CIM Group’s core competencies, which demonstrates a disciplined investing program and strategic outlook on urban communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

•                  Product Non-Specific:  CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM Group the ability to execute and capitalize on its urban strategy effectively. Successful acquisitions require selecting the right markets coupled with providing the right product. CIM Group’s experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market’s requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in urban markets which requires a diversified platform to successfully execute.

•                  Community-Based Tenanting:  CIM Group’s strategy focuses on the entire community and the best use of assets in that community. Owning a significant number of key properties in an area better enables CIM Group to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties. CIM Group believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

•                  Local Market Leadership with North American Footprint:  CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 114 Qualified Communities. Thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards. CIM Group does not need to acquire assets in a given community or product type at a specific time due to its broad proprietary pipeline of communities.

•                  Deploying Capital Across the Capital Stack:  CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

Potential Recapitalization

The Potential Sale, the Potential Repayment of Unsecured Term Loan Facility, the Potential Return of Capital Event, the Potential CIM REIT Liquidation and the Potential CIM Investment are collectively referred to herein as the “Potential Recapitalization.” The Company intends to consummate the Potential Recapitalization in order to, among other things, provide its stockholders with liquidity reflecting the net asset value, or “NAV,” per share of Common Stock and improve the trading volume and liquidity of the Common Stock. There can be no guarantee that the Potential Recapitalization will occur or, if any or all of the Potential Recapitalization occurs, that the Potential Recapitalization will occur in the form or in the manner as described in this prospectus.  Please refer to “Special Note Regarding Forward-Looking Statements” in this prospectus.

Targeted Sales of Properties.  We are actively exploring the potential sale of a portfolio of properties, including our five office properties and a parking garage in Oakland, California, our three office properties in Washington, D.C., and one office property in San Francisco, CA, which sales we refer to collectively as the “Potential Sale.”  No letters of intent or purchase and sales agreements have been executed in connection with the Potential Sale. The Maryland General Corporation Law, which we refer to as the “MGCL,” may require holders of our Common Stock to approve the Potential Sale prior to its consummation.

Repayment of Certain Indebtedness.  If the Potential Sale occurs, we intend to use a portion of the net proceeds from the Potential Sale to repay any balances then outstanding on our unsecured term loan facility, which we refer to as the “Potential Repayment of Unsecured Term Loan Facility.”  If the Potential Repayment of Unsecured Term Loan Facility occurs, we will terminate three interest rate swaps that effectively convert the floating rate on our unsecured term loan facility to a fixed rate.  Following the Potential Sale and the Potential Repayment of Unsecured Term Loan Facility, we would expect to have no senior debt outstanding and would plan to maintain minimal long-term debt in our continuing operations.

Return of Capital to Holders of Common Stock.  The net proceeds from the Potential Sale remaining following the Potential Repayment of Unsecured Term Loan Facility, as well as a portion of our unrestricted cash balances, would be used to return capital to holders of our Common Stock for consideration approximating our NAV per share of Common Stock in one or more transactions, which may take the form of a special dividend, private repurchase or tender offer, which transactions we refer to collectively as the “Potential Return of Capital Event.”

CIM Urban REIT Liquidation.  As of October 3, 2018, CIM Urban REIT, LLC, a fund operated by affiliates of CIM Group that we refer to as “CIM REIT,” beneficially owns approximately 95.05% of our outstanding Common Stock. We have been informed that, if the Potential Sale and Potential Return of Capital Event occur, CIM Group intends to liquidate CIM REIT by distributing to its members, consisting of 27 institutional investors, all shares of our Common Stock then held by CIM REIT, which transaction we refer to as the “Potential CIM REIT Liquidation.” The distributed shares would be unrestricted for trading and we expect would increase our public float to over 90% (from approximately 4% today), which may lead to improved trading volume and liquidity in our Common Stock, and may make our Common Stock eligible for inclusion in several widely-followed stock indices.

Sale of Common Stock. Certain directors and officers of the Company have expressed a willingness to reinvest their aggregate pro rata share of all net proceeds received by CIM Group and its affiliated entities in connection with the Potential Return of Capital Event into newly issued shares of our Common Stock at a price per share equal to the CIM Purchase Price (as defined below), which reinvestment we refer to as the “Potential CIM Investment.” The Potential CIM Investment is expected to involve a reinvestment of approximately $10.8 million into shares of our Common Stock at a price per share to be negotiated by a committee of the independent members of our Board of Directors, which price we refer to as the “CIM Purchase Price.”

The Company does not intend to commence, and no holder of shares of Series L Preferred Stock will be able to participate in, the Exchange Offer unless and until the Company consummates the Potential Recapitalization and determines the CIM Purchase Price.

Terms of the Exchange Offer and our Series M Preferred Stock and Common Stock

Exchange Offer

We expect to offer to exchange for each properly tendered and accepted share of our Series L Preferred Stock, at the election of a tendering holder:

•                  a number of newly issued shares of our Common Stock equal to the quotient of (i) $28.37, plus accrued and unpaid distributions on such share of Series L Preferred Stock through and including the Expiration Date, divided by (ii) the CIM Purchase Price, or

•                  one newly issued share of our Series M Preferred Stock.

Record Date	There is no record date for participating in the Exchange Offer.

Commencement of the Exchange Offer

The Company does not intend to commence, and no holder of shares of Series L Preferred Stock will be able to participate in, the Exchange Offer unless and until the Company consummates the Potential Recapitalization and determines the CIM Purchase Price.

Expiration Date	The Exchange Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time), on , 2019, unless extended or earlier terminated by us.

Rights of Holders of our Common Stock

Dividends.  Holders of shares of our Common Stock are not entitled to receive any dividends on such shares, including the Initial Dividend (as defined below), unless and until our Board of Directors authorizes and we declare such dividend.

Voting.  Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our

Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors.

Ranking.  The rights of holders of our Common Stock rank, relative to our existing capital stock, with respect to the payment of distributions:

•                  junior to our Series A Preferred Stock;

•                  junior to our Series L Preferred Stock and Series M Preferred Stock, except in each case with respect to and only to the extent of the Initial Dividend; and

•                  senior to our Series L Preferred Stock and Series M Preferred Stock, in each case with respect to and only to the extent of the Initial Dividend.

The rights of holders of our Common Stock rank, relative to our existing capital stock, with respect to rights upon our liquidation, dissolution or winding up:

•                  junior to our Series A Preferred Stock;

•                  junior to our Series L Preferred Stock and Series M Preferred Stock, both (i) to the extent of the Series L Stated Value and the Series M Stated Value and (ii) following payment of any unpaid Initial Dividend, to the extent of any accrued and unpaid Series L Preferred Distributions and Series M Preferred Distributions; and

•                  senior to the Series L Preferred Stock and Series M Preferred Stock with respect to any accrued and unpaid Series L Preferred Distributions and Series M Preferred Distributions, in each case to the extent of any unpaid Initial Dividend.

The “Initial Dividend” for a given fiscal year is a minimum annual amount, in USD, that is announced by us at the end of the prior fiscal year. While there are no limitations on the maximum amount of the Initial Dividend, the Company does not intend to announce an Initial Dividend that would prevent payment of a distribution on any outstanding share of preferred stock. Our Board of Directors announced an Initial Dividend for the 2018 fiscal year in the amount of $21,892,469 which, at the time of announcement, represented a dividend in the amount of $0.50 per outstanding share of Common Stock.

Rights of Holders of our Series M Preferred Stock

The terms of our Series M Preferred Stock issued in the Exchange Offer will be substantially the same as the terms of our Series L Preferred Stock, except as described below.

Stated Value.  The stated value of our Series M Preferred Stock, which we refer to as the “Series M Stated Value,” will be 100 ILS per share, which for purposes of all computations based on stated value (e.g., amounts of distributions, redemption price, etc.), will be deemed to equal $28.37 USD per share. The Series M Stated Value is equal to the current stated value of the Series L Preferred Stock, which we refer to as the “Series L Stated Value.”

Distributions.  Subject to the exceptions described in this prospectus, holders of our Series M Preferred Stock will be entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash distributions in ILS on each share of Series M Preferred Stock at an annual rate of 5.5% of the Series M Stated Value, which we refer to as the “Series M Preferred Distribution.” Distributions on our Series M Preferred Stock will be deemed to accrue from and after January 1, 2019, the date following the accrual period of the first distribution on the Series L Preferred Stock.

Notwithstanding the foregoing, the first Series M Preferred Distribution will be reduced by an amount equal to 4.5% of the Series M Stated Value, which we refer to as the “Adjustment Amount.” The Series M Preferred Distribution is subject to increase up to an annual rate of up to 8.5% in certain circumstances as described in “Description of Our Capital Stock—Series M Preferred Stock” in this prospectus.

Rights of the Company to Redeem.  We will have the right to redeem, for cash in ILS, at any time and from time to time, in our sole discretion, any or all shares of our Series M Preferred Stock at a redemption price per share equal to the sum of 96.25% of the Series M Stated Value (subject to reduction by an amount equal to the Adjustment Amount with respect to any shares of Series M Preferred Stock redeemed at our election prior to the record date of the first Series M Preferred Distribution) plus any accrued and unpaid Series M Preferred Distributions through and including the last day of the quarter in which the Company Redemption Notice Date (as defined in “Description of Our Capital Stock—Series M Preferred Stock—Redemption at the Option of the Company” in this prospectus) for such redemption occurs. No such redemption right exists with respect to our Series L Preferred Stock.

We are not entitled to any additional rights of redemption with respect to the Series M Preferred Stock. At no time will we have the option to redeem our Series M Preferred Stock in exchange for shares of our Common Stock, as we are permitted to with respect to our Series L Preferred Stock.

If for any given quarter the Preferred Distribution Conditions (as defined in “Description of Our Capital Stock—Series M Preferred Stock—Distributions” in this prospectus) are not met or the Series M Preferred Distribution is in arrears as of the end of such quarter, we will not be able to exercise our redemption right.

Rights of the Holder to Redeem.  From and after the second anniversary of the Settlement Date (as defined in “The Exchange Offer— Acceptance; Exchange Offer Consideration” in this prospectus), each holder will have the right to require the Company to redeem all or any of the shares of Series M Preferred Stock held by such holder at a redemption price equal to the sum of 96.25% of the Series M Stated Value plus, subject to specified conditions and exceptions, any accrued and unpaid Series M Preferred Distributions through and including the last day of the quarter in which the redemption notice is validly submitted.  Any such redemption price will be paid in cash in ILS as described in “Description of Our Capital Stock—Series M Preferred Stock” in this prospectus. No such redemption right exists with respect to our Series L Preferred Stock.

Holders of our Series M Preferred Stock are not entitled to any additional rights of redemption. Any redemption price payable in connection with a redemption at the option of a holder of Series M Preferred Stock will be paid in cash, in ILS, whereas we are entitled to pay the redemption price with respect to a redemption of our Series L Preferred Stock, at our option, in cash, in ILS, in shares of our Common Stock, or a combination of the foregoing.

Ranking.  The Series M Preferred Stock ranks, relative to our existing capital stock, with respect to the payment of distributions:

•                  senior to our Common Stock, except with respect to and only to the extent of the Initial Dividend;

•                  on parity with our Series L Preferred Stock; and

•                  junior to our Series A Preferred Stock and our Common Stock (with respect to and only to the extent of the Initial Dividend).

The Series M Preferred Stock ranks, relative to our existing capital stock, with respect to rights upon our liquidation, dissolution or winding up:

•                  senior to our Common Stock, both (i) to the extent of the Series M Stated Value and (ii) following payment to holders of our Common Stock of an amount equal to any unpaid Initial Dividend, to the extent of any accrued and unpaid Series M Preferred Distributions;

•                  on parity with our Series A Preferred Stock, to the extent of the Series M Stated Value, and our Series L Preferred Stock; and

•                  junior to our Series A Preferred Stock and Common Stock (to the extent of the Initial Dividend), in both instances with respect to any accrued and unpaid Series M Preferred Distributions.

Treatment of Accrued and Unpaid Series L Preferred Distributions

Any holder that tenders shares of Series L Preferred Stock in the Exchange Offer will lose the right to receive any future distributions declared on our Series L Preferred Stock with respect to such shares. If you tender your shares of Series L Preferred Stock in exchange for Common Stock, you will receive the amount of any accrued and unpaid distributions on such shares as of the Expiration Date in the form of shares of Common Stock, assuming a price per share of Common Stock equal to the CIM Purchase Price. If you tender your shares of Series L Preferred Stock in exchange for our Series M Preferred Stock, distributions on such shares of Series M Preferred Stock will be deemed to accrue from and after January 1, 2019, the date following the accrual period of the first distribution on the Series L Preferred Stock.

Listing of our Common Stock and Series M Preferred Stock

Our Common Stock is listed on NASDAQ and the TASE, in each case under the ticker symbol “CMCT.” We intend to submit supplemental listing applications to list on NASDAQ and the TASE the shares of Common Stock issued in the Exchange Offer, and we do not expect to commence the Exchange Offer until such applications are approved.

We intend to apply for the listing of shares of our Series M Preferred Stock on NASDAQ and the TASE, in each case under the ticker symbol “              ,” and we do not expect to commence the Exchange Offer until such applications are approved. No assurance can be given that our applications for these listings will be approved or that a trading market will develop.

Conditions to the Exchange Offer

The Exchange Offer is conditioned upon the satisfaction or waiver (where permitted) of the conditions described in “The Exchange Offer—Conditions to Completion of the Exchange Offer” in this prospectus. The Exchange Offer is not conditioned upon the tender of any minimum, or subject to any maximum, number of shares of Series L Preferred Stock.

We are not aware of any filing, approval or other action by or with any federal, state or other governmental authority or regulatory agency that would be required for us to commence the Exchange Offer that has not been made or obtained, other than with respect to (i) the filing and effectiveness of the registration statement of which this prospectus is a part with the SEC and the ISA, (ii) our receipt of an official tax ruling from the ITA with respect to the tax treatment of the Series M Preferred Stock and the exchange of Series L Preferred Stock and (iii) approval to list on NASDAQ and the TASE the shares of Common Stock and Series M Preferred Stock that may be issued in the Exchange Offer.

Withdrawal Rights	You may withdraw your tender of any Series L Preferred Stock in the Exchange Offer at any time prior to the Expiration Date.

Appraisal Rights	Holders of our Series L Preferred Stock do not have any appraisal or dissenters’

rights in connection with the Exchange Offer.

Fractional Shares

We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares.  Instead, the number of shares of Common Stock received by each holder whose shares of Series L Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

Material U.S. Federal Income Tax and Israeli Tax Consequences

Please see “Material U.S. Federal Income Tax Consequences” and “Material Israeli Tax Consequences” in this prospectus. Each holder is urged to consult its tax advisor regarding the tax considerations of participating in the Exchange Offer.

Extensions; Waivers and Amendments; Termination

Subject to applicable law, we reserve the right to:

•                  extend the Expiration Date;

•                  waive, to the extent permissible under applicable law, any and all conditions applicable to the Exchange Offer;

•                  amend the Exchange Offer in any respect, including amending the maximum number of shares of Series L Preferred Stock that will be accepted for tender in the Exchange Offer; and

•                  terminate the Exchange Offer.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof.  See “The Exchange Offer—Expiration Date; Extension; Amendment; Termination” in this prospectus.

Risk Factors	An investment in our securities involves risks. Please read “Risk Factors” beginning on page 14 of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully read and consider the following risk factors, and all other information contained in this prospectus before making a decision to participate in the Exchange Offer. These factors, which are not all-inclusive, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt obligations, to maintain our level of Common Stock or Series A Preferred Stock distributions, to pay distributions on our Series L Preferred Stock or Series M Preferred Stock or to engage in repurchases of Common Stock. For more information, see the section entitled “Where You Can Find More Information.”

Risks Related to Our Business

We may be unable to pay or maintain cash distributions or increase distributions to stockholders over time.

Several factors may affect the availability and timing of cash distributions to our stockholders. Distributions are based primarily on anticipated cash flow from operations over time. The amount of cash available for distributions is affected by many factors, including the performance of our existing assets, including the selection of tenants and the amount of rental income, our operating expense levels, opportunities for acquisition identified by our Operator, the availability of financing arrangements as well as many other variables. We may not always be in a position to pay distributions to our stockholders and the amount of any distributions we do make may not increase over time. In addition, our actual results may differ significantly from the assumptions used by our Board of Directors in establishing our distribution policy. There also is a risk that we may not have sufficient cash flow from operations to fund distributions required to qualify as a REIT or maintain our REIT status.

We have paid, and may in the future pay, some or all of our distributions to stockholders from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities, which may reduce the amount of capital we ultimately deploy in our real estate operations and may negatively impact the value of our Common Stock.

To the extent that cash flow from operations has been or is insufficient to fully cover our distributions to our stockholders, we have paid, and may in the future pay, some or all of our distributions from sources other than cash flow from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities. We have no limits on the amounts we may use to pay distributions from sources other than cash flow from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for acquisitions and operations or cause us to incur additional interest expense as a result of borrowed funds, and may cause subsequent holders of our Common Stock to experience dilution. This may negatively impact the price of our Common Stock.

Distributions at any point in time may not reflect the current performance of our properties or our current operating cash flow.

We may make distributions from any source, including the sources described in the risk factor above. Because the amount we pay in distributions may exceed our earnings and our cash flow from operations, distributions may not reflect the current performance of our properties or our current operating cash flow.

Our future success depends on the performance of the Administrator and the Operator, their respective key personnel and their access to the investment professionals of CIM Group. We may not find suitable replacements if such key personnel or investment professionals leave the employment of the Administrator, the Operator or other applicable affiliates of CIM Group or if such key personnel or investment professionals otherwise become unavailable to us.

We rely on the Administrator to provide management and administration services to us, and CIM Urban relies completely on the Operator to provide CIM Urban with certain services.

Our executive officers also serve as officers or employees of the Administrator and/or the Operator or other applicable affiliates of CIM Group. The Administrator and the Operator have significant discretion as to the implementation of acquisitions and operating policies and strategies on behalf of us and CIM Urban. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of the Administrator, the Operator and the other applicable affiliates of CIM Group. The departure of any of these officers or key personnel could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or preferred stock, $0.001 par value per share, which we refer to as our “Preferred Stock.”

We also depend on access to, and the diligence, skill and network of, business contacts of the professionals within CIM Group and the information and deal flow generated by its investment professionals in the course of their acquisitions and asset management activities. The departure of any of these individuals, or of a significant number of the investment professionals or principals of CIM Group, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock. We cannot guarantee that we will continue to have access to CIM Group’s investment professionals or its information and deal flow.

If we seek to internalize the management functions provided pursuant to the Master Services Agreement and the Investment Management Agreement, we could incur substantial costs and lose certain key personnel.

The Board of Directors may determine that it is in our best interest to become self-managed by internalizing the functions performed by the Administrator and the Operator and to terminate the Master Services Agreement and the Investment Management Agreement. However, we do not have the unilateral right to terminate the Master Services Agreement and CIM Urban does not have the unilateral right to terminate the Investment Management Agreement, and neither the Administrator nor the Operator would be obligated to enter into an internalization transaction with us. There is no assurance that a mutually acceptable agreement with these entities as to the terms of the internalization could be reached.

The costs that would be incurred by us in any such internalization transaction are uncertain and could be substantial. Inadequate management of an internalization transaction could cause us to incur excess costs or suffer deficiencies in our disclosure controls and procedures or our internal control over financial reporting. An internalization transaction may divert management’s attention from effectively managing our assets. Further, following any internalization of our management functions, certain key employees may remain employees of the Administrator and the Operator or their respective affiliates instead of becoming our employees, especially if the Administrator and the Operator are not acquired by us.

Uninsured losses or losses in excess of our insurance coverage could materially adversely affect our financial condition and cash flows, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

We carry commercial liability, special form/all risk and business interruption insurance on all of the properties in our portfolio. In addition, we carry directors’ and officers’ insurance. While we select policy specifications and insured limits that we believe are appropriate and adequate given the relative risk of loss, the cost of the coverage, and industry practice, there can be no assurance that we will not experience a loss that is uninsured or that exceeds policy limits.

Our business operations in California and Texas are and, following the Potential Sale, will be susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, wind, blizzards, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is enhanced by the concentration of our properties, by aggregate net operating income and square feet, in California. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. We carry earthquake insurance on our properties in California in an amount and with deductibles and limitations that we deem to be appropriate.  However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes in California. Furthermore, we may not carry insurance for certain losses, such as those caused by war or by certain environmental conditions, such as mold or asbestos.

As a result of the factors described above, we may not have sufficient coverage against all losses that we may experience for any reason.

If we experience a loss that is uninsured or that exceeds policy limits, we could incur significant costs and lose the capital deployed in the damaged properties as well as the anticipated future cash flows from those properties.  Further, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were irreparable. In addition, our properties may not be able to be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements. Any of the factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. A cyber incident may be an intentional attack or an unintentional event and could involve a third-party gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The occurrence of a cyber incident may result in disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, damage to our tenant and stockholder relationships or other adverse effects. Our Operator’s and Administrator’s IT networks and related systems are essential to the operations of our business and our ability to perform day-to-day operations (including managing our building systems). Our Operator and Administrator have implemented processes, procedures and internal controls to help mitigate cyber incidents, but these measures do not guarantee that a cyber incident involving our Operator or Administrator will not occur or that attempted security breaches or disruptions would not be successful or damaging. A cyber incident involving our Advisor’s or Manager’s IT networks and related systems could materially adversely impact our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us.

New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our stockholders. For example, a decrease in corporate tax rates could decrease the attractiveness of the REIT structure relative to companies that are not organized as REITs.

Risks Related to Conflicts of Interest

Neither the Master Services Agreement nor the Investment Management Agreement may be terminated by us (except in limited circumstances for cause in the case of the Master Services Agreement) and the Master Services Agreement may be assigned by the Administrator in certain circumstances without our consent, either or both of which may have a material adverse effect on us.

We and our lending subsidiaries are parties to the Master Services Agreement pursuant to which the Administrator provides, or arranges for other service providers to provide, management and administrative services to us and all of our direct and indirect subsidiaries. We are obligated to pay the Administrator the Base Service Fee (as defined in “Our Business and Properties—Company Overview—Master Services Agreement” in this prospectus), and market rate transaction fees for transactional and other services that the Administrator elects to provide to us. Pursuant to the terms of the Master Services Agreement, the Administrator has the right to provide any transactional services to us that we would otherwise engage a third-party to provide.

The Master Services Agreement continues in full force and effect until December 31, 2018, and thereafter will renew automatically each year. The Administrator may assign the Master Services Agreement without our consent to one of its affiliates or an entity that is a successor through merger or acquisition of the business of the Administrator. We generally may terminate the Master Services Agreement only in the event of material breach, fraud, gross negligence or willful misconduct by or, in certain limited circumstances, a change of control of the Administrator that our independent directors determine to be materially detrimental to us and our subsidiaries as a whole. We do not have the right to terminate the Master Services Agreement solely for the poor performance of our operations. In addition, CIM Urban does not have the right to terminate the Investment Management Agreement under any circumstances.

Moreover, any removal of Urban GP Administrator (as defined in “Our Business and Properties—Company Overview—CIM Urban Partnership Agreement” in this prospectus) as manager of CIM Urban Partners GP, LLC, which we refer to as “CIM Urban GP,” pursuant to the Master Services Agreement or the CIM Urban Partnership Agreement (as defined in “Our Business and Properties—Company Overview— CIM Urban Partnership Agreement” in this prospectus) would not affect the rights of the Administrator under the Master Services Agreement or the Operator under the Investment

Management Agreement. Accordingly, the Administrator would continue to provide the Base Services (as defined in “Our Business and Properties—Company Overview—Master Services Agreement” in this prospectus) and receive the Base Service Fee, and the Administrator or the applicable service provider would continue to provide the transactional services and receive related transaction fees, under the Master Services Agreement, and the Operator would continue to receive the management fee under the Investment Management Agreement.

The Administrator and Operator are entitled to receive fees for the services they provide regardless of our performance, which may reduce their incentive to devote time and resources to our portfolio.

Pursuant to the Master Services Agreement, the Administrator is entitled to receive the Base Service Fee, regardless of our performance, and additional fees for the provision of transactional and other services at fair market rates approved by our independent directors. Additionally, the Operator is entitled to receive an asset management fee based upon the adjusted fair value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future. See “Our Business and Properties—Company Overview—Investment Management Agreement” in this prospectus. The Administrator’s and the Operator’s entitlement to substantial non-performance based compensation might reduce their incentive to devote time and effort to seeking profitable opportunities for our portfolio.

The Operator may undertake transactions that are motivated, in whole or in part, by a desire to increase its compensation.

The Operator’s fees are based on the adjusted fair value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future, which may provide an incentive for the Operator to deploy our capital to assets that are riskier than we would otherwise acquire, regardless of the anticipated long-term performance of such assets. For instance, if CIM Urban, or we on its behalf, incurs debt or uses leverage to acquire an asset, the adjusted fair value of our assets will increase by an amount greater than the amount of cash used in such levered acquisition, which leads to greater compensation payable to the Operator. In this manner, the Operator may seek to maximize its compensation by recommending a deployment of capital to assets that are not necessarily in the best interest of our stockholders. The Operator may also recommend the disposition of assets that are beneficial to CIM Urban’s operations in order to fund such acquisitions. For a discussion of the broad discretion that may be exercised by the Operator in our business, see “—Each of the Administrator and Operator provides services to us under broad mandates, and our Board of Directors may not necessarily be involved in each acquisition, disposition or financing decision made by the Administrator or Operator” below.

The Operator, the Administrator and their respective affiliates engage in real estate activities that could compete with us and our subsidiaries, which could result in decisions that are not in the best interests of our stockholders.

The Investment Management Agreement with the Operator and the Master Services Agreement with the Administrator do not prevent the Operator and the Administrator, as applicable, and their respective affiliates from operating additional real estate assets or participating in other real estate opportunities, some of which could compete with us and our subsidiaries. The Operator, the Administrator and their respective affiliates operate real estate assets and participate in additional real estate activities having objectives that overlap with our own, and may thus face conflicts in the operation and allocation of real estate opportunities between us, on the one hand, and such other real estate operations and activities, on the other hand. Allocation of real estate opportunities is at the discretion of the Operator and/or the Administrator and there is no guarantee that this allocation will be made in the best interest of our stockholders.

There may be conflicts of interest in allocating real estate opportunities to CIM Urban and other funds, vehicles and ventures operated by the Operator. For example, the Operator serves as the operator of private funds formed to deploy capital in real estate and real estate-related assets located in urban areas that CIM Group has already qualified. There may be a significant overlap in the assets and strategies between us and such funds, and many of the same investment personnel will provide services to both entities. Further, the Operator and its affiliates may in the future operate funds, vehicles and ventures that have overlapping objectives with CIM Urban and therefore may compete with CIM Urban for opportunities. The ability of the Operator, the Administrator and their officers and employees to engage in other business activities, including the operation of other vehicles operated by CIM Group or its affiliates, may reduce the time the Operator and the Administrator spend managing our activities.

Certain of our directors and executive officers may face conflicts of interest related to positions they hold with the Operator, the Administrator, CIM Group and their affiliates, which could result in decisions that are not in the best interest of our stockholders.

Some of our directors and executive officers are also part-owners, officers and/or directors of the Operator, the Administrator, CIM Group and/or their respective affiliates. As a result, such directors and executive officers may owe fiduciary duties to these various other entities and their equity owners that may from time to time conflict with the duties such persons owe to us. Further, these multiple responsibilities may create conflicts of interest for these individuals if they are presented with opportunities that may benefit us and our other affiliates. These individuals may be incentivized to allocate opportunities to other entities rather than to us. Their loyalties to other affiliated entities could result in actions or inactions that are detrimental to our business, strategy and opportunities.

The business of CIM Urban is managed by Urban GP Administrator and we agreed in the Master Services Agreement to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban; in addition, the general partner of CIM Urban can be removed from that position under certain circumstances as provided in the CIM Urban Partnership Agreement.

Pursuant to the Master Services Agreement, we agreed to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban. While currently that designated entity, Urban GP Administrator, is an affiliate of CIM Group, there can be no assurances that a different entity would not be appointed the manager of the general partner of CIM Urban in the future. Moreover, we may only remove the Urban GP Administrator as the manager of CIM Urban GP for “cause” (as defined in the Master Services Agreement). Removal for “cause” also requires the approval of the holders of at least 66 2/3% of our outstanding shares (excluding for this purpose any shares held by the Administrator and any affiliates of the Administrator, except to the extent set forth in the immediately following sentence). Notwithstanding the foregoing, CIM REIT has the right to vote any shares of our Common Stock that it owns with respect to any vote held to remove the Urban GP Administrator as the manager of the CIM Urban GP; provided, however, if any such removal vote is held after the second anniversary of the Master Services Agreement, CIM REIT must obtain voting instructions from certain of its non-affiliated members with respect to voting the shares beneficially owned by such non-affiliated members and CIM REIT must vote the number of shares beneficially owned by each such non-affiliated members as so instructed by such non-affiliated members. Upon removal, a replacement manager will be appointed by the independent directors. Finally, under the CIM Urban Partnership Agreement, the general partner of CIM Urban may be removed under certain circumstances with the consent of 66 2/3% of the class A members of CIM REIT.

Subject to the limitations set forth in the governing documents of CIM Urban and CIM Urban GP, Urban GP Administrator is given the power and authority under the Master Services Agreement to manage, to direct the management, business and affairs of and to make all decisions to be made by or on behalf of (1) CIM Urban GP and (2) CIM Urban. Subject to the other terms of the CIM Urban Partnership Agreement, CIM Urban GP has broad discretion over the operations of CIM Urban. Accordingly, while we own indirectly all of the partnership interests in CIM Urban, except as set forth in the Master Services Agreement and the rights specifically reserved to limited partners by the CIM Urban Partnership Agreement and applicable law, we will have no part in the management and control of CIM Urban.

The CIM Urban Partnership Agreement contains provisions that give rights to certain unaffiliated members of CIM REIT to influence the business and operations of CIM Urban; such members may have interests that are adverse to our stockholders and the exercise of such rights may negatively impact the rights of our stockholders, or our business.

The CIM Urban Partnership Agreement requires the consent of a majority in interest of certain members of CIM REIT in order to amend the CIM Urban Partnership Agreement; the Investment Management Agreement can be amended only with the consent of at least 66 2/3% of the class A members of CIM REIT who are not affiliates of CIM Urban GP. As noted above, in certain situations, upon a two-thirds vote of certain members of CIM REIT, the CIM Urban GP may be removed and replaced. The refusal to permit amendment of the CIM Urban Partnership Agreement or the removal of the general partner by the members of CIM REIT may adversely impact us.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results.

An effective system of internal control over financial reporting is necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. As part of our ongoing monitoring of internal controls, we may discover material weaknesses or significant deficiencies in our internal controls that we believe require remediation. If we discover such weaknesses, we will make efforts to improve our internal controls in a timely manner. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain effective internal controls, or implement any necessary improvements in a timely manner, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock, or cause us to not meet our reporting obligations, which could affect our ability to remain listed on NASDAQ and the TASE. Ineffective internal controls could also cause holders of our securities to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

Risks Related to Our Corporate Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the MGCL, if applied to us, would have the effect of inhibiting a third-party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our Common Stock, including:

•                  “business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special appraisal rights and special stockholder voting requirements on these combinations; and

•                  “control share” provisions that provide that “control shares” of our Company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our Board of Directors and, in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Our charter, bylaws, the partnership agreement for CIM Urban and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our Common Stock or otherwise be in the best interest of our stockholders.

Although we will no longer be a “controlled company” within the meaning of the rules of NASDAQ upon the consummation of the Potential CIM REIT Liquidation, we may continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Following the Potential CIM REIT Liquidation, we will no longer be a “controlled company” within the meaning of the rules of NASDAQ and, as a result, we will no longer qualify for the exemptions from certain corporate governance requirements on which we currently rely. For instance, we have availed ourselves of exemptions from the following requirements generally applicable to companies listed on NASDAQ:

•                  that a majority of our Board of Directors consist of independent directors, as defined under the rules of NASDAQ;

•                  that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•                  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.

Following this consummation of the Potential CIM REIT Liquidation, we will no longer be a “controlled company” within the meaning of the rules of NASDAQ. As a result, we will be required to establish a corporate governance and nominating committee and a compensation committee having (i) one independent committee member at the time at which we cease to be a controlled company, (ii) a majority of independent committee members within 90 days of the date on which we cease to be a controlled company and (iii) all independent committee members within one year of the date on which we cease to be a controlled company. Additionally, we are permitted 12 months from the date on which we cease to be a controlled company to comply with the requirement that a majority of our directors be independent within the meaning of the NASDAQ rules. To the extent, if any, we avail ourselves of these phase-in periods, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ. Additionally, if, within the phase-in periods, we are not able to recruit additional directors who would qualify as independent, or otherwise comply with NASDAQ rules, we may be subject to enforcement actions by NASDAQ. Furthermore, a change in our Board of Directors and committee membership may result in a change in corporate strategy and operation philosophies.

If we were deemed an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

We are not an investment company under the Investment Company Act and intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on the nature of assets and ability to transact with affiliates, could make it impractical for us to continue our business as contemplated. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event of the characterization of us as an investment company, the failure by us to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, also have a material adverse effect on us.

The Operator may change its acquisition process, or elect not to follow it, without stockholder consent at any time, which may adversely affect returns on our assets.

We may expand our operations into new real estate-related activities, including, without limitation, (i) originating and/or acquiring a variety of loan products, including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—Strategy” in this prospectus) and/or (ii) real estate development activities. Stockholders will not have any approval rights with respect to any expansion or change in strategies or future composition of our assets. Our Operator determines our policies regarding deployment of capital into real estate assets, financing, growth and debt capitalization. Our Operator may change these and other policies without a vote of our stockholders. In addition, there can be no assurance that the Operator will follow its acquisition process in relation to the identification and acquisition or origination of prospective assets. As a result, the nature of the composition of our assets could change without the consent of our stockholders. Changes in the Operator’s acquisition process and/or philosophy may result in, among other things, inferior due diligence and transaction standards, which may adversely affect the performance of our assets. If we are unsuccessful in expanding into new real estate activities or our changes in strategies or future deployment of our capital turn out to be unsuccessful, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The power of the Board of Directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our organizational documents permit our Board of Directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT. In such a case, we would become subject to U.S. federal, state and local income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which could have adverse consequences on the total return to our holders of Common Stock.

The MGCL or our Charter may limit the ability of our stockholders or us to recover on a claim against a director or officer who negligently causes us to incur losses.

The MGCL provides that a director has no liability in such capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.

In addition, our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter and bylaws also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. With the approval of our Board of Directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including our Administrator and its affiliates.

We also are permitted to purchase and we currently maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our Administrator and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. This may result in us having to expend significant funds, which would reduce the available cash for distribution to our stockholders.

The liability of the Administrator and the Operator to us under the Master Services Agreement and the Investment Management Agreement, respectively, is limited and we and CIM Urban have agreed to indemnify the Administrator and the Operator, respectively, against certain liabilities. As a result, we could experience poor performance or losses for which neither the Administrator nor the Operator would be liable.

Pursuant to the Master Services Agreement, the Administrator has no responsibility other than to provide its services in good faith and will not be responsible for any action of our Board of Directors that follows or declines to follow the Administrator’s advice or recommendations. Under the terms of the Master Services Agreement, none of the Administrator or any of its affiliates providing services under the Master Services Agreement will be liable to us, any subsidiary of ours party to the Master Services Agreement, any governing body (including any director or officer), stockholder or partner of any such entity for acts or omissions made pursuant to or in accordance with the Master Services Agreement, other than acts or omissions constituting fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement. Moreover, the aggregate liability of any such entities and persons pursuant to the Master Services Agreement is capped at the aggregate amount of the Base Service Fee and any transaction fees previously paid to the Administrator in the two most recent calendar years. In addition, we have agreed to indemnify the Administrator and any of its affiliates providing services under the Master Services Agreement, any affiliates of the Administrator and any directors, officers, stockholders, agents, subcontractors, contractors, delegates, members, partners, stockholders, employees and other representatives of each of them from and against all actions, suits, investigations, proceedings or claims except to the extent resulting from such person’s fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement.

Pursuant to the Investment Management Agreement, the Operator is not liable to CIM Urban, CIM Urban GP or any manager or director of CIM Urban GP for, and CIM Urban has agreed to indemnify the Operator against any losses, claims, damages or liabilities to which it may become subject in connection with, among other things, (1) any act or omission performed or omitted by it or for any costs, damages or liabilities arising therefrom, in the absence of fraud, gross negligence, willful misconduct or a breach of the Investment Management Agreement or (2) any losses due to the negligence of any employees, brokers, or other agents of CIM Urban.

Risks Related to Real Estate Assets

Our operating performance is subject to risks associated with the real estate industry.

Real estate assets are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for distributions, as well as the value of our properties. These events include, but are not limited to:

•                  adverse changes in economic and socioeconomic conditions;

•                  vacancies or our inability to rent space on favorable terms;

•                  adverse changes in financial conditions of buyers, sellers and tenants of properties;

•                  inability to collect rent from tenants;

•                  competition from real estate investors with significant capital, including but not limited to real estate operating companies, publicly-traded REITs and institutional investment funds;

•                  reductions in the level of demand for office and hotel space and changes in the relative popularity of properties;

•                  increases in the supply of office and hotel space;

•                  fluctuations in interest rates and the availability of credit, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•                  dependence on third parties to provide leasing, brokerage, property management and other services with respect to certain of our assets;

•                  increases in expenses, including insurance costs, labor costs, utility prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and our inability to pass on some or all of these increases to our tenants; and

•                  changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning, real estate tax, federal and state laws, governmental fiscal policies and the Americans with Disabilities Act of 1990, as amended, which we refer to as the “ADA.”

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties so as to meet our financial expectations, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be negatively impacted.

There can be no assurance that we will achieve our economic objectives.

Following the Potential Sale, a significant portion of our properties, by aggregate net operating income and square feet, will be located in California. We are, and will continue to be, dependent on the performance of the California real estate market and economy.

Because our properties in California (and particularly in Los Angeles and Sacramento) are and, following the Potential Sale, will continue to represent a significant portion of our portfolio by aggregate net operating income and square feet, we are exposed to greater economic risks than if we owned a more geographically diverse portfolio. We are susceptible to adverse developments in the California economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in these areas (such as earthquakes, floods and other events). In addition, the State of California is regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office and hotel space in California. Any adverse developments in the economy or real estate markets in California, or any decrease in demand for office and hotel space resulting from the California regulatory or business environments, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Capital and credit market conditions may adversely affect demand for our properties and the overall availability and cost of credit.

In periods when the capital and credit markets experience significant volatility, demand for our properties and the overall availability and cost of credit may be adversely affected. No assurances can be given that the capital and credit market conditions will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In addition, we could be adversely affected by significant volatility in the capital and credit markets as follows:

•                  the tenants in our office properties may experience a deterioration in their sales or other revenue, or experience a constraint on the availability of credit necessary to fund operations, which in turn may adversely impact those tenants’ ability to pay contractual base rents and tenant recoveries. Some tenants may terminate their occupancy due to an inability to operate profitably for an extended period of time, impacting our ability to maintain occupancy levels; and

•                  constraints on the availability of credit to tenants, necessary to purchase and install improvements, fixtures and equipment and to fund business expenses, could impact our ability to procure new tenants for spaces currently vacant in existing office properties or properties under development.

Tenant concentration increases the risk that cash flow could be interrupted.

We are, and expect that we will continue to be, subject to a degree of tenant concentration at certain of our properties and/or across multiple properties. In the event that a tenant occupying a significant portion of one or more of our properties or whose rental income represents a significant portion of the rental revenue at such property or properties were to experience financial weakness or file bankruptcy, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

If a major tenant declares bankruptcy, we may be unable to collect balances due under relevant leases, which could have a material adverse effect on our financial condition and ability to pay distributions to our stockholders.

The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. Under bankruptcy law, a tenant cannot be evicted solely because of its bankruptcy and has the option to assume or reject any unexpired lease. If the tenant rejects the lease, any resulting claim we have for breach of the lease (other than to the extent of any collateral securing the claim) will be treated as a general unsecured claim. Our claim against the bankrupt tenant for unpaid and future rent will be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and it is unlikely that a bankrupt tenant that rejects its lease would pay in full amounts it owes us under the lease. Even if a lease is assumed and brought current, we still run the risk that a tenant could condition lease assumption on a restructuring of certain terms, including rent, that would have an adverse impact on us. Any shortfall resulting from the bankruptcy of one or more of our tenants could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In addition, the financial failure of, or other default by, one or more of the tenants to whom we have exposure could have an adverse effect on the results of our operations. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If any of our tenants’ businesses experience significant adverse changes, they may fail to make rental payments when due, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy. A default by a significant tenant or multiple tenants could cause a material reduction in our revenues and operating cash flows. In addition, if a tenant defaults, we may incur substantial costs in protecting our asset.

We have assumed, and in the future may assume, liabilities in connection with our property acquisitions, including unknown liabilities.

In connection with the acquisition of properties, we may assume existing liabilities, some of which may have been unknown or unquantifiable at the time of the acquisition of assets. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants or other persons dealing with the sellers prior to our acquisition of the properties, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. If the magnitude of such unknown liabilities is high, either singly or in the aggregate, it could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may be adversely affected by trends in the office real estate industry

Telecommuting, flexible work schedules, open workspaces and teleconferencing are becoming more common. These practices enable businesses to reduce their space requirements. There is also an increasing trend among some businesses to utilize shared office space and co-working spaces. A continuation of the movement towards these practices could over time erode the overall demand for office space and, in turn, place downward pressure on occupancy, rental rates and property valuations.

We may be unable to renew leases or lease vacant office space.

As of June 30, 2018, 5.9% of the rentable square footage of our office portfolio was available for lease. As of June 30, 2018, 10.4% of the occupied square footage in our office portfolio was scheduled to expire in the next four quarters. Local economic environment may make the renewal of these leases more difficult, or renewal may occur at rental rates equal to or below existing rental rates. As a result, portions of our office properties may remain vacant for extended periods of time. In addition, we may have to offer substantial rent abatements, tenant improvements, concessions, early termination rights or below-market renewal options to attract new tenants or retain existing tenants. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Following the Potential Sale, a significant portion of our net operating income will come from our hotel.  As such, our operating performance is subject to risks associated with the lodging industry.

The success of our hotel property depends largely on the property operator’s ability to adapt to dominant trends in the lodging industry as well as disruptions such as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO®, availability of labor, price levels and macroeconomic and microeconomic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of our business, and trends in the lodging industry could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. gross domestic product. Since 2010, the lodging industry has had continued growth in line with that of the U.S. economy, but there can be no assurance of either any further increase in demand for hotel rooms from past levels or of the timing or extent of any such demand growth in the future.

The lodging industry is also sensitive to business and personal discretionary spending levels. The lodging industry could experience a significant decline in occupancy and average daily rates due to a reduction in business and/or leisure travel. General economic conditions, increased fuel costs, natural disasters and terrorist attacks are a few factors that could affect an individual’s willingness to travel.

The seasonality of the lodging industry may cause quarterly fluctuations in our revenues.

The lodging industry is seasonal in nature, which may cause quarterly fluctuations in our revenues, occupancy levels, room rates, operating expenses and cash flows. Our quarterly earnings may be adversely affected by factors outside our control, including timing of holidays, weather conditions, poor economic factors and competition in the area of our hotel. We can provide no assurances that our cash flows will be sufficient to offset any shortfalls that occur as a result of these fluctuations. As a result, we may have to enter into short-term borrowings in certain quarters in order to make distributions to our stockholders, and we can provide no assurances that such borrowings will be available on favorable terms, if at all. Consequently, volatility in our financial performance resulting from the seasonality of the lodging industry could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.

The lodging industry historically has been highly cyclical in nature. Fluctuations in lodging demand and, therefore, hotel operating performance, are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry’s performance, and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. We can provide no assurances regarding whether, or the extent to which, lodging demand will rebound or whether any such rebound will be sustained. An adverse change in lodging fundamentals could result in returns that are substantially below our expectations or result in losses, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our hotel has an ongoing need for renovations and potentially significant capital expenditures and the costs of such activities may exceed our expectations or cause other problems.

From time to time we will need to make capital expenditures to comply with applicable laws and regulations, to remain competitive with other hotels and to maintain the economic value of our hotel. Occupancy and average daily rate, or “ADR,” are often affected by the maintenance and capital improvements at a hotel, especially in the event that the maintenance or improvements are not completed on schedule or if the improvements require significant closures at the hotel. The costs of capital improvements we need or choose to make could harm our financial condition and reduce amounts available for distribution to our stockholders. These capital improvements may give rise to the following additional risks, among others:

•                  construction cost overruns and delays;

•                  a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms;

•                  uncertainties as to market demand or a loss of market demand after capital improvements have begun;

•                  disruption in service and room availability causing reduced demand, occupancy and rates;

•                  possible environmental problems; and

•                  disputes with our manager/franchise owner regarding our compliance with the requirements under our management or franchise agreements.

The increasing use of online travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms are booked through online travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As online bookings increase, these intermediaries may demand higher commissions, reduced room rates or other significant contract concessions. Moreover, some of these online travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These intermediaries hope that consumers will eventually develop brand loyalties to their reservations systems rather than to particular hotels. Although most of the business for our hotel is expected to be derived from consumer direct and traditional hotel channels, such as travel agencies, corporate accounts, meeting planners and recognized wholesale operators, if the amount of sales made through online intermediaries increases significantly, room revenues may be lower than expected, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Increased use of technology may reduce the need for business-related travel.

The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, hotel room demand may decrease, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We are subject to risks associated with the employment of hotel personnel, particularly with respect to unionized labor.

Our third-party manager is responsible for hiring and maintaining the labor force at our hotel.  As owner of our hotel, we are responsible and subject to many of the costs and risks generally associated with the hotel labor force, particularly with respect to unionized labor. From time to time, hotel operations may be disrupted as a result of strikes, lockouts, public demonstrations or other negative actions and publicity. We also may incur increased legal costs and indirect labor costs as a result of contract disputes or other events. The resolution of labor disputes or re-negotiated labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise hotel operating costs. We do not have the ability to affect the outcome of these negotiations.

We may be unable to deploy capital in a way that grows our business and, even if consummated, we may fail to successfully integrate and operate acquired properties.

We plan to deploy capital in additional real estate assets as opportunities arise. Our ability to do so on favorable terms and/or successfully integrate and operate them is subject to the following significant risks:

•                  we may be unable to deploy capital in additional real estate assets because of competition from real estate investors with better access to less expensive capital, including real estate operating companies, publicly-traded REITs and investment funds;

•                  we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•                  competition from other potential acquirers may significantly increase purchase prices;

•                  acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures;

•                  we may be unable to generate sufficient cash from operations or obtain the necessary debt or equity financing to consummate a transaction on favorable terms or at all;

•                  we may need to spend more money than anticipated to make necessary improvements or renovations to acquired properties;

•                  we may spend significant time and money on potential transactions that we do not consummate;

•                  we may be unable to quickly and efficiently integrate new acquisitions into our existing operations;

•                  we may suffer higher than expected vacancy rates and/or lower than expected rental rates; and

•                  we may acquire properties without any recourse, or with only limited recourse, for liabilities against the former owners of the properties.

If we cannot complete real estate transactions on favorable terms, or operate acquired assets to meet our goals or expectations, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

We may be unable to successfully expand our operations into new markets.

The risks described in the immediately preceding risk factor that are applicable to our ability to acquire and successfully integrate and operate properties in the markets in which our properties are located are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our assets in new markets. If we are unsuccessful in expanding into new markets, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may deploy capital outside of the United States, which would subject us to additional risks that may affect our operations unfavorably.

We may deploy some of our capital outside of the United States. Such deployment of capital in foreign countries could be affected unfavorably by changes in exchange rates due to political and economic factors, including inflation. Because non-U.S. companies are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable with those applicable to U.S. companies, there may be different types of, and lower quality, information available about non-U.S. companies and their assets. This may affect our ability to underwrite and evaluate proposed deployment of capital in foreign countries or to obtain appropriate financial reports relating to such deployment. In addition, with respect to certain countries, there may be an increased potential for corrupt business practices, or the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments that could affect our deployment of capital in those countries. Moreover, individual economies could differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, changes in currency rates and exchange control regulations and capital reinvestment. As a result of the factors described in this paragraph, any capital deployed outside of the United States may be subject to a higher degree of risk; there can also be no assurance that any such deployment will generate returns comparable to similar deployment of capital made in the United States.

We are subject to risks and liabilities unique to joint venture relationships.

We may contemplate acquisitions of properties through joint ventures and sales to institutions of partial ownership of properties that we wholly own. Joint venture involves certain risks, including for example:

•                  disputes with joint venture partners might affect our ability to develop, operate or dispose of a property;

•                  the refinancing of unconsolidated joint venture debt may require additional equity commitments on our part;

•                  joint venture partners may control or share certain approval rights over major decisions or might have economic or other business interests or goals that are inconsistent with our business interests or goals that would affect our ability to operate the property;

•                  we may be forced to fulfill the obligations of a joint venture or of joint venture partners who default on their obligations including those related to debt or interest rate swaps; and

•                  there may be conflicts of interests because our joint venture partners may have varying interests such as different needs for liquidity, different assessments of the market, different tax objectives or ownership of competing interests in properties in our markets.

The occurrence of one or more of the foregoing events could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our properties may be subject to impairment charges.

We routinely evaluate our assets for impairment indicators. The judgment regarding the existence and magnitude of impairment indicators is based on factors such as market conditions, tenant performance and lease structure. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we will be required to make a downward adjustment to the net carrying value of the property, which could have a material adverse effect on our results of operations in the period in which the impairment charge is recorded. Negative developments in the real estate market may cause management to reevaluate the business and macro-economic assumptions used in its impairment analysis. Changes in management’s assumptions based on actual results may have a material impact on the Company’s financial statements.

We may obtain only limited warranties when we purchase a property and typically have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that survive for only a limited period after the closing and with a cap on recoverable damages. In the event we purchase a property with a limited warranty, there will be an increased risk that we will lose some or all of our capital in the property.

We may be unable to sell a property if or when we decide to do so, including as a result of uncertain market conditions.

Real estate assets are, in general, relatively illiquid and may become even more illiquid during periods of economic downturn. As a result, we may not be able to sell our properties quickly or on favorable terms in response to changes in the economy or other conditions when it otherwise may be prudent to do so. In addition, certain significant expenditures generally do not change in response to economic or other conditions, including debt service obligations, real estate taxes, and operating and maintenance costs. This combination of variable revenue and relatively fixed expenditures may result, under certain market conditions, in reduced earnings. Therefore, we may be unable to adjust our portfolio promptly in response to economic, market or other conditions, which could adversely affect our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Some of our leases may not include periodic rental increases, or the rental increases may be less than the fair market rate at a future point in time. In either case, the value of the leased property to a potential purchaser may not increase over time, which may restrict our ability to sell that property, or if we are able to sell that property, may result in a sale price less than the price that we paid to purchase the property or the price that could be obtained if the rental was at the then-current market rate.

We expect to hold our various real properties until such time as we decide that a sale or other disposition is appropriate given our business objectives. Our ability to dispose of properties on advantageous terms or at all depends on certain factors beyond our control, including competition from other sellers and the availability of attractive financing for potential buyers of our properties. We cannot predict the various market conditions affecting real estate assets which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the disposition of our properties, we cannot assure our stockholders that we will be able to sell such properties at a profit or at all in the future. Accordingly, the extent to which our stockholders will receive cash distributions and realize potential appreciation on our real estate assets will depend upon fluctuating market conditions. Furthermore, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure our stockholders that we will have funds available to correct such defects or to make such improvements.

We may be unable to secure funds for our future long-term liquidity needs.

Our long-term liquidity needs will consist primarily of funds necessary for acquisitions of assets, development or repositioning of properties, capital expenditures, refinancing of indebtedness, paying distributions on our Preferred Stock or any other preferred stock we may issue and redemption of our Preferred Stock (if we choose to pay the redemption price in cash instead of in shares of our Common Stock) and distributions on our Common Stock. We may not have sufficient funds on hand or may not be able to obtain additional financing to cover all of these long-term cash requirements although, it should be noted that we do not currently have any significant property development or repositioning projects planned. The nature of our business, and the requirements imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis in the form of dividends, may cause us to have substantial liquidity needs over the long-term. We may seek to satisfy our long-term liquidity needs through one or more of the following methods: (i) offerings of shares of Common Stock, preferred stock, senior unsecured securities, and/or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing assets as collateral; (iv) the sale of existing assets; and/or (v) cash flows from operations. These sources of funding may not be available on attractive terms or at all. If we cannot obtain additional funding for our long-term liquidity needs, our assets may generate lower cash flow or decline in value, or both, which may cause us to sell assets at a time when we would not otherwise do so and could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Income from our long-term leases is an important source of our cash flow from operations and is subject to risks related to increases in expenses and inflation.

We are exposed to risks related to increases in market lease rates and inflation, as income from long-term leases is an important source of our cash flow from operations. Leases of long-term duration or which include renewal options that specify a maximum rate increase may result in below-market lease rates over time if we do not accurately estimate inflation or market lease rates. Provisions of our leases designed to mitigate the risk of inflation and unexpected increases in market lease rates, such as periodic rental increases, may not adequately protect us from the impact of inflation or unexpected increases in market lease rates. If we are subject to below-market lease rates on a significant number of our properties pursuant to long-term leases and our operating and other expenses are increasing faster than anticipated, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

We may finance properties with lock-out provisions, which may prohibit us from selling a property or may require us to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance. If a property is subject to a lock-out provision, we may be materially restricted from or delayed in selling or otherwise disposing of or refinancing such property. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our securities relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change of control even though that disposition or change of control might be in the best interests of our stockholders.

Increased operating expenses could reduce cash flow from operations and funds available to deploy capital or make distributions.

Our properties are subject to operating risks that are common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are payable (or are being paid) in an amount that is insufficient to cover operating expenses that are our responsibility under the lease, we could be required to expend funds in excess of such rents with respect to that property for operating expenses. Our properties are subject to increases in tax rates, utility costs, insurance costs, repairs and maintenance costs, administrative costs and other operating and ownership expenses. Our property leases may not require the tenants to pay all or a portion of these expenses, in which event we may be responsible for these costs. If we are unable to lease properties on terms that require the tenants to pay all or some of the properties’ operating expenses, if our tenants fail to pay these expenses as required or if expenses we are required to pay exceed our expectations, we could have less funds available for future acquisitions or cash available for distributions to our stockholders.

The market environment may adversely affect our operating results, financial condition and ability to pay distributions to our stockholders.

Any deterioration of domestic or international financial markets could impact the availability of credit or contribute to rising costs of obtaining credit and therefore, could have the potential to adversely affect the value of our assets, the availability or the terms of financing, our ability to make principal and interest payments on, or refinance, any indebtedness and/or, for our leased properties, the ability of our tenants to enter into new leasing transactions or satisfy their obligations, including the payment of rent, under existing leases. The market environment also could affect our operating results and financial condition as follows:

•                  Debt Markets—The debt market is sensitive to the macro environment, such as Federal Reserve policy, market sentiment, or regulatory factors affecting the banking and commercial mortgage backed securities (CMBS) industries. Should overall borrowing costs increase, due to either increases in index rates or increases in lender spreads, our operations may generate lower returns.

•                  Real Estate Markets—While incremental demand growth has helped to reduce vacancy rates and support modest rental growth in recent years, and while improving fundamentals have resulted in gains in property values, in many markets property values, occupancy and rental rates continue to be below those previously experienced before the most recent economic downturn. If recent improvements in the economy reverse course, the properties we acquire could substantially decrease in value after we purchase them. Consequently, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge or record a loss on sale in our earnings.

Real estate-related taxes may increase, and if these increases are not passed on to tenants, our income will be reduced.

Local real property tax assessors may reassess our properties, which may result in increased taxes. Generally, property taxes increase as property values or assessment rates change, or for other reasons deemed relevant by property tax assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, renewal leases or future leases may not be negotiated on the same basis. Tax increases not passed through to tenants could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our operating results may be negatively affected by development and construction delays and the resultant increased costs and risks.

If we engage in development or construction projects, we will be subject to uncertainties associated with re-zoning for development, environmental and land use concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the breached agreement or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks if we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our asset. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our assets could suffer.

We may deploy capital in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental and land use concerns of governmental entities and/or community groups.

We face significant competition.

Our office portfolio competes with a number of developers, owners and operators of office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and may not be able to replace them, and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result of any of the foregoing factors, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be materially adversely affected.

Our hotel property competes for guests primarily with other hotels in the immediate vicinity of our hotel and secondarily with other hotels in the geographic market of our hotel. An increase in the number of competitive hotels in these areas could have a material adverse effect on the occupancy, average daily rate and RevPAR of our hotel.

Terrorism and war could harm our operating results and could materially and adversely affect demand for our hotel.

The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and the District of Columbia on September 11, 2001 and in Boston on April 15, 2013, and other acts of terrorism or war may have a negative impact on our operations. Terrorist attacks in the United States and elsewhere may result in declining economic activity, which could harm the demand for and the value of our properties. In addition, the public perception that certain locations are at greater risk for attack, such as major airports, ports, and rail facilities, may decrease the demand for and the value of our properties near these sites. A decrease in demand could make it difficult for us to renew or re-lease our properties at these sites at lease rates equal to or above historical rates. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties.

Previous terrorist attacks and subsequent terrorist alerts have adversely affected the U.S. travel and hospitality industries since 2001, often disproportionately to the effect on the overall economy. The extent of the impact that actual or threatened terrorist attacks in the United States or elsewhere could have on domestic and international travel and our business in particular cannot be determined, but any such attacks or the threat of such attacks could have a material adverse effect on travel and hotel demand and our ability to finance our hospitality business.

In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. Although we maintain terrorism insurance coverage on our portfolio, the amount of our terrorism insurance coverage may not be sufficient to cover losses inflicted by terrorism and therefore could expose us to significant losses and have a negative impact on our operations.

In connection with the ownership and operation of real estate properties, we may be potentially liable for costs and damages related to environmental matters.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property, to borrow using the property as collateral or create lender’s liability for us. In addition, third parties exposed to hazardous or toxic substances may sue for personal injury damages and/or property damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials. As a result, in connection with our former, current or future ownership, operation, and development of real properties, or our role as a lender for loans secured directly or indirectly by real estate properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although many of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with a property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected.

Changes in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.

Under current authoritative accounting guidance for leases, a lease is classified by a tenant as a capital lease if the significant risks and rewards of ownership are considered to reside with the tenant. Under capital lease accounting for a tenant, both the leased asset and liability are reflected on its balance sheet. If the lease does not meet the criteria for a capital lease, the lease is to be considered an operating lease by the tenant, and the obligation does not appear on the tenant’s balance sheet; rather, the contractual future minimum payment obligations are only disclosed in the footnotes thereto. Thus, entering into an operating lease can appear to enhance a tenant’s balance sheet in comparison to direct ownership. The Financial Accounting Standards Board, which we refer to as the “FASB,” and the International Accounting Standards Board conducted a joint project to re-evaluate lease accounting. In February 2016, the FASB issued Accounting Standards Update, or “ASU,” 2016-02, Leases (“ASU 2016-02”), which will require that a tenant recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right of use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. These and other potential changes to the accounting guidance could affect both our accounting for leases as well as that of our current and potential tenants. These changes may affect how our real estate leasing business is conducted. For example, with the ASU 2016-02 revision, companies may be less willing to enter into leases in general or desire to enter into leases with shorter terms because the apparent benefits to their balance sheets under current practice could be reduced or eliminated. This impact in turn could make it more difficult for us to enter into leases on terms we find favorable. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.

Changes in accounting standards may adversely impact our financial condition and/or results of operations.

We are subject to the rules and regulations of the U.S. Financial Accounting Standards Board related to generally accepted accounting principles in the United States, which we refer to as “GAAP.” Various changes to GAAP are constantly being considered, some of which could materially impact our reported financial condition and/or results of operations. Also, to the extent publicly traded companies in the United States would be required in the future to prepare financial statements in accordance with International Financial Reporting Standards instead of the current GAAP, this change in accounting standards could materially affect our financial condition or results of operations.

Compliance with the ADA and fire, safety and other regulations may require us to make unanticipated expenditures that could significantly reduce the cash available for distributions on our Common Stock or Preferred Stock.

Our properties are subject to regulation under federal laws, such as the ADA, pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the ADA, we might be required to take remedial action, which would require us to incur additional costs to bring the property into compliance. Noncompliance with the ADA could also result in imposition of fines or an award of damages to private litigants.

Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local earthquake, fire and life safety requirements. If we were to fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we incur substantial costs to comply with the ADA or any other regulatory requirements, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock could be materially adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties.

Risks Related to Our Debt Financing

We have incurred indebtedness and may incur significant additional indebtedness on a consolidated basis.

As of June 30, 2018, our total consolidated indebtedness was $666,932,000. We may incur significant additional indebtedness to fund future acquisitions, development activities and operational needs. The degree of leverage could make us more vulnerable to a downturn in business or the economy generally.

Payments of principal and interest on our borrowings may leave us with insufficient cash resources to operate our properties and/or pay distributions on our Common Stock or Preferred Stock. The incurrence of substantial outstanding indebtedness, and the limitations imposed by our debt agreements, could have significant other adverse consequences, including the following:

•                  our cash flows may be insufficient to meet our required principal and interest payments;

•                  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our liquidity for acquisitions or operations;

•                  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our existing indebtedness;

•                  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•                  we may violate restrictive covenants in our debt documents, which would entitle the lenders to accelerate our debt obligations;

•                  we may default on our obligations and the lenders or mortgagees may foreclose on our properties and take possession of any collateral that secures their loans; and

•                  our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

If any one of these events occurs, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock may be materially adversely affected. In addition, any foreclosure on our properties could create taxable income without the accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

We intend to rely in part on external sources of capital to fund future capital needs and, if we encounter difficulty in obtaining such capital, we may not be able to meet maturing obligations or make additional acquisitions.

In order to qualify and maintain our qualification as a REIT under the Code, we are required, among other things, to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. Because of this dividend requirement, we may not be able to fund from cash retained from operations all of our future capital needs, including capital needed to refinance maturing obligations or make new acquisitions.

The capital and credit markets have experienced extreme volatility and disruption in recent years. Market volatility and disruption could hinder our ability to obtain new debt financing or refinance our maturing debt on favorable terms or at all or to raise debt and equity capital. Our access to capital will depend upon a number of factors, including:

•                  general market conditions;

•                  government action or regulation, including changes in tax law;

•                  the market’s perception of our future growth potential;

•                  the extent of stockholder interest;

•                  analyst reports about us and the REIT industry;

•                  the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•                  our financial performance and that of our tenants;

•                  our current debt levels;

•                  our current and expected future earnings; and

•                  our cash flow and cash distributions, including our ability to satisfy the dividend requirements applicable to REITs.

If we are unable to obtain needed capital on satisfactory terms or at all, we may not be able to meet our obligations and commitments as they mature or make any new acquisitions.

High interest rates may make it difficult for us to finance or refinance assets, which could reduce the number of properties we can acquire and the amount of cash distributions we can make.

We run the risk of being unable to finance or refinance our assets on favorable terms or at all. If interest rates are high when we desire to mortgage our assets or when existing loans come due and the assets need to be refinanced, we may not be able to, or may choose not to, finance the assets and we would be required to use cash to purchase or repay outstanding obligations. Our inability to use debt to finance or refinance our assets could reduce the number of assets we can acquire, which could reduce our operating cash flow and the amount of cash distributions we can make to our stockholders. Higher costs of capital also could negatively impact our operating cash flow and returns on our assets.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.

We have incurred indebtedness, and in the future may incur additional indebtedness, that bears interest at a variable rate. To the extent that we incur variable rate debt and do not hedge our exposure thereunder, increases in interest rates would increase the amounts payable under such indebtedness, which could reduce our operating cash flows and our ability to pay distributions to our stockholders. In addition, if our existing indebtedness matures or otherwise becomes payable during a period of rising interest rates, we could be required to liquidate one or more of our assets at times that may prevent realization of the maximum return on such assets.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure our stockholders that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs.

Additionally, if we incur additional indebtedness in connection with any future deployment of capital or development projects or for any other purpose, our debt service obligations could increase. We may need to refinance all or a portion of our indebtedness before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•                  our financial condition and market conditions at the time;

•                  restrictions in the agreements governing our indebtedness;

•                  general economic and capital market conditions;

•                  the availability of credit from banks or other lenders; and

•                  our results of operations.

As a result, we may not be able to refinance our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancing or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity, or delaying any strategic acquisitions and alliances or capital expenditures, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property or discontinue insurance coverage. These or other limitations imposed by a lender may adversely affect our flexibility and limit our ability to pay distributions on our Common Stock or Preferred Stock.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance some of our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the loan on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on the value of our securities.

We have entered, or may in the future enter, into hedging transactions that could expose us to contingent liabilities in the future and materially adversely impact our financial condition and results of operations.

Subject to maintaining our qualification as a REIT, we have entered, or may in the future enter, into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument), which could in turn result in economic losses to us.

In addition, certain of the hedging instruments that we may enter into could involve additional risks if they are not traded on regulated exchanges, guaranteed by an exchange or our clearing house, or regulated by any U.S. or foreign governmental authorities. It cannot be assured that a liquid secondary market will exist for hedging instruments that we may enter into in the future, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

We intend to record any derivative and hedging transactions we enter into in accordance with GAAP. However, we may choose not to pursue, or fail to qualify for, hedge accounting treatment relating to such derivative instruments. As a result, our operating results may suffer because losses, if any, on these derivative instruments may not be offset by a change in the fair value of the related hedged transaction or item. Any losses sustained as a result of our hedging transactions would be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Risks Related to Our Lending Operations

Our lending operations expose us to a high degree of risk associated with real estate.

The performance and value of our loans depends upon many factors beyond our control. The ultimate performance and value of our loans are subject to risks associated with the ownership and operation of the properties which collateralize our loans, including the property owner’s ability to operate the property with sufficient cash flow to meet debt service requirements. The performance and value of the properties collateralizing our loans may be adversely affected by:

•                  changes in national or regional economic conditions;

•                  changes in real estate market conditions due to changes in national, regional or local economic conditions or property market characteristics;

•                  competition from other properties;

•                  changes in interest rates and the condition of the debt and equity capital markets;

•                  the ongoing need for capital repairs and improvements;

•                  increases in real estate tax rates and other operating expenses (including utilities);

•                  adverse changes in governmental rules and fiscal policies; acts of God, including earthquakes, hurricanes and other natural disasters; acts of war or terrorism; or a decrease in the availability of or an increase in the cost of insurance;

•                  adverse changes in zoning laws;

•                  the impact of environmental legislation and compliance with environmental laws; and

•                  other factors that are beyond our control or the control of the commercial property owners.

In the event that any of the properties underlying our loans experience any of the foregoing events or occurrences, the value of, and return on, such loans may be negatively impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

There are significant risks related to loans originated under the SBA 7(a) Program.

Many of our borrowers under the Small Business Administration’s, or the “SBA’s,” 7(a) Guaranteed Loan Program, which we refer to as the “SBA 7(a) Program,” are privately-owned businesses.  There is typically no publicly available information about these businesses; therefore, we must rely on our own due diligence to obtain information in connection with our decisions.  Our borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks.  A borrower’s ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or macro-economic conditions.  Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan.  In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success.  The loss of services of one or more of these persons could have an adverse impact on the operations of the small business.  Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to maintain the business, expand or compete.  These factors may have an impact on the ultimate recovery of our loans receivable from such businesses.  Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our loans secured by real estate and our real estate owned, which we refer to as “REO,” properties are typically illiquid and their values may decrease.

Our loans secured by real estate and our real estate acquired through foreclosure are typically illiquid.  Therefore, we may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions.  As a result, the fair market value of these assets may decrease in the future and losses may result. The illiquid nature of our loans may adversely affect our ability to dispose of such loans at times when it may be advantageous or necessary for us to liquidate such assets, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our lending operations have an industry concentration, which may negatively impact our financial condition and results of operations.

A majority of our revenue from the lending operations is generated from loans collateralized by hospitality properties.  At June 30, 2018, our loans subject to credit risk were 97.0% concentrated in the hospitality industry.  Any factors that negatively impact the hospitality industry, including recessions, severe weather events (such as hurricanes, blizzards, floods, etc.), depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events or the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO®, could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Establishing loan loss reserves entails significant judgment and may negatively impact our results of operations.

We have a quarterly review process to identify and evaluate potential exposure to loan losses.  The determination of whether significant doubt exists and whether a loan loss reserve is necessary requires judgment and consideration of the facts and circumstances existing at the evaluation date.  Additionally, further changes to the facts and circumstances of the individual borrowers, the limited service hospitality industry and the economy may require the establishment of additional loan loss reserves and the effect to our results of operations would be adverse.  If our judgments underlying the establishment of our loan loss reserves are not correct, our results of operations may be negatively impacted.

Whenever our borrowers experience significant operating difficulties and we are forced to liquidate the collateral underlying the loans, losses may be relatively substantial and could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Our SBA 7(a) Program loans are subject to delinquency, foreclosure and loss, any or all of which could result in losses.

Our loans originated pursuant to the SBA 7(a) Program are collateralized by income-producing properties and typically have personal guarantees.  These loans are predominantly to operators of limited service hospitality properties.  As a result, these operators are subject to risks associated with the hospitality industry, including recessions, severe weather events, depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events.

Our SBA 7(a) loans that have real estate as collateral are subject to risks of delinquency and foreclosure.  The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.  If the net operating income of and/or cash flow from the property is reduced, the borrower’s ability to repay the loan may be impaired.  Net operating income of and/or cash flow from an income-producing property can be affected by, among other things, tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of a loan default, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral multiplied by our percentage ownership and the unguaranteed portion of the principal and accrued interest on the loan. In the event of the bankruptcy of the borrower, the loan to such borrower will be deemed collateralized only to the extent of the value of the underlying property at the time of the bankruptcy (as determined by the bankruptcy court).  In addition to losses related to collateral deficiencies, during the foreclosure process we may incur costs related to the protection of our collateral including unpaid real estate taxes, legal fees, franchise fees, insurance and operating shortfalls to the extent the property is being operated by a court-appointed receiver.

Foreclosure and bankruptcy are complex and sometimes lengthy processes that are subject to federal and state laws and regulations.  An action to foreclose on a property is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims.  In the event of a default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due under the note. Further, borrowers have the option of seeking federal bankruptcy protection which could delay the foreclosure process.  In conjunction with the bankruptcy process, the terms of the loan agreements may be modified.  Typically, delays in the foreclosure process will have a negative impact on our results of operations and/or financial condition due to direct and indirect costs incurred and possible deterioration of the value of the collateral. After foreclosure has been completed, a lack of funds or capital may force us to sell the underlying property resulting in a lower recovery even though developing the property prior to a sale could result in a higher recovery.

As a result of the factors described above, defaults on SBA 7(a) Program loans could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Mezzanine loans are subject to delinquency, foreclosure and loss, any or all of which could result in losses.

We may originate mezzanine loans, which are loans made to entities that have subsidiaries which own real property and are secured by pledges of such entity’s equity ownership in its property-owning subsidiary.  Mezzanine loans are by their nature structurally and legally subordinated to more senior property-level financings.  Accordingly, if a borrower defaults on our mezzanine loan or if there is a default by our borrower’s subsidiary on debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full.

We may also retain, from whole loans we originate, subordinate interests referred to as B-notes. B-notes are commercial real estate loans secured by a first mortgage on a single large commercial property or group of related properties and subordinated to a senior interest, referred to as an A-note. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-note owners after payment to the A-note owners.

Moreover, under the terms of intercreditor arrangements governing mezzanine loans, B-notes and other similar subordinated loans originated by us, we may have to satisfy certain liquidity and capital requirements before we can step into a borrower’s position after it has defaulted.  There can be no assurance that we will be able to satisfy such requirements, resulting in potentially lower recovery. After a foreclosure on the pledged equity interest has been completed, a lack of funds may force us to sell the underlying property without developing it further (which sale may result in a lower recovery) instead of injecting funds into and developing the property prior to a sale (which may result in a higher recovery).

As a result of the factors described above, defaults on commercial real estate loans could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We operate in a competitive market for real estate opportunities and future competition for commercial real estate collateralized loans may limit our ability to originate or dispose of our target loans and could also affect the yield of these loans.

We are in competition with a number of entities for the types of commercial real estate collateralized loans that we may originate. These entities include, among others, debt funds, specialty finance companies, savings and loan associations, banks and financial institutions. Some of these competitors may be substantially larger and have considerably greater financial, technical and marketing resources than we do. Some of these competitors may also have a lower cost of funds and access to funding sources that may not be available to us currently. In addition, many of our competitors may not be subject to operating constraints associated with REIT qualification or maintenance of exclusions from registration under the Investment Company Act. Furthermore, competition may further limit our ability to generate desired returns. Due to this competition, we may not be able to take advantage of attractive opportunities from time to time, and can offer no assurance that we will be able to identify and deploy our capital in a manner consistent with our objective. We cannot guarantee that the competitive pressures we face will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

We may be subject to lender liability claims.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.”  Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or our other creditors or stockholders.  There can be no assurance that that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Curtailment of our ability to utilize the SBA 7(a) Program by the federal government could adversely affect our results of operations.

We are dependent upon the federal government to maintain the SBA 7(a) Program.  There can be no assurance that the program will be maintained or that loans will continue to be guaranteed at current levels.  In addition, there can be no assurance that our SBA lending subsidiary, First Western SBLC, Inc., which we refer to as “First Western,” will be able to maintain its status as a Preferred Lender or that we can maintain our SBA 7(a) license.

If we cannot continue originating and selling government guaranteed loans at current levels, we could experience a decrease in future servicing spreads and earned premiums.  From time-to-time the SBA has reached its internal budgeted limits and ceased to guarantee loans for a stated period of time.  In addition, the SBA may change its rules regarding loans or Congress may adopt legislation or fail to approve a budget that would have the effect of discontinuing, reducing availability of funds for, or changing loan programs.  Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable.  If these changes occur, the volume of loans to small businesses that now qualify for government guaranteed loans could decline, as could the profitability of these loans.

First Western has been granted national preferred lender program, or “PLP,” status and originates, sells and services small business loans and is authorized to place SBA guarantees on loans without seeking prior SBA review and approval.  Being a national lender, PLP status allows First Western to expedite loans since First Western is not required to present applications to the SBA for concurrent review and approval.  The loss of PLP status could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Risks Related to U.S. Federal Income and Other Taxes

Failure to qualify and maintain our qualification as a REIT would have significant adverse consequences to us and the value of our securities.

If we fail to qualify as a REIT for federal income tax purposes, we would be taxed as a corporation. We believe that we are organized and qualify as a REIT and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot guarantee that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If we fail to qualify as a REIT, we could face serious tax consequences that could substantially reduce our funds available for payment of distributions to our stockholders for each of the years involved because:

•                  we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and could be subject to federal income tax at regular corporate rates;

•                  we also could be subject to increased state and local taxes;

•                  unless we are entitled to relief under statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we are disqualified; and

•                  all dividends would be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits potentially eligible as “qualified dividends” subject to the applicable income tax rate.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we would no longer be required to pay dividends. As a result of these factors, our failure to qualify as a REIT could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our securities. However, under the Tax Cuts and Jobs Act of 2017, which we refer to as the “Tax Cuts and Jobs Act,” for taxable years prior to 2026, noncorporate U.S. stockholders of REITs are entitled to a deduction equal to 20% of any “qualified REIT dividends.” A qualified REIT dividend is defined as any dividend from a REIT that is not a capital gain dividend or a dividend attributable to dividend income from U.S. corporations or certain non-U.S. corporations. A noncorporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances.

Our ownership of and relationship with our TRSs (as defined below) will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

Subject to certain restrictions, a REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries, which we refer to as “TRSs.” A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS generally will pay income tax at regular corporate rates on any taxable income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs are subject to normal corporate income taxes. We continuously monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). The aggregate value of our TRS stock and securities was less than 20% of the value of our total assets (including our TRS stock and securities) as of June 30, 2018. In addition, we scrutinize all of our transactions with our TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. There are no distribution requirements applicable to the TRSs and after-tax earnings may be retained. There can be no assurance, however, that we will be able to comply with the 20% limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s-length transactions.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability or reduce our operating flexibility, including the recently passed Tax Cuts and Jobs Act.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our capital stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure our stockholders that any such changes will not adversely affect our taxation and our ability to continue to qualify as a REIT or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. We urge our stockholders to consult with their tax advisor with respect to the impact of recent legislation on their investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a regular corporation. Our charter provides our Board of Directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our Board of Directors has duties to us and could only cause such changes in our tax treatment if it determines in good faith that such changes are in our best interests.

In addition, the Tax Cuts and Jobs Act makes significant changes to the U.S. federal income tax rules for taxation of individuals and businesses, generally effective for taxable years beginning after December 31, 2017. In addition to reducing corporate and individual tax rates, the Tax Cuts and Jobs Act eliminates or restricts various deductions. Many of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The Tax Cuts and Jobs Act makes numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly but may otherwise affect us or our stockholders and could impact the geographic markets in which we operate as well as our tenants in ways, both positive and negative, that are difficult to anticipate. For example, the limitation in the Tax Cuts and Jobs Act on the deductibility of certain state and local taxes may make operating in jurisdictions that impose such taxes at higher rates less desirable than operating in jurisdictions imposing such taxes at lower rates.

While the changes in the Tax Cuts and Jobs Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT provisions in the Code may have unanticipated effects on us or our stockholders. Moreover, Congressional leaders have recognized that the process of adopting extensive tax legislation in a short amount of time without hearings and substantial time for review is likely to have led to drafting errors, issues needing clarification and unintended consequences that will have to be revisited in subsequent tax legislation. At this point, it is not clear if or when Congress will address these issues or when the Internal Revenue Service, which we refer to as the “IRS,” will issue administrative guidance on the changes made in the Tax Cuts and Jobs Act.

We urge our stockholders to consult with their own tax advisor with respect to the status of the Tax Cuts and Jobs Act and other legislative, regulatory or administrative developments and proposals and their potential effect on holding our securities.

In certain circumstances, we may be subject to certain federal, state and local taxes as a REIT, which would reduce our cash available for distribution to our stockholders.

Even if we qualify and maintain our status as a REIT, we may be subject to certain federal, state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction”

under the Code) will be subject to a 100% excise tax. We do not believe that the Potential Sale will give rise to any prohibited transactions, but it is possible that the IRS could take an alternative position. Additionally, if we are not able to make sufficient distributions to eliminate our REIT taxable income, we may be subject to tax as a corporation on our undistributed REIT taxable income. We may also decide to retain income we earn from the sale or other dispositions of our properties and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the other entities through which we indirectly own our assets. Any federal, state or local taxes we pay will reduce our cash available for distribution to our stockholders.

To maintain our qualification as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our objectives and reduce our stockholders’ overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which dividends we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years.

Further, to maintain our qualification as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities, qualified real estate assets and stock of a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and stock of a TRS) can consist of the securities of any one issuer, no more than 20% of the value of our total assets can be represented by securities of one or more TRSs and no more than 25% of the value of our total assets can be represented by certain debt securities of publicly offered REITs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences.

The foregoing requirements could cause us to distribute amounts that otherwise would be spent on deploying capital in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these dividends or make taxable stock dividends. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings, it is possible that we might not always be able to do so.

Non-U.S. stockholders may be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax upon the disposition of our shares.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of shares of our capital stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest,” or “USRPI,” under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as “FIRPTA.” Shares of our capital stock will not constitute a USRPI so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe that we are a domestically-controlled qualified investment entity. However, because our capital stock is and will be freely transferable (other than restrictions on ownership and transfer that are intended to, among other purposes, assist us in maintaining our qualification as a REIT for federal income tax purposes as described in the risk factor “The share transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities”), no assurance can be given that we are or will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges shares of our capital stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (a) the class of shares of capital stock sold or exchanged is “regularly traded,” as defined by applicable U.S. Treasury regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually or constructively, 10% or less of the outstanding shares of such class of capital stock at all times during the shorter of the five-year period ending on the date of the sale and the period that such non-U.S. stockholder owned such shares. If the class of shares of capital stock sold or exchanged is not “regularly traded,” gain arising from such sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a USRPI if: (x) on the date the shares were acquired by the non-U.S. stockholder, such shares did not have a fair market value greater than the fair market value on that date of 5% of the “regularly traded” class of our outstanding shares of capital stock with the lowest fair market value, and (y) the test in clause (x) is also satisfied as of the date of any subsequent acquisition by such non-U.S. stockholder of additional shares of the same non-”regularly traded” class of our capital stock, including all such shares owned as of such date by such non-U.S. stockholder. Complex constructive ownership rules apply for purposes of determining the amount of shares held by a non-U.S. stockholder for these purposes.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets or to offset certain other positions, if properly identified under applicable U.S. Treasury regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of one or both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

The U.S. federal tax treatment of the Series M Preferred Stock is unclear and, as a result, the U.S. federal income tax consequences to holders that exchange their Series L Preferred Stock for Series M Preferred Stock are also unclear.

Although the matter is not free from doubt, we intend to treat the Series M Preferred Stock as a debt instrument for U.S. federal income tax purposes. We therefore intend to treat the exchange of Series L Preferred Stock for Series M Preferred Stock as a taxable transaction for U.S. tax purposes. However, there is no direct authority as to how an instrument such as the Series M Preferred Stock should be treated for U.S. federal income tax purposes, and it is possible that the IRS could assert an alternative tax treatment of the Series M Preferred Stock. Such alternative treatment could result in U.S. federal income tax consequences of exchanging for and holding the Series M Preferred Stock that materially differ, potentially in an adverse manner, from those described in “Material U.S. Federal Income Tax Consequences” in this prospectus. Holders of Series L Preferred Stock should consult their tax advisors regarding the U.S. federal income tax consequences of exchanging their Series L Preferred Stock for Series M Preferred Stock and of holding and disposing of Series M Preferred Stock.

Our property taxes could increase due to property tax rate changes or reassessment, which would impact our cash flows.

Even if we continue to qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially. If the property taxes we pay increase and if any such increase is not reimbursable under the terms of our lease, then our cash flows will be impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

The stock transfer and ownership restrictions applicable to REITs and contained in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to continue to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help ensure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary or advisable to preserve our qualification as a REIT. Unless exempted by the Board of Directors, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of our outstanding shares of capital stock and more than 9.8% (in value or in number of shares, whichever is more restrictive) of our Common Stock. The Board of Directors, in its sole discretion and upon receipt of certain representations and undertakings, may exempt a person (prospectively or retrospectively) from the ownership limits. However, the Board of Directors may not, among other limitations, grant an exemption from these ownership restrictions to any proposed transferee whose ownership, direct or indirect, in excess of the 9.8% ownership limit would result in the termination of our qualification as a REIT. These restrictions on transfer and ownership will not apply, however, if the Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to continue to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our capital stock or otherwise be in the best interest of our stockholders.

Risks Related to the Exchange Offer

The Applicable TASE Members (as defined below) will not be bound by suitability standards akin to FINRA Rule 2111 for customers who exchange their shares of Series L Preferred Stock.

To the Company’s knowledge, the Applicable TASE Members (as defined in “The Exchange Offer—Procedures for Tender—Tenders to Our Israeli Depositary” in this prospectus), through which holders of Series L Preferred Stock may tender their shares in the Exchange Offer, are not member firms or registered representatives of FINRA. As such, the Applicable TASE Members will not be subject to FINRA Rule 2111 (Suitability) which would require the registered representatives to take into account several factors such as the customer’s age, financial situation, and investment objectives, among others, before recommending investments to non-institutional, individual investors. Notwithstanding the foregoing, investment advisors in Israel are subject to the Israeli Regulation of Investment Advice, Investment Marketing and Portfolio Management Law, 5755-1995 that contains, among others, several provisions aimed at protecting the interest of investors, including a requirement to receive the investor approval for any transaction in securities that involves “high risk” (as defined therein).

The number of shares of Common Stock for which you may exchange your Series L Preferred Stock in the Exchange Offer may be less than the number of shares of Common Stock you would receive if the Exchange Offer had been at the market price of our Common Stock.

We do not intend to adjust our offer to exchange                       shares of our Common Stock or one share of our Series M Preferred Stock for each outstanding share of Series L Preferred Stock, regardless of any increase or decrease in the market price of our Common Stock or our Series L Preferred Stock between the date of this prospectus and the Settlement Date (as defined in this prospectus). Therefore, the market price of our Common Stock at the time you receive your shares of Common Stock on the Settlement Date could be less than the CIM Purchase Price, or the deemed value of $               per share of Common Stock for purposes of the Exchange Offer. Alternatively, if the market price of our Common Stock as of the Settlement Date is greater than the CIM Purchase Price, the interests of holders of our Common Stock, including holders of Series L Preferred Stock who tender such shares in exchange for our Common Stock in the Exchange Offer, will be diluted to a greater extent than if the deemed value per share of Common Stock for purposes of the Exchange Offer was deemed to be equal to the market price as of the Settlement Date.

The market price of our Common Stock may decline due to the number of shares of Common Stock to be issued in exchange for the Series L Preferred Stock.

The market price of our Common Stock could decline as a result of the issuance of additional shares of Common Stock in the Exchange Offer or the perception that such an issuance could occur. This issuance, or the possibility that such issuance may occur, also might make it more difficult for holders of shares of our Common Stock to sell such shares in the future at a time and at a price they would deem appropriate. Assuming holders elect to exchange and validly tender all outstanding shares of Series L Preferred Stock for Common Stock in the Exchange Offer, and such shares are accepted by us, we would issue                         shares of Common Stock, an increase of             % shares from the amount of outstanding shares of Common Stock as of                , 2019.

Holders who tender shares of Series L Preferred Stock in the Exchange Offer will lose their right to receive some or all of the cash distributions to which they would otherwise be entitled.

Holders of our Series L Preferred Stock are entitled to receive distributions at an annual rate of 5.5% of the Series L Stated Value, which annual amount we refer to as the “Series L Preferred Distribution,” if, as and when authorized by our Board of Directors and declared by us out of legally available funds.  Holders of shares of Series L Preferred Stock who tender such shares in the Exchange Offer will lose their right to receive the amount of all accrued and unpaid Series L Preferred Distributions and the amount of any future Series L Preferred Distributions, which distributions have historically been greater than the amount of dividends declared and paid on shares of our Common Stock.

However, holders who tender their shares of Series L Preferred Stock in exchange for Common Stock will receive the amount of any accrued and unpaid distributions on such shares of Series L Preferred Stock as of the Expiration Date in the form of shares of Common Stock, assuming a price per share of Common Stock of $                , or the CIM Purchase Price.

Further, holders of Series L Preferred Stock who validly tender such shares in the Exchange Offer and elect to receive Series M Preferred Stock in exchange for such shares will be entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, Series M Preferred Distributions at an annual rate of 5.5% of the Series M Stated Value (subject to a reduction of the first Series M Preferred Distribution, as described in “Description of Our Capital Stock—Series M Preferred Stock—Distributions” in this prospectus), if, as and when authorized by our Board of Directors and declared by us out of legally available funds, which Series M Preferred Distributions will be deemed to accrue from and after January 1, 2019, the date following the accrual period of the first distribution on the Series L Preferred Stock.

Shares of Series L Preferred Stock that you continue to hold after the Exchange Offer may become less liquid following the Exchange Offer.

If participation in the Exchange Offer is high, the trading market for the remaining outstanding shares of Series L Preferred Stock may be less liquid and market prices may fluctuate significantly if the volume of Series L Preferred Stock trading declines.  If the market capitalization of the Series L Preferred Stock is reduced as a result of the Exchange Offer, the Series L Preferred Stock may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. Such a decrease in liquidity may also make it more difficult for holders of shares of Series L Preferred Stock that do not tender their shares in the Exchange Offer to sell their shares of Series L Preferred Stock. In addition, if a significant number of shares of Series L Preferred Stock do not remain outstanding after the Exchange Offer, we may not continue to meet the NASDAQ continued listing standards for such securities. Under such circumstances, NASDAQ may opt to pursue delisting of the Series L Preferred Stock, and we may opt to or be required to delist the Series L Preferred Stock from the TASE, in which case there would no longer be a public market to sell Series L Preferred Stock.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Series L Preferred Stock.

We are not making a recommendation as to whether you should exchange your Series L Preferred Stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Series L Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

Our acquisition of any shares of Series L Preferred Stock that are not tendered in the Exchange Offer may be on terms more or less favorable than the terms of the Exchange Offer.

We may acquire outstanding shares of Series L Preferred Stock that are not tendered in the Exchange Offer through open market purchases, privately negotiated transactions, other tender or exchange offers, redemptions in accordance with the terms of the Series L Preferred Stock or such other means as we deem appropriate. Any such transactions will occur upon the terms and at prices as we may determine in our sole discretion, which may be more or less favorable than the terms of the Exchange Offer, and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

Our charter contains restrictions upon ownership and transfer of our Series M Preferred Stock and Common Stock, which may impair the ability of holders to acquire the Series M Preferred Stock and Common Stock in the Exchange Offer.

Our charter contains restrictions on ownership and transfer of the Series M Preferred Stock and Common Stock that are intended to, among other matters, assist us in maintaining our qualification as a REIT for federal income tax purposes, including a prohibition on the beneficial or constructive ownership of more than 9.8%, in number or value, whichever is more restrictive, of the aggregate of our outstanding shares of capital stock or 9.8% in number or value, whichever is more restrictive, of the outstanding shares of our Common Stock. See “Description of Our Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer” in this prospectus. These restrictions may impair the ability of holders to receive Series M Preferred Stock or Common Stock in the Exchange Offer or to resell any of such shares following the Exchange Offer.

Risks Related to Our Capital Stock

Instruments designated as preferred stock are relatively new to the Israeli capital market and there can be no assurance as to the acceptance and pricing by the Israeli market of our Series M Preferred Stock.

Until recently, Israeli legislation and the ISA’s guidance prohibited the issuance of preferred stock by public companies in Israel. Our Series L Preferred Stock, issued in November 2017, was the first offering of preferred stock in the Israeli market since the change in legislation and few offerings of preferred stock in the Israeli market have occurred since then.  Accordingly, it is difficult to anticipate how the offering will be accepted by the Israeli market or how our Series M Preferred Stock will be priced in the secondary market.

There is currently no public market for our Series M Preferred Stock, and no assurance can be made that any such market will develop.

There is no existing public market for our Series M Preferred Stock. We do not intend to distribute and market our Series M Preferred Stock in the United States. Although we intend to apply for the listing of shares of our Series M Preferred Stock on NASDAQ and the TASE and we do not expect to commence the Exchange Offer until such applications are approved, no assurance can be given as to the following:

•                  the likelihood that, after approval for listing, an active trading market for our Series M Preferred Stock will develop or be sustained;

•                  the liquidity of any such market;

•                  the ability of holders of our Series M Preferred Stock to sell their securities; or

•                  the prices that holders of our Series M Preferred Stock may obtain upon the sale of such shares.

Additionally, our charter contains restrictions on the ownership and transfer of our capital stock, as described in “Description of Our Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer” in this prospectus. These restrictions may inhibit the ability of a holder to sell their shares of Series M Preferred Stock or Common Stock promptly or at all.

The listing of our Common Stock and Series M Preferred Stock on more than one stock exchange may result in price variations that could adversely affect liquidity of the market for our securities.

Our Common Stock is listed on NASDAQ and the TASE and we do not expect to commence the Exchange Offer unless and until our Series M Preferred Stock is approved for listing on NASDAQ and the TASE. The dual-listing of our Series M Preferred Stock and Common Stock may result in price variations of our securities between the two exchanges due to a number of factors. First, trading in our securities on these markets takes place in different currencies (USD on NASDAQ and ILS on the TASE). In addition, the exchanges are open for trade at different times of the day and on different days. For example, NASDAQ opens generally during U.S. business hours, Monday through Friday, while the TASE opens generally during Israeli business hours, Sunday through Thursday. The two exchanges also observe different public holidays. Differences in the trading schedules, as well as volatility in the exchange rate of the two currencies, among other factors, may result in different trading prices for our Series M Preferred Stock and Common Stock on the two exchanges. Any decrease in the trading price of our Series M Preferred Stock or Common Stock in one market could cause a decrease in the trading price of such security on the other market.

The dual-listing of our Series M Preferred Stock may adversely affect liquidity and trading prices for our Series M Preferred Stock and Common Stock on one or both of the exchanges as a result of circumstances that may be outside of our control. For example, transfers by investors of our securities from trading on one exchange to the other could result in increases or decreases in liquidity and/or trading prices on either or both of the exchanges. In addition, investors could seek to sell or buy our Series M Preferred Stock or Common Stock to take advantage of any price differences between the two markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the prices of and volumes of our Series M Preferred Stock and Common Stock available for trading on either exchange.

There may be a high volume of sales of shares of our Common Stock following the Potential CIM REIT Liquidation, which may cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Following the Potential CIM REIT Liquidation, the 27 institutional investors who previously held shares of our Common Stock through their investment in CIM REIT will be permitted to dispose of such shares. Such shares would not be subject to any restrictions on trading or lockup or similar agreements. There may be significant pent-up demand for one or more of such institutional investors to sell the shares of our Common Stock that it holds. A large volume of sales of shares of our Common Stock could decrease the prevailing market price of shares of our Common Stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of shares of our Common Stock do not occur, the mere perception of the possibility of these sales could depress the market price of shares of our Common Stock and have a negative effect on our ability to raise capital in the future.

Changes in market conditions could adversely affect the market prices of our Common Stock and, if the applications to list on NASDAQ and the TASE are approved, our Series M Preferred Stock.

The market value of our Common Stock and, if our applications to list on NASDAQ and/or the TASE are approved, our Series M Preferred Stock, as with other publicly traded equity securities, will depend on various market conditions, which may change from time to time. In addition to the economic environment and future volatility in the securities and credit markets, the market conditions described in the risk factor “We intend to rely in part on external sources of capital to fund future capital needs and, if we encounter difficulty in obtaining such capital, we may not be able to meet maturing obligations or make additional acquisitions” in this prospectus may affect the values of our Series M Preferred Stock and/or Common Stock. In addition, increases in market interest rates may lead investors to demand a higher annual yield from our distributions in relation to the price of our Series M Preferred Stock and Common Stock.

The market value of our Common Stock is based primarily upon the market’s perception of our growth potential and our current and potential future earnings and cash dividends and our capital structure. Consequently, our Common Stock or our Series M Preferred Stock may trade at prices that are higher or lower than our NAV per share of Common Stock or the Series M Stated Value of $28.37, respectively. If our future earnings or cash distributions are less than expected, the market prices of our Common Stock or Series M Preferred Stock could decline.

The limited trading market for our Common Stock subjects our share price to greater volatility and, as a result, a holder of our Common Stock may not be able to resell his or her shares at or above the price at which they were acquired.

Although our Common Stock is listed for trading on NASDAQ and the TASE, the volume of trading in our Common Stock has been lower than many other companies listed on these exchanges because, as of October 3, 2018, approximately 95.05% of our Common Stock is owned by Urban Partners II, LLC, a fund managed by an affiliate of CIM Group that we refer to as “Urban II,” other affiliates of CIM Group and our executive officers and directors. Additionally, in connection with the Potential Return of Capital Event, we may engage in one or more transactions involving the repurchase of shares of our Common Stock using a portion of the proceeds received from the Potential Sale, which would further reduce the volume of trading in our Common Stock.

A public trading market with depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Limited trading volume may subject our Common Stock to greater price volatility and may make it difficult for investors to sell shares at a price that is attractive to them.

Although our Series M Preferred Stock will be listed on NASDAQ (assuming our application for listing is approved), we do not expect an active trading market to develop in the United States.

Distributions on our Series M Preferred Stock and the liquidation preference and the redemption price of our Series M Preferred Stock will be paid in ILS. As a result, we do not expect an active trading market for our Series M Preferred Stock to develop in the United States. If an active trading market does not develop or is not sustained, it may be difficult or impossible for a holder of our Series M Preferred Stock to resell his or her shares of Series M Preferred Stock in the United States at or above the price paid for them.

The existing mechanism for the dual-listing of securities on NASDAQ and the TASE may be eliminated or otherwise altered such that we may be subject to additional regulatory burden and additional costs.

The existing Israeli regulatory regime provide a mechanism for the dual-listing of securities traded on NASDAQ and the TASE that does not impose any significant regulatory burden or significant costs on the Company. If this dual-listing regime is eliminated or otherwise altered such that the Company is unable or unwilling to comply with the regulatory requirements, we may incur additional costs and we may consider delisting of our Series M Preferred Stock and Common Stock from the TASE.

In the event our Common Stock is delisted from the TASE, we are likely to delist our Series M Preferred Stock from the TASE.

In the event our Common Stock is delisted from the TASE for any reason, we are likely to delist our Series M Preferred Stock from the TASE and cease any reporting requirements in Israel. In such event, the holders of the Series M Preferred Stock may be able to trade their Series M Preferred Stock only on NASDAQ, which may not be an active market for that purpose.

Our Series M Preferred Stock ranks junior to our Common Stock to the extent of the Initial Dividend and our Series A Preferred Stock with respect to distributions, and our Common Stock ranks junior to our Series A Preferred Stock and, except to the extent of the Initial Dividend, junior to our Series L Preferred Stock and Series M Preferred Stock with respect to distributions.

The rights of the holders of shares of our Series A Preferred Stock and, other than to the extent of the Initial Dividend, our Series L Preferred Stock and Series M Preferred Stock rank senior to the rights of the holders of shares of our Common Stock as to distributions. Holders of our Common Stock are not entitled to receive distributions, except if, as and when authorized by our Board of Directors and declared by us out of legally available funds. The Initial Dividend for a given fiscal year is a minimum annual amount, in USD, that is announced by us at the end of the prior fiscal year. On December 21, 2017, our Board of Directors announced an Initial Dividend on shares of our Common Stock for fiscal year 2018 in the aggregate amount of $21,892,469.

The rights of the holders of shares of our Series A Preferred Stock and, to the extent of the Initial Dividend, our Common Stock rank senior to the rights of the holders of shares of our Series M Preferred Stock as to distributions, and rank on parity with the rights of the holders of shares of our Series L Preferred Stock. Subject to certain exceptions, holders of our Series M Preferred Stock are entitled to receive the Series M Preferred Distributions, which are cumulative cash distributions in ILS on each share of Series M Preferred Stock at an annual rate of 5.5%, which rate is subject to increase, of the Series M Stated Value.

We will be permitted to declare and pay a portion or all of the Series M Preferred Distribution with respect to a given year only if the Preferred Distribution Conditions are met, as described in “Description of Our Capital Stock—Series M Preferred Stock” in this prospectus. The Preferred Distribution Conditions include a requirement that we declare and pay the Initial Dividend. While there are no limitations on the maximum amount of the Initial Dividend that can be paid in a particular year, we do not intend to announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe would cause us to be unable to make a future distribution on our Series M Preferred Stock or on any other outstanding share of preferred stock.

The position of the Israeli tax authorities with respect to the taxation of the Series M Preferred Stock and any changes in Israeli taxation legislation or may have material implications on the tax liability for Israeli investors holding our Series M Preferred Stock.

Israeli tax legislation currently does not regulate the taxation, including the withholding tax aspects, of preferred stock issued by non-Israeli REITs held by Israeli investors. The material Israeli tax consequences discussed in this prospectus are based on the expected outcome of a direct tax ruling from the ITA with respect to our Series M Preferred Stock that we expect to receive prior to the commencement of the Exchange Offer. Differences between our current expectations and the ITA’s actual position as set forth in a tax ruling or in applicable Israeli tax legislation may have material implications on the tax liability for Israeli investors holding our Series M Preferred Stock.

Certain Israeli investors in our Series M Preferred Stock may be subject to double withholding tax for payments which are not classified as a return of capital.

Prior to the commencement of the Exchange Offer, we intend to ask the ITA to apply the holdings of the tax ruling issued with respect to our Series L Preferred Stock to our Series M Preferred Stock. As a result, based on the tax ruling received from the ITA with respect to our Series L Preferred Stock, no TASE member withholding any applicable Israeli withholding taxes is expected to grant an Israeli tax credit to offset any tax withheld in the United States with respect to distributions on our Series M Preferred Stock. Therefore, in the event that any distribution on our Series M Preferred Stock is not classified as a return of capital (and, as a result, is subject to United States withholding tax), certain investors in our Series M Preferred Stock may be subject to withholding tax both in the United States and in Israel at a combined maximum rate for individuals of 50% of the payment. Nevertheless, such Israeli investors may receive a tax credit for such excess withholding tax by filing a tax return report with the ITA at the end of any calendar year in which such double taxation occurs. Refer to “Material Israeli Tax Consequences” in this prospectus for further information.

We may suffer from delays in deploying capital, which could adversely affect our ability to pay distributions to our stockholders and the value of our securities.

We could suffer from delays in deploying capital, particularly if the capital we raise in the offering of our Series A Preferred Stock outpaces our Operator’s ability to identify acquisitions and/or close on them. Such delays, which may be caused by a number of factors, including competition in the market for the same real estate opportunities, may adversely affect our ability to pay distributions to our stockholders and/or the value of their overall returns on investment in our securities.

The cash distributions received by holders of Common Stock and Preferred Stock may be less frequent or lower in amount than expected by such holders.

Our Board of Directors will determine the amount and timing of distributions on our Common Stock and Preferred Stock. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash resources available for distributions, capital spending plans, cash flow, financial position, applicable requirements of the MGCL and any applicable contractual restrictions. We cannot assure that we will be able to consistently generate sufficient available cash flow to fund distributions on our Common Stock and/or Preferred Stock, nor can we assure that sufficient cash will be available to make distributions on our Common Stock and/or Preferred Stock (in each case, even to the extent of the Initial Dividend). While holders of Common Stock are entitled to receive distributions if, as and when authorized by our Board of Directors and declared by us out of legally available funds, we cannot predict with certainty the amount of distributions holders of Common Stock may receive and we may be unable to pay, maintain or increase such distributions over time.

While the holders of Series M Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, the Series M Preferred Distribution, we cannot predict with certainty the amount of distributions holders of our Series M Preferred Stock may receive and we may be unable to pay any or all of the Series M Preferred Distribution from time to time. Our ability to pay the Series M Preferred Distribution is limited by the conditions discussed in “Description of Our Capital Stock—Series M Preferred Stock—Distributions.”

Any payment of distributions, the redemption price or the liquidation preference of our Series M Preferred Stock will be subject to currency risk, which will be borne entirely by holders of our Series M Preferred Stock.

The Company operates entirely within the United States and our financial results are reported in USD. However, distributions on and payments related to our Series M Preferred Stock, although calculated and declared by us in USD, will be paid in ILS. As a result, holders of our Series M Preferred Stock will bear the currency risk associated with any distribution, redemption price or liquidation preference paid on shares of our Series M Preferred Stock. We will not adjust the terms of our Series M Preferred Stock to compensate for any changes in foreign currency exchange rates or policies.

We will declare the amount of the Series M Preferred Distribution, if any, in USD no later than December 15 of any year for which our Board of Directors has authorized a Series M Preferred Distribution. Holders will receive payment, in ILS, at an exchange rate equal to the weighted average of the USD/ILS exchange rates of all the transactions (which shall be one or more) completed by the Bank(s) (as defined in “Description of Our Capital—Series M Preferred Stock—Distributions” in this prospectus) through which the payment is converted to ILS, which rate we refer to as the “Current Exchange Rate,” on the third TASE Trading Day preceding the Series M Distribution Payment Date. A “TASE Trading Day” refers to any day on which the TASE is open for trading. The “Series M Distribution Payment Date” is, at the selection of the Company, a date no earlier than December 1 of the year for which such distribution was declared and no later than January 31 of the year following the year for which such distribution was declared. As a result, holders of our Series M Preferred Stock may be exposed to fluctuations in the USD/ILS exchange rate between the date on which the

Series M Preferred Distribution is converted from USD to ILS and the Series M Distribution Payment Date. This currency risk may affect the value of our Series M Preferred Stock. Specifically, as the value of USD relative to ILS declines, the ILS equivalent of our distributions on Series M Preferred Stock declared in USD will also decline. Therefore, distributions received by holders of our Series M Preferred Stock will likely fluctuate each year, even if the Company pays the full Series M Preferred Distribution due and payable each year.

On a quarterly basis, the Company will be permitted to redeem and, from and after the second anniversary of the Settlement Date, each holder will have the right to require the Company to redeem, shares of Series M Preferred Stock for a redemption price payable in cash. Any such redemption will be paid by the Company in ILS based on the Current Exchange Rate on the third TASE Trading Day preceding the date on which the redemption payment is due. As a result, holders of our Series M Preferred Stock will be exposed to fluctuations in the USD to ILS exchange rate for a period of up to three TASE Trading Days.

Likewise, any liquidation preference payable to a holder of our Series M Preferred Stock will be paid in ILS and will present the same currency risks as detailed above.

We will not pay any portion of the redemption price related to accrued and unpaid Series M Preferred Distributions if the Preferred Distribution Conditions are not satisfied.

From and after second anniversary of the Settlement Date, each holder will have the right to require the Company to redeem all or any of the shares of Series M Preferred Stock held by such holder at a redemption price equal to 96.25% of the Series M Stated Value plus, provided the Preferred Distribution Conditions are satisfied and the Company is otherwise permitted to pay Series M Preferred Distributions as of the effective date of the redemption, any accrued and unpaid Series M Preferred Distributions through and including the effective date of the redemption. A holder that requires us to redeem Series M Preferred Stock at a time when the Preferred Distribution Conditions are not satisfied, or when the Company is not otherwise permitted to pay Series M Preferred Distributions, will forfeit any accrued and unpaid Series M Preferred Distributions as of the effective date of redemption. If the Company has not satisfied the Preferred Distribution Conditions for a given quarter, the Company will announce such non-satisfaction of the conditions prior to the period of holder redemption as described in “Description of Our Capital Stock—Series M Preferred Stock—Redemption at the Option of a Holder” in this prospectus.

If for any given quarter the Preferred Distribution Conditions are not met or the Company is in arrears for the Series M Preferred Distribution as of such quarter, we will not be able to exercise our redemption right as the redemption price would include accrued and unpaid Series M Preferred Distributions through and including the effective date of the redemption.

The Series M Preferred Distribution will cease to accrue on any shares of our Series M Preferred Stock that are redeemed, whether at our option or at the option of a holder, in advance of the date of payment for such redemption.

The effective date of redemption for any shares of our Series M Preferred Stock that are redeemed at the option of a holder in a given quarter will be the last day of the quarter in which the holder delivers a notice of redemption. Following such date, such shares of Series M Preferred Stock so redeemed will no longer be deemed outstanding, the Series M Preferred Distribution will cease to accrue on such shares of Series M Preferred Stock and the sole right of a holder with respect to such shares of Series M Preferred Stock will be the right to receive the redemption payment for such shares on the applicable redemption payment date and, if applicable, the right to receive on the Series M Distribution Payment Date the amount of any Series M Preferred Distribution for which a Series M Distribution Record Date occurred before the declared effective date of the redemption.

The effective date of redemption for any shares of our Series M Preferred Stock that are redeemed at the option of the Company in a given quarter will be (i) with respect to each of the first three quarters of the year, the first TASE Trading Day following the Holder Redemption Payment Date occurring in the following quarter and (ii) with respect to the fourth quarter of the year, the first TASE Trading Day following the Series M Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company. However, the holders of shares of Series M Preferred Stock so redeemed will no longer have a right to receive Series M Preferred Distributions with respect to such shares following the end of the quarter in which the Company Redemption Notice Date (as defined in “Description of Our Capital Stock—Series M Preferred Stock—Redemption at the Option of the Company”) occurs.

For further information regarding the timing of the notices of redemption and redemption payments, please refer to “Description of Our Capital Stock—Series M Preferred Stock—Redemption at the Option of a Holder” and “Description of Our Capital Stock—Series M Preferred Stock—Redemption at the Option of the Company” in this prospectus.

An investment in our Series M Preferred Stock by a holder whose home currency is not ILS entails significant risks.

An investment in securities that are denominated in, and all payment in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, which we refer to as the “home currency,” entails significant risks not associated with a similar investment in a security denominated in the home currency. These risks include the possibility of significant changes in rates of exchange between the home currency of the holder and ILS, costs of conversion between the home currency of the holder and ILS, and the possibility of the imposition or subsequent modification of foreign exchange controls.

Any distribution or redemption price payable with respect to our Series M Preferred Stock will be paid in ILS. In the past, rates of exchange between ILS and certain currencies have been highly volatile and volatility may occur in the future. However, past fluctuations in any particular exchange rate are not necessarily indicative of fluctuations in the rate that may occur in the future. As the value of ILS declines in relation to the home currency of a holder of our Series M Preferred Stock, such holder will experience a decrease in the yield associated with our Series M Preferred Stock and may experience a loss.

The liquidation preference of our Series M Preferred Stock ranks subordinate to the claims of our creditors and, with respect to any accrued and unpaid Series M Preferred Distributions, subordinate to our Series A Preferred Stock and Common Stock to the extent of the Initial Dividend, and on parity with our Series L Preferred Stock and, with respect to the Series M Stated Value, on parity with our Series A Preferred Stock, our Series L Preferred Stock and any other capital stock on parity with respect to liquidation that we may issue in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, after payment or provision for our debts and other liabilities, our assets legally available for distribution to our stockholders will be distributed as follows:

•                  first, pro rata to (i) holders of our Series M Preferred Stock in an amount per share equal to the Series M Stated Value, (ii) holders of our Series L Preferred Stock, in an amount per share equal to the Series L Stated Value, (iii) holders of our Series A Preferred Stock, in an amount per share equal to the Series A Stated Value (as defined in “Description of Our Capital Stock—Series A Preferred Stock” in this prospectus), plus an amount equal to all accrued and unpaid dividends (whether or not declared) on our Series A Preferred Stock and (iv) holders of any other class or series of capital stock ranking on parity with our Series M Preferred Stock, Series L Preferred Stock and Series A Preferred Stock with respect to rights upon our redemption, liquidation, winding-up or dissolution, to the extent provided by the terms of such class or series of capital stock;

•                  second, to holders of our Common Stock in an amount equal to the amount of any unpaid Initial Dividend;

•                  third, pro rata to (i) holders of our Series M Preferred Stock, in an amount equal to any accrued and unpaid Series M Preferred Distribution, and (ii) holders of our Series L Preferred Stock, in an amount equal to any accrued and unpaid Series L Preferred Distribution; and

•                  fourth, to holders of our Common Stock and any other class or series of capital stock ranking junior to our Series M Preferred Stock.

The rights of holders of our Series M Preferred Stock in relation to the rights of holders of our Series A Preferred Stock, Series L Preferred Stock, Common Stock and other classes or series of capital stock could negatively impact the return on investment of our Series M Preferred Stock in the event the Company is liquidated, dissolved or wound-up. The terms of the Series M Preferred Stock do not restrict our ability to authorize or issue shares of a class or series of preferred stock with rights to distributions or upon liquidation that are on parity with or senior to the Series M Preferred Stock or to incur additional indebtedness. The terms of the Series M Preferred Stock do not contain any provision affording the holders of shares of Series M Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business.

The terms of our Series M Preferred Stock do not contain any financial covenants, other than a limited restriction on our ability to issue shares of preferred stock.

Until November 21, 2022, we are prohibited from issuing any shares of preferred stock ranking senior to or on parity with the Series M Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and/or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio is equal to or greater than 1.25:1.00 as of the last day of the Calculation Period, as such terms are defined in “Description of Our Capital Stock—Series M Preferred Stock—Fixed Charge Coverage Ratio” in this prospectus. Our good faith determination of an applicable Minimum Fixed Charge Coverage Ratio shall be binding absent manifest error for purposes of this restriction.

The terms of our Series M Preferred Stock do not limit our ability to incur indebtedness or make distributions. As of June 30, 2018, our total consolidated indebtedness was approximately $666,932,000, and we may incur additional debt in the future. The Series M Preferred Stock is subordinate to all of our existing and future debt and liabilities. Our future debt may include restrictions on our ability to pay distributions to preferred stockholders or make redemptions in the event of a default under such debt agreements or other circumstances. In addition, while the Series M Preferred Stock ranks senior to our Common Stock with respect to payment of distributions, except to the extent of the Initial Dividend, and amounts payable upon our liquidation, dissolution or winding up, to the extent of the Series M Stated Value, we are allowed to pay dividends on our Common Stock so long as we are current in the payment of the Series M Preferred Distribution, Series L Preferred Distribution and Series A Preferred Distribution. Further, the terms of our Series M Preferred Stock do not restrict our ability to repurchase shares of our Common Stock so long as we are current in the payment of Series M Preferred Distributions. Such dividends on or repurchases of our Common Stock may reduce the amount of cash on hand to pay the redemption price of our Series M Preferred Stock.

Holders of our Series M Preferred Stock will have no voting rights with respect to such shares.

The terms of our Series M Preferred Stock do not entitle holders to voting rights. Our Common Stock is currently the only class of our capital stock that carries any voting rights.

Our Common Stock ranks junior to the Series A Preferred Stock in all respects and ranks junior to the Series M Preferred Stock and Series L Preferred Stock with respect to distributions, except to the extent of the Initial Dividend, and upon liquidation, to the extent of the Series M Stated Value and the Series L Stated Value.

The rights of the holders of shares of our Common Stock as to distributions rank junior to the rights of the holders of shares of our Series A Preferred Stock and, except to the extent of the Initial Dividend, our Series M Preferred Stock and Series L Preferred Stock.  Unless full cumulative dividends on shares of our Series A Preferred Stock, Series L Preferred Stock and Series M Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock for any period.

The rights of the holders of shares of our Common Stock upon any voluntary or involuntary liquidation, dissolution or winding up of our Company also rank junior to the rights of the holders of Series A Preferred Stock and, to the extent of the Series L Stated Value and the Series M Stated Value, holders of Series L Preferred Stock and Series M Preferred Stock, respectively.  However, holders of our Common Stock are entitled to receive an amount equal to the amount of any unpaid Initial Dividend prior to our payment to holders of our Series L Preferred Stock and Series M Preferred Stock of any accrued and unpaid Series L Preferred Distribution and Series M Preferred Distribution, respectively.

We have the option to redeem shares of Series M Preferred Stock at any time and from time to time, without the consent of the holder of such shares.

From the date of issuance of the Series M Preferred Stock, we will have the right (but not the obligation) to redeem, at any time and from time to time, any or all shares of our Series M Preferred Stock at a redemption price, payable in ILS, equal to 96.25% of the Series M Stated Value (subject to reduction by an amount equal to the Adjustment Amount with respect to any shares of Series M Preferred Stock redeemed at our election prior to the Series M Distribution Record Date for the first Series M Preferred Distribution), plus accrued and unpaid Series M Preferred Distributions as of the last day of the quarter in which we give notice of such redemption.

However, if for any given quarter the Preferred Distribution Conditions are not met, or we are in arrears on the Series M Preferred Distributions, we will not be able to exercise our redemption rights.

Our NAV is an estimate of the fair value of our properties and real estate-related assets and may not necessarily reflect realizable value.

The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. Neither the Financial Industry Regulatory Authority nor the SEC provides rules on the methodology we must use to determine our estimated NAV per share. We believe there is no established practice among public REITs for calculating estimated NAV. Different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that is significantly different from our estimated NAV.

Our estimated NAV, as determined by us from time to time, is calculated by relying in part on appraisals of our real estate assets and the assets of our lending segment. However, valuations of these assets do not necessarily represent the price at which a willing buyer would purchase such assets; therefore, there can be no assurance that we would realize the values underlying our estimated NAVs if we were to sell our assets and distribute the net proceeds to our stockholders. The values of our assets and liabilities, and therefore our NAV, are likely to fluctuate over time based on changes in value, investment activities, capital activities, indebtedness levels, and other various activities.

We may issue shares of our Common Stock at prices below the then-current NAV per share of our Common Stock, which could materially reduce our NAV per share of our Common Stock.

Any sale or other issuance of shares of our Common Stock at a price below the then-current NAV per share will result in an immediate reduction of our NAV per share. This reduction would occur as a result of a proportionately greater decrease in a stockholder’s interest in our earnings and assets than the increase in our assets resulting from such issuance. For example, if we issue a number of shares of Common Stock equal to 5% of our then-outstanding shares at a 2% discount from NAV, a holder of our Common Stock who does not participate in that offering to the extent of its proportionate interest in the Company will suffer NAV dilution of up to 0.1%, or $1 per $1,000 of NAV. Because the number of future shares of our Common Stock that may be issued below our NAV per share and the price and timing of such issuances are not currently known, we cannot predict the resulting reduction in our NAV per share of any such issuance.

The ownership percentage of holders of our Common Stock may be diluted if we issue new shares of Common Stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our Common Stock or Series M Preferred Stock.

Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of our Common Stock and to raise capital through the issuance of shares of Preferred Stock and equity or debt securities convertible into Common Stock, preferred stock, options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. In addition, our Board of Directors may, in its sole discretion, authorize us to issue Common Stock or other equity or debt securities to persons from whom we purchase properties, as part or all of the purchase price of the property. Our Board of Directors, in its sole discretion, may determine the price of any Common Stock or other equity or debt securities issued in consideration of such properties or services provided, or to be provided, to us.

We may make redemption payments under the terms of our Series A Preferred Stock and Series L Preferred Stock in shares of our Common Stock. Although the dollar amounts of such payments are unknown, the number of shares of our Common Stock to be issued in connection with such payments may fluctuate based on the price of our Common Stock. Any sales or perceived sales in the public market of shares of our Common Stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our Common Stock. The existence of our Series A Preferred Stock and Series L Preferred Stock may encourage short selling by market participants because the possibility that redemption payments will be made in shares of our Common Stock could depress the market price of shares of our Common Stock. Further, any such issuance could result in dilution of the equity of our stockholders.

Our charter also authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of Preferred Stock in addition to our Series A Preferred Stock, our Series L Preferred Stock, and our Series M Preferred Stock and equity or debt securities convertible into Preferred Stock and to set the voting powers, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (or other equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any class or series of Preferred Stock with preferences, powers, and rights senior to the rights of holders of our Common Stock or Series M Preferred Stock. If we ever create and issue additional Preferred Stock or equity or debt securities convertible into Preferred Stock with a distribution preference over our Common Stock or Series M Preferred Stock, payment of any distribution preferences of such new outstanding Preferred Stock would reduce the amount of funds available for the payment of distributions on our Common Stock or series M Preferred Stock, as applicable. Further, holders of Preferred Stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the holders of our Common Stock, likely reducing the amount the holders of our Common Stock would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional Preferred Stock may delay, prevent, render more difficult or tend to discourage, a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

No stockholders have rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue Common Stock, convertible debt or preferred stock pursuant to subsequent public offerings or private placements. Investors in our Common Stock who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any future offerings and the value of our assets, such investors may experience dilution in the book value and fair market value of, and the amount of distributions paid on, their shares of Common Stock, if any.

Our ability to redeem (at our option or at the option of the holder), and pay distributions on, shares of our Series M Preferred Stock may be limited by Maryland law.

Under Maryland law, a corporation may redeem, or pay distributions on, stock as long as, after giving effect to the redemption or distribution, the corporation is able to pay its debts as they become due in the usual course (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the redemption or distribution, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed or on which distributions are being paid (the balance sheet solvency test). If the Company is insolvent at any time when a redemption of, or distribution on, shares of Series M Preferred Stock is required to be made, the Company may not be able to effect such redemption or distribution.

A holder’s ability to cause us to redeem shares of our Series M Preferred Stock may be limited by the terms of the Series L Preferred Stock and the Series A Preferred Stock.

The terms of the Series L Preferred Stock and Series A Preferred Stock prohibit us from redeeming shares of Series M Preferred Stock (even pursuant to the holder’s optional redemption right) unless full cumulative dividends have been paid or declared and set aside for payment on the Series L Preferred Stock and the Series A Preferred Stock for all past distribution periods.

Holders of our securities are subject to inflation risk.

Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in our Series M Preferred Stock or Common Stock, or the income from that investment, will be worth less in the future. As inflation occurs, the real value of our Series M Preferred Stock or Common Stock and distributions payable on such shares may decline because the rate of distribution will remain the same.

If market interest rates go up, holders of or prospective investors in our Series M Preferred Stock or Common Stock may expect a higher distribution rate on their investment. Higher market interest rates would not, however, result in more funds for us to pay distributions and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distributions, and higher interest rates will not change the distribution rate on the Series M Preferred Stock. Thus, higher market interest rates could cause the market price of our Series M Preferred Stock or Common Stock to decline.

Changes in or the withdrawal of credit ratings issued by U.S. or Israeli statistical rating organizations could adversely affect our cost of financing or the market price of our securities.

Credit rating agencies may rate the Company or our Series M Preferred Stock from time to time based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies may include maintaining, upgrading or downgrading the current rating or placing the Company or our Series M Preferred Stock on a watch list for possible future downgrading. Additionally, the Company may, in its sole discretion, determine to withdraw any existing credit rating at any time. A downgrade of the credit rating of the Company or our Series M Preferred Stock (or placement of the same on a watch list for possible future downgrading), or the Company’s decision to withdraw any such credit rating could limit our access to the credit markets, increase our cost of financing and/or have an adverse effect on the market price of our securities, including our Series M Preferred Stock.

If research analysts publish or establish target prices for our Series M Preferred Stock that are below the Series M Stated Value, the price of our Series M Preferred Stock may fall.

Although the Series M Stated Value may have little or no relationship to a price that would be determined using traditional indicators of value (such as our future prospects and those of our industry in general; our financial and operating information; multiples of revenue, earnings, cash flows and other operating metrics; market prices of our securities and other financial and operating information of companies engaged in activities similar to ours), research analysts may rely upon these valuation methods to establish target prices for our Series M Preferred Stock. If research analysts publish target prices for our Series M Preferred Stock that are below the Series M Stated Value, the market price of our Series M Preferred Stock may decline.

There is no minimum condition to the Exchange Offer or with respect to the ability of holders of Series L Preferred Stock to elect to receive shares of Series M Preferred Stock or Common Stock in exchange for their Series L Preferred Stock.

We expect to offer to exchange all outstanding shares of Series L Preferred Stock for, at the election of the holders thereof, shares of our Series M Preferred Stock or Common Stock.  The Exchange Offer is not conditioned on any minimum aggregate number of shares of our Series L Preferred Stock being tendered for exchange, nor is the ability of holders of Series L Preferred Stock to elect the consideration received for such shares subject to any minimum participation for each election.  As a result, there can be no assurance regarding the number of outstanding shares of Series L Preferred Stock, Series M Preferred Stock and Common Stock following the Exchange Offer. For instance, if a significant proportion of holders of Series L Preferred Stock elect to exchange such shares for Common Stock, the trading markets for our Series L Preferred Stock and Series M Preferred Stock may be less liquid than the existing trading market for our Series L Preferred Stock, which could make it difficult for holders of our Series L Preferred Stock and Series M Preferred Stock to sell such shares or could affect our ability to meet the NASDAQ continued listing standards for such securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information set forth herein contains “forward-looking statements,” including a description of certain potential events. You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “target,” “could,” “would,” “should,” “estimate,” “continue,” “pursue” or “potential” or the negative or other words or expressions of similar meaning, may identify forward-looking statements.

CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements, including those risks, uncertainties and other factors described in “Risk Factors” in this prospectus.

As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this prospectus. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

Forward-looking statements are necessary estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

•                  global, national, regional and local economic conditions;

•                  competition from other available space;

•                  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•                  management of our properties;

•                  the development and/or redevelopment of our properties;

•                  changes in market rental rates;

•                  the timing and costs associated with property improvements and rentals;

•                  whether we are able to pass all or portions of any increases in operating costs through to tenants;

•                  changes in real estate taxes and other expenses;

•                  whether tenants and users such as customers and shoppers consider a property attractive;

•                  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•                  availability of financing on acceptable terms or at all;

•                  inflation, interest rate, securities market and monetary fluctuations;

•                  movements in interest rates;

•                  negative trends in our market capitalization and adverse changes in the price of our Common Stock;

•                  political instability;

•                  acts of war or terrorism;

•                  changes in consumer spending, borrowings and savings habits;

•                  technological changes;

•                  our ability to obtain adequate insurance;

•                  changes in zoning laws and taxation;

•                  government regulation;

•                  consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

•                  potential liability under environmental or other laws or regulations;

•                  natural disasters;

•                  general competitive factors;

•                  climate changes;

•                  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•                  ability to retain and attract skilled employees;

•                  changes in our organization, compensation and benefit plans; and

•                  our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE EXCHANGE OFFER

Subject to the terms set forth in this prospectus, we expect to issue, in exchange for outstanding shares of our Series L Preferred Stock validly tendered and not validly withdrawn on or prior to the Expiration Date, at the election of each tendering holder, newly issued shares of our Common Stock or our Series M Preferred Stock. You may exchange any or all of your shares of Series L Preferred Stock in the Exchange Offer. All shares of Series L Preferred Stock accepted for exchange in the Exchange Offer will return to the status of authorized but unissued shares of Preferred Stock without designation as to class or series.

The Company does not intend to commence, and no holder of shares of Series L Preferred Stock will be able to participate in, the Exchange Offer unless and until the Company consummates the Potential Recapitalization and determines the CIM Purchase Price.

Purpose of the Exchange Offer

In connection with the Potential Recapitalization (as defined in “Summary—CIM Commercial Trust Corporation—Potential Recapitalization” in this prospectus), the Company is conducting the Exchange Offer in order to provide each holder of shares of Series L Preferred Stock the option, earlier than such holder would have been permitted to redeem such shares, to exchange such shares of Series L Preferred Stock for either (i) Series M Preferred Stock, which would provide an earlier opportunity for such holder to liquidate its investment in the Company, or (ii) Common Stock, assuming a price per share equal to the price at which certain of our directors and officers acquire shares of our Common Stock. See “Our Business and Properties—Company Overview—Potential Recapitalization” in this prospectus.

Exchange Ratio

For each share of Series L Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue, at the election of the holder:

•                  a number of newly issued shares of our Common Stock equal to the quotient of (i) the Series L Stated Value, or $28.37, plus accrued and unpaid distributions on such share of Series L Preferred Stock through and including the Expiration Date, divided by (ii) the CIM Purchase Price, or

•                  one newly issued share of our Series M Preferred Stock.

Conditions to Completion of the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be obligated to accept for exchange validly tendered shares of Series L Preferred Stock pursuant to the Exchange Offer if the following conditions have not been satisfied or, to the extent permissible under applicable law, waived by us on or prior to the Expiration Date:

•                  the registration statement of which this prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement and no proceedings for that purpose have been instituted or pending or, to our knowledge, are contemplated or threatened by the SEC or the ISA;

•                  we shall have obtained any approvals, licenses, permits or consents of any competent authority or any other approval which, in our reasonable judgment, are necessary in order to consummate the Exchange Offer;

•                  no change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general legal, economic, financial, currency exchange or market conditions in the United States, Israel or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the Exchange Offer, and, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, no material acceleration or worsening thereof shall have occurred or be threatened;

•                  there shall not have occurred (i) any suspension or limitation of trading in securities generally in the securities or financial markets of the United States or Israel, (ii) a declaration of a banking moratorium by United States federal or New York authorities or (iii) a commencement of a war or armed hostilities involving or relating to the United States or Israel or other international or national emergency or crisis directly or indirectly involving the United States or Israel (or, in the case of any of the foregoing events in (iii) existing at the time of the commencement of the Exchange Offer, no material acceleration or worsening thereof shall have occurred or be threatened);

•                  there shall exist no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates;

•                  there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer, that is, or is reasonably likely to be, in our judgment, materially adverse to our business, operations, properties, condition (financial or operating condition), assets, liabilities or prospects or those of our affiliates, or which would or might, in our judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect the Exchange Offer in any material manner;

•                  no tender or exchange offer for any or all of the outstanding shares of Common Stock (other than the Exchange Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed after the date on which the Exchange Offer commences, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction; and

•                  we shall not have determined, in our reasonable judgment, that the consummation of the Exchange Offer could jeopardize our qualification and taxation as a REIT for U.S. federal income tax purposes.

Except for the filing with the SEC and the ISA of the registration statement of which this prospectus forms a part and the Tender Offer Statement on Schedule TO in connection with the Exchange Offer, and the registration statement being declared effective by the SEC, and the filing of the Articles Supplementary for the Series M Preferred Stock with the SDAT, we are not aware of any filing, approval or other action by or with any governmental authority or regulatory agency that would be required for us to complete the Exchange Offer that has not been made or obtained.

The Exchange Offer is not conditioned upon the tender of any minimum or maximum number of Series L Preferred Stock.

Expiration Date; Extension; Amendment; Termination

Expiration Date.  The Exchange Offer will expire at 4:00 p.m., Israel time (9:00 a.m., New York time) on             , 2019, unless extended or earlier terminated by us.  Notwithstanding the foregoing, the Expiration Date will be at least 20 U.S. business days following the commencement of the Exchange Offer, as required by Rule 14e-1(a) under the Exchange Act.

Extension.  We reserve the right to extend the period of time that the Exchange Offer is open, and delay acceptance for exchange of any tendered shares of Series L Preferred Stock in accordance with applicable law. In the event we extend the Exchange Offer, we will provide oral or written notice to the Israeli Depositary and the U.S. Depositary (as such terms are defined in “—Procedures for Tender” below) and will publicly announce such extension by:

•                  no later than 4:00 p.m., Israel time (9:00 a.m., New York time), on the first to occur of a U.S. or Israeli business day following the day on which we decide to extend the Exchange Offer, issuing a press release announcing the extended Expiration Date; and

•                  no later than one Israeli business day following the former Expiration Date (or no later than two Israeli business days, in the event our decision to extend the Exchange Offer was made toward the late evening hours, Israel time, one Israeli business day prior to the former Expiration Date), publishing a notice of the extension in two daily newspapers having a mass circulation and published in Israel in the Hebrew language.

Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated in a manner reasonably designed to inform holders of Series L Preferred Stock of such changes), we currently intend to make announcements regarding the offer by distributing a press release and making any required newspaper publications in Israel.

During any extension of the Exchange Offer, all shares of Series L Preferred Stock previously tendered will remain subject to the Exchange Offer unless validly withdrawn.

Amendment and Termination.  We expressly reserve the right, subject to applicable law, to amend the terms of the Exchange Offer in any manner permitted or not prohibited by law and to terminate the Exchange Offer and to reject for exchange any of the shares of Series L Preferred Stock not previously accepted by us for exchange if any condition to the Exchange Offer set forth in “—Conditions of the Exchange Offer” above has not been satisfied or waived by us. If we terminate or amend the Exchange Offer, we will provide written notice to the Israel Depositary and U.S. Depositary and will issue a timely press release or other public announcement regarding the termination or amendment, which announcement shall include a publication of notice of the termination or amendment in two daily newspapers having a mass circulation and published in Israel in the Hebrew language.

Upon termination of the Exchange Offer for any reason, any shares of Series L Preferred Stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the change to the Exchange Offer and extend the Exchange Offer, each if required by law, to ensure that the Exchange Offer remains open a minimum of five U.S. business days from the date we disseminate disclosure regarding the change.

Notwithstanding the foregoing, if we make a change in the number of shares of Series L Preferred Stock sought for exchange or the consideration offered by us in the Exchange Offer, then we will promptly disseminate a disclosure regarding the change and, to the extent required by applicable law, extend the Exchange Offer to ensure that the Exchange Offer remains open a minimum of ten U.S. business days from the date we disseminate such disclosure.

Procedures for Tender

You may tender Series L Preferred Stock only by following the procedures described in this section. No Series L Preferred Stock may be tendered using a guaranteed delivery procedure.

To participate in the Exchange Offer, holders who hold their Series L Preferred Stock through a TASE member, which we refer to as “Member Holders,” must tender their Series L Preferred Stock to                                                                              (the “Israeli Depositary”) pursuant to the instructions described in “—Tenders to Our Israeli Depositary” below. All other holders who wish to participate in the Exchange Offer, which we refer to as “Non-Member Holders,” must tender their Series L Preferred Stock to                                                           , which we refer to as the “U.S. Depositary,” in accordance with the instructions for tender described in “—Tenders to Our U.S. Depositary” below.

The valid tender of Series L Preferred Stock pursuant to the applicable procedure described below will constitute a binding agreement between a tendering holder and us upon the terms of, and subject to the conditions to, the Exchange Offer.  Any tender of your shares of Series L Preferred Stock pursuant to the applicable procedure described above will constitute your acceptance of the terms of, and conditions to, the Exchange Offer, as well as your representation and warranty to us that:

•                  you have the full power and authority to tender, sell, assign and transfer such tendered shares of Series L Preferred Stock; and

•                  when we accept your Series L Preferred Stock for exchange, we will acquire good and unencumbered title to your Series L Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right.

Tendering holders of Series L Preferred Stock will also be deemed to have agreed:

•                  to execute and deliver upon our request any additional documents deemed by the Israeli Depositary, U.S. Depositary or us to be necessary or desirable to complete the assignment and transfer of the tendered shares; and

•                  with respect to tenders to the U.S. Depositary, that the delivery and surrender of the tendered shares will not be effective, and the risk of loss of the tendered shares will not pass to the U.S. Depositary unless and until the U.S. Depositary receives a properly transmitted Agent’s Message (as defined below) together with all accompanying evidences of authority and any other required documents in form satisfactory to us.

Tenders to Our Israeli Depositary

To tender shares in the Exchange Offer prior to the Expiration Date (Israel time), a Member Holder must deliver a notice of its tender, pursuant to a form which is to be delivered with this prospectus upon commencement of the Exchange Offer, designating an election of consideration (Series M Preferred Stock or Common Stock) and duly signed by such Member Holder or a duly authorized attorney-in-fact, which notice we refer to as an “Acceptance Notice,” to the TASE member through which such shares of Series L Preferred Stock are held, which we refer to as the “Applicable TASE Member.” Generally, TASE members require that the Acceptance Notice be submitted during Israeli business hours, which are typically between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time) on Israeli business days. Member Holders should confirm with their respective TASE members at what times the Acceptance Notice may be submitted.

To tender shares in the Exchange Offer at any time on the Expiration Date (Israel time), a Member Holder must deliver the Acceptance Notice directly to the Israeli Depositary at its address set forth on the back cover of this prospectus. Such Acceptance Notice will be valid only if (i) the Member Holder properly completes and submits a copy of such Acceptance Notice to the Applicable TASE Member no later than 4:00 p.m., Israel time (9:00 a.m., New York time), and (ii) the Applicable TASE Member provides the Israeli Depositary with an additional TASE Member Notice (as described below) no later than 5:00 p.m., Israel time (10:00 a.m., New York time), on that same day.

On the Expiration Date, each Applicable TASE Member will deliver to the Israeli Depositary, at its address set forth on the back cover of this prospectus, a TASE Member Notice representing all Acceptance Notices delivered to such Applicable TASE Member. In addition, each Applicable TASE Member that receives an Acceptance Notice on or after the Expiration Date will deliver to the Israeli Depositary an additional TASE Member Notice reflecting such Acceptance Notice.

Tenders to Our U.S. Depositary

Instructions for Tender.  To tender shares in the Exchange Offer, prior to 4:00 p.m., Israel time (9:00 a.m., New York time), on the Expiration Date, a Non-Member Holder must deliver to the U.S. Depositary, at its address set forth on the back cover of this prospectus, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or an Agent’s Message, and any other documents required by the Letter of Transmittal. The term “Agent’s Message” means a message transmitted by DTC, to, and received by, the U.S. Depositary and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the shares of Series L Preferred Stock that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant. The method of delivery, including through DTC, of all documents required for valid tender is at your option and risk and delivery will be deemed made only when actually received by the U.S. Depositary. We recommend that Non-Member Holders electing to deliver such documents by mail use only registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

If a Non-Member Holder desires to tender Series L Preferred Stock that is beneficially owned through an account maintained by a broker, dealer, commercial bank, trust company or other DTC participant, such Non-Member Holder should contact the legal owner of such shares, or the relevant DTC participant, promptly and instruct it to tender such shares of Series L Preferred Stock on its behalf. Beneficial owners are urged to appropriately instruct the legal owner of such shares (e.g., the bank, broker, custodian, commercial bank or trust company) at least five business days prior to the Expiration Date in order to allow adequate processing time for their instruction.

Generally, all signatures on Letters of Transmittal must be guaranteed by either a financial institution that is a member of the Security Transfer Agent Medallion Signature Program or any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, which we refer to collectively as an “Eligible Institution.” However, no signature guarantee is required on a Letter of Transmittal with respect to shares of Series L Preferred Stock tendered:

•                  by a registered holder of Series L Preferred Stock who has (i) signed the Letter of Transmittal and (ii) not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the Letter of Transmittal; or

•                  for the account of an Eligible Institution.

Book-Entry Transfer.  The U.S. Depositary will establish an account with respect to the Series L Preferred Stock at DTC for purposes of the Exchange Offer no later than two U.S. business days following commencement of the Exchange Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of shares of Series L Preferred Stock by causing DTC to transfer such shares of Series L Preferred Stock into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of shares of Series L Preferred Stock may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, an Agent’s Message and any other required documents must, in any case, be received by the U.S. Depositary at its address set forth on the back cover of this prospectus no later than 4:00 p.m., Israel time (9:00 a.m., New York time), on the Expiration Date. Delivery of documents to DTC does not constitute delivery to the U.S. Depositary.

Effect of Acceptance. Shares of Series L Preferred Stock accepted for exchange by us in the Exchange Offer will be restored to the status of authorized but unissued shares of preferred stock without designation as to class or series.

Fractional Shares

We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares.  Instead, the number of shares of Common Stock received by each holder whose shares of Series L Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

Withdrawal of Tenders

You may withdraw any Series L Preferred Stock tendered in the Exchange Offer at any time prior to 2:00 p.m., Israel time (7:00 a.m., New York time), on the Expiration Date or, assuming such shares have not been accepted for exchange by us at the time of such withdrawal, after the expiration of 40 U.S. business days from the commencement of the Exchange Offer, or         , 2019. Withdrawals must be made in accordance with the procedures set forth in this section.

Withdrawals of tendered shares of Series L Preferred Stock may not be rescinded. If you have validly withdrawn shares of Series L Preferred Stock, such shares of Series L Preferred Stock will be deemed to not have been validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Series L Preferred Stock may be re-tendered in accordance with the procedures described in “The Exchange Offer—Procedures for Tender.”

Withdrawal Procedures for Tenders to the Israeli Depositary

A Member Holder who tendered shares of Series L Preferred Stock to the Israeli Depositary may withdraw such shares from the Exchange Offer by delivering to the Applicable TASE Member a copy of the Acceptance Notice pursuant to which such Member Holder tendered shares, which Acceptance Notice must (i) be marked “Acceptance Notice Cancelled,” (ii) include a notation regarding the original date and time of delivery of such Acceptance Notice to the Applicable TASE Member, and (iii) be signed by such Member Holder or a duly authorized attorney-in-fact.

Withdrawal Procedures for Tenders to the U.S. Depositary

A Non-Member Holder who tendered shares of Series L Preferred Stock to the U.S. Depositary may withdraw such shares by timely delivering to the U.S. Depositary, at the address set forth on the back cover of this prospectus, a written notice of withdrawal specifying (i) that such Non-Member Holder is withdrawing the election to tender their shares of Series L Preferred Stock, (ii) the name of the person who tendered the Series L Preferred Stock to be withdrawn, (iii) the number of tendered shares of Series L Preferred Stock to be withdrawn and (iv) the name of the registered holder of the Series L Preferred Stock, if different from the name of the person who tendered the Series L Preferred Stock. If Series L Preferred Stock have been delivered pursuant to the procedures for book-entry transfer as set forth in “The Exchange Offer—Procedures for Tender,” such notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares of Series L Preferred Stock and otherwise comply with the procedures of DTC.

Acceptance; Exchange Offer Consideration

For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered shares of Series L Preferred Stock or defectively tendered shares of Series L Preferred Stock with respect to which we have waived such defect, when, as and if we give oral or written notice of such acceptance to the Israeli Depositary and the U.S. Depositary.

The settlement date in respect of any shares of Series L Preferred Stock that are validly tendered prior to the Expiration Date and accepted by us is expected to occur within three business days following the Expiration Date, which we refer to as the “Settlement Date.” Any delay in the Settlement Date will be by an extension of the Exchange Offer to the extent required by law.

On the Settlement Date, each of the Israeli Depositary and the U.S. Depositary will tender to us the shares of Series L Preferred Stock tendered to them in the Exchange Offer. In exchange, upon the terms of the Exchange Offer and applicable law, we will issue and deliver to each of the Israeli Depositary and the U.S. Depositary the number of shares of Series M Preferred Stock and Common Stock, as applicable, for which shares of Series L Preferred Stock were validly tendered in the Exchange Offer and accepted by us.

The Israeli Depositary or the U.S. Depositary, as applicable, will act as your agent for the purpose of your receiving shares of Common Stock or Series M Preferred Stock in accordance with your election in the Exchange Offer.

•                  With respect to shares of Series L Preferred Stock validly tendered to the Israeli Depositary and accepted for exchange by us, the Israeli Depositary will transfer, within two U.S. business days following the Settlement Date, via an off-stock exchange transaction, shares of Common Stock or Series M Preferred Stock, as applicable, to the Applicable TASE Members, which will in turn credit the accounts of their respective Member Holders that participated in the Exchange Offer.

•                  With respect to shares of Series L Preferred Stock validly tendered to the U.S. Depositary and accepted for exchange by us, the U.S. Depositary will credit the number of shares of Common Stock or Series M Preferred Stock to the appropriate accounts at DTC.

If, for any reason, acceptance for exchange of validly tendered shares of Series L Preferred Stock pursuant to the Exchange Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered shares of Series L Preferred Stock pursuant to the Exchange Offer, then the Israeli Depositary and U.S. Depositary may, nevertheless, on our behalf, retain the tendered shares of Series L Preferred Stock, without prejudice to our rights described herein, but subject to applicable law and Rule 14e-1 under the Exchange Act, which requires that we pay the consideration offered or return the shares of Series L Preferred Stock tendered promptly after the termination or withdrawal of the Exchange Offer.

Determination of Validity of Tender

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series L Preferred Stock will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which we determine may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Series L Preferred Stock, whether or not similar defects or irregularities present in other tenders are waived. A tender of Series L Preferred Stock will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Israeli Depositary, the U.S. Depositary, the Exchange Agent, our outside legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Series L Preferred Stock or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the offer (including the Letter of Transmittal, Acceptance Notices and the instructions thereto) will be final and binding.

Return of Unaccepted Shares of Series L Preferred Stock

If any shares of Series L Preferred Stock are not accepted for exchange for any reason pursuant to the terms and conditions of the Exchange Offer, then, promptly following the Expiration Date or the termination of the Exchange Offer:

•                  if such shares were tendered to the Israeli Depositary, then we will instruct the Israeli Depositary to promptly notify the Applicable TASE Members of the number of shares not accepted for exchange, which will in turn notify the appropriate Member Holders; or

•                  if such shares were tendered to the U.S. Depositary, then such shares will be credited to an account maintained at DTC designated by the participant therein that originally delivered such shares of Series L Preferred Stock on behalf of a Non-Member Holder.

Guarantee of the Exchange Offer

In accordance with Israeli law, the Israeli Depositary, which is a TASE member, will secure the issuance of the shares of Common Stock and Series M Preferred Stock offered by us in the Exchange Offer by guaranteeing our obligation to exchange the Series L Preferred Stock validly tendered and accepted by us for, at the election of the holder, shares of Common Stock or Series M Preferred Stock pursuant to the terms of the Exchange Offer.

Accounting Treatment

The election by a holder of our Series L Preferred Stock to exchange their shares of Series L Preferred Stock for shares of Common Stock will be accounted for by derecognizing the Series L Stated Value related to such shares from the “Series L cumulative redeemable preferred stock” line on our consolidated balance sheet. The Series L Stated Value will then be recognized on the “Common stock” line on our consolidated balance sheet at a rate of $0.001 per share of Common Stock issued pursuant to the Exchange Offer with the remainder recognized on the “Additional paid-in capital” line on our consolidated balance sheet.

Due to our obligation to fund Series M Preferred Stock redemptions in cash, we expect the Series M Preferred Stock would be classified on our consolidated balance sheet as temporary equity. The election by a holder of our Series L Preferred Stock to exchange their shares of Series L Preferred Stock for shares of Series M Preferred Stock will be accounted for by derecognizing the Series L Stated Value related to such shares from the “Series L cumulative redeemable preferred stock” line on our consolidated balance sheet and recording it in temporary equity as a new line item on our consolidated balance sheet called “Redeemable preferred stock: Series M.”

No Board Recommendation

The Board of Directors is not making any recommendation regarding whether you should tender your shares of Series L Preferred Stock in the Exchange Offer. Accordingly, you must make a decision as to whether to tender any or all of your Series L Preferred Stock in the Exchange Offer. Before making your decision, we urge you to carefully read this prospectus in its entirety.

Fees and Expenses

Holders of Series L Preferred Stock who elect to tender their shares in the Exchange Offer will not be required to pay any expenses of soliciting tenders in the Exchange Offer. However, if a tendering holder handles the exchange of such shares through its broker, dealer, commercial bank, trust company, TASE member or other institution, such holder may be required to pay brokerage fees or commissions. We will bear any and all fees and expenses of soliciting tenders for the Exchange Offer.

The principal solicitation is being made by mail. However, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees. We will also pay the Israeli Depositary and the U.S. Depositary reasonable out-of-pocket expenses, and we will indemnify each of them against certain liabilities and expenses in connection with the Exchange Offer, including liabilities under the federal securities laws.

Future Purchases

Following completion of the Exchange Offer, we or our affiliates may repurchase any shares of Series L Preferred Stock that remain outstanding, whether through purchases in the open market, in privately negotiated transactions or otherwise. Any of such future purchases may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any shares of Series L Preferred Stock other than pursuant to the Exchange Offer until ten (10) business days after the Expiration Date of the Exchange Offer, although there are some exceptions. Whether and to what extent we or our affiliates engage in future purchases of Series L Preferred Stock will depend on many factors, including market conditions and the condition of our business.

DESCRIPTION OF OUR CAPITAL STOCK

In this section, references to “the Company,” “we,” “our” and “us” refer only to CIM Commercial Trust Corporation and not its consolidated subsidiaries.

The following is a summary description of our capital stock, including our Series M Preferred Stock and Common Stock offered in the Exchange Offer. This description is not complete and is qualified in its entirety by reference to the provisions of our charter and bylaws and the applicable provisions of the MGCL. Our charter and bylaws are incorporated by reference as exhibits in the registration statement of which this prospectus forms a part (see “Where You Can Find More Information”).

General

Our charter provides that we may issue up to 900,000,000 shares of our Common Stock, and up to 100,000,000 shares of Preferred Stock, of which 36,000,000 shares are classified as our Series A Preferred Stock and 9,000,000 shares are classified as our Series L Preferred Stock. Our charter authorizes our Board of Directors, with the approval of a majority of our entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. In connection with the Exchange Offer, our Board of Directors intends to classify 8,080,740 shares of our Preferred Stock as a series of redeemable preferred stock classified and designated as the Series M Preferred Stock.

As of October 3, 2018, there were 43,795,073 shares of our Common Stock issued and outstanding, 2,462,104 shares of our Series A Preferred Stock issued, 2,457,119 shares of our Series A Preferred Stock outstanding, 2,462,104 Series A Warrants (as defined below) issued and outstanding and 8,080,740 shares of our Series L Preferred Stock issued and outstanding. Our Common Stock was held by approximately 460 stockholders of record as of October 3, 2018. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

We expect to offer to exchange in the Exchange Offer                        shares of our Common Stock for each outstanding share of Series L Preferred Stock.

Subject to the preferential rights of our Preferred Stock and any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

Except as set forth in the terms of our Series L Preferred Stock and our Series M Preferred Stock and described in “—Series L Preferred Stock” and “—Series M Preferred Stock,” respectively, below, holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

Our Common Stock is traded on NASDAQ and the TASE, in each case under the ticker symbol “CMCT.” We intend to submit supplemental listing applications to list on NASDAQ and the TASE the shares of Common Stock issued in the Exchange Offer, and we do not expect to commence the Exchange Offer until such applications are approved. No assurance can be given that our applications for these listings will be approved.

Series M Preferred Stock

We expect to offer to exchange in the Exchange Offer one share of our Series M Preferred Stock for each outstanding share of Series L Preferred Stock. The following is a brief description of the terms of our Series M Preferred Stock, which does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series M Preferred Stock, which are filed as an exhibit to the registration statement of which this prospectus forms a part. We intend to file the Articles Supplementary with the SDAT prior to the completion of the Exchange Offer.

Rank.  Our Series M Preferred Stock ranks, with respect to rights upon our liquidation, winding-up or dissolution:

•                  senior to our Common Stock, both (i) to the extent of the Series M Stated Value and (ii) following payment to holders of Common Stock of an amount equal to any unpaid Initial Dividend, to the extent of an amount equal to any accrued and unpaid Series M Preferred Distributions, and any other class or series of our capital stock, the terms of which expressly provide that our Series M Preferred Stock ranks senior to such class or series as to rights on our liquidation, winding-up and dissolution;

•                  on parity with our Series A Preferred Stock, to the extent of the Series M Stated Value, and our Series L Preferred Stock and any other class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series M Preferred Stock as to rights on our liquidation, winding-up and dissolution; and

•                  junior to our Series A Preferred Stock and our Common Stock, to the extent of the Initial Dividend, in both instances with respect to any accrued and unpaid Series M Preferred Distributions (as defined herein), and each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series M Preferred Stock as to rights on our liquidation, winding-up and dissolution.

Our Series M Preferred Stock ranks, with respect to distribution rights:

•                  senior to our Common Stock, except with respect to the Initial Dividend, and senior to any other class or series of our capital stock, the terms of which expressly provide that our Series M Preferred Stock ranks senior to such class or series as to distribution rights;

•                  on parity with our Series L Preferred Stock and each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series M Preferred Stock as to distribution rights; and

•                  junior to our Series A Preferred Stock, our Common Stock with respect to and only to the extent of the Initial Dividend, and any other class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series M Preferred Stock as to distribution rights.

In addition, as an equity security, our Series M Preferred Stock is junior to all our existing and future debt obligations.

Stated Value.  Each share of Series M Preferred Stock will have an initial Series M Stated Value equal to 100 ILS or, for purposes of any computation based on stated value (e.g., amounts of distributions, redemption price, etc.), $28.37 USD per share.

Distributions.  Subject to the discussion below, the holders of our Series M Preferred Stock will be entitled to receive, if, as and when authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash distributions in ILS on each share of Series M Preferred Stock at an annual rate of 5.5% of the Series M Stated Value, which annual amount we refer to as the Series M Preferred Distribution. Notwithstanding the foregoing, if the Company fails to pay the Series M Preferred Distribution for a given fiscal year in full on the Series M Distribution Payment Date, as defined below, or fails to declare such Series M Preferred Distribution, the annual rate of the Series M Preferred Distribution will increase by 1.0% effective beginning January 1 of the year following the year for which such distribution was not paid in full, up to a maximum dividend rate of 8.5% per annum. Such increased annual rate of the Series M Preferred Distribution will continue until the next year thereafter in which the Series M Preferred Distribution for all past dividend periods has been paid in full as of January 31 of such year, in which case the dividend rate will revert to 5.5% per annum effective as of January 1 of such year.

Notwithstanding the foregoing, the first Series M Preferred Distribution will be reduced by the Adjustment Amount, or an amount equal to 4.5% of the Series M Stated Value.

The timing and amount of any payment, in part or in full, of the Series M Preferred Distribution will be determined by our Board of Directors, in its sole discretion, and may vary from time to time. We do not expect to declare and pay any Series M Preferred Distribution to the extent prohibited by applicable law or our charter or our results of operations, our general financing conditions, general economic conditions or other factors make it imprudent to do so. The Company, in its sole discretion, may at any time set a record date and/or a payment date for any part of or all Series M Preferred Distributions in arrears that differs from the Series M Distribution Record Date or the Series M Distribution Payment Date, respectively.

We will declare the amount of the Series M Preferred Distribution, if any, in USD during the fourth quarter of the calendar year and no later than December 15. At the time we declare the Series M Preferred Distribution for a given fiscal year, we will announce a record date for such Series M Preferred Distribution that is no earlier than five TASE Trading Days following the date of such declaration and no later than December 31 of such year, which date we refer to as the Series M Distribution Record Date. Subject to the discussion below, the Series M Preferred Distribution, if declared for any given year, will be paid annually on the Series M Distribution Payment Date to holders of record of our Series M Preferred Stock as of the close of business on the Series M Distribution Record Date. The Series M Distribution Payment Date is, at the selection of the Company, a date no earlier than December 1 of the year for which such distribution was declared and no later than January 31 of the year following the year for which such distribution was declared.

On the Series M Distribution Payment Date, holders will receive payment, in ILS, at the Current Exchange Rate, which is equal to the weighted average of the USD/ILS exchange rates of all the transactions (which shall be one or more) completed by the Bank(s) (as defined below) through which the payment is converted to ILS, on the third TASE Trading Day preceding the Series M Distribution Payment Date. No later than two TASE Trading Days prior to the Series M Distribution Payment Date, the Company will file an Immediate Report with the ISA (provided that our Series M Preferred Stock is listed on the TASE), and will issue a press release or publish on its website a notice, detailing the exact amount of the Series M Preferred Distribution, in ILS.

For purposes of all exchange rate applications, the “Bank” means, at the selection of the Company for a given transaction, one of the commercial banks (including their subsidiaries) or foreign bank branches as published from time to time by the Bank of Israel on its website. We will bear all fees and commissions with respect to the conversion services provided by any Bank in connection with distributions, redemption or liquidation.

The Series M Preferred Distribution will be subordinated to the payment of dividends on our Common Stock and our Series A Preferred Stock as follows. We will be permitted to pay the Series M Preferred Distribution, if any, out of legally available funds in respect of a given fiscal year only if certain conditions, which we refer to as the “Preferred Distribution Conditions,” are satisfied:

•                  we must have declared the entire Initial Dividend (as described below), if any, with respect to our Common Stock for such fiscal year;

•                  we must have declared and paid (or declared and set apart for payment) full cumulative dividends equal to the amount of all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods; and

•                  we must have paid in such fiscal year dividends on our Common Stock in an amount equal to or greater than the product of (i) the Initial Dividend multiplied by (ii) a fraction, the numerator of which is the number of quarters that have passed since the beginning of the year (including the current quarter) and the denominator of which is four (4).

We expect that, in accordance with the Articles Supplementary for our Series M Preferred Stock, our Board of Directors will, in its sole discretion and subject to applicable law, authorize at the end of each fiscal year a minimum annual dividend, in USD, on shares of our Common Stock for the following fiscal year, which we refer to as the “Initial Dividend.” While there is no limitation on the maximum amount of the Initial Dividend that can be paid in a particular year, we do not intend to announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe would cause us to be unable to make a future distribution on our

Series M Preferred Stock or on any other outstanding share of preferred stock. With respect to any fiscal year, dividends declared and paid on our Common Stock at any time during that year will be deemed to constitute the Initial Dividend for such fiscal year until Common Stock dividends for such fiscal year have equaled such Initial Dividend. The record and payment dates with respect to any Common Stock dividends (including dividends that will be deemed to constitute the Initial Dividend for a given fiscal year, if any) will be set during such year in accordance with Maryland law, and we will not declare or pay any such Common Stock dividends to the extent prohibited by applicable law or our charter.

However, the Initial Dividend will be $0 USD for any year in which:

•                  our Board of Directors does not authorize or we do not announce the Initial Dividend;

•                  any amount of the Series M Preferred Distribution or Series L Preferred Distribution was in arrears and such amount had not been declared as of the last day of the preceding year;

•                  the Series M Preferred Distribution or the Series L Preferred Distribution was not declared as of the last day of the preceding year; or

•                  the Leverage Ratio as of November 30 of the prior year exceeded 60%. The “Leverage Ratio” is the amount, expressed as a percentage, of Debt of the Company divided by Total Assets of the Company.

“Debt” means with respect to the Company and its consolidated subsidiaries, determined in accordance with GAAP, and to the extent listed as debt on the balance sheet of the Company, without duplication, the aggregate amount of all outstanding debt for borrowed money issued under bonds, notes, loan agreements or similar instruments, net of all cash and cash equivalents of the Company and its subsidiaries. In no event (and for the avoidance of doubt) shall “Debt” include (i) issued and undrawn letters of credit, (ii) cash collateralized letters of credit, (iii) earn-out obligations and (iv) capital leases or operating leases. In no event shall the allocable portion of “Debt” of any entity at which the “Debt” is incurred exceed the Company’s direct or indirect equity ownership percentage of such entity or, for the avoidance of doubt, include the “Debt” of any person the investment in which is accounted for under the equity method. “Total Assets” means the fair value of the assets of the Company and its subsidiaries (on a consolidated basis) as determined by the Company consistent with the calculation of the Company’s NAV, as most recently published by the Company, as modified from time to time. The Company’s good faith determination of the aggregate amount of “Debt” and “Total Assets” at any time shall be binding absent manifest error.

The Series M Preferred Distributions will be deemed to accrue, in USD, and will be cumulative from, January 1, 2019, the date following the accrual period of the first distribution on the Series L Preferred Stock, and will be paid on the basis of a 360-day year consisting of twelve 30-day months. The Series M Preferred Distributions will accrue whether or not (i) we have earnings, (ii) the Initial Dividend has been declared or paid, (iii) there are funds legally available for the payment of such distributions and (iv) such distributions are authorized by our Board of Directors or declared by us. Accrued and unpaid Series M Preferred Distributions will not bear interest and will not increase the Series M Stated Value. Notwithstanding the foregoing provisions, in connection with any redemption of shares of our Series M Preferred Stock, the Series M Preferred Distributions with respect to such shares will cease to accrue following the last day of the quarter in which the notice of redemption is given, even though the redemption price will be paid at a later date as described in “—Redemption at the Option of a Holder” and “—Redemption at the Option of the Company,” as applicable.

Holders of shares of our Series M Preferred Stock are not entitled to any distribution in excess of full cumulative Series M Preferred Distributions on such shares. Unless full cumulative Series M Preferred Distributions for all prior years have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series M Preferred Stock as to the distribution rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock other than in amounts up to but not exceeding the Initial Dividend, if any, or any class or series of our stock ranking junior to or on parity with the Series M Preferred Stock as to distribution rights for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series M Preferred Stock as to distribution rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of our stock ranking junior to or on parity with the Series M Preferred Stock as to distribution rights.

If available funds are insufficient to pay the Series M Preferred Distribution and the distribution of any series of preferred stock that we issue ranking on parity with the Series M Preferred Stock as to the payment of distributions, including the Series L Preferred Stock, which stock we refer to as “Distribution Parity Stock,” all Series M Preferred Distributions and distributions on Distribution Parity Stock shall simultaneously be declared pro rata so that the amount of distributions declared per share of Series M Preferred Stock and Distribution Parity Stock shall in all cases bear to each other the same ratio that accrued Series M Preferred Distributions per share and accrued distributions per share on Distribution Parity Stock bear to each other.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Redemption at the Option of a Holder.  From and after the second anniversary of the Settlement Date, each holder of Series M Preferred Stock will have the right to require the Company to redeem all or any of the shares of Series M Preferred Stock held by such holder at the “Holder Redemption Price,” which is equal to the sum of (i) 96.25% of the Series M Stated Value plus (ii) provided the Preferred Distribution Conditions are satisfied at the effective time of redemption and the Company is otherwise permitted to pay Series M Preferred Distributions, any accrued and unpaid Series M Preferred Distributions through and including the effective date of the redemption (excluding any declared Series M Preferred Distribution for which a Series M Distribution Record Date occurs before the declared effective date of the redemption, which will not constitute a portion of the redemption price and will instead be paid on the applicable Series M Distribution Payment Date to the holder of record at the close of business on such Series M Distribution Record Date). The effective date of redemption will be the last day of the quarter in which the redemption notice is validly submitted.

A holder that requests the Company to redeem its shares of Series M Preferred Stock at a time when the Preferred Distribution Conditions are not satisfied or the Company is otherwise not permitted to pay Series M Preferred Distributions will forfeit any accrued and unpaid Series M Preferred Distributions as of the effective date of redemption. The Company will provide advance notice to holders of Series M Preferred Stock by filing an Immediate Report with the ISA (provided that our Series M Preferred Stock is listed on the TASE) and will issue a press release or publish on its website a notice, prior to the Quarterly Redemption Window (as described below), if the Company will not be able to satisfy the Preferred Distribution Conditions for a given quarter.

The Company will pay the Holder Redemption Price in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the Holder Redemption Payment Date (as defined below).

Holders of our Series M Preferred Stock who hold their shares through a TASE member may exercise their redemption rights by delivering written notice to their respective TASE members during the six-day redemption period from and including the 15th day to and including the 20th day of the final month of a given quarter (March, June, September or December), which period we refer to as the “Quarterly Redemption Window.” Investors who do not hold their shares of Series M Preferred Stock through a TASE member must deliver written notice of redemption during the Quarterly Redemption Window directly to the Company at an address announced by the Company prior to the Quarterly Redemption Window. Any redemption by a holder will be effective as of the last day of the quarter in which notice is timely delivered to a TASE member or the Company, as applicable. Following the effective date of the redemption, such shares of Series M Preferred Stock so redeemed will no longer be deemed outstanding and the sole right of a holder with respect to such shares of Series M Preferred Stock will be the right to receive the redemption payment for such shares on the Holder Redemption Payment Date and, if applicable, the right to receive on the Series M Distribution Payment Date the amount of any Series M Preferred Distribution for which a Series M Distribution Record Date occurred before the declared effective date of the redemption.

TASE members and other brokers will deliver any redemption notices timely received from their clients for a given quarter to            , or any other TASE member we designate as a replacement, which we refer to as the “Redemption Coordinator,” no later than the first TASE Trading Day following the Quarterly Redemption Window. The Redemption Coordinator will prepare a report of the notices of redemption received during each quarter and will provide such report to the Company no later than two TASE Trading Days following the Quarterly Redemption Window. In the event we replace the Redemption Coordinator, we will file an Immediate Report with the ISA (provided that our Series M Preferred Stock is listed on the TASE) and issue a press release or publish on our website a notice of such change.

No later than the tenth day following the end of the quarter in which any holder exercises its right to redeem shares of Series M Preferred Stock, we will file an Immediate Report with the ISA (provided that our Series M Preferred Stock is listed on the TASE), and will issue a press release or publish on our website a notice, detailing the number of shares to be redeemed. No later than two TASE Trading Days prior to the Holder Redemption Payment Date, the Company will file an Immediate Report with the ISA (provided that our Series M Preferred Stock is listed on the TASE), and will issue a press release or publish on its website a notice, indicating the exact amount of cash, in ILS, to be paid with respect to such redemption.

The redemption price will be paid by the Company to any holder that exercises its right to redeem shares of Series M Preferred Stock in a given quarter on the applicable Holder Redemption Payment Date. The “Holder Redemption Payment Date” for a given quarter is, (i) with respect to each of the first three quarters of the year, the 18th day of month following the end of such quarter (April 18, July 18, or October 18, as applicable) and (ii) with respect to the fourth quarter of the year, the Series M Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company.

Our obligation to redeem any shares of our Series M Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption or (ii) we are restricted by applicable law, our charter, including the terms of our Series A Preferred Stock and Series L Preferred Stock, or contractual obligations from making such redemption.

Redemption at the Option of the Company.  We will have the right to redeem, at any time and from time to time, in our sole discretion, any or all shares of our Series M Preferred Stock at a redemption price per share equal to the “Company Redemption Price,” which is the sum of (i) 96.25% of the Series M Stated Value (subject to reduction by an amount equal to the Adjustment Amount with respect to any shares of Series M Preferred Stock redeemed at our election prior to the Series M Distribution Record Date for the first Series M Preferred Distribution) plus (ii) the amount of any accrued and unpaid Series M Preferred Distributions through and including the last day of the quarter in which the Company Redemption Notice Date (as defined below) for such redemption occurs, which date we refer to as the “Distribution Cutoff Date” (provided, however, that any declared Series M Preferred Distribution for which a Distribution Record Date occurs before the Distribution Cutoff Date will not constitute a portion of the redemption price and will instead be paid on the applicable Series M Distribution Payment Date to the holder of record at the close of business on such Series M Distribution Record Date).

If for any given quarter the Preferred Distribution Conditions are not met or the Series M Preferred Distribution is in arrears as of the Company Redemption Record Date, we will not be able to exercise our redemption right as the redemption price includes accrued and unpaid Series M Preferred Distributions through and including the Distribution Cutoff Date.

The Company will pay the Company Redemption Price in cash in ILS, based on the Current Exchange Rate on the third TASE Trading Day preceding the Company Redemption Payment Date (as defined below).

Any redemption of shares of Series M Preferred Stock at the election of the Company will be effective as of the Company Redemption Record Date. Following the Company Redemption Record Date, such shares of Series M Preferred Stock so redeemed will no longer be deemed outstanding and the sole right of a holder with respect to such shares of Series M Preferred Stock will be the right to receive the redemption payment (which will not include any distributions that accrue after the Distribution Cutoff Date) for such shares on the Company Redemption Payment Date (as defined below) and, if applicable, the right to receive on the Series M Distribution Payment Date the amount of any Series M Preferred Distribution for which a Series M Distribution Record Date occurred before the Company Redemption Record Date. We shall make no payment or allowance for distributions that accrue after the Distribution Cutoff Date on Series M Preferred Stock with respect to which a notice of redemption has been given.

If fewer than all the outstanding shares of Series M Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata.

We may exercise our redemption right by, no later than five days prior to the end of the quarter preceding the quarter in which the redemption will occur, filing an Immediate Report with the ISA (provided that our Series M Preferred Stock is listed on the TASE), and issuing a press release or publishing on our website a notice detailing the number of shares to be redeemed and the Company Redemption Price (in USD), such date of notice we refer to as the “Company

Redemption Notice Date.” The Company will file an Immediate Report with the ISA (provided that our Series M Preferred Stock is listed on the TASE) and will issue a press release or publish on its website a notice, indicating the exact amount of cash, in ILS, to be paid with respect to such redemption no later than the second TASE Trading Day prior to the Company Redemption Payment Date.

Any redemption at our option of shares of our Series M Preferred Stock will apply to holders of record of our Series M Preferred Stock as of the close of business on the “Company Redemption Record Date,” which for a given quarter is, (i) with respect to each of the first three quarters of the year, the first TASE Trading Day following the Holder Redemption Payment Date occurring in the quarter following the Distribution Cutoff Date and (ii) with respect to the fourth quarter of the year, the first TASE Trading Day following the Series M Distribution Payment Date occurring in the following January or, if none, such other date in the following January announced by the Company. The Company Redemption Price will be paid by the Company on the Company Redemption Payment Date, in exchange for the redeemed shares (which will be transferred from the holder of such shares, by its TASE member and the TASE or other broker to the transfer agent, as such terms are defined in “Plan of Distribution” in this prospectus). The “Company Redemption Payment Date” is the later of (i) the twelfth day following the Company Redemption Record Date (or, if such date is not a TASE Trading Day, the following TASE Trading Day) and (ii) the seventeenth day following the Company Redemption Notice Date. On or prior to the Company Redemption Payment Date, we will deliver a written or electronic notice of the redemption to the record holders of shares of Series M Preferred Stock as of the close of business on the Company Redemption Record Date.

If full cumulative Series M Preferred Distributions on all outstanding shares of Series M Preferred Stock have not been declared and paid or declared and set apart for payment for all past annual periods, except as provided by the restrictions on ownership and transfer set forth in our charter, neither the Company nor any of its affiliates may purchase or otherwise acquire shares of Series M Preferred Stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series M Preferred Stock.

Fixed Charge Coverage Ratio.  Prior to November 21, 2022, we will not be permitted to issue any preferred stock ranking senior to or on parity with the Series M Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and/or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio (as defined below) is equal to or greater than 1.25:1.00 as of the last day of the Calculation Period (as defined below). The Company’s good faith determination of an applicable Minimum Fixed Charge Coverage Ratio shall be binding absent manifest error for purposes of this restriction.

The “Minimum Fixed Charge Coverage Ratio” equals, for a given Calculation Period, the ratio of (1) EBITDA (as defined below) to (2) Fixed Charges (as defined below), in each case calculated after giving effect on a Pro Forma Basis (as defined below) to any Pro Forma Transaction (as defined below). The “Calculation Period” means with respect to a proposed issuance, the trailing 12-month period ending on the last day of the quarter preceding the date of such issuance.

For purposes of this subsection, the “Companies” means the Company and its Subsidiaries, where a “Subsidiary” is any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, by the Company. For purposes of this subsection, “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, permitted joint venture, governmental authority or other entity of whatever nature, whether public or private. For purposes of this subsection, “GAAP” means generally accepted accounting principles in the United States that are applicable to the circumstances as of the date of determination, consistently applied.

“EBITDA” means, for any Calculation Period, without duplication, an amount equal to the sum of (a) Consolidated Net Income (as defined below) for such period (including the Companies’ Ownership Share (as defined below) of any items described below of each Unconsolidated Affiliate (as defined below)), plus (b) to the extent deducted in calculating such Consolidated Net Income, (i) Consolidated Interest Expense (plus, to the extent not already included in such Consolidated Interest Expense, amortization of deferred financing costs), (ii) the provision for federal, state, local and foreign income taxes of the Companies, (iii) non-cash charges and expenses of the Companies reducing Consolidated Net Income for such period (excluding any non-cash charge or expense that results in an accrual of a reserve for a cash charge in any future period), (iv) the Companies’ Ownership Share of non-cash charges and expenses of Unconsolidated Affiliates (excluding any non-cash charge or expense that results in an accrual of a reserve for a cash charge in any future period), (v) acquisition closing costs of the Companies that were capitalized prior to FAS 141-R reducing such Consolidated Net

Income, (vi) depreciation and amortization expense of the Companies and asset write downs and write offs (including in respect of goodwill and intangible assets), (vii) one-time costs and expenses relating to the effectiveness of any credit arrangements and the transactions relating thereto and (viii) proceeds of rent loss and business interruption insurance received by the Companies, less (c) non-cash items of the Companies increasing such Consolidated Net Income (other than the reversal of any accrual of a reserve referred to in the parenthetical in clause (b)(iii) of this definition, except to the extent such reversal results from a cash payment).

•                  “Consolidated Interest Expense” means, with respect to a given period, without duplication, the sum of (a) total interest expense (including, for the avoidance of doubt, capitalized interest) of the Companies for such period determined on a consolidated basis in accordance with GAAP, plus (b) the Companies’ Ownership Share of total interest expense (including, for the avoidance of doubt, capitalized interest) of each Unconsolidated Affiliate for such period determined in accordance with GAAP; provided, however, that Consolidated Interest Expense shall be reduced by (i) any cash interest income received by the Companies during such period not otherwise included in the Consolidated Net Income for such period and (ii) the net amount of cash payments received by the Companies under interest rate swap agreements during such period. Consolidated Interest Expense shall (a) be determined without regard to the effects thereon of (i) FASB Accounting Standards Codification, or “ASC,” 860 with respect to non-cash portion of interest expense arising from transfer or servicing of financial assets and FASB ASC 470-20 with respect to the non-cash portion of interest expense attributable to convertible indebtedness and (ii) non-cash charges including, but not limited to, the amortization of debt issue costs, premiums, discounts, intangible assets, or intangible liabilities, or any non-cash charges or write-offs related to the restructuring, modification or extinguishment of debt in accordance with FASB ASC 470-50 or FASB ASC 470-60, and (b) exclude onetime cash payments including, but not limited to, debt issue costs, pre-payment penalties, defeasance, yield maintenance, legal costs.

•                  “Consolidated Net Income” means, with respect to a given period, the sum of (a) the net income (or loss) of the Companies for such period determined on a consolidated basis in accordance with GAAP, excluding any extraordinary, unusual or non-recurring gain (or extraordinary, unusual or non-recurring loss) realized during such period by the Company, plus (b) the Companies’ Ownership Share of the net income (or loss) of each Unconsolidated Affiliate for such period determined in accordance with GAAP, excluding any extraordinary or non-recurring gain (or extraordinary or non-recurring loss) realized during such period by such Unconsolidated Affiliate.

•                  “Unconsolidated Affiliate” means any Person (a) in which the Company, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Companies on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the Companies under GAAP. Notwithstanding anything to the contrary contained in this prospectus, any Person in which the Company is the beneficial owner, directly or indirectly, of 50% or less of each class of Equity Interests of such Person shall be deemed to be an Unconsolidated Affiliate.

•                  “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

•                  “Ownership Share” means, with respect to any Unconsolidated Affiliate of the Company as of a given date, the Company’s pro rata share of the liabilities or assets, as the case may be, of such Unconsolidated Affiliate determined in accordance with GAAP, which shall be calculated as the greater of (a) the Company’s direct or indirect nominal capital ownership interest in such Unconsolidated Affiliate as set forth in the organization documents of such Unconsolidated Affiliate, and (b) the Company’s direct or indirect economic ownership interest in such Unconsolidated Affiliate reflecting the Company’s current allocable share of income and expenses of such Unconsolidated Affiliate, in each case as of such date.

“Fixed Charges” means, for any Person for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) scheduled payments of principal on Consolidated Total Indebtedness (as defined below) (excluding any balloon, bullet or similar payments payable on maturity of any such Consolidated Total Indebtedness), (c) the amount of cash dividends paid or required to be paid by any Company (other than to another Company or in connection with any prepayment, redemption or purchase offer) during such period in respect of its preferred equity interests and (d) the Companies’ Ownership Share of the amount of dividends or other distributions paid or required to be paid by any Unconsolidated Affiliate during such period in respect of its preferred equity interests (to Persons other than (i) the Company or (ii) an Unconsolidated Affiliate in which the percentage of equity interests of such Unconsolidated Affiliate owned by the Companies is greater than or equal to the percentage of equity interests owned by the Companies in the Unconsolidated Affiliate paying the dividend or other distribution).

•                  “Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate amount of all Indebtedness of the Companies that would be reflected on a consolidated balance sheet of the Companies as of such date, plus (b) the Companies’ Ownership Share of the aggregate amount of all Indebtedness of each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate.

•                  “Indebtedness” generally includes, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any swap agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, either (i) not past due for more than 90 days or (ii) being contested in good faith by appropriate proceedings diligently conducted); (e) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) amount of any Capitalized Lease (as defined below) as of any date; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest pursuant to a properly given notice, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (i) all guarantees of such Person in respect of any of the foregoing. For purposes of this definition: (A) Indebtedness of any Person shall include such Person’s Ownership Share of the foregoing items and components attributable to Indebtedness (as set forth in clauses (a) through (g) above) of Unconsolidated Affiliates; (B) notwithstanding any of the foregoing, Indebtedness shall not include (1) current expenses and intercompany liabilities, (2) prepaid or deferred revenues arising in the ordinary course of business, including prepaid rent, (3) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (4) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (5) security deposits, (6) artificial financing obligations treated as liability under GAAP related to sales of real estate accounted for under FASB ASC 360-20 under financing or deposit method and (7) artificial financing obligations treated as liability under GAAP related to sale leaseback transactions that do not meet the requirements to account for the sale leaseback under FASB ASC 840-40; and (C) the amount of any net obligation under any swap agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt, the transferred portion of a loan under the SBA 7(a) Program (as defined in “Our Business and Properties—Policies With Respect to Certain Activities—Certain Real Estate Activities—Investments in Real Estate or Interests in Real Estate” in this prospectus) that is accounted for in accordance with GAAP as a secured borrowing rather than a sale shall not be Indebtedness.

•                  “Capitalized Lease” means any lease that is not an operating lease in accordance with FASB ASC 840-10 or FASB ASC 842-10.

•                  “Swap Termination Value” means, in respect of a swap agreement, after taking into account the effect of any legally enforceable netting agreement relating to such swap agreement, (a) for any date on or after the date such swap agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the immediately preceding clause (a), the amounts determined as the mark-to-market value(s) for such swap agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in swap agreements.

•                  “Pro Forma Basis” means, for purposes of calculating compliance with the Minimum Fixed Charge Coverage Ratio in respect of a proposed Pro Forma Transaction, such transaction shall be deemed to have occurred as of the first day of the four (4) fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such proposed Pro Forma Transaction, which period we refer to as the “Measuring Period.”

•                  “Pro Forma Transaction” means (a) any incurrence, assumption, retirement or repayment of Indebtedness, (b) any actual or contemplated issuance or redemption of preferred equity interests, (c) any direct or indirect disposition of any Person or property (including through a merger, dissolution, liquidation or consolidation thereof), or (d) the making of any investment in or any other acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into). In connection with any calculation relating to the Minimum Fixed Charge Coverage Ratio upon giving effect to a Pro Forma Transaction on a Pro Forma Basis for the applicable Measuring Period, in each case to the extent applicable:

•                  (i) any Indebtedness (x) that is to be incurred in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness incurred since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (y) that is to be retired or repaid in connection with such Pro Forma Transaction, and the aggregate amount of all other Indebtedness retired or repaid since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period;

•                  (ii) any preferred equity interest (x) that is to be issued in connection with such Pro Forma Transaction, and the aggregate amount of all other preferred equity interests issued since the last day of such Measuring Period, shall be included and deemed to have been incurred as of the first day of the applicable period, and (y) that is to be redeemed in connection with such Pro Forma Transaction, and the aggregate amount of all other preferred equity interests redeemed since the last day of such Measuring Period, shall be excluded and deemed to have been retired as of the first day of such Measuring Period; and

•                  (iii) income statement items (whether positive or negative) attributable to (x) any Person or property being directly or indirectly disposed of or removed in connection with such Pro Forma Transaction, and all other Persons and properties directly or indirectly disposed of or removed since the last day of such Measuring Period, shall be excluded and (y) any Person or property being acquired in connection with such Pro Forma Transaction, and all other Persons and properties acquired since the last day of such Measuring Period, shall be included as of the first day of such Measuring Period.

Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, after payment or provision for our debts and other liabilities, our funds legally available for distribution to our stockholders will be distributed as follows:

•                  first, pro rata to (i) holders of our Series M Preferred Stock in an amount per share equal to the Series M Stated Value, (ii) holders of our Series L Preferred Stock in an amount per share equal to the Series L Stated Value, (iii) holders of our Series A Preferred Stock, in an amount per share equal to the Series A Stated Value (as defined in “—Series A Preferred Stock” below) plus an amount equal to all accrued and unpaid dividends (whether or not declared) on our Series A Preferred Stock and (iv) holders of any other class or series of capital stock ranking on parity with our Series M Preferred Stock, Series L Preferred Stock and Series A Preferred Stock with respect to rights upon our redemption, liquidation, winding-up or dissolution, to the extent provided by the terms of such class or series of capital stock;

•                  second, to holders of our Common Stock in an amount equal to any unpaid Initial Dividend;

•                  third, pro rata to (i) holders of our Series M Preferred Stock, in an amount equal to any accrued and unpaid Series M Preferred Distribution, and (ii) holders of our Series L Preferred Stock, in an amount equal to any accrued and unpaid Series L Preferred Distribution; and

•                  fourth, to holders of our Common Stock and any other class or series of capital stock ranking junior to our Series M Preferred Stock.

Any liquidation preference on our Series M Preferred Stock will be paid by the Company in ILS, based on the Current Exchange Rate on the first TASE Trading Day preceding the date of payment.

If upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series M Preferred Stock is insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of stock ranking on parity to the Series M Preferred Stock as to amounts payable upon our liquidation, dissolution or winding up, including the Series L Preferred Stock and Series A Preferred Stock, such stock we refer to as “Liquidation Parity Stock,” then such assets, or the proceeds thereof, will be distributed among the holders of the Series M Preferred Stock and any such Liquidation Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series M Preferred Stock and any such Liquidation Parity Stock if all amounts payable thereon were paid in full.

After payment of the full amount of the liquidating preference to which they are entitled, the holders of our shares of Series M Preferred Stock will have no right or claim to any of our remaining assets. The consolidation, merger or conversion of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, or the sale or transfer of all or substantially all of the assets or business of the Company or a statutory share exchange, will not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series M Preferred Stock will not be added to our total liabilities.

Voting Rights.  Our Series M Preferred Stock has no voting rights, and thus has no rights to vote on any dissolution, charter amendment, merger, sale of all or substantially all of our assets, share exchange or conversion. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Dissolution, Amendment to the Charter and Other Extraordinary Actions.”

Exchange Listing.  We intend to apply for the listing of shares of our Series M Preferred Stock on NASDAQ and the TASE, in each case under the ticker symbol “                      ,” and we do not expect to commence the Exchange Offer until such applications are approved. No assurance can be given that our applications for these listings will be approved or that a trading market will develop.

Series L Preferred Stock

On November 20, 2017, the Company issued 8,080,740 shares of Series L Preferred Stock following a public auction process conducted in Israel. Our Series L Preferred Stock is listed on NASDAQ and on the TASE, in each case under the ticker symbol “CMCTP.”  Pursuant to the terms of the Exchange Offer, we expect to offer to exchange for each outstanding share of Series L Preferred Stock, at the election of the holder thereof, either (i)                     shares of our Common Stock or (ii) one share of our Series M Preferred Stock.

The terms of our Series L Preferred Stock are substantially the same as those of our Series M Preferred Stock, other than with respect to the following:

•                  distributions on our Series L Preferred Stock accrue at 5.5% of the Series L Stated Value, subject to increase up to an annual rate of up to 8.5% in certain circumstances as described below, whereas distributions on our Series M Preferred Stock accrue at the same rate, subject to a one-time adjustment equal to the Adjustment Amount;

•                  prior to November 21, 2022, we have no option to redeem shares of our Series L Preferred Stock, whereas we are entitled, at our option and in our sole discretion, to redeem shares of our Series M Preferred Stock at any time and from time to time at the Company Redemption Price prior to such date;

•                  prior to November 21, 2022, holders of shares of Series L Preferred Stock are not entitled to redeem their shares except in limited circumstances as described below, whereas holders of shares of our Series M Preferred Stock are entitled, at their option, to redeem their shares in exchange for the Holder Redemption Price at any time on or after the second anniversary of the Settlement Date; and

•                  on and after November 21, 2022, each holder has the right to require the Company to redeem, and the Company has the option to redeem, shares of our Series L Preferred Stock for 100% of the Series L Stated Value plus, subject to certain conditions described below, the amount of accrued and unpaid Series L Preferred Distributions, which redemption price is greater than the Holder Redemption Price and the Company Redemption Price for which the Series M Preferred Stock may be redeemed by and at the option of the holder and the Company, respectively.

Our Series L Preferred Stock has no voting rights, and thus has no rights to vote on any dissolution, charter amendment, merger, sale of all or substantially all of our assets, share exchange or conversion. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws-Dissolution, Amendment to the Charter and Other Extraordinary Actions.”

The Series L Stated Value is 100 ILS or, for purposes of any computation based on stated value (e.g., amounts of distributions, redemption price, etc.), $28.37 USD per share, subject to adjustment. Subject to certain exceptions, holders of our Series L Preferred Stock are entitled to receive the Series L Preferred Distribution in cash at an annual rate of 5.5% of the Series L Stated Value, provided that if the Company fails to timely declare or pay the Series L Preferred Distribution, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5% in accordance with the terms of the Series L Preferred Stock. The Series L Preferred Distribution is cumulative from (and including) November 21, 2017, the date of issuance of the Series L Preferred Stock. We will be permitted to pay the Series L Preferred Distribution, if any, out of legally available funds in respect of a given fiscal year only if the Preferred Distribution Conditions are satisfied.

Our Series L Preferred Stock ranks senior to our Common Stock with respect to payment of distributions, except with respect to and only to the extent of the Initial Dividend. Additionally, our Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding up, senior to our Common Stock to the extent of the Series L Stated Value and, except to the extent of the Initial Dividend, senior to our Common Stock with respect to any accrued and unpaid Series L Preferred Distributions.

Unless full cumulative Series L Preferred Distributions for all past annual periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series L Preferred Stock as to the distribution rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock other than in amounts up to but not exceeding the Initial Dividend, if any, or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series L Preferred Stock as to distribution rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights.

However, to the extent necessary to preserve our status as a REIT, the foregoing sentence will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Prior to November 21, 2022, we are not permitted to issue any preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and/or our dissolution or winding up unless the Minimum Fixed Charge Coverage Ratio is equal to or greater than 1.25:1.00 as of the last day of the trailing 12-month period ending on the last day of the quarter preceding the date of such issuance.  As of June 30, 2018, we were in compliance with the Minimum Fixed Charge Coverage Ratio requirement.

From and after November 21, 2022, subject to certain conditions, we may redeem shares of Series L Preferred Stock at a redemption price equal to the Series L Stated Value, plus all accrued and unpaid distributions. Additionally, from and after November 21, 2022, each holder of shares of Series L Preferred Stock may require us to redeem such shares at a redemption price equal to the Series L Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to November 21, 2022 if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such date and (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date.

Our obligation to redeem any shares of our Series L Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption or (ii) we are restricted by applicable law, our charter, including the terms of our Series A Preferred Stock and Series M Preferred Stock, or contractual obligations from making such redemption.

The redemption price will be paid at the election of the Company, in its sole discretion, (1) in cash in ILS, (2) in shares of our Common Stock based on the lower of (i) the NAV of the Company per share of Common Stock as most recently published by the Company as of the redemption date and (ii) the 20-day volume-weighted average price per share of the Common Stock as described in the Articles Supplementary describing the terms of the Series L Preferred Stock, or (3) in any combination of cash in ILS and Common Stock, based on the foregoing conversion mechanisms.

Series A Preferred Stock

On July 1, 2016, we commenced our reasonable best efforts public offering of up to 36,000,000 units, with each unit consisting of one share of Series A Preferred Stock and one detachable warrant to purchase 0.25 of a share of our Common Stock, which we refer to as a “Series A Warrant.”

Our Series A Preferred Stock has no voting rights and ranks senior to our Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, cumulative cash dividends, in USD, on each share of Series A Preferred Stock at an annual rate of 5.5% of the stated value, which is initially $25.00, which we refer to as the “Series A Stated Value,” subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock, as set forth in our charter. Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance of such shares.

Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we are not permitted to:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock, Series L Preferred Stock or Series M Preferred Stock, or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any shares of our Common Stock, Series L Preferred Stock or Series M Preferred Stock, or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

Holders of shares of our Series A Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series A Stated Value, less a redemption fee of 13% beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of

10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends. From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right, and holders have the right to require us, to redeem such shares at 100% of the Series A Stated Value, plus any accrued but unpaid dividends. We will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock as quoted on NASDAQ for the 20 trading days prior to the redemption.

Series A Warrants

Each Series A Warrant is exercisable for 0.25 of a share of our Common Stock, subject to adjustment, at an exercise price equal to a 15% premium to the NAV of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Series A Warrant, which we refer to as the “Applicable NAV.” For the avoidance of doubt, any estimate of our NAV contained in this prospectus, including in the section “Unaudited Pro Forma Consolidated Financial Information” in this prospectus, shall not be deemed the Applicable NAV for purposes of our Series A Warrants. Holders of our Series A Warrants may exercise their Series A Warrants at any time beginning on the first anniversary of the date of issuance of such shares up to 5:00 p.m., New York time, on the date that is the fifth anniversary of such date of issuance, which we refer to as the Series A Warrant Expiration Date. The Series A Warrants are exercisable, at the option of each holder, in whole, but not in part, for no less than 50 shares of our Common Stock, unless such holder does not at the time of exercise own a sufficient number of Series A Warrants to do so. Any Series A Warrant that is outstanding after the Series A Warrant Expiration Date of such Series A Warrant shall be automatically terminated.

A holder of our Series A Warrants does not have the right to exercise any portion of a Series A Warrant to the extent that, after giving effect to the issuance of shares of our Common Stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own shares of Common Stock (i) in excess of 9.8% in value or number of shares, whichever is more restrictive, of the shares of Common Stock outstanding or (ii) that would otherwise result in the violation of any of the restrictions on ownership transfer of our stock contained in our charter, in each case, immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Series A Warrant, as discussed in “—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer” below.

Select Charter Provisions Related to Our Capital Stock

Classification or Reclassification of Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock, Series A Preferred Stock, Series L Preferred Stock or Series M Preferred Stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, Series A Preferred Stock, Series L Preferred Stock or Series M Preferred Stock, and authorizes us to issue the newly-classified shares, subject to the limitations contained in the terms of our Series L Preferred Stock and Series M Preferred Stock described above. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock then outstanding, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of our capital stock in excess of 9.8% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 9.8% of the number of shares or value, whichever is more restrictive, of the outstanding shares of our Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person’s percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

Our charter further prohibits (1) any person from beneficially or constructively owning our stock that (i) would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (ii) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iii) would otherwise cause us to fail to qualify as a REIT, or (2) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (1)(i), (iii) and (2) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 9.8% ownership limits and the restrictions listed under (1)(ii) in the preceding paragraph for Urban II, CIM REIT, CIM Urban GP, the Administrator and persons owning a direct or indirect interest in Urban II, CIM REIT, CIM Urban GP or the Administrator.

Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership and transfer contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our Series M Preferred Stock to be Computershare Trust Company, N.A., which serves as the transfer agent and registrar for our Series L Preferred Stock. American Stock Transfer and Trust Company currently acts as the transfer agent and registrar for our Common Stock, Series A Preferred Stock and Series A Warrants.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to the MGCL and to our charter and bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part (see “Where You Can Find More Information”).

Our Board of Directors

Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of Preferred Stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and

•                  was committed in bad faith or

•                  was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. Each indemnification agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

We have elected to opt out of these provisions of the MGCL by resolution of our Board of Directors. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL in the future.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares previously acquired, directly or indirectly, by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

We have elected to opt out of these provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•                  a classified board consisting of three classes;

•                  a two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•                  a majority stockholder vote requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our Board of Directors.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors, or (3) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (a) by or at the direction of our Board of Directors, or (b) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

OUR BUSINESS AND PROPERTIES

Company Overview

Business Overview

Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the improving demographics, support for investment and significant private investment that characterize these areas. Following the Potential Recapitalization, while our principal business would remain principally focused on Class A and creative office assets in vibrant and improving urban communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group urban real estate strategies and product types described above in order to broaden our participation in CIM Group’s platform of $29.1 billion of Assets Owned and Operated(3) and capabilities for the benefit of all classes of stockholders.

We are operated by affiliates of CIM Group. Our wholly-owned subsidiary, CIM Urban, is party to the Investment Management Agreement with the Operator, pursuant to which the Operator provides certain services to CIM Urban. In addition, we are party to the Master Services Agreement with the Administrator, pursuant to which the Administrator agrees to provide or arrange for other service providers to provide administrative services to us and all of our direct and indirect subsidiaries. CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York, Chicago, Illinois, and Phoenix, Arizona.

As of June 30, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of June 30, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 94.0% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $141.10 for the six months ended June 30, 2018. For the six months ended June 30, 2018, our office portfolio contributed approximately 72.9% of revenue, while our hotel contributed approximately 21.4%, and our lending segment contributed approximately 5.7%.

We are headquartered in Dallas, Texas and, as of June 30, 2018, we had five employees.

(3)                                 See note 1 in “Prospectus Summary—CIM Commercial Trust Corporation—Company Overview” in this prospectus.

Our existing office, multifamily and hotel assets are located in six U.S. markets. The breakdown by segment, market and submarket, as of June 30, 2018, is as follows:

Overview of our Real Estate Portfolio as of June 30, 2018

			Office
			and Retail
			Rentable
			Square	Hotel
Property	Market	Sub-Market	Feet	Rooms
Office
1 Kaiser Plaza	Oakland, CA	Lake Merritt	534,423	—
2101 Webster Street	Oakland, CA	Lake Merritt	471,337	—
999 N Capitol Street	District of Columbia	Capitol Hill	315,983	—
899 N Capitol Street	District of Columbia	Capitol Hill	314,667	—
1901 Harrison Street	Oakland, CA	Lake Merritt	280,610	—
1333 Broadway	Oakland, CA	City Center	251,155
830 1st Street	District of Columbia	Capitol Hill	247,337	—
2100 Franklin Street	Oakland, CA	Lake Merritt	216,828	—
11620 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	194,659	—
3601 S Congress Avenue (1)	Austin, TX	South	183,885	—
4750 Wilshire Boulevard	Los Angeles, CA	Mid-Wilshire	143,361	—
9460 Wilshire Boulevard	Los Angeles, CA	Beverly Hills	93,339
260 Townsend Street	San Francisco, CA	South of Market	66,682	—
11600 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	55,919	—
Lindblade Media Center (2)	Los Angeles, CA	West Los Angeles	32,428	—
1130 Howard Street	San Francisco, CA	South of Market	21,194	—
Total Office (16 Properties)			3,423,807	—

Other Ancillary Properties within Office Portfolio
901 N Capitol Street (3)	District of Columbia	Capitol Hill	—	—
2353 Webster Street Parking Garage	Oakland, CA	Lake Merritt	—	—
2 Kaiser Plaza Parking Lot (4)	Oakland, CA	Lake Merritt	—	—
Total Ancillary Office (3 Properties)			—	—
Total Office including Other Ancillary (19 Properties)			3,423,807	—

Hotel Portfolio (1 Property)
Sheraton Grand Hotel	Sacramento, CA	Downtown/Midtown	—	503

Other Ancillary Properties within Hotel Portfolio (1 Property)
Sheraton Grand Hotel Parking Garage & Retail (5)	Sacramento, CA	Downtown/Midtown	9,453	—
TOTAL PORTFOLIO (21 Properties)			3,433,260	503

(1)                                 3601 S Congress Avenue consists of ten buildings. The Company is evaluating a portion of this property for potential development of 42,000 additional rentable square feet.

(2)                                 Lindblade Media Center consists of three buildings.

(3)                                 901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having 271,233 rentable square feet.

(4)                                 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(5)                                 The site of the Sheraton Grand Hotel Parking Garage and Retail is being evaluated for potential development.

Our Common Stock trades on NASDAQ and the TASE, in each case under the ticker symbol “CMCT.” Our Series L Preferred Stock is also traded on NASDAQ and the TASE, in each case under the ticker symbol “CMCTP.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Potential Recapitalization

The Company intends to consummate the Potential Recapitalization in order to, among other things, provide its stockholders with liquidity reflecting its NAV per share of Common Stock and improve the trading volume and liquidity of the Common Stock. There can be no guarantee that the Potential Recapitalization will occur or, if any or all of the Potential Recapitalization occurs, that the Potential Recapitalization will occur in the form or in the manner as described in this prospectus.  Please refer to “Special Note Regarding Forward-Looking Statements” in this prospectus.

The Company does not intend to commence, and no holder of shares of Series L Preferred Stock will be able to participate in, the Exchange Offer unless and until the Company consummates the Potential Recapitalization and determines the CIM Purchase Price.

Targeted Sales of Properties.  We are actively exploring the Potential Sale, or the sale of a portfolio of properties described in the table below, including our five office properties and a parking garage in Oakland, California, our three office properties in Washington, D.C., and one office property in San Francisco, CA, which sales we refer to collectively as the “Potential Sale.” No letters of intent or purchase and sales agreements have been executed in connection with the Potential Sale. The MGCL may require holders of our Common Stock to approve the Potential Sale prior to its consummation.

Location	Sub-Market	Rentable Square Feet	Annualized Rent Per Occupied Square Foot (1)
NORTHERN CALIFORNIA
Oakland, CA
1 Kaiser Plaza	Lake Merritt	534,423	$41.07
2101 Webster Street	Lake Merritt	471,337	41.04
1901 Harrison Street	Lake Merritt	280,610	45.18
1333 Broadway	City Center	251,155	41.08
2100 Franklin Street	Lake Merritt	216,828	41.45
2353 Webster Street Parking Garage	Lake Merritt	N/A	N/A
Total Oakland, CA		1,754,353	41.69
San Francisco, CA
260 Townsend Street	South of Market	66,682	73.51
Total San Francisco, CA		66,682	73.51
TOTAL NORTHERN CALIFORNIA		1,821,035	$42.93

EAST
Washington, DC
999 N Capitol Street	Capitol Hill	315,983	$46.66
899 N Capitol Street	Capitol Hill	314,667	52.84
830 1st Street	Capitol Hill	247,337	43.60
Total Washington, DC		877,987	47.78
TOTAL EAST		877,987	$47.78

TOTAL PORTFOLIO OF ASSETS TARGETED FOR SALE		2,699,022	$44.47

(1)                                 Represents gross monthly base rent, as of June 30, 2018, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

Repayment of Certain Indebtedness.  If the Potential Sale occurs, we intend to use a portion of the net proceeds from the Potential Sale to consummate the Potential Repayment of Unsecured Term Loan Facility, or the repayment of any balances then outstanding on our unsecured term loan facility.  If the Potential Repayment of Unsecured Term Loan Facility occurs, we will terminate three interest rate swaps that effectively convert the floating rate on our unsecured term loan facility to a fixed rate.  Following the Potential Sale and the Potential Repayment of Unsecured Term Loan Facility, we would expect to have no senior debt outstanding and would plan to maintain minimal long-term debt in our continuing operations.

Return of Capital to Holders of Common Stock.  The net proceeds from the Potential Sale remaining following the Potential Repayment of Unsecured Term Loan Facility, as well as a portion of our unrestricted cash balances, would be used to consummate the Potential Return of Capital Event, or one or more transactions to return capital to holders of our Common Stock for consideration approximating our NAV per share of Common Stock, which transaction may take the form of a special dividend, private repurchase or tender offer.

CIM Urban REIT Liquidation.  As of October 3, 2018, CIM REIT, a fund operated by affiliates of CIM Group, beneficially owns approximately 95.05% of our outstanding Common Stock. We have been informed that, if the Potential Sale and Potential Return of Capital Event occur, CIM Group intends to consummate the Potential CIM REIT Liquidation, or to liquidate CIM REIT by distributing to its members, consisting of 27 institutional investors, all shares of our Common Stock then held by CIM REIT. The distributed shares would be unrestricted for trading and we expect would increase our public float to over 90% (from approximately 4% today), which may lead to improved trading volume and liquidity in our Common Stock, and may make our Common Stock eligible for inclusion in several widely-followed stock indices.

Following the Potential CIM REIT Liquidation, we would no longer be a “controlled company” within the meaning of the rules of NASDAQ and, as a result, we would no longer qualify for the exemptions from certain corporate governance requirements on which we currently rely. We plan to implement, within the timeframes provided by the rules of NASDAQ, the protections of holders of our Common Stock required by the rules of NASDAQ.

Upon consummation of the Potential CIM REIT Liquidation as currently contemplated, all registration rights with respect to our Common Stock existing under that certain Registration Rights and Lockup Agreement, dated as of March 11, 2014, by and between the Company and Urban II, would terminate upon the consummation of the Potential CIM REIT Liquidation.

Sale of Common Stock. Certain directors and officers of the Company have expressed a willingness to consummate the Potential CIM Investment by reinvesting their aggregate pro rata share of all net proceeds received by CIM Group and its affiliated entities in connection with the Potential Return of Capital Event into newly issued shares of our Common Stock at a price per share equal to the CIM Purchase Price. The Potential CIM Investment is expected to involve a reinvestment of approximately $10.8 million into shares of our Common Stock at a price per share equal to the CIM Purchase Price.

The CIM Purchase Price will be negotiated and, in its sole discretion, approved by a committee of the Board of Directors composed of the Company’s independent directors.

Note Regarding Section 16 Matters.  Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock to file reports with the SEC disclosing their ownership, and changes in their ownership, of our equity securities. Section 16(b) of the Exchange Act requires those subject to the reporting requirements of Section 16(a) of the Exchange Act to disgorge to the Company any profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of our Common Stock, Preferred Stock or

Series A Warrants occurring within a period of less than six months). Subject to the satisfaction of the conditions contained therein, Rule 16b-3 promulgated under the Exchange Act exempts certain transactions from the short-swing profit rules of Section 16 of the Exchange Act. The Company intends to take all steps necessary to cause the participation, if any, in the Potential Return of Capital Event and/or the Potential CIM Investment by any individual who is or will be subject to the reporting requirements under Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 of the Exchange Act.

Segments

Our reportable segments consist of three types of commercial real estate properties, namely office, hotel and multifamily, which consisted of five properties that were sold in 2017, as well as a segment for our lending business.

Lending Segment

Through our SBA 7(a) lending platform, we are a national lender that primarily originates loans to small businesses. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

Our Board of Directors approved a plan in December 2014 for the lending segment that, when completed, would have resulted in the deconsolidation of the lending segment, which at that time was focused on small business lending in the hospitality industry. In July 2015, to maximize value, we modified our strategy from a strategy of selling the lending segment as a whole to a strategy of soliciting buyers for components of the business, including our commercial mortgage loans and our platform for lending under the SBA 7(a) Program of this change in the sale methodology resulted in the need to extend the period to complete the sale of the remainder of the lending segment beyond one year. On December 17, 2015, pursuant to the modified plan, we sold substantially all of our commercial mortgage loans with a carrying value of $77,121,000 to an unrelated third-party and recognized a gain of $5,151,000. In September 2016, we discontinued our efforts to sell the SBA 7(a) lending platform, and the activities related to the SBA 7(a) lending platform have been reclassified to continuing operations for all periods presented. On December 29, 2016, we sold our commercial real estate lending subsidiary, which was classified as held for sale and had a carrying value of $27,587,000, which was equal to management’s estimate of fair value, to a fund managed by an affiliate of CIM Group. We did not recognize any gain or loss in connection with the transaction. Management’s estimate of fair value was determined with assistance from an independent third-party valuation firm.

CIM Urban Partnership Agreement

Our subsidiary, CIM Urban, is governed by CIM Urban’s partnership agreement (the “CIM Urban Partnership Agreement”). The general partner of CIM Urban, Urban Partners GP, is an affiliate of CIM Group and has the full, exclusive and complete right, power, authority, discretion and responsibility vested in or assumed by a general partner of a limited partnership under the Delaware Revised Uniform Limited Partnership Act and as otherwise provided by law and is vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of CIM Urban, subject to the terms of the CIM Urban Partnership Agreement.

Removal of General Partner

The class A members of CIM REIT, upon a two-thirds vote of the interests of such members, may remove and replace CIM Urban GP as the general partner of CIM Urban if (a) certain affiliates and related parties of CIM Urban GP cease to own at least 85% of the class A membership units of CIM REIT that they have acquired or (b) any two of Shaul Kuba, Richard Ressler or Avi Shemesh cease to be actively engaged in the management of the general partner.

Amendments

Subject to certain limited exceptions, amendments of the CIM Urban Partnership Agreement may be adopted only with the consent of the majority in interest of the class A members of CIM REIT who are not affiliates of CIM Urban GP.

Liability for Acts and Omissions

None of CIM Urban GP or any of its affiliates, members, stockholders, partners, managers, officers, directors, employees, agents and representatives will have any liability in damages or otherwise to any limited partner, any investors in CIM REIT or CIM Urban, and CIM Urban will indemnify such persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind which may be imposed on, incurred by or asserted against such persons in any way relating to or arising out of any action or inaction on the part of such persons when acting on behalf of CIM Urban or any of its investments, except for those liabilities that result from such persons’ fraud, gross negligence, willful misconduct or breach of the terms of the CIM Urban Partnership Agreement or any other agreement between such person and CIM Urban or its affiliates.

Investment Management Agreement

In May 2005, CIM Urban and CIM Urban REIT Management, L.P., each an affiliate of CIM REIT and CIM Group, entered into an investment management agreement, pursuant to which CIM Urban engaged CIM Urban REIT Management, L.P. to provide certain services to CIM Urban. CIM Investment Advisors, LLC, an affiliate of CIM REIT and CIM Group, registered with the SEC as an investment adviser and, in connection with such registration, CIM Urban entered into the Investment Management Agreement with CIM Investment Advisors, LLC in December 2015 on terms and in scope substantially similar to those of the previous agreement, and the previous investment management agreement was terminated. The “Operator” refers to CIM Urban REIT Management, L.P. prior to December 10, 2015 and to CIM Investment Advisors, LLC on and after December 10, 2015.

CIM Urban pays asset management fees to the Operator on a quarterly basis in arrears. The fee is calculated as a percentage of the daily average adjusted fair value of CIM Urban’s assets:

Daily Average Adjusted Fair
Value of CIM Urban’s Assets		Quarterly Fee
From Greater of	To and Including	Percentage
(in thousands)
$—	$500,000	0.2500%
500,000	1,000,000	0.2375%
1,000,000	1,500,000	0.2250%
1,500,000	4,000,000	0.2125%
4,000,000	20,000,000	0.1000%

For the years ended December 31, 2017, 2016 and 2015, the Operator earned asset management fees of $22,229,000, $25,753,000 and $24,882,000, respectively.

The Operator is responsible for the payment of all costs and expenses relating to the general operation of its business, including administrative expenses, employment expenses and office expenses. All costs and expenses incurred by the Operator on behalf of CIM Urban are borne by CIM Urban. In addition, CIM Urban will indemnify the Operator against losses, claims, damages or liabilities, and reimburse the Operator for its legal and other expenses, in each case incurred in connection with any action, proceeding or investigation arising out of or in connection with CIM Urban’s business or affairs, except to the extent such losses or expenses result from fraud, gross negligence or willful misconduct of, or a breach of the terms of the Investment Management Agreement by the Operator or with respect to CIM Urban REIT Management L.P., any violation of securities law or any other intentional or criminal wrongdoing. Under the Investment Management Agreement between CIM Urban and CIM Urban REIT Management L.P., CIM Urban REIT Management L.P. is obligated to indemnify CIM Urban against any losses, claims, damages or liabilities to which CIM Urban becomes subject in connection with any matter arising out of or in connection with CIM Urban’s business or affairs that results from CIM Urban REIT Management L.P.’s fraud, gross negligence, willful misconduct or breach of such Investment Management Agreement.

Nothing in the Investment Management Agreement limits or restricts the right of any partner, officer or employee of the Operator to engage in any other business or to devote his time and attention in part to any other business. Nothing in the Investment Management Agreement limits or restricts the right of the Operator to engage in any other business or to render services of any kind to any other person.

The Investment Management Agreement will remain in effect until CIM Urban is dissolved or CIM Urban and the Operator otherwise mutually agree.

Master Services Agreement

On March 11, 2014, we entered into the Master Services Agreement with the Administrator, pursuant to which the Administrator has agreed to provide, or arrange for other service providers to provide, management and administration services, which we refer to as the “Base Services,” to CIM Commercial and its subsidiaries following the merger between CIM Urban and PMC Commercial Trust completed on March 11, 2014, which we refer to as the “Merger.” Pursuant to the Master Services Agreement, we appointed an affiliate of CIM Group as the administrator of CIM Urban GP, which we refer to as the “Urban GP Administrator.” Under the Master Services Agreement, CIM Commercial pays a base service fee, which we refer to as the “Base Service Fee,” to the Administrator initially set at $1,000,000 per year (subject to an annual escalation by a specified inflation factor beginning on January 1, 2015), payable quarterly in arrears. For the years ended December 31, 2017, 2016 and 2015, the Administrator earned a Base Service Fee of $1,060,000, $1,043,000 and $1,010,000, respectively. In addition, pursuant to the terms of the Master Services Agreement, the Administrator may receive compensation and/or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. During the years ended December 31, 2017, 2016 and 2015, such services performed by the Administrator included accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources and corporate communications. The Administrator’s compensation is based on the salaries and benefits of the employees of the Administrator and/or its affiliates who performed these services (allocated based on the percentage of time spent on the affairs of CIM Commercial and its subsidiaries). For the years ended December 31, 2017, 2016 and 2015, we expensed $3,065,000, $3,120,000 and $2,993,000, respectively, for such services which are included in asset management and other fees to related parties.

On January 1, 2015, we entered into a staffing and reimbursement agreement with CIM SBA Staffing, LLC, an affiliate of CIM Group that we refer to as “CIM SBA,” and our subsidiary, PMC Commercial Lending, LLC, which agreement we refer to as the “CIM SBA Staffing and Reimbursement Agreement.” The CIM SBA Staffing and Reimbursement Agreement provides that CIM SBA will provide personnel and resources to us and that we will reimburse CIM SBA for the costs and expenses of providing such personnel and resources. For the years ended December 31, 2017, 2016, and 2015, we incurred expenses related to services subject to reimbursement by us under the CIM SBA Staffing and Reimbursement Agreement of $3,464,000, $3,555,000, and $3,850,000, respectively, which are included in asset management and other fees to related parties for lending segment costs included in continuing operations, $433,000, $411,000, and $434,000, respectively, for corporate services, which are included in asset management and other fees to related parties, and $0, $550,000, and $777,000, respectively, which are included in discontinued operations. For the year ended December 31, 2015, we expensed $1,638,000 for transaction costs paid to CIM SBA for reimbursement of costs in connection with the sale of substantially all of our commercial mortgage loans to an unrelated third-party. In addition, for the years ended December 31, 2017, 2016 and 2015, we deferred personnel costs of $429,000, $249,000 and $282,000, respectively, associated with services provided for originating loans.

Other Services

CIM Management, Inc. and certain of its affiliates (collectively, the “CIM Management Entities”), all affiliates of CIM REIT and CIM Group, provide property management, leasing, and development services to CIM Urban. The CIM Management Entities earned property management fees, which are included in rental and other property operating expenses, totaling $5,034,000, $5,630,000 and $5,814,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  CIM Urban also reimbursed the CIM Management Entities $8,465,000, $8,630,000 and $8,319,000 during the years ended December 31, 2017, 2016 and 2015, respectively, for the cost of on-site personnel incurred on behalf of CIM Urban, which is included in rental and other property operating expenses. The CIM Management Entities earned leasing commissions of $982,000, $2,522,000 and $697,000 for the years ended December 31, 2017, 2016, and 2015, respectively, which were capitalized to deferred charges.  In addition, the CIM Management Entities earned construction management fees of $1,654,000, $942,000 and $1,055,000 for the years ended December 31, 2017, 2016 and 2015, respectively, which were capitalized to investments in real estate.

On October 1, 2015, an affiliate of CIM Group entered into a 5-year lease renewal with respect to a property owned by the Company. For the years ended December 31, 2017, 2016 and 2015, we recorded rental and other property income related to this tenant of $108,000, $108,000 and $104,000, respectively.

Business Objectives and Growth Strategies

Our two primary goals are (a) consistently growing our NAV and cash flow per share of our Common Stock and (b) providing liquidity to our common stockholders at prices reflecting our NAV and cash flow prospects. We seek to utilize the CIM Group platform to acquire, improve and develop real estate assets within CIM Group’s Qualified Communities. We believe assets in these markets provide greater returns as a result of improving demographics, support for investment and significant private investment within these areas. Over time, we seek to expand our real estate assets in communities targeted by CIM Group, supported by CIM Group’s broad real estate capabilities, as part of our plan to prudently grow market value and earnings. As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value. As a result of such review, from November 2015 to December 2017, we sold 15 properties including eight office properties (including one parking garage), two hotel properties, and five multifamily properties.

CIM Group seeks to maximize the value of its holdings through active asset management. CIM Group has extensive in-house research, acquisition, credit analysis, development, financing, leasing and property management capabilities, which leverage its deep understanding of urban communities to position properties for multiple uses and to maximize operating income. As a fully integrated owner and operator, CIM Group’s has in-house onsite property management capabilities. Property managers prepare annual capital and operating budgets and monthly operating reports, monitor results and oversee vendor services, maintenance and capital improvement schedules. In addition, they ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM Group’s asset management committee, which we refer to as the “Asset Management Committee,” reviews and approves strategic plans for each asset, including financial, leasing, marketing, property positioning and disposition plans. In addition, the Asset Management Committee reviews and approves the annual business plan for each property, including its capital and operating budget. CIM Group’s organizational structure provides for continuity through multi-disciplinary teams responsible for an asset from the time of the original recommendation, through the implementation of the asset’s business plan, and any disposition activities.

Our investments and development departments are separate groups that work very closely together on transactions requiring development expertise. While the investments team is responsible for acquisition analysis, both the investments and development teams perform the due diligence, evaluate and determine underwriting assumptions and participate in the development management and ongoing property management of CIM Group’s opportunistic assets. The development team is also responsible for the oversight and/or execution of securing entitlements and the development/repositioning process. In instances where CIM Group is not the lead developer, our in-house development team continues to provide development and construction oversight to co-sponsors through a shadow team that oversees the progress of the development from beginning to end to ensure adherence to the budgets, schedules, quality and scope of the project to maintain CIM Group’s vision for the final product. Both the investments and development departments interact as a cohesive team when sourcing, underwriting, acquiring, executing and managing the business plan of an opportunistic acquisition.

Properties

As of June 30, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of June 30, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 94.0% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $141.10 for the six months ended June 30, 2018.

Office Portfolio Summary as of June 30, 2018

Office

Property	Market	Rentable Square Feet	% Occupied	% Leased (1)	Annualized Rent (2) (in thousands)	Annualized Rent Per Occupied Square Foot
1 Kaiser Plaza	Oakland, CA	534,423	93.1%	93.1%	$20,434	$41.07
2101 Webster Street	Oakland, CA	471,337	99.3%	99.3%	19,208	41.04
999 N Capitol Street	District of Columbia	315,983	90.1%	90.1%	13,285	46.66
899 N Capitol Street	District of Columbia	314,667	86.1%	86.1%	14,317	52.84
1901 Harrison Street	Oakland, CA	280,610	81.9%	81.9%	10,384	45.18
1333 Broadway	Oakland, CA	251,155	96.0%	96.0%	9,905	41.08
830 1st Street	District of Columbia	247,337	100.0%	100.0%	10,783	43.60
2100 Franklin Street	Oakland, CA	216,828	98.9%	98.9%	8,889	41.45
11620 Wilshire Boulevard	Los Angeles, CA	194,659	97.5%	97.5%	7,655	40.33
3601 S Congress Avenue (3)	Austin, TX	183,885	94.5%	96.6%	6,028	34.69
4750 Wilshire Boulevard	Los Angeles, CA	143,361	100.0%	100.0%	3,848	26.84
9460 Wilshire Boulevard	Los Angeles, CA	93,339	94.9%	94.9%	8,265	93.31
260 Townsend Street	San Francisco, CA	66,682	100.0%	100.0%	4,902	73.51
11600 Wilshire Boulevard	Los Angeles, CA	55,919	87.6%	87.6%	2,589	52.85
Lindblade Media Center (4)	Los Angeles, CA	32,428	100.0%	100.0%	1,422	43.85
1130 Howard Street	San Francisco, CA	21,194	100.0%	100.0%	1,454	68.60
Total Office (16 Properties)		3,423,807	94.0%	94.1%	$143,368	$44.54

Other Ancillary Properties within Office Portfolio

Annualized
						Annualized	Rent Per
		Rentable				Rent (2)	Occupied
		Square		%	%	(in	Square
Property	Market	Feet		Occupied	Leased	thousands)	Foot
901 N Capitol Street	District of Columbia	N/A	(5)	N/A	N/A	N/A	N/A
2353 Webster Street Parking Garage	Oakland, CA	N/A		N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	Oakland, CA	N/A	(6)	N/A	N/A	N/A	N/A
Total Ancillary Office (3 Properties)		N/A		N/A	N/A	N/A	N/A

Total Office including Other Ancillary

Annualized
Rent Per
	Rentable			Annualized	Occupied
	Square	%	%	Rent (2)	Square
	Feet	Occupied	Leased (1)	(in thousands)	Foot
Total Office incl. Other Ancillary (19 Properties)	3,423,807	94.0%	94.1%	$143,368	$44.54

(1)         Based on leases signed as of June 30, 2018.

(2)         Represents gross monthly base rent, as of June 30, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(3)         3601 S Congress Avenue consists of ten buildings. The Company is evaluating a portion of this property for potential development of 42,000 additional rentable square feet.

(4)         Lindblade Media Center consists of three buildings.

(5)         901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having 271,233 rentable square feet.

(6)         2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

Office Portfolio Detail by Property, Market, and Submarket as of June 30, 2018

						Annualized
	Rentable				Annualized	Rent Per
	Square		%	%	Rent (2)	Occupied
Location	Feet		Occupied	Leased (1)	(in thousands)	Square Foot
NORTHERN CALIFORNIA
Oakland, CA
Lake Merritt
1 Kaiser Plaza	534,423		93.1%	93.1%	$20,434	$41.07
2101 Webster Street	471,337		99.3%	99.3%	19,208	41.04
1901 Harrison Street	280,610		81.9%	81.9%	10,384	45.18
2100 Franklin Street	216,828		98.9%	98.9%	8,889	41.45
2353 Webster Street Parking Garage	N/A		N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	N/A	(3)	N/A	N/A	N/A	N/A
Total Lake Merritt	1,503,198		93.8%	93.8%	58,915	41.78
City Center
1333 Broadway	251,155		96.0%	96.0%	9,905	41.08
Total Oakland, CA	1,754,353		94.1%	94.1%	68,820	41.69
San Francisco, CA
South of Market
260 Townsend Street	66,682		100.0%	100.0%	4,902	73.51
1130 Howard Street	21,194		100.0%	100.0%	1,454	68.60
Total San Francisco, CA	87,876		100.0%	100.0%	6,356	72.33
TOTAL NORTHERN CALIFORNIA	1,842,229		94.4%	94.4%	$75,176	$43.23

SOUTHERN CALIFORNIA
Los Angeles, CA
West Los Angeles
11620 Wilshire Boulevard	194,659		97.5%	97.5%	$7,655	$40.33
11600 Wilshire Boulevard	55,919		87.6%	87.6%	2,589	52.85
Lindblade Media Center (4)	32,428		100.0%	100.0%	1,422	43.85
Total West Los Angeles	283,006		95.8%	95.8%	11,666	43.03
Mid-Wilshire
4750 Wilshire Boulevard	143,361		100.0%	100.0%	3,848	26.84
Beverly Hills
9460 Wilshire Boulevard	93,339		94.9%	94.9%	8,265	93.31
Total Los Angeles, CA	519,706		96.8%	96.8%	23,779	47.27
TOTAL SOUTHERN CALIFORNIA	519,706		96.8%	96.8%	$23,779	$47.27

EAST
Washington, DC
Capitol Hill
999 N Capitol Street	315,983		90.1%	90.1%	$13,285	$46.66
899 N Capitol Street	314,667		86.1%	86.1%	14,317	52.84
830 1st Street	247,337		100.0%	100.0%	10,783	43.60
901 N Capitol Street	N/A	(5)	N/A	N/A	N/A	N/A
Total Capitol Hill	877,987		91.5%	91.5%	38,385	47.78
Total Washington, DC	877,987		91.5%	91.5%	38,385	47.78
TOTAL EAST	877,987		91.5%	91.5%	$38,385	$47.78

SOUTHWEST
Austin, TX
South
3601 S Congress Avenue (6)	183,885		94.5%	96.6%	$6,028	$34.69
TOTAL SOUTHWEST	183,885		94.5%	96.6%	$6,028	$34.69

TOTAL PORTFOLIO	3,423,807		94.0%	94.1%	$143,368	$44.54

(1)                                 Based on leases signed as of June 30, 2018.

(2)                                 Represents gross monthly base rent, as of June 30, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(3)                                 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(4)                                 Lindblade Media Center consists of three buildings.

(5)                                 901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having 271,233 rentable square feet.

(6)                                 3601 S Congress Avenue consists of ten buildings. The Company is evaluating a portion of this property for potential development of 42,000 additional rentable square feet.

Hotel Portfolio Summary as of June 30, 2018

				Revenue Per
			%	Available
Property	Market	Rooms	Occupied (1)	Room (2)
Sheraton Grand Hotel (3)	Sacramento, CA	503	84.1%	$141.10
Total Hotel (1 Property)		503	84.1%	$141.10

Other Ancillary Properties within Hotel Portfolio

		Rentable			Annualized
		Square	%	%	Rent (Parking
		Feet	Occupied	Leased	and Retail) (5)
Property	Market	(Retail)	(Retail)	(Retail) (4)	(in thousands)
Sheraton Grand Hotel Parking Garage and Retail (6)	Sacramento, CA	9,453	100%	100%	$2,942
Total Ancillary Hotel (1 Property)		9,453	100%	100%	$2,942

(1)                                 Represents trailing six-month occupancy as of June 30, 2018, calculated as the number of occupied rooms divided by the number of available rooms.

(2)                                 Represents trailing six-month RevPAR as of June 30, 2018, calculated as room revenue divided by the number of available rooms.

(3)                                 The Sheraton Grand Hotel is part of the Sheraton franchise and is managed by Starwood Hotels and Resorts Worldwide, Inc.

(4)                                 Based on leases commenced as of June 30, 2018.

(5)                                 Represents gross monthly contractual rent under parking and retail leases commenced as of June 30, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(6)                                 The site of the Sheraton Grand Hotel Parking Garage and Retail is being evaluated for potential development.

Office Portfolio-Top 10 Tenants by Annualized Rental Revenue as of June 30, 2018

		Credit
		Rating		Annualized			% of
		(S&P /		Rent (1)	% of	Rentable	Rentable
		Moody’s /	Lease	(in	Annualized	Square	Square
Tenant	Property	Fitch)	Expiration	thousands)	Rent	Feet	Feet
U.S. Federal Government Agencies (2)	Various	AA+ / Aaa / AAA	2019 - 2026	$24,379	17.0%	558,965	16.3%
Kaiser Foundation Health Plan, Inc.	1 Kaiser Plaza / 2101 Webster	AA- / - / -	2018 - 2027	19,340	13.5%	469,023	13.7%
The District of Columbia	899 N Capitol Street	AA / Aa1 / AA	2021	11,333	7.9%	205,860	6.0%
Pandora Media, Inc.	2100 Franklin Street / 2101 Webster / 3601 S Congress Avenue	- / - / -	2018 - 2020	7,420	5.2%	187,004	5.5%
Wells Fargo Bank, N.A.	1901 Harrison Street	A+ / Aa1 / -	2019 - 2023	4,241	3.0%	87,000	2.5%
Farmers Group, Inc.	4750 Wilshire Boulevard	A / A2 / -	2019	3,848	2.7%	143,361	4.2%
Delta Dental of California	1333 Broadway	- / - / -	2018 – 2028	3,712	2.6%	82,923	2.4%
Neighborhood Reinvestment Corporation	999 N Capitol Street	- / - / -	2023	3,450	2.4%	67,611	2.0%
MUFG Union Bank, N.A.	9460 Wilshire Boulevard	A / Aa2 / A	2020	3,104	2.2%	26,644	0.8%
Save the Children Federation, Inc.	899 N Capitol Street	- / - / -	2029	2,704	1.9%	58,768	1.7%
Total for Top Ten Tenants				83,531	58.4%	1,887,159	55.1%
All Other Tenants				59,837	41.6%	1,331,776	38.9%
Vacant				—	0.0%	204,872	6.0%
Total for Portfolio				$143,368	100.0%	3,423,807	100.0%

(1)                                 Represents gross monthly base rent, as of June 30, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(2)                                 Represents seven different leases at various properties.

Office Portfolio-Diversification by NAICS code as of June 30, 2018

	Annualized	% of	Rentable
	Rent (1)	Annualized	Square	% of Rentable
NAICS Code	(in thousands)	Rent	Feet	Square Feet
Public Administration	$40,547	28.3%	858,491	25.0%
Health Care and Social Assistance	25,068	17.5%	589,471	17.2%
Finance and Insurance	19,881	13.9%	447,606	13.1%
Professional, Scientific, and Technical Services	17,634	12.3%	411,937	12.0%
Information	12,966	9.0%	300,119	8.8%
Other Services (except Public Administration)	6,585	4.6%	147,847	4.3%
Real Estate and Rental and Leasing	4,447	3.1%	102,411	3.0%
Manufacturing	3,386	2.4%	82,503	2.4%
Construction	3,059	2.1%	46,568	1.4%
Educational Services	2,930	2.0%	74,972	2.2%
Arts, Entertainment, and Recreation	2,908	2.0%	47,639	1.4%
Accommodation and Food Services	2,040	1.4%	52,030	1.5%
Retail Trade	1,086	0.8%	37,299	1.1%
Management of Companies and Enterprises	360	0.3%	9,651	0.3%
Administrative and Support and Waste Management and Remediation Services	277	0.2%	5,453	0.2%
Wholesale Trade	194	0.1%	4,938	0.1%
Vacant	—	0.0%	204,872	6.0%
TOTAL PORTFOLIO	$143,368	100.0%	3,423,807	100.0%

(1)                                 Represents gross monthly base rent, as of June 30, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

Office Portfolio-Lease Expiration as of June 30, 2018

	Square Feet	% of Square	Annualized	% of Annualized	Annualized Rent
Year of Lease	of Expiring	Feet	Rent (1)	Rent	Per Occupied
Expiration	Leases	Expiring	(in thousands)	Expiring	Square Foot
2018 (2)	134,837	4.1%	$5,201	3.6%	$38.57
2019	413,932	12.9%	15,270	10.7%	$36.89
2020	469,434	14.6%	21,507	15.0%	$45.81
2021	588,180	18.3%	28,368	19.8%	$48.23
2022	227,826	7.1%	9,221	6.4%	$40.47
2023	293,861	9.1%	13,966	9.7%	$47.53
2024	47,481	1.5%	2,555	1.8%	$53.81
2025	430,849	13.4%	18,466	12.9%	$42.86
2026	350,269	10.9%	17,171	12.0%	$49.02
2027	88,440	2.7%	3,872	2.7%	$43.78
Thereafter	173,826	5.4%	7,771	5.4%	$44.71
Total Occupied	3,218,935	100.0%	$143,368	100.0%	$44.54
Vacant	204,872
Total Portfolio	3,423,807

(1)                                 Represents gross monthly base rent, as of June 30, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(2)                                 Includes 30,103 square feet of month-to-month leases.

Office Portfolio-Historical Occupancy

	June 30, 2018		Occupancy Rates (1)
Property	Rentable Square Feet		December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018
1 Kaiser Plaza	534,423		90.8%	91.0%	96.7%	96.4%	93.4%	93.1%
2101 Webster Street	471,337		82.8%	81.9%	98.9%	98.9%	99.3%	99.3%
999 N Capitol Street	315,983		83.1%	84.0%	84.0%	84.0%	83.2%	90.1%
899 N Capitol Street	314,667		51.1%	52.2%	73.7%	74.1%	86.1%	86.1%
1901 Harrison Street	280,610		87.0%	99.4%	98.2%	97.5%	91.8%	81.9%
1333 Broadway	251,155		72.1%	82.6%	92.9%	92.9%	96.7%	96.0%
830 1st Street	247,337		100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
2100 Franklin Street	216,828		73.1%	83.5%	96.7%	98.5%	98.9%	98.9%
11620 Wilshire Boulevard	194,659		65.5%	84.5%	91.5%	93.0%	98.6%	97.5%
3601 S Congress Avenue (2)	183,885		90.7%	91.1%	97.4%	94.0%	92.2%	94.5%
4750 Wilshire Boulevard (3)	143,361		N/A	100.0%	100.0%	100.0%	100.0%	100.0%
9460 Wilshire Boulevard (4)	93,339		N/A	N/A	N/A	N/A	N/A	94.9%
260 Townsend Street	66,682		100.0%	89.5%	89.7%	78.8%	100.0%	100.0%
11600 Wilshire Boulevard	55,919		74.7%	78.5%	84.7%	80.0%	87.6%	87.6%
Lindblade Media Center (5)	32,428		N/A	100.0%	100.0%	100.0%	100.0%	100.0%
1130 Howard Street (6)	21,194		N/A	N/A	N/A	N/A	100.0%	100.0%
901 N Capitol Street	N/A	(7)	N/A	N/A	N/A	N/A	N/A	N/A
2353 Webster Street Parking Garage	N/A		N/A	N/A	N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	N/A	(8)	N/A	N/A	N/A	N/A	N/A	N/A
500 West Santa Ana Boulevard (9)	N/A		100.0%	100.0%	N/A	N/A	N/A	N/A
211 Main Street (9)	N/A		100.0%	100.0%	100.0%	100.0%	N/A	N/A
200 S College Street (9)	N/A		82.7%	68.3%	66.9%	90.1%	N/A	N/A
980 9th Street (9)	N/A		80.5%	83.4%	64.0%	66.6%	N/A	N/A
1010 8th Street Parking Garage & Retail (9)	N/A		16.3%	9.9%	9.6%	10.7%	N/A	N/A
800 N Capitol Street (9)	N/A		94.8%	93.2%	76.1%	76.1%	N/A	N/A
7083 Hollywood Boulevard (9)	N/A		96.3%	96.3%	97.3%	97.3%	N/A	N/A
370 L’Enfant Promenade (9)	N/A		88.7%	89.0%	87.7%	39.1%	N/A	N/A
Total Weighted Average	3,423,807		84.0%	85.1%	86.9%	85.7%	94.2%	94.0%

(1)                                 Historical occupancies for office properties are shown as a percentage of rentable square feet and are based on leases commenced as of the indicated date.

(2)                                 3601 S Congress Avenue consists of ten buildings. The Company is evaluating a portion of this property for potential development of 42,000 additional rentable square feet.

(3)                                 4750 Wilshire Boulevard was acquired on April 18, 2014.

(4)                                 9460 Wilshire Boulevard was acquired on January 18, 2018.

(5)                                 Lindblade Media Center was acquired on October 21, 2014, and consists of three buildings.

(6)                                 1130 Howard Street was acquired on December 29, 2017.

(7)                                 901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having 271,233 rentable square feet.

(8)                                 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(9)                                 500 West Santa Ana Boulevard, 211 Main Street, 200 S College Street, 980 9th Street, 1010 8th Street Parking Garage & Retail, 800 N Capitol Street, 7083 Hollywood Boulevard, and 370 L’Enfant Promenade were sold on November 19, 2015, March 28, 2017, June 8, 2017, June 20, 2017, June 20, 2017, August 31, 2017, September 21, 2017, and October 17, 2017, respectively.

Office Portfolio-Historical Annualized Rents

	June 30, 2018		Annualized Rent Per Occupied Square Foot (1)
Property	Rentable Square Feet		December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018
1 Kaiser Plaza	534,423		$37.14	$36.50	$34.24	$37.13	$39.26	$41.07
2101 Webster Street	471,337		38.10	38.84	36.76	37.64	38.75	41.04
999 N Capitol Street	315,983		42.26	44.18	44.82	45.19	46.45	46.66
899 N Capitol Street	314,667		50.22	52.36	50.44	49.49	51.99	52.84
1901 Harrison Street	280,610		33.20	33.74	34.02	35.49	36.99	45.18
1333 Broadway	251,155		28.89	30.17	31.07	33.12	35.76	41.08
830 1st Street	247,337		40.73	42.42	42.53	43.90	43.60	43.60
2100 Franklin Street	216,828		40.96	37.20	37.65	38.44	39.50	41.45
11620 Wilshire Boulevard	194,659		35.64	30.50	35.07	38.55	39.28	40.33
3601 S Congress Avenue (2)	183,885		25.29	27.28	30.21	31.84	33.65	34.69
4750 Wilshire Boulevard (3)	143,361		N/A	25.45	25.03	25.71	26.17	26.84
9460 Wilshire Boulevard (4)	93,339		N/A	N/A	N/A	N/A	N/A	93.31
260 Townsend Street	66,682		32.48	58.02	64.92	68.97	70.80	73.51
11600 Wilshire Boulevard	55,919		43.97	45.89	49.23	50.62	50.86	52.85
Lindblade Media Center (5)	32,428		N/A	31.51	39.88	41.60	43.27	43.85
1130 Howard Street (6)	21,194		N/A	N/A	N/A	N/A	67.90	68.60
901 N Capitol Street	N/A	(7)	N/A	N/A	N/A	N/A	N/A	N/A
2353 Webster Street Parking Garage	N/A		N/A	N/A	N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	N/A	(8)	N/A	N/A	N/A	N/A	N/A	N/A
500 West Santa Ana Boulevard (9)	N/A		20.17	20.40	N/A	N/A	N/A	N/A
211 Main Street (9)	N/A		28.78	28.69	28.81	28.80	N/A	N/A
200 S College Street (9)	N/A		22.20	22.61	23.33	23.60	N/A	N/A
980 9th Street (9)	N/A		31.36	30.47	29.69	30.23	N/A	N/A
1010 8th Street Parking Garage & Retail (9)	N/A		7.16	6.81	6.63	7.07	N/A	N/A
800 N Capitol Street (9)	N/A		46.01	45.19	45.36	45.02	N/A	N/A
7083 Hollywood Boulevard (9)	N/A		35.37	35.61	38.35	38.45	N/A	N/A
370 L’Enfant Promenade (9)	N/A		51.41	51.25	51.94	55.80	N/A	N/A
Total Weighted Average	3,423,807		$36.10	$36.25	$36.75	$36.79	$41.00	$44.54

(1)                                 Other than as set forth in (6) below, Annualized Rent Per Occupied Square Foot represents annualized gross rent divided by total occupied square feet as of the indicated date. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

(2)                                 3601 S Congress Avenue consists of ten buildings. The Company is evaluating a portion of this property for potential development of 42,000 additional rentable square feet.

(3)                                 4750 Wilshire Boulevard was acquired on April 18, 2014.

(4)                                 9460 Wilshire Boulevard was acquired on January 18, 2018.

(5)                                 Lindblade Media Center was acquired on October 21, 2014, and consists of three buildings.

(6)                                 1130 Howard Street was acquired on December 29, 2017. The annualized rent as of December 31, 2017 for 12,944 rentable square feet of the building is presented using the actual rental income under a signed lease with a different tenant who took possession in March 2018, as the space was occupied by the prior owner and annualized rent under the short-term lease was de minimis.

(7)                                 901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We have designed and are entitled to develop a building having 271,233 rentable square feet.

(8)                                 2 Kaiser Plaza Parking Lot is a 44,642 square foot parcel of land currently being used as a surface parking lot. We are entitled to develop a building, which we are in the process of designing, having approximately 425,000 to 800,000 rentable square feet.

(9)                                 500 West Santa Ana Boulevard, 211 Main Street, 200 S College Street, 980 9th Street, 1010 8th Street Parking Garage & Retail, 800 N Capitol Street, 7083 Hollywood Boulevard, and 370 L’Enfant Promenade were sold on November 19, 2015, March 28, 2017, June 8, 2017, June 20, 2017, June 20, 2017, August 31, 2017, September 21, 2017, and October 17, 2017, respectively.

Multifamily Portfolio-Historical Occupancy

		Occupancy Rates (2)
Property (1)	Units	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018
4649 Cole Avenue (3)	334	93.1%	88.9%	93.1%	94.3%	N/A	N/A
4200 Scotland Street	308	91.9%	92.2%	91.2%	93.2%	N/A	N/A
47 E 34th Street	110	100.0%	100.0%	89.1%	85.5%	N/A	N/A
3636 McKinney Avenue	103	97.1%	98.1%	94.2%	92.2%	N/A	N/A
3839 McKinney Avenue (4)	75	94.7%	94.7%	96.0%	86.7%	N/A	N/A
Total Weighted Average	930	94.1%	92.8%	92.4%	92.0%	N/A	N/A

(1)                                 3636 McKinney Avenue, 3839 McKinney Avenue, 4649 Cole Avenue, 47 E 34th Street, and 4200 Scotland Street were sold on May 30, 2017, May 30, 2017, June 23, 2017, September 26, 2017, and December 15, 2017, respectively.

(2)                                 Historical occupancies for multifamily properties are based on leases commenced as of the indicated date and were calculated using units and not square feet.

(3)                                 4649 Cole Avenue consisted of fifteen buildings.

(4)                                 3839 McKinney Avenue consisted of two buildings.

Multifamily Portfolio-Historical Annualized Rents

		Monthly Rent Per Occupied Unit (2)
Property (1)	Units	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018
4649 Cole Avenue (3)	334	$1,282	$1,366	$1,404	$1,439	N/A	N/A
4200 Scotland Street	308	1,775	1,797	1,768	1,661	N/A	N/A
47 E 34th Street	110	3,880	4,188	4,642	4,947	N/A	N/A
3636 McKinney Avenue	103	1,529	1,647	1,696	1,735	N/A	N/A
3839 McKinney Avenue (4)	75	1,526	1,590	1,597	1,661	N/A	N/A
Total Weighted Average	930	$1,816	$1,919	$1,942	$1,948	N/A	N/A

(1)                                 3636 McKinney Avenue, 3839 McKinney Avenue, 4649 Cole Avenue, 47 E 34th Street, and 4200 Scotland Street were sold on May 30, 2017, May 30, 2017, June 23, 2017, September 26, 2017, and December 15, 2017, respectively.

(2)                                 Represents gross monthly base rent under leases commenced divided by occupied units as of the indicated date. This amount reflects total cash rent before concessions.

(3)                                 4649 Cole Avenue consisted of fifteen buildings.

(4)                                 3839 McKinney Avenue consisted of two buildings.

Hotel Portfolio-Historical Occupancy Rates as of June 30, 2018

			Occupancy (%) (1)
Hotel Location	Franchise	Rooms	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018
Sacramento, CA	Sheraton	503	75.5%	75.3%	77.5%	78.1%	81.5%	84.1%
Los Angeles, CA (2) (3)	Holiday Inn	405	69.0%	89.2%	87.9%	81.1%	N/A	N/A
Oakland, CA (4)	Courtyard	162	79.0%	80.2%	81.9%	74.3%	N/A	N/A
Weighted Average		1,070	75.4%	81.3%	82.1%	78.9%	81.5%	84.1%

(1)                                 Historical occupancies for hotel properties are shown as a percentage of rentable rooms and represent the trailing 12-months occupancy as of December 31st of each historical year, or the trailing 6-months occupancy as of June 30, 2018. For sold properties, occupancy is presented for our period of ownership only.

(2)                                 CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage secured by the property until a subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and subsequently took possession of the LAX Holiday Inn. The 2013 occupancy presented above is for a partial year and represents the occupancy for our period of ownership only.

(3)                                 This property was sold on July 19, 2016.

(4)                                 This property was sold on February 2, 2016.

Hotel Portfolio-Historical Average Daily Rates as of June 30, 2018

			Average Daily Rate (Price) Per Room/Suite ($) (1)
Hotel Location	Franchise	Rooms	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018
Sacramento, CA	Sheraton	503	$129.48	$140.75	$148.24	$152.89	$157.64	$167.83
Los Angeles, CA (2) (3)	Holiday Inn	405	82.25	93.08	100.46	123.24	N/A	N/A
Oakland, CA (4)	Courtyard	162	131.83	151.27	173.05	169.58	N/A	N/A
Weighted Average		1,070	$124.70	$122.52	$132.61	$144.06	$157.64	$167.83

(1)                                 Represents trailing 12-months average daily rate as of December 31st of each historical year, or the trailing 6-month average daily rate as of June 30, 2018, calculated by dividing the amount of room revenue by the number of occupied rooms. For sold properties, the average daily rate is presented for our period of ownership only.

(2)                                 CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage secured by the property until a subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and subsequently took possession of the LAX Holiday Inn. The 2013 average daily rate presented above is for a partial year and represents the rate for our period of ownership only.

(3)                                 This property was sold on July 19, 2016.

(4)                                 This property was sold on February 2, 2016.

Hotel Portfolio-Historical Revenue per Available Room/Suite as of June 30, 2018

			Revenue Per Available Room/Suite ($) (1)
Hotel Location	Franchise	Rooms	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018
Sacramento, CA	Sheraton	503	$97.74	$105.95	$114.83	$119.44	$128.43	$141.10
Los Angeles, CA (2) (3)	Holiday Inn	405	56.74	83.06	88.35	99.98	N/A	N/A
Oakland, CA (4)	Courtyard	162	104.13	121.31	141.72	126.00	N/A	N/A
Weighted Average		1,070	$94.06	$99.61	$108.88	$113.73	$128.43	$141.10

(1)         Represents trailing 12-month RevPAR as of December 31st of each historical year, or trailing 6-month RevPAR as of June 30, 2018, calculated by dividing the amount of room revenue by the number of available rooms. For sold properties, RevPAR is presented for our period of ownership only.

(2)         CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage secured by the property until a subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and subsequently took possession of the LAX Holiday Inn. The 2013 RevPAR presented above is for a partial year and represents the value for our period of ownership only.

(3)         This property was sold on July 19, 2016.

(4)         This property was sold on February 2, 2016.

Property Indebtedness as of June 30, 2018

	Outstanding			Balance Due
	Principal			At Maturity
	Balance	Interest	Maturity	Date	Prepayment/
Property	(in thousands)	Rate	Date	(in thousands)	Defeasance
1 Kaiser Plaza	$97,100	4.14%	7/1/2026	$97,100	(1)
2101 Webster Street	83,000	4.14%	7/1/2026	83,000	(1)
2100 Franklin Street	80,000	4.14%	7/1/2026	80,000	(1)
1901 Harrison Street	42,500	4.14%	7/1/2026	42,500	(1)
1333 Broadway	39,500	4.14%	7/1/2026	39,500	(1)
260 Townsend Street	28,200	4.14%	7/1/2026	28,200	(1)
830 1st Street	46,000	4.50%	1/5/2027	42,008	(2)
Total/Weighted Average	$416,300	4.18%		$412,308

(1)         Loan is generally not prepayable prior to April 1, 2026.

(2)         Loan is prepayable but is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of months until maturity divided by the term of the note or (b) the present value of the loan less the principal and accrued interest being prepaid.

Regulatory Matters

Environmental Matters

Environmental laws regulate, and impose liability for, the release of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property, to borrow using the property as collateral or create lender’s liability for us. In addition, third parties exposed to hazardous or toxic substances may sue for personal injury damages and/or property damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials. As a result, in connection with our former, current or future ownership, operation, and development of real properties, or our role as a lender for loans secured directly or indirectly by real estate properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although many of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with a property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Series A Preferred Stock could be materially adversely affected.

Americans with Disabilities Act of 1990

Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties are not in compliance with the ADA, we might be required to take remedial action which would require us to incur additional costs to bring the property into compliance. We cannot predict the ultimate amount, if any, of the cost of compliance with the ADA.

Competition

We compete with others engaged in the acquisition, origination, development, and operation of real estate and real estate-related assets. Our competitors include REITs, insurance companies, pension funds, private equity funds, sovereign wealth funds, hedge funds, mortgage banks, investment banks, commercial banks, savings and loan associations, specialty finance companies, and private and institutional investors and financial companies that pursue strategies similar to ours. Some of our competitors may be larger than us with greater access to capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or lower profitability targets than us, which could allow them to pursue new business more aggressively than us. We believe that our relationship with CIM

Group gives us a competitive advantage that allows us to operate more effectively in the markets in which we conduct our business.

Competitive Advantages

We believe that CIM Group’s experienced team and vertically-integrated and multi-disciplinary organization, coupled with its community-focused and disciplined urban real estate philosophy, results in a competitive advantage that benefits us. Additionally, CIM Group’s strategy is complemented by a number of other competitive advantages including its prudent use of leverage, underwriting approach, disciplined capital deployment, and strong network of relationships. CIM Group’s competitive advantages include:

•                  Vertically-Integrated Organization and Team

CIM Group is managed by its senior management team, which is composed of its three founders, Shaul Kuba, Richard Ressler and Avi Shemesh, and includes 12 other principals. CIM Group is vertically-integrated and organized into 12 functional groups including Compliance; Operations; Human Resources; Legal; Finance & Capital Markets; Onsite Property Management; Real Estate Services; Development; Investments; Portfolio Oversight; Partner & Co-Investor Relations; and Marketing & Communications. CIM Group also has an internal audit team that sits outside these functional groups.

To support CIM Group’s organic growth and related platforms, CIM Group has invested substantial time and resources in building a strong and integrated team of approximately 490 experienced professionals. Each of CIM Group’s departments is managed by seasoned professionals and CIM Group continues to develop its management team, which represents the next generation of CIM Group’s leaders. In addition to developing a core team of principals and senior level management, CIM Group has proactively managed its growth through career development and mentoring at both the mid and junior staffing levels, and has hired ahead of its needs, thus ensuring appropriate management and staffing.

CIM Group leverages the deep operating and industry experience of its principals and professionals, as well as their extensive relationships, to source and execute opportunistic, stabilized, and infrastructure acquisitions. Each opportunity is overseen by a dedicated team including an oversight principal (one of Richard Ressler, Avi Shemesh, Shaul Kuba, Charles E. Garner II, our Chief Executive Officer, Kelly Eppich, Jennifer Gandin, John Bruno and Jason Schreiber), a team lead (vice president level and above), associate vice presidents and associates, as necessary, who are responsible for managing the asset from sourcing through underwriting, acquisition, development (if required), asset management, and disposition. As part of this process, the team draws upon CIM Group’s extensive in-house expertise in legal matters, finance, development, leasing, and property management. Each dedicated investment team is purposefully staffed with professionals from multiple CIM Group offices, regardless of the location of the asset being evaluated. As a result, all investment professionals work across a variety of Qualified Communities and CIM Group’s knowledge base is shared across all of its offices.

•                  Community Qualification

Since inception, CIM Group’s proven community qualification process has served as the foundation for its strategy. CIM Group targets high barrier to entry markets and submarkets with high population density and applies rigorous research to qualify for potential acquisitions. Since 1994, CIM Group has qualified 114 communities in high barrier to entry markets and has deployed capital in 68 of these Qualified Communities. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts its investment professionals undertake in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional urban districts that have dedicated resources to become vibrant urban communities and (ii) well-established, thriving urban areas (typically major central business districts).

Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles: (i) product non-specific— CIM Group has extensive experience owning and operating a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM Group the ability to execute and capitalize on its urban strategy effectively; (ii) community-based tenanting— CIM Group’s strategy focuses on the entire community and the best use of assets in that community; owning a significant number of key properties in an area better enables CIM Group to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties; (iii) local market leadership with North American footprint— CIM Group maintains local market knowledge and relationships, along with a diversified North American presence, through its 114 Qualified Communities (thus, CIM Group has the flexibility to deploy capital in its Qualified Communities only when the market environment meets CIM Group’s underwriting standards); and (iv) deploying capital across the capital stack— CIM Group has extensive experience structuring transactions across the capital stack including equity, preferred equity, debt and mezzanine positions, giving it the flexibility to structure transactions in efficient and creative ways.

•                  Discipline

CIM Group’s strategy relies on its sound business plan and value creation execution to produce returns, rather than financial engineering. CIM Group’s underwriting of its potential acquisitions is performed generally both on a leveraged and unleveraged basis. Additionally, with certain exceptions, CIM Group has generally not utilized recourse or cross-collateralized debt due to its conservative underwriting standards.

CIM Group employs multiple underwriting scenarios when evaluating potential acquisition opportunities. CIM Group generally underwrites potential acquisitions utilizing long-term average exit capitalization rates for similar product types and long-term average interest rates. Where possible, these long-term averages cross multiple market cycles, thereby mitigating the risk of cyclical volatility. CIM Group’s “long-term average” underwriting is based on its belief, reinforced by its experience through multiple market cycles, that over the life of any given fund that it manages, such fund should be able to exit its holdings at long-term historical averages. CIM Group also underwrites a “current market case” scenario, which generally utilizes current submarket specific exit assumptions and interest rates, in order to reflect anticipated results under current market conditions. CIM Group believes that utilizing multiple underwriting scenarios enables CIM Group to assess potential returns relative to risk within a range of potential outcomes.

Policies with Respect to Certain Activities

The following is a discussion of our policies with respect to certain activities. These policies may be amended or revised from time to time by our Board of Directors without a vote of our stockholders.

Financing Our Operations

We currently have substantial unrestricted cash, and may finance our future activities through one or more of the following methods: (i) offerings of shares of Common Stock, preferred stock, senior unsecured securities, and/or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing assets as collateral; (iv) the sale of existing assets; and/or (v) cash flows from operations. We expect to employ a level of indebtedness comparable to that of other commercial REITs engaged in business strategies similar to our own.

Recent Issuances of Senior Securities

On November 21, 2017, we received net proceeds of $207,845,000, after commissions, fees, allocated costs, from the issuance of 808,074 units consisting of an aggregate of 8,080,740 shares of Series L Preferred Stock.

We have an effective registration statement with the SEC with respect to the offer and sale of up to $900,000,000 of units (collectively, the “Series A Preferred Units”), with each unit consisting of (i) one share of Series A Preferred Stock and (ii) one Series A Warrant. As of October 3, 2018, we had issued 2,462,104 Series A Preferred Units and received gross proceeds of $61,552,600.

Other than the issuance of Series M Preferred Stock pursuant to the Exchange Offer and the ongoing offer of Series A Preferred Stock, we have no plans to issue senior securities.

Recent Debt Financing

For a discussion regarding the Company’s policies with respect to debt financing, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Funds” in this prospectus.

Repurchases of Our Securities

In June 2016 we completed a tender offer for 10,000,000 shares of Common Stock at a price of $21.00 per share of Common Stock; in September 2016, we repurchased in a privately negotiated transaction 3,628,116 shares of our Common Stock at a price of $22.00 per share from Urban II, an affiliate of CIM Group; in June 2017, we repurchased in a privately negotiated transaction 26,181,818 shares of our Common Stock at a price of $22.00 per share from Urban II; and in December 2017, we repurchased in a privately negotiated transaction, 14,090,909 shares of our Common Stock at a price of $22.00 per share from Urban II. Additionally, in April 2017, we declared and paid a special cash dividend of $0.28 per share of Common Stock, or $601,000, to the common stockholders that did not participate in the September 2016 private repurchase; in June 2017, we declared and paid a special cash dividend of $1.98 per share of Common Stock, or $4,271,000, to the common stockholders that did not participate in the June 2017 private repurchase; and in December 2017, we declared a special cash dividend of $0.73 per share of Common Stock, or $1,575,000, to the common stockholders that did not participate in the December 2017 private repurchase, which was paid in January 2018. These special cash dividends allowed common stockholders that did not participate in the September 2016, June 2017 and December 2017 private repurchases to receive the economic benefits of such repurchases.

In the future, we may continue to undertake any of the transactions described above, including with respect to the Potential Return of Capital Event, depending on, among other things, market conditions, our cashflows and the trading price of CMCT’s Common Stock relative to the NAV of the Company.

Reports to Stockholders

We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm and make available our quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

Certain Real Estate Activities

Investments in Real Estate or Interests in Real Estate

Our strategy is to continue to primarily acquire Class A and creative office assets in vibrant and improving urban communities throughout the United States in a manner that will allow us to increase our NAV and cash flows per share of Common Stock. Our strategy is centered around CIM Group’s community qualification process. We believe this strategy provides us with a significant competitive advantage when making urban real estate acquisitions. The qualification process generally takes between six months and five years and is a critical component of CIM Group’s evaluation. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM Group undertakes in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional urban districts that have dedicated resources to become vibrant urban communities and (ii) well-established, thriving urban areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained—all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, improving demographic trends and a propensity for growth. CIM Group believes that a vast majority of the risks associated with acquiring real assets are mitigated by accumulating local market knowledge of the community where the asset is located. CIM Group typically spends significant time and resources qualifying targeted communities prior to making any acquisitions. Since 1994, CIM Group has qualified 114 communities and has deployed capital in 68 of these Qualified Communities. Although we may not deploy capital exclusively in Qualified Communities, it is expected that most of our assets will be identified through this systematic process. Following the Potential Recapitalization, while we would remain principally focused on Class A and creative office assets in vibrant and improving urban communities throughout the United States (including improving and developing such assets, we may also participate more actively in other CIM Group urban real estate strategies and product types described above in order to broaden our participation in CIM Group’s platform of $29.1 billion of Assets Owned and Operated(4) and capabilities for the benefit of all classes of stockholders.  This may include investing in other urban product types directly, side-by-side with one or more funds of CIM Group, or through direct deployment of capital in a CIM Group real estate fund or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and/or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

(4)                                 See note 1 in “Prospectus Summary—CIM Commercial Trust Corporation—Company Overview” in this prospectus.

As a matter of prudent asset management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value.

In addition to the business through the SBA 7(a) Program, we are a national lender that primarily originates loans to small businesses. We sell the portion of the loan that is guaranteed by the SBA to third parties. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

Other than as described above, we have no current plan to, and did not at any time during the past three years, purchase debt or equity securities of other REITs, other entities engaged in real estate activities or securities of other issuers. However, subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may make such purchases in the future, including for the purpose of exercising control over such entities. We also have not engaged in trading or underwriting of securities, and do not intend to do so as of the date of this prospectus.

During the prior three years, we did not, and have no existing plans to, offer our Common Stock or other securities in exchange for property, but we may engage such activity in the future.

While we seek to provide periodic distributions and achieve long-term capital appreciation through increases in the value of our assets, we have not established a specific policy regarding the relative priority of these objectives.

Subject to the limitations described in “Risk Factors” in this prospectus, we believe that our insurance policy specifications and insured limits are appropriate and adequate given the relative risk of loss and the cost of the coverage.

At December 31, 2017, the Company had a total of $23,836,000 in future obligations under leases to fund tenant improvements and other future construction obligations. At December 31, 2017, $11,103,000 was funded to reserve accounts included in restricted cash on our consolidated balance sheet for these tenant improvement obligations in connection with the mortgage loan agreements entered into in June 2016. Aside from these contractual obligations, as of the date of this prospectus, the Company has no current active plans for major renovation, improvement or development of the Company’s properties, other than ongoing repair and maintenance. However, following the Potential Recapitalization, the Company would evaluate redeveloping its parking garage in Northern California, expanding the square footage of the Company’s office property in Texas and developing the Company’s development site in each of Northern California and Washington, D.C.

Investments in Real Estate Mortgages

See “—Investment in Real Estate or Interests in Real Estate” above.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Investments in Other Securities

See “—Investment in Real Estate or Interests in Real Estate” above.

SELECTED FINANCIAL DATA

The following is a summary of our selected financial data as of and for the six-month period ended June 30, 2018 and 2017 and each of the five years in the period ended December 31, 2017. You should read the following financial data in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included in this prospectus for the the six months ended June 30, 2018 and the years ended December 31, 2015, 2016 and 2017.

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in thousands, except per share data)
Total revenues	$99,957	$128,248	$236,376	$265,931	$276,948	$262,827	$235,813
Total expenses	96,706	146,104	256,979	273,239	273,122	253,998	221,134
Bargain purchase gain	—	—	—	—	—	4,918	—
Gain on sale of real estate	—	304,017	401,737	39,666	3,092	—	—
Income from continuing operations before provision for income taxes	3,251	286,161	381,134	32,358	6,918	13,747	14,679
Provision for income taxes	680	854	1,376	1,646	806	604	—
Net income from continuing operations	2,571	285,307	379,758	30,712	6,112	13,143	14,679
Net income from discontinued operations (1)	—	—	—	3,853	18,291	11,455	—
Net income	2,571	285,307	379,758	34,565	24,403	24,598	14,679
Net income attributable to noncontrolling interests	(16)	(14)	(21)	(18)	(11)	(220)	(213)
Net income attributable to the Company	2,555	285,293	379,737	34,547	24,392	24,378	14,466
Redeemable preferred stock dividends accumulated	(6,304)	—	(1,436)	—	—	—	—
Redeemable preferred stock dividends declared	(1,155)	(103)	(490)	(9)	—	—	—
Redeemable preferred stock redemptions	2	—	2	—	—	—	—
Net (loss) income attributable to common stockholders	$(4,902)	$285,190	$377,813	$34,538	$24,392	$24,378	$14,466
Funds from operations (FFO) attributable to common stockholders	$21,571	$26,265	$47,540	$66,840	$93,661	$93,425	$83,110
Common dividends (2)	$10,947	$25,620	$38,327	$77,316	$85,389	$85,048	$104,035
Common dividends per share (3)	$0.250	$0.344	$0.594	$0.875	$0.875	$0.875	$1.090
Weighted average shares of common stock outstanding (3)
Basic	43,788	81,445	69,062	91,328	97,588	97,173	95,440
Diluted	43,788	81,445	69,070	91,328	97,588	97,176	95,440

(1)                                 Net income from discontinued operations represents revenues and expenses from the parts of our lending segment acquired in March 2014 in connection with the Merger, which were discontinued during 2016 and 2015. On December 17, 2015, we sold substantially all of our commercial mortgage loans with a carrying value of $77,121,000 to an unrelated third-party and recognized a gain of $5,151,000. On December 29, 2016, we sold our commercial real estate lending subsidiary, which was classified as held for sale and had a carrying value of $27,587,000, which was equal to management’s estimate of fair value, to a fund managed by an affiliate of CIM Group. We did not recognize any gain or loss in connection with the transaction. Management’s estimate of fair value was determined with assistance from an independent third-party valuation firm.

(2)                                 Dividends in 2017 do not include the special cash dividends that allowed the common stockholders that did not participate in the September 14, 2016, June 12, 2017 and December 18, 2017 private share repurchases to receive the economic benefit of such repurchases. Urban II, an affiliate of CIM REIT and CIM Urban, waived its right to receive these special dividends as to its shares of our Common Stock owned as of the applicable record dates. Dividends in 2014 do not include PMC Commercial’s pre-Merger dividends or the special dividend paid to PMC

Commercial’s stockholders; however, these amounts do include the dividends paid on the shares of preferred stock issued to Urban II in connection with the Merger on an as converted basis. Dividends in 2013 through March 11, 2014, which we refer to as the “Acquisition Date,” represent distributions by CIM Urban in respect of its limited partnership interests. Dividends in the year ended December 31, 2013 include five distributions.

(3)                                 Unaudited pro forma, as if the issuance of shares in connection with the Merger occurred on January 1, 2013.

	At June 30,		At December 31,
	2018	2017	2017	2016	2015	2014	2013
	(in thousands)
Total assets	$1,388,361	$1,637,955	$1,336,388	$2,022,884	$2,092,060	$2,088,902	$1,832,349
Debt	666,932	846,833	630,852	967,886	693,956	644,835	392,977
Redeemable preferred stock	42,037	7,050	27,924	1,426	—	—	—
Equity	624,440	646,481	626,705	966,589	1,297,347	1,359,816	1,376,483

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated financial information has been derived from our historical audited consolidated statement of operations for the year ended December 31, 2017, and our historical unaudited consolidated balance sheet and consolidated statement of operations in each case as of and for the six months ended June 30, 2018. The unaudited pro forma consolidated financial information has been prepared to reflect the following contemplated transactions:

•                  the Potential Sale, including the assumption of all first mortgages encumbering the assets by the respective buyer(s);

•                  the Potential Repayment of Unsecured Term Loan Facility, including the termination of the associated interest rate swaps;

•                  the Potential Return of Capital Event;

•                  the Potential CIM Investment; and

•                  the Exchange Offer.

The unaudited pro forma consolidated balance sheet as of June 30, 2018 gives effect to the above transactions as if they had been consummated on June 30, 2018. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2018 and for the year ended December 31, 2017 give effect to the above transactions as if they had occurred on January 1, 2017, the beginning of the earliest period presented.

The Company has not entered into a definitive agreement with respect to any of the above transactions. There can be no assurance that any or all of the above transactions will occur, that the terms on which we engage in any or all of such transactions will be as currently anticipated or that the effects of any or all of such transactions set forth in the unaudited pro forma consolidated financial information will be realized. See “Special Note Regarding Forward-Looking Statements” in this prospectus. The unaudited pro forma consolidated financial statements are based on assumptions and adjustments set forth in the accompanying notes. The pro forma adjustments are directly attributable to the transactions described above and are factually supportable based on the preliminary information available and assumptions that the Company considers reasonable at the time of preparation of this prospectus.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only in compliance with the disclosure requirements of the SEC and should not be considered indicative of the operating results or financial position of the Company had the transactions above been consummated on the dates indicated, nor should such information be considered indicative of the future operating results or financial position of the Company if the transactions described above are consummated. Actual results may be materially different than the pro forma information presented.

The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and the Company’s historical audited consolidated financial statements for the year ended December 31, 2017 and the Company’s historical unaudited consolidated financial statements for the period ended June 30, 2018, included in this prospectus.

CIM COMMERCIAL TRUST CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of June 30, 2018

(dollars in thousands, except for share price and per share data)

Pro Forma Adjustments
Historical (A)	Adjustments for the Potential Sale (B)	Adjustments for the Potential Repayment of Unsecured Term Loan Facility (D)	Adjustments for the Potential Return of Capital Event (E)	Adjustments for the Potential CIM Investment (F)	Pro Forma Before the Exchange Offer	Pro Forma Adjustments for the Exchange Offer (G)	Pro Forma After the Exchange Offer

ASSETS
Investments in real estate, net	$1,075,931	$(636,587)	$—	$—	$—	$439,344	$—	$439,344
Cash and cash equivalents	91,192	794,382	(166,779)	(720,300)	10,838	9,333	(1,197)	8,136
Restricted cash	22,800	(13,055)	—	—	—	9,745	—	9,745
Loans receivable, net	71,606	—	—	—	—	71,606	—	71,606
Accounts receivable, net	9,169	—	—	—	—	9,169	—	9,169
Deferred rent receivable and charges, net	86,162	(72,791)	—	—	—	13,371	—	13,371
Other intangible assets, net	11,625	(1,325)	—	—	—	10,300	—	10,300
Other assets	19,876	(6,958)	(3,221)	—	—	9,697	—	9,697
TOTAL ASSETS	$1,388,361	$63,666	$(170,000)	$(720,300)	$10,838	$572,565	$(1,197)	$571,368
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY
LIABILITIES:
Debt, net	$666,932	$(414,851)	$(169,137)	$—	$—	$82,944	$—	$82,944
Accounts payable and accrued expenses	27,391	—	—	—	—	27,391	—	27,391
Intangible liabilities, net	3,829	—	—	—	—	3,829	—	3,829
Due to related parties	9,203	—	—	—	—	9,203	—	9,203
Other liabilities	14,529	—	—	—	—	14,529	—	14,529
Total liabilities	721,884	(414,851)	(169,137)	—	—	137,896	—	137,896
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK: Series A, $0.001 par value; 36,000,000 shares authorized; 1,845,473 and 1,842,353 shares issued and outstanding, respectively, at June 30, 2018; liquidation preference of $25.00 per share, subject to adjustment	42,037	—	—	—	—	42,037	—	42,037
EQUITY:
Series A cumulative redeemable preferred stock, $0.001 par value; 36,000,000 shares authorized; 308,775 and 307,510 shares issued and outstanding, respectively, at June 30, 2018; liquidation preference of $25.00 per share, subject to adjustment	7,637	—	—	—	—	7,637	—	7,637
Series L cumulative redeemable preferred stock, $0.001 par value; 9,000,000 shares authorized; 8,080,740 shares issued and outstanding at June 30, 2018; 0 shares issued and outstanding on a pro forma basis at June 30, 2018; liquidation preference of $28.37 per share, subject to adjustment	229,251	—	—	—	—	229,251	(229,251)	—
Common stock, $0.001 par value; 900,000,000 shares authorized; 43,795,073 shares issued and outstanding at June 30, 2018; 23,239,106 shares issued and outstanding on a pro forma basis at June 30, 2018	44	—	—	(31)	—	13	10	23
Additional paid-in capital	792,245	—	—	(585,469)	10,838	217,614	229,241	446,855
Accumulated other comprehensive income	3,221	—	(3,221)	—	—	—	—	—
Distributions in excess of earnings	(408,797)	478,808	(C)	2,358	(134,800)	—	(62,431)	(1,197)	(63,628)
Total stockholders’ equity	623,601	478,808	(863)	(720,300)	10,838	392,084	(1,197)	390,887
Noncontrolling interests	839	(291)	—	—	—	548	—	548
Total equity	624,440	478,517	(863)	(720,300)	10,838	392,632	(1,197)	391,435
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY	$1,388,361	$63,666	$(170,000)	$(720,300)	$10,838	$572,565	$(1,197)	$571,368

CIM COMMERCIAL TRUST CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2018

(dollars in thousands, except per share data)

		Pro Forma Adjustments
	Historical (H)	Adjustments for the Potential Sale (I)	Adjustments for the Potential Repayment of Unsecured Term Loan Facility (J)	Adjustments for the Potential Return of Capital Event (K)	Adjustments for the Potential CIM Investment (L)	Pro Forma Before the Exchange Offer	Pro Forma Adjustments for the Exchange Offer (M)	Pro Forma After the Exchange Offer

REVENUES:
Rental and other property income	$68,697	$(51,994)	$—	$—	$—	$16,703	$—	$16,703
Hotel income	19,849	—	—	—	—	19,849	—	19,849
Expense reimbursements	4,960	(2,487)	—	—	—	2,473	—	2,473
Interest and other income	6,451	(316)	—	—	—	6,135	—	6,135
	99,957	(54,797)	—	—	—	45,160	—	45,160
EXPENSES:
Rental and other property operating	38,800	(19,615)	—	—	—	19,185	—	19,185
Asset management and other fees to related parties	12,354	(5,539)	—	—	—	6,815	—	6,815
Interest	13,444	(8,834)	(2,815)	—	—	1,795	—	1,795
General and administrative	5,291	(796)	—	—	—	4,495	—	4,495
Transaction costs	344	—	—	—	—	344	—	344
Depreciation and amortization	26,473	(18,236)	—	—	—	8,237	—	8,237
Impairment of real estate	—	—	—	—	—	—	—	—
	96,706	(53,020)	(2,815)	—	—	40,871	—	40,871
Gain on sale of real estate	—	—	—	—	—	—	—	—
INCOME BEFORE PROVISION FOR INCOME TAXES	3,251	(1,777)	2,815	—	—	4,289	—	4,289
Provision for income taxes	680	—	—	—	—	680	—	680
NET INCOME	2,571	(1,777)	2,815	—	—	3,609	—	3,609
Net income attributable to noncontrolling interests	(16)	(13)	—	—	—	(29)	—	(29)
NET INCOME ATTRIBUTABLE TO THE COMPANY	2,555	(1,790)	2,815	—	—	3,580	—	3,580
Redeemable preferred stock dividends accumulated	(6,304)	—	—	—	—	(6,304)	6,304	—
Redeemable preferred stock dividends declared	(1,155)	—	—	—	—	(1,155)	—	(1,155)
Redeemable preferred stock redemptions	2	—	—	—	—	2	—	2
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,902)	$(1,790)	$2,815	$—	$—	$(3,877)	$6,304	$2,427
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$(0.11)							$0.11
Diluted	$(0.11)							$0.11
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	43,788							22,483
Diluted	43,788							22,483

CIM COMMERCIAL TRUST CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2017

(dollars in thousands, except per share data)

		Pro Forma Adjustments
	Historical (N)	Adjustments for the Potential Sales (O)	Adjustments for the Potential Repayment of Unsecured Term Loan Facility (P)	Adjustments for the Potential Return of Capital Event (Q)	Adjustments for the Potential CIM Investment (R)	Pro Forma Before the Exchange Offer	Pro Forma Adjustments for the Exchange Offer (S)	Pro Forma After the Exchange Offer

REVENUES:
Rental and other property income	$166,587	$(98,022)	$—	$—	$—	$68,565	$—	$68,565
Hotel income	35,576	—	—	—	—	35,576	—	35,576
Expense reimbursements	16,646	(8,706)	—	—	—	7,940	—	7,940
Interest and other income	17,567	(6,054)	—	—	—	11,513	—	11,513
	236,376	(112,782)	—	—	—	123,594	—	123,594
EXPENSES:
Rental and other property operating	101,585	(46,179)	—	—	—	55,406	—	55,406
Asset management and other fees to related parties	30,251	(10,153)	—	—	—	20,098	—	20,098
Interest	36,338	(17,794)	(5,675)	—	—	12,869	—	12,869
General and administrative	5,479	(444)	—	—	—	5,035	—	5,035
Transaction costs	11,862	—	—	—	—	11,862	—	11,862
Depreciation and amortization	58,364	(37,992)	—	—	—	20,372	—	20,372
Impairment of real estate	13,100	—	—	—	—	13,100	—	13,100
	256,979	(112,562)	(5,675)	—	—	138,742	—	138,742
Gain on sale of real estate	401,737	—	—	—	—	401,737	—	401,737
INCOME BEFORE PROVISION FOR INCOME TAXES	381,134	(220)	5,675	—	—	386,589	—	386,589
Provision for income taxes	1,376	—	—	—	—	1,376	—	1,376
NET INCOME	379,758	(220)	5,675	—	—	385,213	—	385,213
Net income attributable to noncontrolling interests	(21)	(29)	—	—	—	(50)	—	(50)
NET INCOME ATTRIBUTABLE TO THE COMPANY	379,737	(249)	5,675	—	—	385,163	—	385,163
Redeemable preferred stock dividends accumulated	(1,436)	—	—	—	—	(1,436)	1,436	—
Redeemable preferred stock dividends declared	(490)	—	—	—	—	(490)	—	(490)
Redeemable preferred stock redemptions	2	—	—	—	—	2	—	2
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$377,813	$(249)	$5,675	$—	$—	$383,239	$1,436	$384,675
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$5.47							$9.89
Diluted	$5.47							$9.89
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	69,062							38,879
Diluted	69,070							38,887

Notes to Pro Forma Consolidated Financial Information — Pro Forma Adjustments

(A)       Represents the Company’s unaudited consolidated balance sheet as of June 30, 2018, included in this prospectus.

(B)      Represents the elimination of the assets and liabilities associated with the Potential Sale, with the exception of property-level cash, accounts receivable, certain other assets, accounts payable and accrued expenses, due to related parties, and other liabilities, which are assumed to be retained by the Company, and property level restricted cash, which is assumed to be converted to unrestricted cash upon sale and retained by the Company. These adjustments also include the net cash proceeds assumed to be received upon the closing of the Potential Sale. The net cash proceeds assumed to be received upon the closing of the Potential Sale were calculated using the estimated fair value of the properties to potentially be sold, as determined by third-party appraisal firms as of December 31, 2017, and deducting (1) any related mortgage debt on the properties (assumed to be assumed by the respective buyer(s)) (2) costs, based on the applicable loan agreements, that would be incurred to transfer the related mortgage debt to the buyers, and (3) estimated selling expenses, which were estimated based on expected broker fees, transfer taxes applicable to the location of the properties, and expenses expected to be incurred in connection with the Potential Sale. As no letters of intent or purchase and sale agreements have been executed, actual proceeds could differ materially from those reflected herein.

(C)       Represents the excess of the net cash proceeds, as described in (B) above, assumed to be received upon the closing of the Potential Sale over the carrying values, as of June 30, 2018, of the assets net of liabilities of the respective properties included in the Potential Sale. This amount has not been reflected in the pro forma consolidated statements of operations as it is considered to be nonrecurring in nature.

(D)      Represents the potential repayment of the June 30, 2018 outstanding balance on our unsecured term loan facility, the elimination of the related deferred financing costs of $1,572,000 and the related accumulated amortization of $709,000, and the termination of the three interest rate swaps that effectively converted the floating rate on our unsecured term loan facility to a fixed rate. At June 30, 2018, our interest rate swaps with an aggregate fair value of $3,221,000 are included in other assets and accumulated other comprehensive income on our consolidated balance sheet. The potential termination of our interest rate swaps is assumed to result in an increase of $3,221,000 in cash. The pro forma adjustments do not reflect a breakage fee, as such fees have not been material historically.

(E)       Represents the results of the Potential Return of Capital Event, assumed for the purpose of the pro forma adjustments to be in the form of a Common Stock buyback whose size is primarily dependent on the net proceeds from the Potential Sale described in (B) above, net of the potential debt repayment described in (D) above.  The estimated number of shares to be repurchased, canceled and retired of 31,345,233 was determined by assuming proceeds from the buyback of $720,000,000 divided by an estimated NAV per share of Common Stock of $22.97 (such price, the “June 30, 2018 Purchase Price”) which was calculated by reducing the estimated NAV per share of Common Stock, as of June 30, 2018, of $24.29, by transaction costs expected to be incurred in connection with the Potential Sale as described in (B) above, the Potential Return of Capital Event, the Exchange Offer, and the difference between the face value and the carrying value of our debt and between the redemption value and carrying value of our redeemable preferred stock. We estimated fees and expenses associated with the Potential Return of Capital Event of $300,000 based on the actual fees and expenses incurred in similar transactions previously consummated.  To the extent the actual sales proceeds from the Potential Sale differ from the estimated sales proceeds used herein, or the size of the Potential Return of Capital Event differs from that used herein, the magnitude of any Common Stock buyback and the number of shares bought back may differ materially from our assumptions used herein. The excess of the buyback price over par was allocated to additional paid-in-capital and distributions in excess of earnings, in accordance with ASC 505-30-30-8. The portion allocated to additional paid-in-capital was determined by applying a percentage, determined by dividing the number of shares to be canceled and retired by the number of shares issued and outstanding as of the assumed retirement date, to the balance of additional paid-in-capital as of the assumed retirement date.

(F)         Represents the Potential CIM Investment, or the potential purchase of shares of Common Stock by certain directors of the Company affiliated with CIM Group using proceeds received by them in the Potential Return of Capital Event described in (E) above. The amount of such potential purchase will primarily depend on the actual size of the Potential Return of Capital Event described in (E) above. The purchase price of each share of Common Stock is assumed to be equal to the June 30, 2018 Purchase Price, as described in (E) above.

(G)     Represents a scenario in which 100% of our existing shares of Series L Preferred Stock are exchanged for shares of our Common Stock at June 30, 2018.  For purposes of calculating the number of shares of Common Stock to be issued in connection with the exchange, the CIM Purchase Price is assumed to be the June 30, 2018 Purchase Price, as described in (E) above, and each share of Series L Preferred Stock is assumed to have a value equal to the Series L Stated Value, or $28.37 per share, plus accrued and unpaid distributions on the Series L Preferred Stock through and including June 30, 2018. In connection with the Exchange Offer, cash is reduced by certain estimated transaction costs we expect to incur.

The maximum redemption scenario of exchanging our existing Series L Preferred Stock for shares of Common Stock is presented to illustrate the maximum impact to our shares of Common Stock issued and outstanding, net income (loss) attributable to common stockholders, and net income (loss) attributable to common stockholders per share. The election by a holder of our Series L Preferred Stock to exchange their shares of Series L Preferred Stock for shares of Common Stock will be accounted for by derecognizing the Series L Stated Value related to such shares from the “Series L cumulative redeemable preferred stock” line on our consolidated balance sheet. The Series L Stated Value will then be recognized on the “Common stock” line on our consolidated balance sheet at a rate of $0.001 per share of Common Stock issued pursuant to the Exchange Offer with the remainder recognized on the “Additional paid-in capital” line on our consolidated balance sheet.

Due to our obligation to fund Series M Preferred Stock redemptions in cash, we expect the Series M Preferred Stock would be classified on our consolidated balance sheet as temporary equity. The election by a holder of our Series L Preferred Stock to exchange their shares of Series L Preferred Stock for shares of Series M Preferred Stock will be accounted for by derecognizing the Series L Stated Value related to such shares from the “Series L cumulative redeemable preferred stock” line on our consolidated balance sheet and recording it in temporary equity as a new line item on our consolidated balance sheet called “Redeemable preferred stock: Series M.”

The range of possible outcomes of the Exchange Offer cannot be determined, as we cannot predict with reasonable certainty which option each holder of our Series L Preferred Stock would choose, and as such we disclosed the two scenarios that would have the most significant impact on our consolidated financial statements.

(H)      Represents the Company’s unaudited consolidated statement of operations for the six months ended June 30, 2018, included in this prospectus.

(I)           Represents the elimination of actual revenues and expenses associated with the Potential Sale. Additionally, we calculated the impact to asset management fees assuming the Potential Sale occurred on January 1, 2017.  Asset management fees are calculated as a percentage of the daily average gross fair value of investments.

(J)         Represents the elimination of actual interest expense, including the impact of interest rate swaps, and the amortization of deferred loan costs assuming the potential paydown of our unsecured term loan facility described in (D) occurred on January 1, 2017.

(K) Represents the results of the Potential Return of Capital Event, assumed for the purpose of the pro forma adjustments to be in the form of a Common Stock buyback whose size is primarily dependent on the net proceeds from the Potential Sale described in (B) above, net of the potential debt repayment described in (D) above. For purposes of the pro forma adjustment, the Potential Return of Capital Event is assumed to occur on January 1, 2017. The estimated number of shares to be repurchased, canceled and retired of 31,620,553 was determined by assuming proceeds from the buyback of $720,000,000 divided by an estimated NAV per share of Common Stock of $22.77 (such price, the “January 1, 2017 Purchase Price”) which was calculated by reducing the estimated NAV per share of Common Stock, as of December 31, 2016, of $23.14, by transaction costs expected to be incurred in the connection with the Potential Sale, the Potential Return of Capital Event, the Exchange Offer, and the difference between the redemption value and the carrying value of our debt and of our redeemable preferred stock.

(L)      Represents the Potential CIM Investment, or the potential purchase of shares of Common Stock by certain directors of the Company affiliated with CIM Group using proceeds received by them in the Potential Return of Capital Event described in (K) above. The amount of such potential purchase will primarily depend on the actual size of the Potential Return of Capital Event described in (K) above.  For purposes of the pro forma adjustment, the Potential CIM Investment is assumed to occur on January 1, 2017 and the purchase price of each share of Common Stock is assumed to be equal to the January 1, 2017 Purchase Price, described in (K) above.

(M)  Represents a scenario in which 100% of our existing shares of Series L Preferred Stock are exchanged for shares of our Common Stock on November 21, 2017, which represents the actual issuance date of such shares of Series L Preferred Stock.  For purposes of calculating the number of shares of Common Stock to be issued in connection with the exchange, the exchange price is assumed to be the January 1, 2017 Purchase Price, as described in (K) above, and each share of Series L Preferred Stock is assumed to have a value equal to the Series L Stated Value, or $28.37 per share. The actual redeemable preferred stock dividends accumulated for the six months ended June 30, 2018 are eliminated, as the Series L Preferred Stock is assumed to be exchanged for shares of our Common Stock on November 21, 2017. The scenario in which 100% of our outstanding shares of Series L Preferred Stock are exchanged for shares of our Common Stock is presented to illustrate the maximum impact to our shares of Common Stock issued and outstanding, net income (loss) attributable to common stockholders, and net income (loss) attributable to common stockholders per share.

We cannot predict what percentage, if any, of our investors would choose to exchange their existing Series L Preferred Stock for shares of our Common Stock, and as such we present below the impact of the exchange of 100%, 66% and 33% of our outstanding shares of Series L Preferred Stock for shares of our Common Stock, and the potential impact to net (loss) income attributable to common stockholders, and net (loss) attributable to common stockholders per share for the six months ended June 30, 2018. In each scenario, a percentage of the actual redeemable preferred stock dividends accumulated for the six months ended June 30, 2018 are eliminated, as the preferred stock is assumed to be exchanged for shares of our Common Stock. The scenarios presented are intended to illustrate the range of outcomes, including the maximum impact to our shares of Common Stock issued and outstanding, net income (loss) attributable to common stockholders, and net income (loss) attributable to common stockholders per share. Actual results may be materially different than the pro forma information presented.

	Pro Forma Before the Exchange Offer	Pro Forma After the Exchange Offer	Pro Forma After the Exchange Offer	Pro Forma After the Exchange Offer
	0% exchange	33% exchange	66% exchange	100% exchange
NET INCOME ATTRIBUTABLE TO THE COMPANY	$3,580	$3,580	$3,580	$3,580
Redeemable preferred stock dividends accumulated	(6,304)	(4,203)	(2,101)	—
Redeemable preferred stock dividends declared	(1,155)	(1,155)	(1,155)	(1,155)
Redeemable preferred stock redemptions	2	2	2	2
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,877)	$(1,776)	$326	$2,427
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$(0.31)	$(0.11)	$0.02	$0.11
Diluted	$(0.31)	$(0.11)	$0.02	$0.11
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	12,415	15,771	19,127	22,483
Diluted	12,415	15,771	19,127	22,483

In the scenario in which 100% of our existing shares of Series L Preferred Stock are exchanged for shares of Series M Preferred Stock, the impact of such exchange would not result in any change to the Pro Forma Before the Exchange Offer, as the dividend rate on the Series M Preferred Stock would be consistent with the dividend rate on the Series L Preferred Stock.

In connection with the Exchange Offer, we expect to incur certain estimated transaction costs, which are not reflected in the pro forma consolidated statements of operations as they are considered to be nonrecurring in nature.

(N)      Represents the Company’s audited consolidated statement of operations for the year ended December 31, 2017, included in this prospectus. To conform to the presentation for six months ended June 30, 2018, hotel revenues, which were reported in rental and other property income in our audited consolidated statement of operations for the year ended December 31, 2017, have been presented as a separate financial statement line item. Additionally, redeemable preferred stock dividends accumulated, which were presented in Note 10 to our audited consolidated financial statements for the year ended December 31, 2017, are presented on the face of the income statement.

(O)      Represents the elimination of actual revenues and expenses associated with the Potential Sale. Additionally, we calculated the impact to asset management fees assuming the Potential Sale occurred on January 1, 2017. Asset management fees are calculated as a percentage of the daily average gross fair value of investments.

(P)        Represents the elimination of actual interest expense, including the impact of interest rate swaps, and the amortization of deferred loan costs assuming the potential paydown of our unsecured term loan facility described in (D) occurred on January 1, 2017.

(Q)  Represents the results of the Potential Return of Capital Event, assumed for the purpose of the pro forma adjustments to be in the form of a Common Stock buyback whose size is primarily dependent on the net proceeds from the Potential Sale described in (B) above, net of the potential debt repayment described in (D) above. For purposes of the pro forma adjustment, the Potential Return of Capital Event is assumed to occur on January 1, 2017. The estimated number of shares to be repurchased, canceled and retired of 31,620,553 was determined by assuming proceeds from the buyback of $720,000,000 divided by an estimated NAV per share of Common Stock of $22.77, calculated as described in (K) above.

(R)      Represents the Potential CIM Investment, or the potential purchase of shares of Common Stock by certain directors of the Company affiliated with CIM Group using proceeds received by them in the Potential Return of Capital Event described in (Q) above; the amount of such potential purchase will primarily depend on the actual size of the Potential Return of Capital Event described in (Q) above. For the purposes of the pro forma adjustment, the Potential CIM Investment is assumed to occur on January 1, 2017 and the purchase price of each share of Common Stock is assumed to be equal to the January 1, 2017 Purchase Price, as described in (K) above.

(S)        Represents a scenario in which 100% of our outstanding shares of Series L Preferred Stock are exchanged for shares of our Common Stock on November 21, 2017, which represents the actual issuance date of such shares of Series L Preferred Stock. For purposes of calculating the number of shares of Common Stock to be issued in connection with the exchange, the exchange price is assumed to be the January 1, 2017 Purchase Price, as described in (K) above, and each share of Series L Preferred Stock is assumed to have a value equal to the Series L Stated Value, or $28.37 per share. The actual redeemable preferred stock dividends accumulated for the year ended December 31, 2017 are eliminated, as the Series L Preferred Stock is assumed to be exchanged for shares of our Common Stock on November 21, 2017. The scenario in which 100% of our existing Series L Preferred Stock are exchanged for shares of our Common Stock is presented to illustrate the maximum impact to our shares of Common Stock issued and outstanding, net income (loss) attributable to common stockholders, and net income (loss) attributable to common stockholders per share.

We cannot predict what percentage, if any, of our investors would choose to exchange their existing Series L Preferred Stock for shares of our Common Stock, and as such we present below the impact of the exchange of 100%, 66% and 33% of our outstanding shares of Series L Preferred Stock for shares of our Common Stock, and the potential impact to net income (loss) attributable to common stockholders, and net income (loss) attributable to common stockholders per share for the year ended December 31, 2017. In each scenario, a percentage of the actual redeemable preferred stock dividends accumulated for the year ended December 31, 2017 are eliminated, as the preferred stock is assumed to be exchanged for shares of our Common Stock. The scenarios presented are intended to illustrate the range of outcomes, including the maximum impact to our shares of Common Stock issued and outstanding, net income (loss) attributable to common stockholders, and net income (loss) attributable to common stockholders per share. Actual results may be materially different than the pro forma information presented.

	Pro Forma Before the Exchange Offer	Pro Forma After the Exchange Offer	Pro Forma After the Exchange Offer	Pro Forma After the Exchange Offer
	0% exchange	33% exchange	66% exchange	100% exchange
NET INCOME ATTRIBUTABLE TO THE COMPANY	$385,163	$385,163	$385,163	$385,163
Redeemable preferred stock dividends accumulated	(1,436)	(957)	(479)	—
Redeemable preferred stock dividends declared	(490)	(490)	(490)	(490)
Redeemable preferred stock redemptions	2	2	2	2
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$383,239	$383,718	$384,196	$384,675
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$10.15	$10.06	$9.98	$9.89
Diluted	$10.14	$10.06	$9.97	$9.89
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	37,775	38,143	38,511	38,879
Diluted	37,783	38,151	38,519	38,887

In the scenario in which 100% of our existing shares of Series L Preferred Stock are exchanged for shares of Series M Preferred Stock, the impact of such exchange would not result in any change to the Pro Forma Before the Exchange Offer, as the dividend rate on the Series M Preferred Stock would be consistent with the dividend rate on the Series L Preferred Stock.

In connection with the Exchange Offer, we expect to incur certain estimated transaction costs, which are not reflected in the pro forma consolidated statements of operations as they are considered to be nonrecurring in nature.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the audited consolidated financial statements and corresponding notes and the unaudited pro forma consolidated financial statements and corresponding notes included elsewhere in this prospectus. This section includes forward-looking statements, which are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. The forward-looking statements are subject to a number of important factors, including those factors discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus that could cause our actual results to differ materially from those indicated by any forward-looking statements.

Executive Summary

Business Overview

CIM Commercial is a Maryland corporation and REIT. Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in these areas.

We are operated by affiliates of CIM Group. CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, finance, leasing, and property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

Our wholly-owned subsidiary, CIM Urban, is party to an Investment Management Agreement with the Operator, an affiliate of CIM Group, pursuant to which the Operator provides certain services to CIM Urban. In addition, we are party to a Master Services Agreement with the Operator, an affiliate of CIM Group, pursuant to which the Operator provides or arranges for other service providers to provide management and administration services to us.

Our two primary goals are (a) consistently growing our NAV and cash flow per share of Common Stock through our principal business and (b) providing liquidity to our common stockholders at prices reflecting our NAV and cash flow prospects. In that regard, in June 2016 we completed a tender offer for 10,000,000 shares of Common Stock at a price of $21.00 per share of Common Stock; in September 2016, we repurchased in a privately negotiated transaction, 3,628,116 shares of our Common Stock at a price of $22.00 per share from Urban II; in June 2017, we repurchased in a privately negotiated transaction, 26,181,818 shares of our Common Stock at a price of $22.00 per share from Urban II; and in December 2017, we repurchased in a privately negotiated transaction, 14,090,909 shares of our Common Stock at a price of $22.00 per share from Urban II. Additionally, in April 2017, we declared and paid a special cash dividend of $0.28 per share of Common Stock, or $601,000, to the common stockholders that did not participate in the September 2016 private repurchase; in June 2017, we declared and paid a special cash dividend of $1.98 per share of Common Stock, or $4,271,000, to the common stockholders that did not participate in the June 2017 private repurchase; and in December 2017, we declared a special cash dividend of $0.73 per share of Common Stock, or $1,575,000, to the common stockholders that did not participate in the December 2017 private repurchase, which was paid in January 2018. These special cash dividends allowed such common stockholders that did not participate in the September 2016, June 2017 and December 2017 private repurchases to receive the economic benefits of such repurchases.

We seek to utilize the CIM Group platform to acquire, improve and develop real estate assets within CIM Group’s Qualified Communities.  We believe assets in these markets provide greater returns as a result of improving demographics, support for investment and significant private investment within these areas. Over time, we seek to expand our real estate assets in communities targeted by CIM Group, supported by CIM Group’s broad real estate capabilities, as part of our plan to prudently grow market value and earnings. As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value. As a result of such review, we sold an office property in Santa Ana, California in November 2015; a hotel in Oakland, California in February 2016; a hotel in Los Angeles, California in July 2016; an office property in San Francisco, California in March 2017; two multifamily properties in Dallas, Texas in May 2017; an office property in Charlotte, North Carolina in June 2017; an office property and a parking garage in Sacramento, California in June 2017; a multifamily property in Dallas,

Texas in June 2017; an office property in Washington, D.C. in August 2017; an office property in Los Angeles, California in September 2017; a multifamily property in New York, New York in September 2017; an office property in Washington, D.C. in October 2017; and a multifamily property in Houston, Texas in December 2017. Such review may result in additional dispositions from time to time. We used a substantial portion of the net proceeds of such dispositions to provide liquidity to our common stockholders in 2016 and 2017 at prices reflecting our NAV and cash flow prospects.

Properties

As of June 30, 2018, our real estate portfolio consisted of 21 assets, all of which are fee-simple properties. As of June 30, 2018, our 19 office properties (including one parking garage and two development sites, one of which is being used as a parking lot), totaling approximately 3.4 million rentable square feet, were 94.0% occupied and one hotel with an ancillary parking garage, which has a total of 503 rooms, had RevPAR of $141.10 for the six months ended June 30, 2018.

Strategy

Our strategy is to continue to primarily acquire Class A and creative office assets in vibrant and improving urban communities throughout the United States in a manner that will allow us to increase our NAV and cash flow per share of Common Stock. Our strategy is centered around CIM Group’s community qualification process. We believe this strategy provides us with a significant competitive advantage when making urban real estate acquisitions. The qualification process generally takes between six months and five years and is a critical component of CIM Group’s evaluation. CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM Group undertakes in reviewing and making potential acquisitions in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional urban districts that have dedicated resources to become vibrant urban communities and (ii) well-established, thriving urban areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained—all within walking distance or close proximity to public transportation. These areas also generally have high barriers to entry, high population density, improving demographic trends and a propensity for growth. CIM Group believes that a vast majority of the risks associated with acquiring real assets are mitigated by accumulating local market knowledge of the community where the asset is located. CIM Group typically spends significant time and resources qualifying targeted communities prior to making any acquisitions. Since 1994, CIM Group has qualified 114 communities and has deployed capital in 68 of these Qualified Communities. Although we may not deploy capital exclusively in Qualified Communities, it is expected that most of our assets will be identified through this systematic process. Following the Potential Recapitalization, while we would remain principally focused on Class A and creative office assets in vibrant and improving urban communities throughout the United States (including improving and developing such assets), we may also participate more actively in other CIM Group urban real estate strategies and product types described above in order to broaden our participation in CIM Group’s platform of $29.1 billion of Assets Owned and Operated(5)  and capabilities for the benefit of all classes of stockholders.  This may include investing in other urban product types directly, side-by-side with one or more funds of CIM Group, or through direct deployment of capital in a CIM Group real estate fund or deploying capital in or originating loans that are secured directly or indirectly by properties primarily located in Qualified Communities that meet our strategy. Such loans may include limited and/or non-recourse junior (mezzanine, B-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

CIM Group seeks to maximize the value of its holdings through active asset management. CIM Group has extensive in-house research, acquisition, credit analysis, development, financing, leasing and property management capabilities, which leverage its deep understanding of urban communities to position properties for multiple uses and to maximize operating income. As a fully integrated owner and operator, CIM Group has in-house onsite property management capabilities. Property managers prepare annual capital and operating budgets and monthly operating reports, monitor results and oversee vendor services, maintenance and capital improvement schedules. In addition, they ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM Group’s Asset Management Committee reviews and approves strategic plans for each asset, including financial, leasing, marketing, property positioning and disposition plans. In addition, the Asset Management Committee reviews and approves the annual business plan for each property, including its capital and operating budget. CIM Group’s organizational structure provides for continuity through multi-disciplinary teams responsible for an asset from the time of the original investment recommendation, through the implementation of the asset’s business plan, and any disposition activities.

We seek to utilize the CIM Group platform to acquire, improve and develop real estate assets within CIM Group’s Qualified Communities. We believe assets in these markets provide greater returns as a result of improving demographics, support for investment and significant private investment within these areas. Over time, we seek to expand our real estate

(5)           See note 1 in “Prospectus Summary—CIM Commercial Trust Corporation—Company Overview” in this prospectus.

assets in communities targeted by CIM Group, supported by CIM Group’s broad real estate capabilities, as part of our plan to prudently grow market value and earnings. As a matter of prudent management, we also regularly evaluate each asset within our portfolio as well as our strategies. Such review may result in dispositions when an asset no longer fits our overall objectives or strategies or when our view of the market value of such asset is equal to or exceeds its intrinsic value. As a result of such review, we sold an office property in 2015; two hotels in 2016; and six office properties, one parking garage, and five multifamily properties in 2017. Such review may result in additional dispositions from time to time. We used a substantial portion of the net proceeds of such dispositions to provide liquidity to our common stockholders in 2016 and 2017 at prices reflecting our NAV and cash flow prospects.

Our investments and development departments are separate groups that work very closely together on transactions requiring development expertise. While the investments team is responsible for acquisition analysis, both the investments and development teams perform the due diligence, evaluate and determine underwriting assumptions and participate in the development management and ongoing property management of CIM Group’s opportunistic assets. The development team is also responsible for the oversight and/or execution of securing entitlements and the development/repositioning process. In instances where CIM Group is not the lead developer, our in-house development team continues to provide development and construction oversight to co-sponsors through a shadow team that oversees the progress of the development from beginning to end to ensure adherence to the budgets, schedules, quality and scope of the project to maintain CIM Group’s vision for the final product. Both the investments and development departments interact as a cohesive team when sourcing, underwriting, acquiring, executing and managing the business plan of an opportunistic acquisition.

Rental Rate Trends

Office Statistics:  The following table sets forth occupancy rates and annualized rent per occupied square foot across our office portfolio as of the specified periods:

	As of June 30,		As of December 31,
	2018	2017	2017 (3)	2016	2015
Occupancy (1)	94.0%	86.6%	94.2%	85.7%	86.9%
Annualized rent per occupied square foot (1)(2)	$44.54	$41.04	$41.00	$36.79	$36.75

(1)                                 We acquired one office property during the six months ended June 30, 2018 and we acquired one office property and sold six office properties and a parking garage during the year ended December 31, 2017. Excluding these properties, the occupancy and annualized rent per occupied square foot were 94.0% and $42.99 as of June 30, 2018, 93.2% and $40.01 as of June 30, 2017, 94.1% and $40.82 as of December 31, 2017, 92.9% and $39.10 as of December 31, 2016 and 93.3% and $37.69 as of December 31, 2015.

(2)                                 Other than as set forth in (3) below, represents gross monthly base rent under leases commenced as of the specified periods, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended June 30, 2018 and 2017 were approximately $3,981,000 and $3,838,000, respectively, and total abatements for the years ended December 31, 2017, 2016 and 2015 were $3,128,000, $4,251,000 and $5,127,000, respectively. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent. Annualized rent for certain office properties includes rent attributable to retail.

(3)                                 1130 Howard Street was acquired on December 29, 2017. The annualized rent as of December 31, 2017 for 12,944 rentable square feet of the building is presented using the actual rental income under a signed lease with a different tenant who took possession in March 2018, as the space was occupied by the prior owner and annualized rent under the short-term lease was de minimis.

Over the next four quarters, we expect to see expiring cash rents as set forth in the table below:

	For the Three Months Ended
	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Expiring Cash Rents:
Expiring square feet (1)	79,211	55,626	24,469	174,192
Expiring rent per square foot (2)	$38.06	$39.30	$48.84	$29.00

(1)                                 All month-to-month tenants occupying a total of 30,103 square feet are included in the expiring leases in the first quarter listed.

(2)                                 Represents gross monthly base rent, as of June 30, 2018, under leases expiring during the periods above, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

During the three and six months ended June 30, 2018, we executed leases with terms longer than 12 months totaling 25,898 and 87,358 square feet, respectively. During the year ended December 31, 2017, we executed leases with terms longer than 12 months totaling 424,395 square feet. The table below sets forth information on certain of our executed leases during the three and six months ended June 30, 2018 and during the year ended December 31, 2017, excluding space that was vacant for more than one year, month-to-month leases, leases with an original term of less than 12 months, related party leases, and space where the previous tenant was a related party:

	Number of Leases (1)	Rentable Square Feet	New Cash Rents per Square Foot (2)	Expiring Cash Rents per Square Foot (2)
Three months ended June 30, 2018	5	19,442	$45.25	$38.67
Six months ended June 30, 2018	17	67,023	$59.48	$46.82
Twelve Months Ended December 31, 2017	45	281,075	$47.01	$38.87

(1)                                 Based on the number of tenants that signed leases.

(2)                                 Cash rents represent gross monthly base rent, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

Fluctuations in submarkets, buildings and terms of the leases cause large variations in these numbers and make predicting the changes in rent in any specific period difficult. Our rental and occupancy rates are impacted by general economic conditions, including the pace of regional and economic growth, and access to capital. Therefore, we cannot give any assurance that leases will be renewed or that available space will be re-leased at rental rates equal to or above the current market rates. Additionally, decreased demand and other negative trends or unforeseeable events that impair our ability to timely renew or re-lease space could have further negative effects on our future financial condition, results of operations and cash flow.

Multifamily Statistics:  The following table sets forth occupancy rates and the monthly rent per occupied unit across our multifamily portfolio for the specified periods:

	As of June 30,		As of December 31,
	2018 (1)	2017	2017 (1)	2016	2015
Occupancy	—	95.0%	—	92.0%	92.4%
Monthly rent per occupied unit (2)	—	$2,488	—	$1,948	$1,942

(1)                                 Occupancy and monthly rent per occupied unit are not applicable as of June 30, 2018 or December 31, 2017 due to the sale of our five multifamily properties during the year ended December 31, 2017.

(2)                                 Represents gross monthly base rent under leases commenced as of the specified period, divided by occupied units. This amount reflects total cash rent before concessions.

Hotel Statistics:  The following tables set forth the occupancy, average daily rate (“ADR”) and RevPAR for the hotel portfolio for the specified periods:

	For the Year Ended
	December 31,
	2017	2016	2015
Occupancy(1)	81.5%	78.9%	82.1%
ADR(1)	$157.64	$144.06	$132.61
RevPAR(1)	$128.43	$113.73	$108.88

(1)         The Courtyard Oakland and LAX Holiday Inn were sold on February 2, 2016 and July 19, 2016, respectively. The occupancy, ADR and RevPAR are presented for our period of ownership only. Excluding these hotel properties that were sold in 2016, occupancy, ADR, and RevPAR were 78.1%, $152.89 and $119.44 for the year ended December 31, 2016, respectively, and 77.5%, $148.24 and $114.83 for the year ended December 31, 2015, respectively.

	For the Six Months Ended June 30,
	2018	2017
Occupancy	84.1%	84.0%
ADR	$167.83	$165.44
RevPAR	$141.10	$138.97

Lending Segment

Through our SBA 7(a) lending platform, we are a national lender that primarily originates loans to small businesses. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

Our Board of Directors approved a plan in December 2014 for the lending segment that, when completed, would have resulted in the deconsolidation of the lending segment, which at that time was focused on small business lending in the hospitality industry. In July 2015, to maximize value, we modified our strategy from a strategy of selling the lending segment as a whole to a strategy of soliciting buyers for components of the business, including our commercial mortgage loans and the SBA 7(a) lending platform. This change in the sale methodology resulted in the need to extend the period to complete the sale of the remainder of the lending segment beyond one year. On December 17, 2015, pursuant to the modified plan, we sold substantially all of our commercial mortgage loans with a carrying value of $77,121,000 to an unrelated third-party and recognized a gain of $5,151,000. In September 2016, we discontinued our efforts to sell the SBA 7(a) lending platform, and the activities related to the SBA 7(a) lending platform have been reclassified to continuing operations for all periods presented. On December 29, 2016, we sold our commercial real estate lending subsidiary, which was classified as held for sale and had a carrying value of $27,587,000, which was equal to management’s estimate of fair value, to a fund managed by an affiliate of CIM Group. We did not recognize any gain or loss in connection with the transaction. Management’s estimate of fair value was determined with assistance from an independent third-party valuation firm.

Results of Operations

Comparison of the Three Months Ended June 30, 2018 to the Three Months Ended June 30, 2017

Net Income

	Three Months Ended June 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Total revenues	$51,559	$61,299	$(9,740)	(15.9)%
Total expenses	49,318	85,748	(36,430)	(42.5)%
Gain on sale of real estate	—	116,283	(116,283)	—
Net income	1,949	91,372	(89,423)	(97.9)%

Net income decreased to $1,949,000, or by $89,423,000, for the three months ended June 30, 2018, compared to $91,372,000 for the three months ended June 30, 2017. The decrease is primarily attributable to a decrease in the gain on sale of real estate of $116,283,000, a decrease of $3,117,000 in net operating income of our operating segments, and an increase of $632,000 in corporate general and administrative expenses, partially offset by a decrease of $13,100,000 in impairment of real estate, a decrease of $11,271,000 in transaction costs, a decrease of $3,057,000 in interest expense, a decrease of $1,575,000 in asset management and other fees to related parties, and a decrease of $1,436,000 in depreciation and amortization expense.

Funds from Operations

We believe that funds from operations, or “FFO,” is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) attributable to common stockholders, computed in accordance with GAAP, which reflects the deduction of redeemable preferred stock dividends accumulated, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, which we refer to as the “NAREIT.”

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to the FFOs of other REITs. Therefore, FFO should be considered only as a supplement to net income (loss) as a measure of our performance and should not be used as a supplement to or substitute measure for cash flows from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net (loss) income attributable to common stockholders to FFO attributable to common stockholders:

	Three Months Ended June 30,
	2018	2017
	(in thousands)
Net (loss) income attributable to common stockholders	$(1,876)	$91,291
Depreciation and amortization	13,325	14,761
Impairment of real estate	—	13,100
Gain on sale of depreciable assets	—	(116,283)
FFO attributable to common stockholders	$11,449	$2,869

FFO attributable to common stockholders was $11,449,000 for the three months ended June 30, 2018, an increase of $8,580,000 compared to $2,869,000 for the three months ended June 30, 2017. The increase in FFO was primarily attributable to a decrease of $11,271,000 in transaction costs, a decrease of $3,057,000 in interest expense, and a decrease of $1,575,000 in asset management and other fees to related parties, partially offset by $3,152,000 in redeemable preferred stock dividends accumulated, a decrease of $3,117,000 in net operating income of our operating segments, and an increase of $632,000 in corporate general and administrative expenses.

Summary Segment Results

During the three months ended June 30, 2018, CIM Commercial operated in three segments: office and hotel properties and lending. During the three months ended June 30, 2017, CIM Commercial operated in four segments: office, hotel and multifamily properties and lending. Set forth and described below are summary segment results for our operating segments.

	Three Months Ended June 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Revenues:
Office	$37,904	$43,914	$(6,010)	(13.7)%
Hotel	10,947	10,604	343	3.2%
Multifamily	—	4,714	(4,714)	—
Lending	2,708	2,067	641	31.0%
Expenses:
Office	14,041	18,198	(4,157)	(22.8)%
Hotel	6,837	6,621	216	3.3%
Multifamily	—	2,972	(2,972)	—
Lending	1,329	1,039	290	27.9%

Revenues

Office Revenue: Office revenue includes rental revenue from office properties, expense reimbursements and lease termination income. Office revenue decreased to $37,904,000, or by 13.7%, for the three months ended June 30, 2018 compared to $43,914,000 for the three months ended June 30, 2017. The decrease is primarily due to the sale of an office property in Charlotte, North Carolina in June 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, the sale of an office property in Los Angeles, California in September 2017, a decrease in lease termination income at one of our California properties, partially offset by an increase from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018, an increase at certain of our California and Washington, D.C. properties due to increases in occupancy and or rental rates, and an increase in expense reimbursements at certain of our California properties and at one of our Washington, D.C. properties. The aforementioned sales are expected to cause office revenue to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by revenue increases from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018.

Hotel Revenue: Hotel revenue increased to $10,947,000, or by 3.2%, for the three months ended June 30, 2018, compared to $10,604,000 for the three months ended June 30, 2017.

Multifamily Revenue: Multifamily revenue of $4,714,000 for the three months ended June 30, 2017 was related to three multifamily properties in Dallas, Texas sold in May and June 2017, a multifamily property in New York, New York sold in September 2017, and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales of our multifamily properties, we do not expect any multifamily revenue during 2018.

Lending Revenue: Lending revenue represents revenue from our lending subsidiaries, including interest income on loans and other loan related fee income. Lending revenue increased to $2,708,000, or by 31.0%, for the three months ended June 30, 2018, compared to $2,067,000 for the three months ended June 30, 2017. The increase is primarily due to an increase in premium income from the sale of the guaranteed portion of our SBA 7(a) loans, an increase in interest income due to an increase in the principal balance of our loan portfolio as well as increases in the prime rate, and higher revenue as a result of the recognition of accretion for discounts related to increased prepayments on our loans.

Expenses

Office Expenses: Office expenses decreased to $14,041,000, or by 22.8%, for the three months ended June 30, 2018, compared to $18,198,000 for the three months ended June 30, 2017. The decrease is primarily due to the sale of an office property in Charlotte, North Carolina in June 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, the sale of an office property in Los Angeles, California in September 2017, partially offset by an increase from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018, and an increase in operating expenses and other reimbursable expenses at certain of our California properties and at one of our Washington, D.C. properties. The aforementioned sales are expected to cause office expenses to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by expense increases from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018.

Hotel Expenses: Hotel expenses increased to $6,837,000, or by 3.3%, for the three months ended June 30, 2018, compared to $6,621,000 for the three months ended June 30, 2017.

Multifamily Expenses: Multifamily expenses of $2,972,000 for the three months ended June 30, 2017 were related to three multifamily properties in Dallas, Texas sold in May and June 2017, a multifamily property in New York, New York sold in September 2017, and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales of our multifamily properties, we do not expect any multifamily expenses during 2018.

Lending Expenses: Lending expenses represent expenses from our lending subsidiaries, including general and administrative expenses and fees to related party, related to the operation of the lending business. Lending expenses increased to $1,329,000, or by 27.9%, for the three months ended June 30, 2018, compared to $1,039,000 for the three months ended June 30, 2017, primarily due to interest expense that commenced in May 2018 as a result of the issuance of the SBA 7(a) loan-backed notes and an increase in interest expense from secured borrowings.

Asset Management and Other Fees to Related Parties: Asset management fees totaled $4,460,000 for the three months ended June 30, 2018, compared to $6,130,000 for the three months ended June 30, 2017. Asset management fees are calculated based on a percentage of the daily average adjusted fair value of CIM Urban’s assets, which are appraised in the fourth quarter of each year. The lower fees reflect a decrease in the adjusted fair value of CIM Urban’s assets due to the sale of two multifamily properties in May 2017, the sale of two office properties, one parking garage, and one multifamily property in June 2017, the sale of one office property in August 2017, the sale of one office property and one multifamily property in September 2017, the sale of one office property in October 2017, and the sale of one multifamily property in December 2017, partially offset by the acquisition of one office property in December 2017, the acquisition of one office property in January 2018 and net increases in the fair value of CIM Urban’s real estate assets based on the December 31, 2017 appraised values as well as incremental capital expenditures incurred in the first six months of 2018. CIM Commercial also pays a Base Service Fee to the Administrator, a related party, which totaled $269,000 for the three months ended June 30, 2018 compared to $265,000 for the three months ended June 30, 2017. In addition, the Administrator received compensation and or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. For the three months ended June 30, 2018 and 2017, we expensed $697,000 and $560,000 for such services, respectively. For the three months ended June 30, 2018 and 2017, we also expensed $78,000 and $124,000, respectively, related to corporate services subject to reimbursement by us under the CIM SBA Staffing and Reimbursement Agreement. Asset management fees are expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases resulting from the acquisitions of two office properties in December 2017 and January 2018.

Interest Expense: Interest expense, which is not allocated to our operating segments, was $6,511,000 for the three months ended June 30, 2018, a decrease of $3,057,000 compared to $9,568,000 in the corresponding period in 2017. The decrease is primarily due to the payoff of mortgage loans with a combined balance of $38,781,000 in connection with the sale of our three multifamily properties in Dallas, Texas in May and June 2017, the assumption of a $21,700,000 mortgage loan by the buyer of an office property in Los Angeles, California in September 2017, the assumption of a $28,560,000 mortgage loan by the buyer of our multifamily property in Houston, Texas in December 2017, and a decrease in interest expense, including the impact of interest rate swaps, and loan fee amortization expense under the unsecured credit and term loan facilities, mainly due to lower average outstanding balances under the unsecured credit and term loan facilities, primarily due to aggregate repayments of $215,000,000 of outstanding borrowings on our unsecured term loan facility in August and November 2017. Our interest expense is expected to decrease for the remainder of 2018 due to the reductions in debt described above. However, the magnitude of any such decrease cannot be predicted as it will depend on a number of factors such as our outstanding borrowings and the terms of any new borrowings we may enter into.

General and Administrative Expenses: General and administrative expenses, which have not been allocated to our operating segments, were $1,427,000 for the three months ended June 30, 2018, an increase of $632,000 compared to $795,000 in the corresponding period in 2017. The increase is primarily due to certain expenses related to our multifamily properties sold during the year ended December 31, 2017, which were expensed during the three months ended June 30, 2018.

Transaction Costs: Transaction costs were $344,000 for the three months ended June 30, 2018, a decrease of $11,271,000 compared to $11,615,000 for the three months ended June 30, 2017. The decrease is primarily due to an $11,592,000 expense recorded during the three months ended June 30, 2017 in connection with a suit filed by the City and County of San Francisco claiming past due real property transfer tax relating to a transaction in a prior year, partially offset by an increase in abandoned project costs. The Company filed claims for refund in January 2018 in an effort to recover the full amounts paid; these claims were denied by the City and County of San Francisco in July 2018. We believe that we have defenses to, and intend to continue to vigorously contest, the asserted tax obligations and are evaluating our next course of action.

Depreciation and Amortization Expense: Depreciation and amortization expense was $13,325,000 for the three months ended June 30, 2018, a decrease of $1,436,000 compared to $14,761,000 for the three months ended June 30, 2017. The decrease is primarily due to the sale of three multifamily properties in Dallas, Texas that were held for sale in May 2017 and sold in May and June 2017, the sale of two office properties and a parking garage in Sacramento, California and Charlotte, North Carolina, that were held for sale in April 2017 and sold in June 2017, the sale of an office property in Los Angeles, California that was held for sale in May 2017 and sold in September 2017, the sale of two multifamily properties in New York, New York and Houston, Texas that were held for sale in July 2017 and sold in September and December 2017, respectively, the sale of two office properties in Washington, D.C. that were held for sale in August 2017 and sold in August and October 2017, partially offset by depreciation expense related to two office properties in San Francisco, California and Beverly Hills, California, which were acquired in December 2017 and January 2018, respectively, as well as additional capital expenditures. Depreciation expense is expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases from the acquisitions of two office properties in December 2017 and January 2018.

Impairment of Real Estate: Impairment of real estate was $0 for the three months ended June 30, 2018 and $13,100,000 for the three months ended June 30, 2017. In August 2017, we negotiated an agreement with an unrelated third-party for the sale of an office property, which was sold in October 2017. We determined the book value of this property exceeded its estimated fair value less costs to sell, and as such, an impairment charge of $13,100,000 was recognized for the three months ended June 30, 2017. Our determination of fair value was based on the sales price negotiated with the third-party buyer.

Provision for Income Taxes: Provision for income taxes was $292,000 for the three months ended June 30, 2018, a decrease of $170,000, compared to $462,000 for the three months ended June 30, 2017, due to decreases in taxable income at our TRSs.

Comparison of the Six Months Ended June 30, 2018 to the Six Months Ended June 30, 2017

Net Income

	Six Months Ended June 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Total revenues	$99,957	$128,248	$(28,291)	(22.1)%
Total expenses	96,706	146,104	(49,398)	(33.8)%
Gain on sale of real estate	—	304,017	(304,017)	—
Net income	2,571	285,307	(282,736)	—

Net income decreased to $2,571,000, or by $282,736,000, for the six months ended June 30, 2018, compared to $285,307,000 for the six months ended June 30, 2017. The decrease is primarily attributable to a decrease in the gain on sale of real estate of $304,017,000, a decrease of $17,007,000 in net operating income of our operating segments, and an increase of $1,849,000 in corporate general and administrative expenses, partially offset by a decrease of $13,100,000 in impairment of real estate, a decrease of $11,284,000 in transaction costs, a decrease of $6,239,000 in interest expense, a decrease of $5,519,000 in depreciation and amortization expense, and a decrease of $3,821,000 in asset management and other fees to related parties.

Funds from Operations

We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) attributable to common stockholders, computed in accordance with GAAP, which reflects the deduction of redeemable preferred stock dividends accumulated, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization. We calculate FFO in accordance with the standards established by the NAREIT.

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to the FFOs of other REITs. Therefore, FFO should be considered only as a supplement to net income (loss) as a measure of our performance and should not be used as a supplement to or substitute measure for cash flows from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net (loss) income attributable to common stockholders to FFO attributable to common stockholders:

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Net (loss) income attributable to common stockholders	$(4,902)	$285,190
Depreciation and amortization	26,473	31,992
Impairment of real estate	—	13,100
Gain on sale of depreciable assets	—	(304,017)
FFO attributable to common stockholders	$21,571	$26,265

FFO attributable to common stockholders was $21,571,000 for the six months ended June 30, 2018, a decrease of $4,694,000 compared to $26,265,000 for the six months ended June 30, 2017. The decrease in FFO was primarily attributable to a decrease of $17,007,000 in net operating income of our operating segments, $6,304,000 in redeemable preferred stock dividends accumulated, an increase of $1,849,000 in corporate general and administrative expenses, and an increase of $1,052,000 in redeemable preferred stock dividends declared, partially offset by a decrease of $11,284,000 in transaction costs, a decrease of $6,239,000 in interest expense, and a decrease of $3,821,000 in asset management and other fees to related parties.

Summary Segment Results

During the six months ended June 30, 2018, CIM Commercial operated in three segments: office and hotel properties and lending. During the six months ended June 30, 2017, CIM Commercial operated in four segments: office, hotel and multifamily properties and lending. Set forth and described below are summary segment results for our operating segments.

	Six Months Ended June 30,		Change
	2018	2017	$	%
	(dollars in thousands)
Revenues:
Office	$72,820	$93,007	$(20,187)	(21.7)%
Hotel	21,438	21,122	316	1.5%
Multifamily	—	9,717	(9,717)	—
Lending	5,699	4,402	1,297	29.5%
Expenses:
Office	26,409	32,239	(5,830)	(18.1)%
Hotel	13,388	13,064	324	2.5%
Multifamily	—	5,969	(5,969)	—
Lending	2,583	2,392	191	8.0%

Revenues

Office Revenue: Office revenue includes rental revenue from office properties, expense reimbursements and lease termination income. Office revenue decreased to $72,820,000, or by 21.7%, for the six months ended June 30, 2018 compared to $93,007,000 for the six months ended June 30, 2017. The decrease is primarily due to the sale of an office property in San Francisco, California in March 2017, the sale of an office property in Charlotte, North Carolina in June 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, the sale of an office property in Los Angeles, California in September 2017, and a decrease in lease termination income at one of our California properties, partially offset by an increase from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018 and an increase at certain of our California and Washington, D.C. properties due to increases in occupancy and or rental rates. The aforementioned sales are expected to cause office revenue to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by revenue increases from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018.

Hotel Revenue: Hotel revenue increased to $21,438,000, or by 1.5%, for the six months ended June 30, 2018, compared to $21,122,000 for the six months ended June 30, 2017.

Multifamily Revenue: Multifamily revenue of $9,717,000 for the six months ended June 30, 2017 was related to three multifamily properties in Dallas, Texas sold in May and June 2017, a multifamily property in New York, New York sold in September 2017, and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales of our multifamily properties, we do not expect any multifamily revenue during 2018.

Lending Revenue: Lending revenue represents revenue from our lending subsidiaries, including interest income on loans and other loan related fee income. Lending revenue increased to $5,699,000, or by 29.5%, for the six months ended June 30, 2018, compared to $4,402,000 for the six months ended June 30, 2017. The increase is primarily due to an increase in premium income from the sale of the guaranteed portion of our SBA 7(a) loans, an increase in interest income due to an increase in the prime rate and higher revenue as a result of the recognition of accretion for discounts related to increased prepayments on our loans, partially offset by a decrease related to a break-up fee received during the six months ended June 30, 2017.

Expenses

Office Expenses: Office expenses decreased to $26,409,000, or by 18.1%, for the six months ended June 30, 2018, compared to $32,239,000 for the six months ended June 30, 2017. The decrease is primarily due to the sale of an office property in Charlotte, North Carolina in June 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, the sale of an office property in Los Angeles, California in September 2017, and a decrease in real estate taxes at certain California properties due to real estate tax refunds related to prior years, partially offset by an increase due to the transfer of the right to collect supplemental real estate tax reimbursements which reduced real estate taxes at our office property in San Francisco, California sold in March 2017, an increase from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018, and an increase in operating expenses and other reimbursable expenses at certain of our California properties and at one of our Washington, D.C. properties. The aforementioned sales are expected to cause office expenses to decrease materially for the remainder of 2018. However, such decrease is expected to be partially offset by expense increases from the acquisitions of the office property in San Francisco, California in December 2017 and the office property in Beverly Hills, California in January 2018.

Hotel Expenses: Hotel expenses increased to $13,388,000, or by 2.5%, for the six months ended June 30, 2018, compared to $13,064,000 for the six months ended June 30, 2017.

Multifamily Expenses: Multifamily expenses of $5,969,000 for the six months ended June 30, 2017 were related to three multifamily properties in Dallas, Texas sold in May and June 2017, a multifamily property in New York, New York sold in September 2017, and a multifamily property in Houston, Texas sold in December 2017. As a result of the aforementioned sales of our multifamily properties, we do not expect any multifamily expenses during 2018.

Lending Expenses: Lending expenses represent expenses from our lending subsidiaries, including general and administrative expenses and fees to related party, related to the operation of the lending business. Lending expenses increased to $2,583,000, or by 8.0%, for the six months ended June 30, 2018, compared to $2,392,000 for the six months ended June 30, 2017, primarily due to an increase in interest expense from secured borrowings and interest expense that commenced in May 2018 as a result of the issuance of the SBA 7(a) loan-backed notes, partially offset by a decrease in payroll related expenses.

Asset Management and Other Fees to Related Parties: Asset management fees totaled $8,875,000 for the six months ended June 30, 2018, compared to $12,544,000 for the six months ended June 30, 2017. Asset management fees are calculated based on a percentage of the daily average adjusted fair value of CIM Urban’s assets, which are appraised in the fourth quarter of each year. The lower fees reflect a decrease in the adjusted fair value of CIM Urban’s assets due to the sale of one office property in March 2017, the sale of two multifamily properties in May 2017, the sale of two office properties, one parking garage, and one multifamily property in June 2017, the sale of one office property in August 2017, the sale of one office property and one multifamily property in September 2017, the sale of one office property in October 2017, and the sale of one multifamily property in December 2017, partially offset by the acquisition of one office property in December 2017, the acquisition of one office property in January 2018 and net increases in the fair value of CIM Urban’s real estate assets based on the December 31, 2017 appraised values as well as incremental capital expenditures incurred in the first six months of 2018. CIM Commercial also pays a Base Service Fee to the Administrator, a related party, which totaled $539,000 for the six months ended June 30, 2018 compared to $530,000 for the six months ended June 30, 2017. In addition, the Administrator received compensation and or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. For the six months ended June 30, 2018 and 2017, we expensed $1,555,000 and $1,622,000 for such services, respectively. For the six months ended June 30, 2018 and 2017, we also expensed $145,000 and $239,000, respectively, related to corporate services subject to reimbursement by us under the CIM SBA Staffing and Reimbursement Agreement. Asset management fees are expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases resulting from the acquisitions of two office properties in December 2017 and January 2018.

Interest Expense: Interest expense, which is not allocated to our operating segments, was $12,960,000 for the six months ended June 30, 2018, a decrease of $6,239,000 compared to $19,199,000 in the corresponding period in 2017. The decrease is primarily due to the payoff of a $25,331,000 mortgage loan in March 2017 in connection with the sale of an office property in San Francisco, California, the payoff of mortgage loans with a combined balance of $38,781,000 in connection with the sale of our three multifamily properties in Dallas, Texas in May and June 2017, the assumption of a $21,700,000 mortgage loan by the buyer of an office property in Los Angeles, California in September 2017, the assumption of a $28,560,000 mortgage loan by the buyer of our multifamily property in Houston, Texas in December 2017, and a decrease in interest expense, including the impact of interest rate swaps, and loan fee amortization expense under the unsecured credit and term loan facilities, mainly due to lower average outstanding balances under the unsecured credit and term loan facilities, primarily due to aggregate repayments of $215,000,000 of outstanding borrowings on our unsecured term loan facility in August and November 2017. Our interest expense is expected to decrease for the remainder of 2018 due to the reductions in debt described above. However, the magnitude of any such decrease cannot be predicted as it will depend on a number of factors such as our outstanding borrowings and the terms of any new borrowings we may enter into.

General and Administrative Expenses: General and administrative expenses, which have not been allocated to our operating segments, were $3,435,000 for the six months ended June 30, 2018, an increase of $1,849,000 compared to $1,586,000 in the corresponding period in 2017. The increase is primarily due to certain expenses related to our multifamily properties sold during the year ended December 31, 2017, which were expensed during the six months ended June 30, 2018, and an increase in legal and other professional fees and stockholder services expenses.

Transaction Costs: Transaction costs were $344,000 for the six months ended June 30, 2018, a decrease of $11,284,000 compared to $11,628,000 for the six months ended June 30, 2017. The decrease is primarily due to an $11,592,000 expense recorded during the six months ended June 30, 2017 in connection with a suit filed by the City and County of San Francisco claiming past due real property transfer tax relating to a transaction in a prior year, partially offset by an increase in abandoned project costs. The Company filed claims for refund in January 2018 in an effort to recover the full amounts paid; these claims were denied by the City and County of San Francisco in July 2018. We believe that we have defenses to, and intend to continue to vigorously contest, the asserted tax obligations and are evaluating our next course of action.

Depreciation and Amortization Expense: Depreciation and amortization expense was $26,473,000 for the six months ended June 30, 2018, a decrease of $5,519,000 compared to $31,992,000 for the six months ended June 30, 2017. The decrease is primarily due to the sale of an office property in San Francisco, California that was held for sale starting in February 2017 and sold in March 2017, the sale of three multifamily properties in Dallas, Texas that were held for sale in May 2017 and sold in May and June 2017, the sale of two office properties and a parking garage in Sacramento, California and Charlotte, North Carolina, that were held for sale in April 2017 and sold in June 2017, the sale of an office property in Los Angeles, California that was held for sale in May 2017 and sold in September 2017, the sale of two multifamily properties in New York, New York and Houston, Texas that were held for sale in July 2017 and sold in September and December 2017, respectively, the sale of two office properties in Washington, D.C. that were held for sale in August 2017 and sold in August and October 2017, partially offset by depreciation expense related to two office properties in San Francisco, California and Beverly Hills, California, which were acquired in December 2017 and January 2018, respectively, as well as additional capital expenditures. Depreciation expense is expected to decrease materially for the remainder of 2018 as a result of our completed sales in 2017, partially offset by increases from the acquisitions of two office properties in December 2017 and January 2018.

Impairment of Real Estate: Impairment of real estate was $0 for the six months ended June 30, 2018 and $13,100,000 for the six months ended June 30, 2017. In August 2017, we negotiated an agreement with an unrelated third-party for the sale of an office property, which was sold in October 2017. We determined the book value of this property exceeded its estimated fair value less costs to sell, and as such, an impairment charge of $13,100,000 was recognized for the six months ended June 30, 2017. Our determination of fair value was based on the sales price negotiated with the third-party buyer.

Provision for Income Taxes: Provision for income taxes was $680,000 for the six months ended June 30, 2018, a decrease of $174,000, compared to $854,000 for the six months ended June 30, 2017, due to a decrease in taxable income at one of our TRSs.

Comparison of the Year Ended December 31, 2017 to the Year Ended December 31, 2016

Net Income

	Year Ended
	December 31,		Change
	2017	2016	$	%
	(dollars in thousands)
Total revenues	$236,376	$265,931	$(29,555)	(11.1)%
Total expenses	256,979	273,239	(16,260)	(6.0)%
Gain on sale of real estate	401,737	39,666	362,071	—
Net income from discontinued operations	—	3,853	(3,853)	—
Net income	379,758	34,565	345,193	—

Net income increased to $379,758,000 for the year ended December 31, 2017, compared to $34,565,000 for the year ended December 31, 2016. The increase is primarily attributable to a gain on sale of real estate of $401,737,000 in 2017, as compared to $39,666,000 in 2016, a decrease of $13,604,000 in depreciation and amortization, a decrease of $3,540,000 in asset management and other fees to related parties, a decrease in corporate general and administrative expenses of $1,213,000, partially offset by an increase of $13,100,000 in impairment of real estate, an increase of $11,522,000 in transaction costs, a decrease of $4,954,000 in net operating income of our operating segments in continuing operations, a decrease of $3,853,000 in net income from discontinued operations, and an increase of $2,076,000 in interest expense.

Funds from Operations

We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by security analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) available to common stockholders, computed in accordance with GAAP, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization, and deducting redeemable preferred stock dividends accumulated. We calculate FFO in accordance with the standards established by the NAREIT.

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to the FFOs of other REITs. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance and should not be used as a supplement to or substitute measure for cash flows from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net income available to common stockholders to FFO attributable to common stockholders:

	Year Ended December 31,
	2017	2016
	(in thousands)
Net income available to common stockholders	$379,249	$34,538
Depreciation and amortization	58,364	71,968
Impairment of real estate	13,100	—
Gain on sale of depreciable assets	(401,737)	(39,666)
Redeemable preferred stock dividends accumulated	(1,436)	—
FFO attributable to common stockholders	$47,540	$66,840

FFO attributable to common stockholders was $47,540,000 for the year ended December 31, 2017, a decrease of $19,300,000 compared to $66,840,000 for the year ended December 31, 2016. The decrease was primarily attributable to an increase of $11,522,000 in transaction costs, a decrease of $4,954,000 in net operating income of our operating segments in continuing operations, a decrease of $3,853,000 in net income from discontinued operations, an increase of $2,076,000 in interest expense, and $1,436,000 in redeemable preferred stock dividends accumulated, which were partially offset by a decrease of $3,540,000 in asset management and other fees to related parties and a decrease in corporate general and administrative expenses of $1,213,000.

Summary Segment Results

During the years ended December 31, 2017 and 2016, CIM Commercial operated in four segments: office, hotel and multifamily properties and lending. Set forth and described below are summary segment results for our four segments included in continuing operations.

	Year Ended
	December 31,		Change
	2017	2016	$	%
	(dollars in thousands)
Revenues:
Office	$174,004	$187,435	$(13,431)	(7.2)%
Hotel	38,585	48,379	(9,794)	(20.2)%
Multifamily	13,566	20,303	(6,737)	(33.2)%
Lending	10,221	9,814	407	4.1%
Expenses:
Office	69,782	82,451	(12,669)	(15.4)%
Hotel	25,136	32,459	(7,323)	(22.6)%
Multifamily	8,118	12,357	(4,239)	(34.3)%
Lending	4,888	5,258	(370)	(7.0)%

Revenues

Office Revenue:  Office revenue includes rental revenue from office properties, expense reimbursements and lease termination income. Office revenue decreased to $174,004,000, or by 7.2%, for the year ended December 31, 2017 compared to $187,435,000 for the year ended December 31, 2016. The decrease is primarily due to the sale of an office property in San Francisco, California in March 2017, the sale of an office property in Charlotte, North Carolina in June 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, and the sale of an office property in Los Angeles, California in September 2017, partially offset by an increase in expense reimbursements revenue at certain of our Washington, D.C. properties, one of which was sold in August 2017, an increase in lease termination income at one of our California properties due to recognition of fees in connection with the early termination of a large tenant effective in January 2018, which space has been subsequently leased and an increase at certain of our California and Washington, D.C. properties due to increases in both occupancy and rental rates. The aforementioned sales are expected to cause office revenue to decrease materially in 2018. However, such decrease is expected to be partially offset by revenue increases from the acquisitions of an office property in San Francisco, California in December 2017 and an office property in Beverly Hills, California in January 2018.

Hotel Revenue:  Hotel revenue decreased to $38,585,000, or by 20.2%, for the year ended December 31, 2017 compared to $48,379,000 for the year ended December 31, 2016. The decrease is primarily due to the sale of two hotel properties in February and July 2016.

Multifamily Revenue:  Multifamily revenue decreased to $13,566,000, or by 33.2%, for the year ended December 31, 2017 compared to $20,303,000 for the year ended December 31, 2016. The decrease is primarily due to the sale of the three multifamily properties in Dallas, Texas in May and June 2017, the sale of a multifamily property in New York, New York in September 2017, and a decrease at the Houston, Texas property sold in December 2017 as a result of decreased rents. The aforementioned sales of our multifamily properties will result in no multifamily revenue in 2018. Additionally, we have assessed the sale of our multifamily properties in accordance with ASC 205-20, Discontinued Operations and we concluded the disposals do not represent a strategic shift that will have a major effect on our operations and financial results and they should not be classified as discontinued operations on our consolidated financial statements.

Lending Revenue:  Lending revenue represents revenue from our lending subsidiaries included in continuing operations, including interest income on loans and other loan related fee income. Lending revenue increased to $10,221,000, or by 4.1%, for the year ended December 31, 2017 compared to $9,814,000 for the year ended December 31, 2016. The increase is primarily related to a break-up fee received during the year ended December 31, 2017.

Expenses

Office Expenses:  Office expenses decreased to $69,782,000, or by 15.4%, for the year ended December 31, 2017 compared to $82,451,000 for the year ended December 31, 2016. The decrease is primarily due to reduced real estate taxes for the year ended December 31, 2017 as a result of our transfer of the right to collect supplemental real estate tax reimbursements related to an office property in San Francisco, California in March 2017, the sale of the same office property in San Francisco, California in March 2017, the sale of an office property and parking garage in Sacramento, California in June 2017, a decrease in real estate taxes for the year ended December 31, 2017 at our office property in Charlotte, North Carolina, the sale of the same office property in Charlotte, North Carolina in June 2017, the sale of two office properties in Washington, D.C. in August and October 2017, and the sale of an office property in Los Angeles, California in September 2017, a decrease in real estate taxes at certain of our California properties, due to supplemental tax assessments received during 2016, partially offset by an increase in other tenant reimbursable expenses at certain of our Washington, D.C. properties, one of which was sold in August 2017. The aforementioned sales are expected to cause office expenses to decrease materially in 2018. However, such decrease is expected to be partially offset by expense increases from the acquisitions of on office property in San Francisco, California in December 2017 and an office property in Beverly Hills, California in January 2018.

Hotel Expenses:  Hotel expenses decreased to $25,136,000, or by 22.6%, for the year ended December 31, 2017 compared to $32,459,000 for the year ended December 31, 2016. The decrease is primarily due to the sale of two hotel properties in February and July 2016.

Multifamily Expenses:  Multifamily expenses decreased to $8,118,000, or by 34.3%, for the year ended December 31, 2017 compared to $12,357,000 for the year ended December 31, 2016. The decrease is primarily due to the sale of the three multifamily properties in Dallas, Texas in May and June 2017, the sale of a multifamily property in New York, New York in September 2017, and a decrease in legal fees at the same New York property. The aforementioned sales of our multifamily properties, and the sale of the multifamily property in Houston, Texas in December 2017, will result in no multifamily expenses in 2018. Additionally, we have assessed the sale of our multifamily properties in accordance with ASC 205-20, Discontinued Operations and we concluded the disposals do not represent a strategic shift that will have a major effect on our operations and financial results and they should not be classified as discontinued operations on our consolidated financial statements.

Lending Expenses:  Lending expenses represent expenses from our lending subsidiaries included in continuing operations, including general and administrative expenses and fees to related party, related to the operation of the lending business. Lending expenses decreased to $4,888,000, or by 7.0%, for the year ended December 31, 2017 compared to $5,258,000 for the year ended December 31, 2016, primarily due to a decrease in fees to related party and reductions in general and administrative costs associated with assets acquired in liquidation, partially offset by the recognition of a provision for loan losses during the year ended December 31, 2017 compared to a recovery of loan losses during the year ended December 31, 2016.

Asset Management and Other Fees to Related Parties:  Asset management fees totaled $22,229,000 for the year ended December 31, 2017 compared to $25,753,000 for the year ended December 31, 2016. Asset management fees are calculated based on a percentage of the daily average adjusted fair value of CIM Urban’s assets, which are appraised in the fourth quarter of each year. The lower fees reflect a decrease in the adjusted fair value of CIM Urban’s assets due to the sale of a hotel property in February 2016, the sale of a hotel property in July 2016, the sale of an office property in March 2017, the sale of two multifamily properties in May 2017, the sale of two office properties, a parking garage, and one multifamily property in June 2017, the sale of an office property in August 2017, the sale of an office property and a multifamily property in September 2017, the sale of an office property in October 2017, and the sale of a multifamily property in December 2017, partially offset by incremental capital expenditures during 2017 and the acquisition of an office property in December 2017. CIM Commercial also pays a Base Service Fee to the Administrator, a related party, which totaled $1,060,000 for the year ended December 31, 2017 compared to $1,043,000 for the year ended December 31, 2016. In addition, the Administrator received compensation and/or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. For the years ended December 31, 2017 and 2016, we expensed $3,065,000 and $3,120,000 for such services, respectively. For the years ended December 31, 2017 and 2016, we also expensed $433,000 and $411,000, respectively, related to corporate services subject to reimbursement by us under the CIM SBA Staffing and Reimbursement Agreement. Asset management fees are expected to decrease materially in 2018 as a result of our completed sales, partially offset by an increase resulting from the acquisitions of two office properties in December 2017 and January 2018.

Interest Expense:  Interest expense, which is not allocated to our operating segments, was $35,924,000 for the year ended December 31, 2017, an increase of $2,076,000, compared to $33,848,000 for the year ended December 31, 2016. The increase is primarily due to interest expense on our $392,000,000 mortgage loans entered into in June 2016, partially offset by a decrease in interest expense due to the payoff of a $25,331,000 mortgage in March 2017 in connection with the sale of an office property in San Francisco, California, the payoff of mortgages with a combined balance of $38,781,000 in connection with the sale of our three multifamily properties in Dallas, Texas in May and June 2017, and a decrease in interest expense, including the impact of interest rate swaps, and loan amortization expense under the unsecured credit and term loan facilities, primarily due to lower average outstanding loan balances under the unsecured credit and term loan facilities. Our interest expense is expected to decrease in 2018 due to the payoffs and buyers’ assumptions of loans in connection with our sales of real estate totaling $114,372,000 in 2017, and the repayment of $215,000,000 of outstanding borrowings on our unsecured term loan facility. However, the magnitude of any such decrease cannot be predicted as it will depend on a number of factors such as our outstanding borrowings and the terms of any new borrowings we may enter into.

General and Administrative Expenses:  General and administrative expenses, which have not been allocated to our operating segments, were $3,018,000 for the year ended December 31, 2017, a decrease of $1,213,000, compared to $4,231,000 for the year ended December 31, 2016. The decrease is primarily due to a decrease in consulting fees, professional fees, and stockholder services expenses.

Transaction Costs:  Transaction costs totaling $11,862,000 for the year ended December 31, 2017 represent a $11,522,000 increase from $340,000 for the year ended December 31, 2016, primarily due to the $11,845,000 payment made in August 2017 in connection with a suit filed by the City and County of San Francisco claiming past due real property transfer tax relating to a transaction in a prior year. The Company believes that it has defenses to, and intends to continue to vigorously contest, the asserted tax obligations. Towards that end, the Company filed claims for refund in January 2018 in an effort to recover the full amounts paid; these claims were denied by the City and County of San Francisco in July 2018. The costs incurred in 2016 primarily represent abandoned project costs.

Depreciation and Amortization Expense:  Depreciation and amortization expense was $58,364,000 for the year ended December 31, 2017, a decrease of $13,604,000, compared to $71,968,000 for the year ended December 31, 2016. The decrease is primarily due to the sale of a hotel property in July 2016, the sale of an office property in San Francisco, California that was held for sale starting in mid-February 2017 and sold in March 2017, the sale of three multifamily properties in Dallas, Texas that were held for sale in May 2017 and sold in May and June 2017, the sale of two office properties and a parking garage in Sacramento, California and Charlotte, North Carolina that were held for sale in April 2017 and sold in June 2017, the sale of an office property in Los Angeles, California that was held for sale in May 2017 and sold in September 2017, the sale of two multifamily properties in New York, New York and Houston, Texas that were held for sale in July 2017 and sold in September and December 2017, respectively, the sale of two office properties in Washington, D.C. that were held for sale in August 2017 and sold in August and October 2017, partially offset by the acceleration of tenant improvement depreciation and lease commission amortization in connection with the early termination of a large tenant at one of our California properties effective in January 2018, and an increase in depreciation expense associated with additional capital expenditures. Depreciation expense is expected to decrease materially in 2018 as a result of our completed sales in 2017, partially offset by increases from the acquisitions of an office property in San Francisco, California in December 2017 and an office property in Beverly Hills, California in January 2018.

Impairment of Real Estate:  Impairment of real estate was $13,100,000 for the year ended December 31, 2017 and $0 for the year ended December 31, 2016. In August 2017, we negotiated an agreement with an unrelated third-party for the sale of an office property, which was sold in October 2017. We determined the book value of this property exceeded its estimated fair value less costs to sell, and as such, an impairment charge of $13,100,000 was recognized for the year ended December 31, 2017. Our determination of fair value was based on the sale price negotiated with the third-party buyer.

Provision for Income Taxes:  Provision for income taxes was $1,376,000 for the year ended December 31, 2017, a decrease of $270,000, compared to $1,646,000 for the year ended December 31, 2016, due to a decrease in taxable income at one of our TRSs, partially offset by an increase in taxable income at another of our TRSs.

Discontinued Operations

Net income from discontinued operations represents revenues and expenses from the part of our lending segment that is included in discontinued operations, including interest income on loans and other loan related fee income, offset by expenses, which include general and administrative expenses, fees to related party and direct interest expense. Net income from discontinued operations was $0 for the year ended December 31, 2017 compared to $3,853,000 for the year ended December 31, 2016. The decrease is due to the sale of our commercial real estate lending subsidiary in December 2016.

Comparison of the Year Ended December 31, 2016 to the Year Ended December 31, 2015

Net Income

	Year Ended
	December 31,		Change
	2016	2015	$	%
	(dollars in thousands)
Total revenues	$265,931	$276,948	$(11,017)	(4.0)%
Total expenses	273,239	273,122	117	—
Gain on sale of real estate	39,666	3,092	36,574	—
Net income from discontinued operations	3,853	18,291	(14,438)	(78.9)%
Net income	34,565	24,403	10,162	41.6%

Net income increased to $34,565,000, or by 41.6%, for the year ended December 31, 2016, compared to $24,403,000 for the year ended December 31, 2015. The increase was primarily attributable to a gain on sale of real estate of $39,666,000 in 2016, as compared to $3,092,000 in 2015, a decrease in corporate general and administrative expenses of $2,390,000 and a decrease of $1,042,000 in transaction costs, partially offset by a decrease of $14,438,000 in net income from discontinued operations, an increase of $11,063,000 in interest expense, a decrease of $2,888,000 in net operating income of our operating segments in continuing operations and an increase of $1,008,000 in asset management and other fees to related parties.

FFO

We believe that FFO is a widely recognized and appropriate measure of the performance of a REIT and that it is frequently used by security analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss) available to common stockholders, computed in accordance with GAAP, excluding gains (or losses) from sales of real estate, impairment of real estate, and real estate depreciation and amortization, and deducting redeemable preferred stock dividends accumulated. We calculate FFO in accordance with the standards established by the NAREIT.

Like any metric, FFO should not be used as the only measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our real estate properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our operating results. Other REITs may not calculate FFO in accordance with the standards established by the NAREIT; accordingly, our FFO may not be comparable to the FFOs of other REITs. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance and should not be used as a supplement to or substitute measure for cash flows from operating activities computed in accordance with GAAP. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.

The following table sets forth a reconciliation of net income available to common stockholders to FFO attributable to common stockholders:

	Year Ended December 31,
	2016	2015
	(in thousands)
Net income available to common stockholders	$34,538	$24,392
Depreciation and amortization	71,968	72,361
Gain on sale of depreciable assets	(39,666)	(3,092)
FFO attributable to common stockholders	$66,840	$93,661

FFO attributable to common stockholders was $66,840,000 for the year ended December 31, 2016, a decrease of $26,821,000, compared to $93,661,000 for the year ended December 31, 2015. The decrease was primarily attributable to a decrease of $14,438,000 in net income from discontinued operations, an increase of $11,063,000 in interest expense, a decrease of $2,888,000 in net operating income of our operating segments in continuing operations and an increase of $1,008,000 in asset management and other fees to related parties, which were partially offset by a decrease in corporate general and administrative expenses of $2,390,000 and a decrease of $1,042,000 in transaction costs.

Summary Segment Results

Set forth and described below are summary segment results for our four segments included in continuing operations.

	Year Ended
	December 31,		Change
	2016	2015	$	%
	(dollars in thousands)
Revenues:
Office	$187,435	$188,270	$(835)	(0.4)%
Hotel	48,379	61,436	(13,057)	(21.3)%
Multifamily	20,303	18,721	1,582	8.5%
Lending	9,814	8,521	1,293	15.2%

Expenses:
Office	82,451	80,785	1,666	2.1%
Hotel	32,459	41,974	(9,515)	(22.7)%
Multifamily	12,357	12,168	189	1.6%
Lending	5,258	5,727	(469)	(8.2)%

Revenues

Office Revenue:  Office revenue includes rental revenues from office properties, expense reimbursements and lease termination income. Office revenue decreased to $187,435,000, or by 0.4%, for the year ended December 31, 2016 compared to $188,270,000 for the year ended December 31, 2015. The decrease was primarily due to a decrease in revenue at certain of our Washington D.C. properties primarily due to the expiration of a lease with a large tenant in January 2016, a decrease in revenue at our Sacramento, California property due to the expiration of a lease with a large tenant in June 2015, and a decrease in expense reimbursements revenue at one of our Washington D.C. properties. These decreases were partially offset by revenue increases at certain properties in Washington D.C. and California primarily due to a full year of occupancy for certain tenants in 2016 and increased rental rates, as well as the renewal in 2016 of a large lease at market rents at one of our San Francisco properties.

Hotel Revenue:  Hotel revenue decreased to $48,379,000, or by 21.3%, for the year ended December 31, 2016 compared to $61,436,000 for the year ended December 31, 2015. The decrease was primarily due to the sale of two hotel properties in February and July 2016, partially offset by revenue increases at the remaining hotel property due to RevPAR growth resulting from increases in rates and occupancy.

Multifamily Revenue:  Multifamily revenue increased to $20,303,000, or by 8.5%, for the year ended December 31, 2016 compared to $18,721,000 for the year ended December 31, 2015. The increase was primarily due to higher revenue as a result of increased rates and a full year of increased occupancy at our New York property in 2016, which we began re-leasing as individual units starting in March 2015 following the termination of the lease by our corporate housing tenant.

Lending Revenue:  Lending revenue represents revenue from our lending subsidiaries included in continuing operations, including interest income on loans and other loan related fee income. Lending revenue increased to $9,814,000, or by 15.2%, for the year ended December 31, 2016 compared to $8,521,000 for the year ended December 31, 2015. The increase was primarily due to higher revenue as a result of the recognition of accretion for discounts related to increased prepayments on our loans and an increase in premium income from the sale of the guaranteed portion of our SBA 7(a) loans.

Expenses

Office Expenses:  Office expenses increased to $82,451,000, or by 2.1%, for the year ended December 31, 2016 compared to $80,785,000 for the year ended December 31, 2015. The increase was primarily due to an increase in real estate taxes at certain of our California properties, due to supplemental tax assessments received during 2016, and an increase in earthquake insurance premiums at our California properties. The increase at our California properties was partially offset by a decrease in electricity expense at our Washington D.C. properties, a decrease in other tenant reimbursable expenses at one of our Washington D.C. properties, and a decrease in expenses associated with our Santa Ana, California property sold in November 2015.

Hotel Expenses:  Hotel expenses decreased to $32,459,000, or by 22.7%, for the year ended December 31, 2016 compared to $41,974,000 for the year ended December 31, 2015. The decrease was primarily due to the sale of two hotel properties in February and July 2016, partially offset by an increase at our remaining hotel property in operating costs and an increase in real estate taxes due to a reduction in tax accruals during 2015 following the receipt of the actual tax assessment.

Multifamily Expenses:  Multifamily expenses increased to $12,357,000, or by 1.6%, for the year ended December 31, 2016 compared to $12,168,000 for the year ended December 31, 2015. The increase was primarily due to an increase in legal fees in 2016 at our New York property, as well as increases in real estate taxes at our Dallas properties, partially offset by lower expenses associated with operating our New York property, which was in the process of being re-leased as individual units during 2015 following the termination of the lease by our corporate housing tenant.

Lending Expenses:  Lending expenses represent expenses from our lending subsidiaries included in continuing operations, including general and administrative expenses and fees to related party, related to the operation of the lending business. Lending expenses decreased to $5,258,000, or by 8.2%, for the year ended December 31, 2016 compared to $5,727,000 for the year ended December 31, 2015, primarily due to a decrease in the amount of reimbursement of fees to related party as a result of decreased payroll and related expenses, and lower interest expense as a result of secured borrowing prepayments and amortization of related deferred premiums.

Asset Management Fees and Other Fees to Related Parties:  Asset management fees totaled $25,753,000 for the year ended December 31, 2016 compared to $24,882,000 for the year ended December 31, 2015. Asset management fees are calculated based on a percentage of the daily average adjusted fair value of CIM Urban’s assets, which are appraised in the fourth quarter of each year. The higher fees reflect a net increase in the fair value of CIM Urban’s real estate assets based on the December 31, 2015 appraised values, as well as incremental capital expenditures during 2016, offset by decreases as a result of dispositions. CIM Commercial also pays a Base Service Fee to the Administrator, a related party, which totaled $1,043,000 for the year ended December 31, 2016 compared to $1,010,000 for the year ended December 31, 2015. In addition, the Administrator received compensation and/or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. For the years ended December 31, 2016 and 2015, we expensed $3,120,000 and $2,993,000 for such services, respectively. For the years ended December 31, 2016 and 2015, we also expensed $411,000 and $434,000, respectively, related to corporate services subject to reimbursement by us under the CIM SBA Staffing and Reimbursement Agreement.

Interest Expense:  Interest expense, which is not allocated to our operating segments, was $33,848,000 for the year ended December 31, 2016, an increase of $11,063,000, compared to $22,785,000 for the year ended December 31, 2015. The increase was primarily due to higher average outstanding loan balances under the unsecured credit and term loan facilities during 2016 compared to 2015 combined with a higher overall interest rate including the impact of interest rate swaps, and interest expense on our $392,000,000 mortgage loans entered into in June 2016, partially offset by lower interest expense as a result of the repayment of $71,237,000 in fixed rate mortgages in April and September 2015.

General and Administrative Expenses:  General and administrative expenses, which have not been allocated to our operating segments, were $4,231,000 for the year ended December 31, 2016, a decrease of $2,390,000, compared to $6,621,000 for the year ended December 31, 2015. The decrease was primarily due to a decrease in legal, consulting fees, professional services and stock-based compensation expenses.

Transaction Costs:  Transaction costs totaling $340,000 for the year ended December 31, 2016 represent a $1,042,000 decrease from $1,382,000 for the year ended December 31, 2015. The costs incurred in 2016 primarily represent abandoned project costs, while the costs incurred in 2015 represent abandoned project costs, costs related to the planned disposition of the lending segment, costs associated with evaluating strategies for exiting certain of our non-office real estate portfolio, costs related to the acquisition of a parking lot, and due diligence costs related to potential acquisitions.

Depreciation and Amortization:  Depreciation and amortization expense was $71,968,000 for the year ended December 31, 2016, a decrease of $393,000, compared to $72,361,000 for the year ended December 31, 2015. The decrease was primarily due to the sale of an office property in November 2015 and two hotel properties in February and July 2016, and decreased amortization expense resulting from certain acquisition-related assets that became fully depreciated, partially offset by an increase in the depreciation expense associated with additional capital expenditures.

Provision for Income Taxes:  Provision for income taxes was $1,646,000 for the year ended December 31, 2016, an increase of $840,000 compared to $806,000 for the year ended December 31, 2015. The increase was primarily due to increases in taxable income at our TRSs.

Discontinued Operations

Net income from discontinued operations: Net income from discontinued operations represents revenues and expenses from the part of our lending segment that is included in discontinued operations, including interest income on loans and other loan related fee income, offset by expenses, which include general and administrative expenses, fees to related party and direct interest expense. Net income from discontinued operations was $3,853,000 for the year ended

December 31, 2016, a decrease of $14,438,000, compared to $18,291,000 for the year ended December 31, 2015. The decrease was primarily due to a gain of $5,151,000 in 2015, decreased interest income related to the sale of substantially all of our commercial mortgage loans in December 2015 and an increase in interest expense resulting from secured borrowings, partially offset by an increase in interest income from the commercial real estate loans at our commercial real estate lending subsidiary sold in December 2016.

Liquidity and Capital Resources

Sources and Uses of Funds

In September 2014, CIM Commercial entered into an $850,000,000 unsecured credit facility with a bank syndicate consisting of a $450,000,000 revolver, a $325,000,000 term loan and a $75,000,000 delayed-draw term loan, under which CIM Commercial was subject to certain financial maintenance covenants and a minimum property ownership condition. Outstanding advances under the revolver bear interest at (i) the base rate plus 0.20% to 1.00% or (ii) London Inter-bank Offered Rate, or “LIBOR,” plus 1.20% to 2.00%, depending on the maximum consolidated leverage ratio. Outstanding advances under the term loans bore interest at (i) the base rate plus 0.15% to 0.95% or (ii) LIBOR plus 1.15% to 1.95%, depending on the maximum consolidated leverage ratio. The revolver was also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. The delayed-draw term loan was also subject to an unused line fee of 0.25%. Proceeds from the unsecured credit facility were used to repay mortgage loans and outstanding balances under our prior unsecured credit facilities, for acquisitions, short-term funding of a Common Stock tender offer in June 2016, short-term funding of a private repurchase of Common Stock in June 2017, and for general corporate purposes. In June 2016, we entered into six mortgage loan agreements with an aggregate principal amount of $392,000,000. A portion of the net proceeds from the loans was used to repay outstanding balances under our unsecured credit facility and the remaining portion was used to repurchase shares of our Common Stock in a private repurchase in September 2016. The June 2017 borrowing used to fund the private share repurchase was repaid using proceeds from subsequent asset sales. The credit facility was set to mature in September 2016 and, prior to maturity, we exercised the first of two one-year extension options through September 2017 and we permanently reduced the revolving credit commitment under the credit facility to $200,000,000. In August 2017, we exercised the second of two one-year extension options through September 2018 and, in connection with such exercise, we paid an extension fee of $300,000. At each of June 30, 2018 and December 31, 2017 and 2016, $0 was outstanding under the credit facility and approximately $200,000,000 was available for future borrowings. Our unsecured credit facility expired on September 30, 2018. We have conditional commitment letters with JPMorgan Chase Bank, N.A. and Bank of America, N.A., or their affiliates, to act as joint lead arrangers in connection with a new $250,000,000 secured revolving credit facility, and we are currently in advanced discussions with potential lenders under the new facility with respect to the terms thereof. We expect the new secured revolving credit facility to close in October 2018; however, there can be no assurance that we will consummate any such financing arrangements.

In May 2015, CIM Commercial entered into an unsecured term loan facility with a bank syndicate pursuant to which CIM Commercial could borrow up to a maximum of $385,000,000. The term loan facility ranks pari passu with CIM Commercial’s unsecured credit facility described above; covenants under the term loan facility are substantially the same as those in the unsecured credit facility. Outstanding advances under the term loan facility bear interest at (i) the base rate plus 0.60% to 1.25% or (ii) LIBOR plus 1.60% to 2.25%, depending on the maximum consolidated leverage ratio. The term loan facility matures in May 2022. On November 2, 2015, $385,000,000 was drawn under the term loan facility. Proceeds from the term loan facility were used to repay balances outstanding under our unsecured credit facility. On August 3, 2017, we repaid $65,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $601,000 and related accumulated amortization of $193,000, a proportionate amount to the borrowings being repaid. Additionally, on November 29, 2017, we repaid $150,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $1,387,000 and related accumulated amortization of $512,000, a proportionate amount to the borrowings being repaid. As of June 30, 2018 and December 31, 2017 and 2016, $170,000,000, $170,000,000 and $385,000,000, respectively, was outstanding under the unsecured term loan facility. The interest rate of the term loan facility has been effectively converted to a fixed rate of 3.16% until May 8, 2020 through interest rate swaps that convert the interest rate on the first then outstanding balance of our one-month LIBOR indexed variable rate borrowings to a fixed rate.

At each of June 30, 2018 and December 31, 2017 and 2016, we were in compliance with all of our respective financial covenants under the unsecured credit and term loan facilities.

On April 1, 2015, we paid off a mortgage with an outstanding balance of $12,364,000 using the unsecured credit facility. In addition, on September 1, 2015, we paid off two mortgages with a combined outstanding balance of $58,873,000 using the unsecured credit facility.

On March 28, 2017, in connection with the sale of an office property in San Francisco, California, we paid off a mortgage with an outstanding balance of $25,331,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $1,508,000 in connection with the prepayment of this mortgage.

On May 30, 2017, in connection with the sale of two multifamily properties, both located in Dallas, Texas, we paid off two mortgages with an aggregate outstanding principal balance of $15,448,000 using proceeds from the sales. Additionally, we paid aggregate prepayment penalties of $1,901,000 in connection with the prepayment of these mortgages.

On June 23, 2017, in connection with the sale of a multifamily property in Dallas, Texas, we paid off a mortgage with an outstanding principal balance of $23,333,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $2,812,000 in connection with the prepayment of this mortgage.

On September 21, 2017, in connection with the sale of an office property in Los Angeles, California, a mortgage with an outstanding principal balance of $21,700,000, collateralized by such property, was assumed by the buyer.

On December 15, 2017, in connection with the sale of a multifamily property in Houston, Texas, a mortgage with an outstanding principal balance of $28,560,000, collateralized by such property, was assumed by the buyer.

We have an effective registration statement with the SEC with respect to the offer and sale of up to $900,000,000 of Series A Preferred Units, with each unit consisting of (i) one share of Series A Preferred Stock, par value $0.001 per share, of the Company with an initial stated value of $25.00 per share, subject to adjustment, and (ii) one Series A Preferred Warrant to purchase 0.25 of a share of Common Stock. The registration statement allows us to sell up to a maximum of 36,000,000 Series A Preferred Units. Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the Series A Stated Value (i.e., the equivalent of $0.34375 per share per quarter). The exercise price of each Series A Preferred Warrant is at a 15.0% premium to the per share estimated NAV of our Common Stock (as most recently published by us at the time of each issuance). As of June 30, 2018, we had issued 2,154,248 Series A Preferred Units and received net proceeds of $49,328,000 after commissions, fees and allocated costs. As of June 30, 2018, 4,385 shares of Series A Preferred Stock had been redeemed.

On November 21, 2017, we issued 8,080,740 shares of Series L Preferred Stock and received net proceeds of $207,845,000 after commissions, fees, allocated costs, and discount. Holders of Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Stated Value (i.e., the equivalent of $1.56035 per share per year), with the first distribution expected to be payable in January 2019. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%.

We currently have substantial unrestricted cash, and may finance our future activities through one or more of the following methods: (i) offerings of shares of Common Stock, preferred stock, senior unsecured securities, and/or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing assets as collateral; (iv) the sale of existing assets; and/or (v) cash flows from operations. We expect to employ a level of indebtedness comparable to that of other commercial REITs engaged in business strategies similar to our own.

Our long-term liquidity needs will consist primarily of funds necessary for acquisitions of assets, development or repositioning of properties, capital expenditures, refinancing of indebtedness, paying distributions on our Preferred Stock or any other preferred stock we may issue and redemption of our Preferred Stock (if we choose to pay the redemption price in cash instead of in shares of our Common Stock) and distributions on our Common Stock. We may not have sufficient funds on hand or may not be able to obtain additional financing to cover all of these long-term cash requirements although, it should be noted that we do not currently have any significant property development or repositioning projects planned. The nature of our business, and the requirements imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis in the form of dividends, may cause us to have substantial liquidity needs over the long-term. We will seek to satisfy our long-term liquidity needs through one or more of the methods described in the immediately preceding paragraph. These sources of funding may not be available on attractive terms or at all. If we cannot obtain additional funding for our long-term liquidity needs, our assets may generate lower cash flows or decline in value, or both, which may cause us to sell assets at a time when we would not otherwise do so and could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Cash Flow Analysis

Comparison of the Six Months Ended June 30, 2018 to the Six Months Ended June 30, 2017

Our cash and cash equivalents and restricted cash totaled $113,992,000 and $156,318,000 at June 30, 2018 and December 31, 2017, respectively. Our cash flows from operating activities are primarily dependent upon the real estate assets owned, occupancy level of our real estate assets, the rental rates achieved through our leases, the collectability of rent and recoveries from our tenants, and loan related activity. Our cash flows from operating activities are also impacted by fluctuations in operating expenses and other general and administrative costs. Net cash provided by operating activities totaled $36,913,000 for the six months ended June 30, 2018 compared to $21,760,000 for the six months ended June 30, 2017. The increase was primarily due to an increase of $12,361,000 in proceeds from the sale of guaranteed loans, an increase of $7,759,000 in net income adjusted for the gain on sale of real estate, depreciation and amortization expense, impairment of real estate, and the transfer of the right to collect supplemental real estate tax reimbursements at an office property in San Francisco, California that we sold in March 2017, and an increase of $3,167,000 resulting from a lower level of working capital used compared to the prior period, partially offset by a $3,439,000 increase in loans funded and a $3,434,000 decrease in principal collected on loans subject to secured borrowings.

Our cash flows from investing activities are primarily related to property acquisitions and sales, expenditures for development and redevelopment projects, capital expenditures and cash flows associated with loans originated at our lending segment. Net cash used in investing activities for the six months ended June 30, 2018 was $120,751,000 compared to net cash provided by investing activities of $632,565,000 in the corresponding period in 2017. The decrease was primarily due to a decrease of $642,886,000 in cash generated from the sale of real estate during the six months ended June 30, 2017 and an increase in the acquisition of real estate cash outflow of $112,048,000 during the six months ended June 30, 2018.

Our cash flows from financing activities are generally impacted by borrowings and capital activities. Net cash provided by financing activities for the six months ended June 30, 2018 was $41,512,000 compared to cash used in financing activities of $672,267,000 in the corresponding period in 2017. The increase in cash flows from financing activities was primarily due to $576,000,000 used during the six months ended June 30, 2017 to repurchase our Common Stock and net borrowings, inclusive of secured borrowings and SBA 7(a) loan-backed notes of the lending business, of $36,874,000 for the six months ended June 30, 2018, compared with net payments of $70,504,000 for the six months ended June 30, 2017. Proceeds from the issuance of our Series A Preferred Units were $19,963,000 during the six months ended June 30, 2018 compared to $5,672,000 in the corresponding period in 2017. Dividends of $13,264,000 for the six months ended June 30, 2018 were sourced from cash provided by operating activities, while dividends of $30,532,000 for the six months ended June 30, 2017 were sourced from net cash provided by operating activities of $21,760,000 and cash on hand at the beginning of the period of $144,449,000.

Comparison of the Year Ended December 31, 2017 to the Year Ended December 31, 2016

Our cash and cash equivalents totaled $129,310,000 and $144,449,000 at December 31, 2017 and 2016, respectively. Our cash flows from operating activities are primarily dependent upon the real estate assets owned, occupancy level of our real estate assets, the rental rates achieved through our leases, and the collectability of rent and recoveries from our tenants. Our cash flows from operating activities are also impacted by fluctuations in operating expenses and other general and administrative costs. Net cash used in operating activities totaled $1,145,000 for the year ended December 31, 2017 compared to net cash provided by operating activities of $51,873,000 for the year ended December 31, 2016. The decrease is primarily due to a decrease of $31,562,000 resulting from a higher level of working capital used compared to the prior period, primarily due to a $20,000,000 deposit on an office property we acquired in January 2018, a $17,382,000 decrease in net income adjusted for the gain on real estate, depreciation and amortization expense, and impairment of real estate, a $19,003,000 increase in loans funded, partially offset by an increase of $12,776,000 in proceeds from the sale of guaranteed loans.

Our cash flows from investing activities are primarily related to property acquisitions and sales, expenditures for development and redevelopment projects, capital expenditures and cash flows associated with loans originated at our lending segment.  Net cash provided by investing activities for the year ended December 31, 2017 was $968,656,000 compared to $29,526,000 in the corresponding period in 2016. The increase is primarily due to an increase of $917,547,000 in proceeds from the sale of real estate during the year ended December 31, 2017 compared to the prior period, a decrease of $46,922,000 in loans funded, an increase in the change in restricted cash of $30,302,000 primarily due to the release of reserves during the year ended December 31, 2017 in connection with the payoff of mortgages on three multifamily properties in Dallas, Texas sold in May and June 2017, and the release of reserves associated with our mortgage loans entered into in June 2016, as compared to funding of such reserves in 2016, a decrease in additions to investments in real estate of $14,313,000, partially offset by a decrease of $26,766,000 in proceeds from sale of assets held for sale, a decrease of $22,587,000 in principal collected on loans and an increase of $19,631,000 in funds used for the acquisition of an office property in December 2017.

Our cash flows from financing activities are generally impacted by borrowings and capital activities. Net cash used in financing activities for the year ended December 31, 2017 was $982,650,000 compared to $77,522,000 in the corresponding period in 2016. The primary reason for the increase in net cash used in financing activities is our repurchase of $886,010,000 of Common Stock during the year ended December 31, 2017 compared to $290,134,000 in the corresponding period in 2016. We funded the repurchases using available cash from asset sales as well as, in the case of the June 12, 2017 repurchase, from short-term borrowings on our unsecured credit facility. We had net debt payments, inclusive of secured borrowings of the lending business, of $287,551,000 for the year ended December 31, 2017, primarily due to the repayment of $215,000,000 of outstanding borrowings on our unsecured term loan facility in August and November 2017, and the prepayment of mortgages in connection with the sale of real estate, compared to net borrowings of $292,491,000 in the corresponding period in 2016, primarily due to the $392,000,000 mortgage loans we entered into in June 2016 partially offset by the repayment of $107,000,000 of outstanding borrowings on our unsecured term loan facility. Proceeds from the issuances of Series L Preferred Stock and Series A Preferred Units were $210,377,000 and $28,197,000, respectively, during the year ended December 31, 2017, compared to $0 and $1,434,000, respectively, in the corresponding period in 2016. Cash used for the payment of deferred offering costs totaled $3,832,000 during the year ended December 31, 2017 compared to $1,960,000 in the corresponding period in 2016. Dividends of $43,449,000 for the year ended December 31, 2017 were sourced from cash on hand at the beginning of the period of $144,449,000, while dividends of $77,316,000 for the year ended December 31, 2016 were sourced from net cash provided by operating activities of $51,873,000 and net proceeds from the sale of real estate properties of $94,568,000. Cash used for the payment of deferred loan costs totaled $304,000 during the year ended December 31, 2017 and primarily related to the extension fee paid on our unsecured credit facility, while deferred loan costs of $1,994,000 paid in the corresponding period in 2016 were primarily related to the $392,000,000 mortgage loans we entered into in June 2016.

Comparison of the Year Ended December 31, 2016 to the Year Ended December 31, 2015

Our cash and cash equivalents, inclusive of cash associated with assets held for sale, totaled $144,449,000 and $140,572,000 at December 31, 2016 and 2015, respectively. Our cash flows from operating activities are primarily dependent upon the real estate assets owned, occupancy level of our real estate assets, the rental rates achieved through our leases, and the collectability of rent and recoveries from our tenants. Our cash flows from operating activities are also impacted by fluctuations in operating expenses and other general and administrative costs. Net cash provided by operating activities totaled $51,873,000 for the year ended December 31, 2016 compared to $77,035,000 for the year ended December 31, 2015. The decrease was primarily due to a decrease of $21,261,000 in net income adjusted for the gain on real estate and gain on disposition of assets held for sale, a decrease of $8,615,000 resulting from increased funding for loans, and a decrease of $9,444,000 resulting from a higher level of working capital used, partially offset by an increase of $10,562,000 in proceeds from sale of guaranteed loans.

Our cash flows from investing activities are primarily related to property acquisitions and sales, expenditures for development and redevelopment projects, capital expenditures and cash flows associated with loans originated at our lending segment. Net cash provided by investing activities for the year ended December 31, 2016 was $29,526,000 compared to $64,272,000 in the corresponding period in 2015. The decrease was primarily due to a $55,506,000 decrease in proceeds from the sale of assets held for sale, an increase in loans funded of $36,153,000, an increase in the change in restricted cash of $26,841,000 primarily related to reserves funded in connection with our six mortgage loan agreements entered into in June 2016, an increase of $8,800,000 in additions to investments in real estate, and a decrease of $6,480,000 in principal collected on loans. These decreases were partially offset by an increase of $86,782,000 in proceeds from the sale of two hotel properties in February and July 2016, compared to the sale of an office property in November 2015, an increase of $11,143,000 relating to an acquisition in 2015 compared to no use of proceeds in 2016 for acquisitions, and an increase of $1,109,000 in other investing activity.

Our cash flows from financing activities are generally impacted by borrowings and capital activities. Net cash used in financing activities for the year ended December 31, 2016 was $77,522,000 compared to $28,287,000 in the corresponding period in 2015. We had net borrowings, inclusive of secured borrowings of the lending business, of $292,491,000 for the year ended December 31, 2016, compared to $60,633,000 in the corresponding period in 2015. Deferred loan costs of $1,994,000 were paid during the year ended December 31, 2016 primarily related to the $392,000,000 mortgage loans compared to $3,596,000 paid during the corresponding period in 2015 primarily related to the unsecured term loan facility. In addition, the total cash used related to repurchase of our Common Stock during 2016 was

$290,134,000. We funded the tender offer using available cash from asset sales and borrowings on our unsecured credit facility and we funded the repurchase using proceeds from the six mortgage loans obtained in June 2016. Proceeds from the issuance of our Series A Preferred Units consisting of Series A Preferred Stock and associated Series A Preferred Warrants were $1,434,000, while cash used for payment of deferred stock offering costs were $1,960,000 for the year ended December 31, 2016. During the year ended December 31, 2016, dividends of $77,316,000 were sourced from net cash provided by operating activities of $51,873,000 and net proceeds from sale of real estate properties of $94,568,000, while during the year ended December 31, 2015, dividends of $85,389,000 were sourced from net cash provided by operating activities of $77,035,000 and principal collected on loans, net of loans funded, of $10,102,000.

Contractual Obligations, Commitments and Contingencies

During the six months ended June 30, 2018, there were no material changes outside the ordinary course of business relating to our contractual obligations as compared to those at December 31, 2017.  The following summarizes our contractual obligations at December 31, 2017:

	Payments Due by Period
Contractual Obligations	Total	2018	2019 - 2020	2021 - 2022	Thereafter
	(in thousands)
Debt:
Mortgages payable	$416,300	$—	$—	$679	$415,621
Other principal (1)	197,070	—	—	170,000	27,070
Secured borrowings (2)	20,691	536	1,511	1,647	16,997
Interest and fees:
Debt (3)	207,343	25,716	50,380	46,380	84,867
Other Contractual Obligations:
Borrower advances	4,091	4,091	—	—	—
Loan commitments	16,054	16,054	—	—	—
Tenant improvements	23,836	20,757	3,079	—	—
Operating leases (4)	359	253	106	—	—
Total contractual obligations	$885,744	$67,407	$55,076	$218,706	$544,555

(1)         Represents the junior subordinated notes and unsecured term loan facility.

(2)         Principal payments on secured borrowings are generally dependent upon cash flows received from the underlying loans.  Our estimate of their repayment is based on scheduled principal payments on the underlying loans.  Our estimate will differ from actual amounts to the extent we experience prepayments and/or loan liquidations or charge-offs.  No payment is due unless payments are received from the borrowers on the underlying loans.  Excludes deferred premiums which do not represent a future outlay of cash since they are amortized over the life of the loan as a reduction to interest expense.

(3)         Excludes premiums and discounts. For the mortgages payable, the interest expense is calculated based on the effective interest rate on the related debt. For our unsecured credit facility, we use the balance outstanding and the applicable rates in effect at December 31, 2017 to calculate interest expense and unused commitment fees. For our unsecured term loan facility, the impact of the interest rate swap contracts is incorporated. For our secured borrowings related to our government guaranteed loans, we use the variable rate in effect at December 31, 2017.

(4)         Represents future minimum lease payments under our operating leases for office space.

Off Balance Sheet Arrangements

At June 30, 2018, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates and Recently Issued Accounting Pronouncements

The discussion and analysis of our historical financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While we believe that our estimates are based on reasonable assumptions and judgments at the time they are made, some of our assumptions, estimates and judgments will inevitably prove to be incorrect. As a result, actual results could differ from our estimates, and those differences could be material.

We believe the following critical accounting policies, among others, affect our more significant estimates and assumptions used in preparing our consolidated financial statements. For a discussion of recently issued accounting literature, see Note 2 to our consolidated financial statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 included in this prospectus.

Investments in Real Estate

We apply the acquisition method to all acquired real estate investments. The purchase consideration of the real estate, which for real estate acquired on or after October 1, 2017 includes the transaction costs incurred in connection with such acquisitions, is recorded at fair value to the acquired tangible assets, consisting primarily of land, land improvements, building and improvements, tenant improvements, and furniture, fixtures, and equipment, and identified intangible assets and liabilities, consisting of the value of acquired above-market and below-market leases, in-place leases and ground leases, if any, based in each case on their respective fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market rate loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land (or acquired ground lease if the land is subject to a ground lease), land improvements, building and improvements, and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases, including leasing commissions, legal, and other related costs.

In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired property, above-market, below-market, and in-place lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the remaining non-cancelable term of the lease, and for below-market leases, over a period equal to the initial term plus any below-market fixed-rate renewal periods. Acquired above-market and below-market leases are amortized and recorded to rental and other property income over the initial terms of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the estimated cost of operations during a theoretical lease-up period to replace in-place leases, including lost revenues and any unreimbursed operating expenses, plus an estimate of deferred leasing commissions for in-place leases. The value of in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written-off.

Real estate acquisitions are recorded at cost as of the acquisition date. Costs related to the acquisition of properties are expensed as incurred for acquisitions that occurred prior to October 1, 2017. For acquisitions occurring on or after October 1, 2017, we will conduct an analysis to determine if the acquisition constitutes a business combination or an asset purchase. If the acquisition constitutes a business combination, then transaction costs will be expensed as incurred, and if the acquisition constitutes an asset purchase, then transaction costs will be capitalized. Investments in real estate are stated at depreciated cost. Depreciation and amortization are recorded on a straight line basis over the estimated useful lives.

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Ordinary repairs and maintenance are expensed as incurred.

Investments in real estate are evaluated for impairment on a quarterly basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The estimated fair value of the asset group identified for step two of the impairment testing under GAAP is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. We recognized impairment of long-lived assets of $13,100,000, $0 and $0 during the years ended December 31, 2017, 2016 and 2015, respectively. For further information regarding this impairment, refer to Note 3 to our consolidated financial statements as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 included in this prospectus.

Estimates regarding the allocation of purchase price and the evaluation of impairment require significant judgment, and some of these estimates involve complex calculations. These assessments have a direct impact on our results of operations as the allocations and evaluations impact the amount and timing of depreciation and amortization expense we reflect in our consolidated financial statements.

Loans Receivable

Our loans receivable are carried at their unamortized principal balance less unamortized acquisition discounts and premiums, retained loan discounts and loan loss reserves.  For loans originated under the SBA 7(a) Program, we sell the portion of the loan that is guaranteed by the SBA.  Upon sale of the SBA guaranteed portion of the loans, which are accounted for as sales, the unguaranteed portion of the loan retained by us is valued on a fair value basis and a discount is recorded as a reduction in basis of the retained portion of the loan.

At the Acquisition Date, the carrying value of our loans was adjusted to estimated fair market value and acquisition discounts of $33,907,000 were recorded, which are being accreted to interest and other income using the effective interest method. We sold substantially all of our commercial mortgage loans with unamortized acquisition discounts of $15,951,000 to an unrelated third-party in December 2015. Acquisition discounts of $1,301,000 remained as of December 31, 2017 which have not yet been accreted to income.

A loan receivable is generally classified as non-accrual (a “Non-Accrual Loan”) if (i) it is past due as to payment of principal or interest for a period of 60 days or more, (ii) any portion of the loan is classified as doubtful or is charged-off or (iii) the repayment in full of the principal and/or interest is in doubt. Generally, loans are charged-off when management determines that we will be unable to collect any remaining amounts due under the loan agreement, either through liquidation of collateral or other means. Interest income, included in interest and other income or discontinued operations, on a Non-Accrual Loan is recognized on either the cash basis or the cost recovery basis.

On a quarterly basis, and more frequently if indicators exist, we evaluate the collectability of our loans receivable. Our evaluation of collectability involves judgment, estimates, and a review of the ability of the borrower to make principal and interest payments, the underlying collateral and the borrowers’ business models and future operations in accordance with ASC 450-20, Contingencies—Loss Contingencies, and ASC 310-10, Receivables. For the years ended December 31, 2017, 2016 and 2015, we recorded $97,000, $(206,000) and $328,000 impairment (recovery) on our loans receivable, respectively. We establish a general loan loss reserve when available information indicates that it is probable a loss has occurred based on the carrying value of the portfolio and the amount of the loss can be reasonably estimated. Significant judgment is required in determining the general loan loss reserve, including estimates of the likelihood of default and the estimated fair value of the collateral. The general loan loss reserve includes those loans, which may have negative characteristics which have not yet become known to us. In addition to the reserves established on loans not considered impaired that have been evaluated under a specific evaluation, we establish the general loan loss reserve using a consistent methodology to determine a loss percentage to be applied to loan balances. These loss percentages are based on many factors, primarily cumulative and recent loss history and general economic conditions.

The evaluation of the collectability of our loans receivable is highly subjective and is based in part on factors that could differ materially from actual results in future periods. If these factors change, we may recognize an impairment loss, which could be material.

Accounts Receivable

Accounts receivable are carried net of the allowances for uncollectible amounts. Management’s determination of the adequacy of these allowances is based primarily upon evaluation of historical loss experience, individual receivables, current economic conditions, and other relevant factors. The allowances are increased or decreased through the provision for bad debts. If our estimates of collectability differ from the cash received, the timing and amount of our reported revenue could be impacted.

Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.  The excess of rents recognized over amounts contractually due pursuant to the underlying leases is recorded as deferred rent.  If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us.  When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed.  When the tenant is considered the owner of the improvements, any tenant improvement allowance that is funded is treated as incentive. Lease incentives paid to tenants are included in other assets and amortized as a reduction to rental revenue on a straight-line basis over the term of the related lease.

Reimbursements from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes, insurance, and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented on a gross basis when we are the primary obligor with respect to incurring expenses and with respect to having the credit risk.

In addition to minimum rents, certain leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Percentage rent is recognized once lessees’ specified sales targets have been met.

We derive parking revenues from leases with third-party operators. Our parking leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Parking percentage rent is recognized once lessees’ specific sales targets have been met.

Hotel room sales are recognized upon daily occupancy. Other hotel revenues are recognized as earned upon facility use or food and beverage consumption.

Interest income included in interest and other income or discontinued operations consists of interest earned on loans and our short-term investments and the accretion of net loan origination fees and discounts. Interest income on loans is accrued as earned with the accrual of interest suspended when the related loan becomes a Non-Accrual Loan.

Derivative Financial Instruments

As part of risk management and operational strategies, from time to time, we may enter into derivative contracts with various counterparties. All derivatives are recognized on the balance sheet at their estimated fair value. On the date that we enter into a derivative contract, we designate the derivative as a fair value hedge, a cash flow hedge, a foreign currency fair value or cash flow hedge, a hedge of a net investment in a foreign operation, or a trading or non-hedging instrument.

Changes in the estimated fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are initially recorded in other comprehensive income, and are subsequently reclassified into earnings as a component of interest expense when the variability of cash flows of the hedged transaction affects earnings (e.g., when periodic settlements of a variable-rate asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the estimated fair value of the derivative differ from the variability in the cash flows of the forecasted transaction) is recognized in current-period earnings as a component of interest expense. When an interest rate swap designated as a cash flow hedge no longer qualifies for hedge accounting, we recognize changes in estimated fair value of the hedge previously deferred to accumulated other comprehensive income, along with any changes in estimated fair value occurring thereafter, through earnings. We classify cash flows from interest rate swap agreements as net cash provided from operating activities on the consolidated statements of cash flows as our accounting policy is to present the cash flows from the hedging instruments in the same category in the consolidated statements of cash flows as the category for the cash flows from the hedged items.

Income Taxes

We have elected to be taxed as a REIT under the provisions of the Code.  To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders.  We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and will not be able to qualify as a REIT for four subsequent taxable years.  In order to remain qualified as a REIT under the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

We have wholly-owned TRSs which are subject to federal income taxes.  The income generated from the TRSs is taxed at normal corporate rates.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

We have established a policy on classification of penalties and interest related to audits of our federal and state income tax returns.  If incurred, our policy for recording interest and penalties associated with audits will be to record such items as a component of general and administrative expense.  Penalties, if incurred, will be recorded in general and administrative expense and interest paid or received will be recorded in interest expense or interest income, respectively, in our consolidated statements of operations.

ASC 740, Income Taxes, provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current period. We have reviewed all open tax years and concluded that the application of ASC 740 resulted in no material effect to our consolidated financial position or results of operations.

Assets Held for Sale and Discontinued Operations

We classify assets as held for sale, if material, when they meet the necessary criteria, which include: a) management commits to and actively embarks upon a plan to sell the assets, b) the assets to be sold are available for immediate sale in their present condition, c) the sale is expected to be completed within one year under terms usual and customary for such sales and d) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. We generally believe that we meet these criteria when the plan for sale has been approved by our Board of Directors, there are no known significant contingencies related to the sale and management believes it is probable that the sale will be completed within one year.

Assets held for sale are recorded at the lower of cost or estimated fair value less cost to sell.  In addition, if we were to determine that the asset disposal associated with assets held for sale or disposed of represents a strategic shift, the revenues, expenses and net gain (loss) on dispositions would be recorded in discontinued operations for all periods presented through the date of the applicable disposition.

Redeemable Preferred Stock

Beginning on the date of original issuance of any given shares of Series A Preferred Stock, the holder of such shares has the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Stated Value, plus accrued and unpaid dividends, subject to the payment of a redemption fee until the fifth anniversary of such issuance. From and after the fifth anniversary of the date of the original issuance, the holder will have the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Stated Value, plus accrued and unpaid dividends, without a redemption fee, and the Company will have the right (but not the obligation) to redeem such shares at 100% of the Series A Stated Value, plus accrued and unpaid dividends. The applicable redemption price payable upon redemption of any Series A Preferred Stock will be in cash or, on or after the first anniversary of the issuance of such shares of Series A Preferred Stock to be redeemed, in the Company’s sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Since a holder of Series A Preferred Stock has the right to request redemption of such shares and redemptions prior to the first anniversary are to be paid in cash, we have recorded the activity related to our Series A Preferred Stock in temporary equity. We recorded the activity related to our Series A Preferred Warrants in permanent equity. On the first anniversary of the date of original issuance of a particular share of Series A Preferred Stock, we intend to reclassify such share of Series A Preferred Stock from temporary equity to permanent equity because the feature giving rise to temporary equity classification, the requirement to satisfy redemption requests in cash, lapses on the first anniversary date. Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of issuance.

Our Series L Preferred Stock is redeemable at the option of the holder or CIM Commercial. From and after the fifth anniversary of the date of original issuance of the Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem (subject to certain conditions), such shares of Series L Preferred Stock at a redemption price equal to the Series L Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to the fifth anniversary of the date of original issuance of the Series L Preferred Stock if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock is expected to be payable in January 2019) or (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date. The applicable redemption price payable upon redemption of any Series L Preferred Stock will be made, in the Company’s sole discretion, in the form of (A)  cash in ILS at the then-current currency exchange rate determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, (B) in equal value through the issuance of shares of Common Stock, with the value of such Common Stock to be deemed the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the volume-weighted average price of our Common Stock, determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, or (C) in a combination of cash in ILS and our Common Stock, based on the conversion mechanisms set forth in (A) and (B), respectively. We recorded the activity related to our Series L Preferred Stock in permanent equity.

We have prepared an estimate of the per share value of our Series A Preferred Stock as of December 31, 2017 in order to assist broker-dealers that are participating in our public offering of Series A Preferred Stock in meeting their obligations under applicable FINRA rules. This estimate utilizes the fair values of our investments in real estate and certain lending assets as well as the carrying amounts of our other assets and liabilities, in each case as of December 31, 2017 (the “Calculated Assets and Liabilities”). Specifically, we divided (i) the fair values of our investments in real estate and certain lending assets and the carrying amounts of our other assets less the carrying amounts of our liabilities, in each case as of December 31, 2017, by (ii) the number of shares of Series A Preferred Stock outstanding as of that date. The fair values of our investments in real estate and certain lending assets were determined with material assistance from third-party appraisal firms engaged to value our investments in real estate and certain lending assets, in each case in accordance with standards set forth by the American Institute of Certified Public Accountants. We believe our methodology of determining the Calculated Assets and Liabilities conforms to standard industry practices and is reasonably designed to ensure it is reliable. Because the calculation resulted in an amount greater than the Series A Stated Value, we have determined that the estimated value of our Series A Preferred Stock, as of December 31, 2017, is $25.00 per share, plus accrued and unpaid dividends.

Dividends

Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the Series A Stated Value (i.e., the equivalent of $0.34375 per share per quarter). Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. Dividends are payable on the 15th day of the month, or if such day is not a business day, on the first business day thereafter, following the quarter for which the dividend was declared. We expect to pay dividends on our Series A Preferred Stock quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of MGCL or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time. Dividends declared on our Series A Preferred Stock for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2018 consist of the following:

			Aggregate
Declaration Date	Payment Date	Number of Shares	Dividends Declared
			(in thousands)
June 4, 2018	July 16, 2018	2,149,863	$662
March 6, 2018	April 16, 2018	1,674,841	$493
December 6, 2017	January 16, 2018	1,285,304	$249
September 7, 2017	October 16, 2017	568,921	$138
June 12, 2017	July 17, 2017	308,775	$72
March 8, 2017	April 17, 2017	144,698	$31
December 6, 2016	January 17, 2017	61,435	$9

On August 22, 2018, we declared a dividend of $0.34375 per share of our Series A Preferred Stock, or portion thereof for issuances during the period from July 1, 2018 to September 30, 2018, to be paid on October 15, 2018 to the holders of Series A Preferred Stock of record at the close of business on October 5, 2018.

Holders of Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Stated Value (i.e., the equivalent of $1.56035 per share per year). Dividends on each share of Series L Preferred Stock are cumulative from the date of issuance. Cash dividends on shares of Series L Preferred Stock are paid annually, with the first distribution payable in January 2019 for the period from the date of issuance through December 31, 2018. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%.

Holders of our Common Stock are entitled to receive dividends, if, as and when authorized by the Board of Directors and declared by us out of legally available funds. In determining our dividend policy, the Board of Directors considers many factors including the amount of cash resources available for dividend distributions, capital spending plans, cash flow, financial position, applicable requirements of the MGCL, any applicable contractual restrictions, and future growth in NAV and cash flow per share prospects. Consequently, the dividend rate on a quarterly basis does not necessarily correlate directly to any individual factor. There can be no assurance that the future dividends declared by our Board of Directors will not differ materially from historical dividend levels, and following the Potential Recapitalization, the Company would reevaluate its dividend policy. Dividends per share of Common Stock declared for the years ended December 31, 2017 and 2016 and for the six months ended June 30, 2018 are set forth in “Market Price of and Dividends on Our Common Stock” in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The fair value of our mortgages payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of our mortgages payable, using rates ranging from 4.65% to 4.67% at June 30, 2018 and 4.15% to 4.28% at December 31, 2017. Mortgages payable with book values of $414,851,000 and $414,760,000 as of June 30, 2018 and December 31, 2017, respectively, have fair values of approximately $402,736,000 and $413,819,000, respectively.

Our future income, cash flow and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We are exposed to market risk in the form of changes in interest rates and the potential impact such changes may have on the cash flows from our floating rate debt or the fair values of our fixed rate debt. At June 30, 2018 and December 31, 2017 (excluding premiums, discounts, debt issuance costs and any impact related to the interest rate swaps), $416,300,000 (or 62.0%) and $416,300,000 (or 65.7%) of our debt, respectively, was fixed rate mortgage loans, and $254,635,000 (or 38.0%) and $217,761,000 (or 34.3%), respectively, was floating rate borrowings. Based on the level of floating rate debt outstanding at June 30, 2018 and December 31, 2017, and before the impact of the interest rate swaps, a 12.5 basis point change in LIBOR would result in an annual impact to our earnings of approximately $318,000 and $272,000, respectively. We calculate interest rate sensitivity by multiplying the amount of floating rate debt by the respective change in rate. The sensitivity analysis does not take into consideration possible changes in the balances or fair value of our floating rate debt or the impact of interest rate swaps.

In order to manage financing costs and interest rate exposure related to our one-month LIBOR indexed variable rate borrowings, on August 13, 2015, we entered into interest rate swap agreements with multiple counterparties. These swap agreements became effective on November 2, 2015. These interest rate swaps effectively convert the interest rate on our term loan facility into a fixed weighted average rate of 1.563% plus the credit spread, which was 1.60% at June 30, 2018 and December 31, 2017, or an all-in rate of 3.16% until May 8, 2020. On August 3, 2017, we repaid $65,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated three interest rate swaps with an aggregate notional value of $65,000,000. In addition, on November 29, 2017, we repaid $150,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated four interest rate swaps with an aggregate notional value of $150,000,000. Our use of these derivative instruments to hedge exposure to changes in interest rates exposes us to credit risk from the potential inability of our counterparties to perform under the terms of the agreements. We attempt to minimize this credit risk by contracting with what we believe to be high-quality financial counterparties. For a description of our derivative contracts, see Note 12 to our consolidated financial statements as of June 30, 2018 and December 31, 2017, and for the three and six months ended June 30, 2018 and 2017 included in this prospectus.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Shares of our Common Stock trade on NASDAQ and the TASE, in each case under the ticker symbol “CMCT.” The following table sets forth the high and low sales prices for our Common Stock as reported on NASDAQ, as well as the dividends per share declared, for each period indicated.

Quarter Ended	High	Low	Regular Quarterly Dividends per Share	Special Dividends per Share Declared During Quarter

December 31, 2018 (through October 4, 2018)	$15.00	$13.9596	$—	—
September 30, 2018	$15.70	$12.90	$0.12500	—
June 30, 2018	$15.50	$12.60	$0.12500	—
March 31, 2018	$19.45	$11.75	$0.12500	—

December 31, 2017	$20.40	$16.00	$0.12500	$0.73000	(1)
September 30, 2017	$20.45	$15.20	$0.12500	—
June 30, 2017	$20.40	$15.10	$0.12500	$2.26000	(1)
March 31, 2017	$16.65	$15.20	$0.21875	—

December 31, 2016	$16.15	$15.14	$0.21875	—
September 30, 2016	$16.97	$14.54	$0.21875	—
June 30, 2016	$20.27	$16.01	$0.21875	—
March 31, 2016	$18.99	$15.14	$0.21875	—

(1)         Urban II waived its right to receive these special dividends as to its shares of our Common Stock owned as of the applicable record dates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Our Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our Common Stock, Series A Preferred Stock and Series L Preferred Stock as of October 3, 2018 by (1) each named executive officer, (2) each current director and (3) all executive officers and directors as a group.

	Common Stock			Series A Preferred Stock		Series L Preferred Stock
Name of Beneficial Owner (1)	No. of Shares		Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Charles E. Garner II	9,779		*	20,000	0.81%	—	—
Jan F. Salit	52,601	(2)	*	—	—	—	—
David Thompson	—		—	—	—	—	—
Richard Ressler	42,012,342	(3)	95.93%	—	—	—	—
Avi Shemesh	41,997,296	(3)	95.90%	—	—	—	—
Shaul Kuba	41,997,296	(3)	95.90%	—	—	—	—
Kelly Eppich	5,163		*	—	—	—	—
Douglas Bech	18,965		*	—	—	—	—
Robert Cresci	14,206		*	—	—	—	—
Frank Golay, Jr.	13,965		*	—	—	—	—
Directors and Executive Officers as a group (10 persons)	42,127,021		96.19%	20,000	0.81%	—	—

*                 Less than 1%.

(1)         The business address of Messrs. Garner, Salit, Bech, Cresci and Golay, for the purposes hereof, is c/o CIM Commercial Trust Corporation, 17950 Preston Road, Suite 600, Dallas, Texas 75252. The business address of Messrs. Thompson, Ressler, Shemesh, Kuba and Eppich, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(2)         Mr. Salit has sole voting and investment power over these shares, which include 122 shares held in an investment retirement account, or IRA.

(3)         CIM Group is the sole manager of CIM Urban Partners GP, LLC, which is the sole managing member of Urban Partners II, LLC, which has the power to vote and dispose of these shares. Shaul Kuba, Richard Ressler and Avi Shemesh may be deemed to beneficially own these shares by virtue of their positions with CIM Group, LLC. Messrs. Ressler, Shemesh and Kuba may also be deemed to beneficially own 353,944 shares owned by CIM Service Provider, LLC of which CIM Group, LLC is the sole managing member. Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

Beneficial Owners of More than 5% of our Common Stock

The following table sets forth certain information regarding the beneficial ownership of our Common Stock, Series A Preferred Stock and Series L Preferred Stock based on filings with the SEC as of October 3, 2018 by each person known by us to beneficially own more than 5% of our Common Stock.

	Common Stock			Series A Preferred Stock		Series L Preferred Stock
Name and Address of Beneficial Owner(1)	No. of Shares		Percent of Class	No. of Shares	Percent of Class	No. of Shares	Percent of Class
Urban Partners II, LLC c/o CIM Group 4700 Wilshire Boulevard Los Angeles, California 90010	41,627,739		95.05%	—	—	—	—
Richard Ressler(1)	42,012,342	(2)	95.93%	—	—	—	—
Avi Shemesh(1)	41,997,296	(2)	95.90%	—	—	—	—
Shaul Kuba(1)	41,997,296	(2)	95.90%	—	—	—	—

(1)         The business address of Messrs. Ressler, Shemesh and Kuba, for the purposes hereof, is c/o CIM Group, 4700 Wilshire Boulevard, Los Angeles, California 90010.

(2)         CIM Group, LLC is the sole manager of CIM Urban Partners GP, LLC, which is the sole managing member of Urban Partners II, LLC, which has the power to vote and dispose of these shares. Shaul Kuba, Richard Ressler and Avi Shemesh may be deemed to beneficially own these shares by virtue of their positions with CIM Group, LLC. Messrs. Ressler, Shemesh and Kuba may also be deemed to beneficially own 353,944 shares owned by CIM Service Provider, LLC of which CIM Group, LLC is the sole managing member.  Messrs. Ressler, Shemesh and Kuba have shared voting and investment power over all of these shares. Each of Messrs. Ressler, Shemesh and Kuba disclaims beneficial ownership of all of these shares except to the extent of his pecuniary interest therein.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the taxation of CIM Commercial and the material U.S. federal income tax consequences of the Exchange Offer to holders of our Series L Preferred Stock, and of acquiring, holding, and disposing of our Series L Preferred Stock and our Series M Preferred Stock and Common Stock offered in the Exchange Offer. This discussion is for your general information only. For purposes of this section, references to “CIM Commercial” mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation. This summary addresses only holders that hold our stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us. New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. Even changes that do not impose greater taxes on us could potentially result in adverse consequences to our stockholders.

If a partnership holds shares of stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of an investment in the shares.

We urge you to consult with your own tax advisors regarding the tax consequences of the Exchange Offer to you, including the federal, state, local and non-U.S. tax consequences in your particular circumstances and potential changes in applicable laws.

You are a “U.S. stockholder” if you are a beneficial owner of our stock and you are, for United States federal income tax purposes:

•                  a citizen or resident of the United States,

•                  a domestic corporation,

•                  an estate whose income is subject to United States federal income tax regardless of its source, or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis, that own CIM Commercial stock are referred to in this section as “non-U.S. stockholders.”

Taxation of CIM Commercial as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with CIM Commercial’s taxable year ended December 31, 2014, CIM Commercial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CIM Commercial’s proposed method of operation will enable CIM Commercial to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Please be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing this opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CIM Commercial and its subsidiary that is also a REIT, which we refer to as the REIT Subsidiary.

CIM Commercial’s qualification as a REIT under the Code will depend upon the continuing satisfaction by CIM Commercial and, given CIM Commercial’s current ownership interests in the REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CIM Commercial intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CIM Commercial or the REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other law firm will monitor the compliance of CIM Commercial or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, CIM Commercial generally will not have to pay U.S. federal corporate income taxes on CIM Commercial’s net income that CIM Commercial currently distributes to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. CIM Commercial’s dividends, however, generally will not be eligible for (i) the corporate dividends received deduction and (ii) the reduced rates of tax applicable to qualified dividends received by noncorporate holders, although, as described under “Taxation of U.S. Stockholders—Taxation of U.S. Stockholders of Common Stock—Dividends” below, noncorporate U.S. stockholders of CIM Commercial stock will generally be entitled to a deduction equal to 20 percent of certain dividends paid by CIM Commercial.

Notwithstanding the above, CIM Commercial may have to pay U.S. federal income tax as follows:

•                  First, if CIM Commercial has any undistributed REIT taxable income, including undistributed net capital gains, CIM Commercial would have to pay tax at the regular corporate rate on such income and gains.

•                  Second, if CIM Commercial has (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, CIM Commercial would have to pay tax at the corporate rate on that income.

•                  Third, if CIM Commercial has net income from “prohibited transactions,” as defined in the Code, CIM Commercial would have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fourth, if CIM Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed under “Requirements for Qualification—Income Tests” below, but has nonetheless maintained CIM Commercial’s qualification as a REIT because CIM Commercial has satisfied certain other requirements, CIM Commercial would have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial’s profitability.

•                  Fifth, if CIM Commercial should fail to distribute during each calendar year at least the sum of (1) 85% of CIM Commercial’s REIT ordinary income for that year, (2) 95% of CIM Commercial’s REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•                  Sixth, if CIM Commercial acquires any asset from a C corporation in a carryover basis transaction and recognizes gain on the disposition of that asset within five years of acquiring that asset, then CIM Commercial would have to pay tax on the built-in gain at the regular corporate rate.

•                  Seventh, if CIM Commercial derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CIM Commercial could be subject to corporate-level U.S. federal income tax at the corporate rate to the extent that such income is allocable to certain types of tax-exempt stockholders that are not subject to unrelated business income tax, such as government entities.

•                  Eighth, if CIM Commercial receives non-arm’s-length income from a TRS (as defined under “Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of CIM Commercial, CIM Commercial would be subject to a 100% tax on the amount of CIM Commercial’s non-arm’s-length income.

•                  Ninth, if CIM Commercial fails to satisfy a REIT asset test, as described below, due to reasonable cause and CIM Commercial nonetheless maintains its REIT qualification because of specified cure provisions, CIM Commercial would generally be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CIM Commercial to fail such test.

•                  Tenth, if CIM Commercial fails to satisfy any provision of the Code that would result in CIM Commercial’s failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests described below) and the violation is due to reasonable cause, CIM Commercial could retain its REIT qualification but would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•                  that is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for REITs;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”) and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

CIM Commercial has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that CIM Commercial has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CIM Commercial’s charter provides for restrictions regarding the ownership and transfer of CIM Commercial stock. These restrictions are intended to, among other things, assist CIM Commercial in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to CIM Commercial stock are described in this prospectus under the heading “Description of Our Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer.”

Disregarded Entity Subsidiaries

A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS of CIM Commercial will be treated as assets, liabilities and items of these kinds of CIM Commercial, unless CIM Commercial makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CIM Commercial’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CIM Commercial. References to “disregarded entity subsidiaries” in this section include QRSs.

Investments in Partnerships

If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CIM Commercial’s proportionate share of the assets, liabilities and items of income of any partnership in which CIM Commercial is a partner will be treated as assets, liabilities and items of income of CIM Commercial for purposes of applying the requirements described in this section, and actions taken by partnerships in which CIM Commercial owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CIM Commercial’s ability to satisfy the REIT income and asset tests and the determination of whether CIM Commercial has net income from prohibited transactions. See the third bullet point under the heading “Taxation of CIM Commercial as a REIT” above for a brief description of prohibited transactions.

Taxable REIT Subsidiaries

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. federal income tax at the regular corporate rate (currently 21%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CIM Commercial’s TRSs will also be taxable, either (1) to CIM Commercial to the extent the dividend is retained by CIM Commercial or (2) to CIM Commercial’s stockholders to the extent the dividends received from the TRS are paid to CIM Commercial’s stockholders. CIM Commercial may hold more than 10% of the stock of a TRS without jeopardizing CIM Commercial’s qualification as a REIT under the Code notwithstanding the rule described below under “Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for CIM Commercial to qualify as a REIT under the Code, the securities of all of the TRSs in which CIM Commercial holds either directly or indirectly may not represent more than 20% of the total value of CIM Commercial’s assets (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017). CIM Commercial believes that the aggregate value of all of CIM Commercial’s interests in TRSs has represented and will continue to represent less than 20% (and for taxable years ending after December 31, 2009 and on or before December 31, 2017, has represented less than 25%) of the total value of CIM Commercial’s assets; however, CIM Commercial cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests

In order to maintain CIM Commercial’s qualification as a REIT, CIM Commercial annually must satisfy two gross income requirements.

•                  First, CIM Commercial must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CIM Commercial that are paid or reimbursed by tenants.

•                  Second, at least 95% of CIM Commercial’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that CIM Commercial receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CIM Commercial, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CIM Commercial owns more than a 10% interest in the subsidiary. We refer to a tenant in which CIM Commercial owns a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, except as described below, CIM Commercial generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CIM Commercial derives no revenue or through a TRS. However, CIM Commercial may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

CIM Commercial does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

CIM Commercial directly performs services for some of CIM Commercial’s tenants. CIM Commercial does not believe that the provision of these services will cause CIM Commercial’s gross income attributable to these tenants to fail to be treated as rents from real property. If CIM Commercial were to provide services to a tenant of a property of CIM Commercial other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CIM Commercial for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CIM Commercial during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CIM Commercial with respect to the property will not qualify as rents from real property, even if CIM Commercial provides the impermissible service to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

From time to time, CIM Commercial may enter into hedging transactions with respect to one or more of CIM Commercial’s assets or liabilities. CIM Commercial’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income CIM Commercial derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term “hedging transaction,” as used above, generally means any transaction CIM Commercial enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CIM Commercial. For transactions entered into after July 30, 2008, the term “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term “hedging transaction” also includes hedges of other hedging transactions described in this paragraph, and, effective for taxable years beginning after December 31, 2015, a REIT’s gross income also excludes the income from hedging transactions that are hedges of previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks, even when the previously hedged indebtedness is extinguished or the property is disposed.  CIM Commercial intends to structure any hedging transactions in a manner that does not jeopardize CIM Commercial’s status as a REIT.

Effective for taxable years beginning after December 31, 2015, interest income and gain from the sale of a debt instrument issued by a “publicly offered REIT,” unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are treated as “real estate assets” for purposes of the asset tests described below) but is treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act.

As a general matter, certain foreign currency gains recognized after July 30, 2008 by CIM Commercial will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If CIM Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CIM Commercial may nevertheless qualify as a REIT for that year if CIM Commercial satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  CIM Commercial’s failure to meet the income tests was due to reasonable cause and not due to willful neglect and

•                  CIM Commercial files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

CIM Commercial might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CIM Commercial would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (ii) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial’s profitability.

Asset Tests

CIM Commercial, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of CIM Commercial’s assets.

•                  First, at least 75% of the value of CIM Commercial’s total assets must be represented by real estate assets, including (a) real estate assets held by CIM Commercial’s disregarded entity subsidiaries (if any), CIM Commercial’s allocable share of real estate assets held by partnerships in which CIM Commercial owns an interest and stock issued by another REIT, (b) for a period of one year from the date of CIM Commercial’s receipt of proceeds of an offering of the shares of CIM Commercial stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•                  Second, not more than 25% of CIM Commercial’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CIM Commercial’s total assets may be represented by “nonqualified” publicly offered debt instruments issued by REITs).

•                  Third, not more than 20% of CIM Commercial’s total assets may constitute securities issued by TRSs (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CIM Commercial may not exceed 5% of the value of CIM Commercial’s total assets.  In addition, not more than 25% of the value of CIM Commercial’s total assets may consist of “nonqualified” publicly offered debt issued by a REIT, as defined in Section 856(c)(5)(L) of the Code.

•                  Fourth, CIM Commercial may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Solely for the purposes of the 10% value test described above, the determination of CIM Commercial’s interest in the assets of any entity treated as a partnership for U.S. federal income tax purposes in which CIM Commercial owns an interest will be based on CIM Commercial’s proportionate interest in any securities issued by such entity, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which CIM Commercial maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CIM Commercial could lose its REIT status. In addition, in the case of such a successful challenge, CIM Commercial could lose its REIT status if such recharacterization results in CIM Commercial otherwise failing one of the asset tests described above.

Certain relief provisions may be available to CIM Commercial if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CIM Commercial will be deemed to have met the 5% and 10% REIT asset tests if the value of CIM Commercial’s nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of CIM Commercial’s assets at the end of the applicable quarter and (b) $10,000,000, and (ii) CIM Commercial disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by U.S. Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CIM Commercial may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by U.S. Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements

CIM Commercial, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CIM Commercial’s stockholders in an amount at least equal to (1) the sum of (a) 90% of CIM Commercial’s “REIT taxable income,” computed without regard to the dividends paid deduction and CIM Commercial’s net capital gain, and (b) 90% of CIM Commercial’s net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if CIM Commercial acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CIM Commercial may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which the distributions relate, or in the following taxable year if declared before CIM Commercial timely files its tax return for the year to which the distributions relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the distributions were paid on December 31 of the year declared.

To the extent that CIM Commercial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CIM Commercial’s REIT taxable income, as adjusted, CIM Commercial will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CIM Commercial fails to distribute during each calendar year at least the sum of (a) 85% of CIM Commercial’s ordinary income for that year, (b) 95% of CIM Commercial’s capital gain net income for that year and (c) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

CIM Commercial intends to satisfy the annual distribution requirements.

From time to time, CIM Commercial may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when CIM Commercial actually receives income and when CIM Commercial actually pays deductible expenses and (b) when CIM Commercial includes the income and deducts the expenses in arriving at CIM Commercial’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CIM Commercial may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, CIM Commercial may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in CIM Commercial’s deduction for dividends paid for the earlier year. Thus, CIM Commercial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CIM Commercial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If CIM Commercial would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CIM Commercial’s qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CIM Commercial pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which has specific relief provisions that are described above.

If CIM Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CIM Commercial would have to pay tax on CIM Commercial’s taxable income at the regular corporate rate. CIM Commercial would not be able to deduct distributions to stockholders in any year in which CIM Commercial fails to qualify, nor would CIM Commercial be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable to the stockholders as dividend income (which, in the case of noncorporate stockholders, may be subject to tax at the preferential rate applicable to qualified dividends but would not be eligible for the 20% deduction in respect of certain REIT dividends) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CIM Commercial would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CIM Commercial might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If CIM Commercial holds a residual interest in a REMIC or certain interests in a TMP from which CIM Commercial derives “excess inclusion income,” CIM Commercial may be required to allocate such income among CIM Commercial’s stockholders in proportion to the dividends received by CIM Commercial’s stockholders, even though CIM Commercial may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders.

Characterization of the Series M Preferred Stock

Although the matter is not free from doubt, we intend to treat the Series M Preferred Stock as a debt instrument for U.S. federal income tax purposes. The discussion below assumes that the Series M Preferred Stock will be so treated. This treatment will be binding on a holder, unless the holder expressly discloses that it is adopting a contrary position on such holder’s U.S. federal income tax return.

Taxation of U.S. Stockholders

U.S. Stockholders Tendering for Series M Preferred Stock

The Exchange Offer

The exchange of your Series L Preferred Stock for Series M Preferred Stock should generally be treated as a taxable transaction for U.S. federal income tax purposes. If the exchange meets any of the Section 302 Tests (defined and described below) and you therefore are treated for U.S. federal income tax purposes as exchanging your Series L Preferred Stock for Series M Preferred Stock, you will recognize capital gain or loss equal to the difference between the issue price of the Series M Preferred Stock received (determined as set forth below) and your adjusted tax basis in your Series L Preferred Stock exchanged therefor. The gain or loss would be long-term capital gain or loss if your holding period for the Series L Preferred Stock exceeds one year. The deductibility of capital losses may be subject to limitations. The determination of the issue price of the Series M Preferred Stock depends upon whether the Series M Preferred Stock is traded on an established securities market for U.S. federal income tax purposes. If the Series M Preferred Stock is traded on an established securities market for U.S. federal income tax purposes, the issue price of the Series M Preferred Stock should be equal to the fair market value of the Series M Preferred Stock, as of the date of the Exchange Offer. If the Series M Preferred Stock is not traded on an established securities market for U.S. federal income tax purposes, the issue price of the Series M Preferred Stock should be equal to the fair market value of the Series L Preferred Stock exchanged therefor. The Series M Preferred Stock will not be treated as traded on an established securities market for U.S. federal income tax purposes unless the aggregate Series M Stated Value of the Series M Preferred Stock outstanding after the Exchange Offer exceeds $100 million and certain other requirements are met. U.S. stockholders should consult their tax advisors with respect to the determination of the issue price of the Series M Preferred Stock, and the U.S. federal income tax consequences of such determination.

If the exchange does not meet at least one of the Section 302 Tests described below, your receipt of Series M Preferred Stock in exchange for Series L Preferred Stock should be treated for U.S. federal income tax purposes as the receipt of a distribution paid on your Series L Preferred Stock (see discussion under “—Taxation of U.S. Stockholders of Series L Preferred Stock—Dividends” below), and appropriate adjustments will be made to the basis of any other stock of CIM Commercial you own or are treated as constructively owning. Please consult your tax advisor about such basis adjustments. Whether or not the exchange meets any of the Section 302 Tests described below, your basis in your Series M Preferred Stock should be equal to the issue price of your Series M Preferred Stock, and your holding period in your Series M Preferred Stock should not include your holding period in your Series L Preferred Stock.

The receipt of Series M Preferred Stock in exchange for Series L Preferred Stock will be treated as an exchange for U.S. federal income tax purposes if the exchange:

•                  is “not essentially equivalent to a dividend” with respect to the holder;

•                  is a “substantially disproportionate” redemption with respect to the holder; or

•                  results in a “complete termination” of the holder’s stock interest in us under the Code.

We refer to these tests as the “Section 302 Tests.” In determining whether any of these tests has been met, a holder must take into account not only Series L Preferred Stock or any other class of CIM Commercial stock the holder actually owns, but also any of CIM Commercial’s stock regardless of class the holder constructively owns within the meaning of the Code (stock that is owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that the holder owns (which include warrants)).

A distribution to a stockholder will be treated as “not essentially equivalent to a dividend” if the distribution results in a “meaningful reduction” in the stockholder’s stock interest (taking into account all shares owned, regardless of class or series) in CIM Commercial.  Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances.  If, however, as a result of the Exchange Offer, a U.S. stockholder whose relative stock interest (actual or constructive) in CIM Commercial is minimal and who exercises no control over corporate affairs suffers a reduction in the holder’s proportionate interest in CIM Commercial (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in the holder’s interest in CIM Commercial.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with certain objective tests set forth in the Code.  A distribution to a stockholder will be “substantially disproportionate” if the percentage of CIM Commercial’s outstanding voting stock actually and constructively owned by the stockholder immediately following the Exchange Offer (treating Series L Preferred Stock exchanged pursuant to the Exchange Offer as not outstanding) is less than 80% of the percentage of CIM Commercial’s outstanding voting stock actually and constructively owned by the stockholder immediately before the redemption (treating Series L Preferred Stock exchanged pursuant to the Exchange Offer as not outstanding), and immediately following the redemption the stockholder actually and constructively owns less than 50% of the total combined voting power of CIM Commercial.  Because CIM Commercial’s Series L Preferred Stock is nonvoting stock, a holder would have to reduce such holder’s holdings in CIM Commercial’s Common Stock to satisfy this test.

A distribution to a stockholder will result in a “complete termination” if either (1) all of the Series L Preferred Stock and all other classes of CIM Commercial’s stock actually and constructively owned by the stockholder are redeemed or otherwise disposed of or (2) all of the Series L Preferred Stock and CIM Commercial’s other classes of stock actually owned by the stockholder are redeemed or otherwise disposed of and the stockholder is eligible to waive, and effectively waives, the attribution of CIM Commercial’s stock constructively owned by the stockholder in accordance with the procedures described in the Code.

The Exchange Offer may not be a redemption of all of CIM Commercial’s Series L Preferred Stock.  If less than all of the Series L Preferred Stock is tendered in the Exchange Offer, a stockholder’s ability to meet any of the three tests described above might be impaired.  In consulting with their tax advisors, stockholders should discuss the consequences of a partial redemption of CIM Commercial’s Series L Preferred Stock on the amount of CIM Commercial’s stock actually and constructively owned by such holder required to produce the desired tax treatment.

Taxation of U.S. Stockholders of Series M Preferred Stock

Dividend Payments

We intend to treat dividend payments on the Series M Preferred Stock as interest or discount (described below) for U.S. federal income tax purposes. You will generally be taxed on such payments as ordinary income at the time you receive such payments or when they accrue, as described below under “—Discount”. However, we intend to treat dividend payments that are attributable to dividends that are deemed to accrue on the Series M Preferred Stock prior to the issue date of the Series M Preferred Stock, which we refer to as “pre-issuance accrued dividends,” as not taxable to a U.S. stockholder and as reducing such U.S. stockholder’s adjusted basis of such U.S. stockholder’s Series M Preferred Stock.

Purchase, Sale and Retirement of the Series M Preferred Stock

You will generally recognize capital gain or loss on the sale or retirement of your Series M Preferred Stock equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid dividends (which will be treated as interest payments), and your tax basis in your Series M Preferred Stock.  Capital gain of a noncorporate U.S. stockholder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses may be subject to limitations.

Discount

We intend to treat the Series M Preferred Stock as a fixed-rate debt instrument that will mature immediately after payment of the first Series M Preferred Distribution (which is payable in January 2020) because Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued at a discount. The yield on the Series M Preferred Stock would be minimized if we called the Series M Preferred Stock before the dividend on the Series M Preferred Stock begins accruing at a rate that will not be reduced by the Adjustment Amount, and therefore we intend to treat the Series M Preferred Stock as a fixed-rate debt instrument that will mature immediately after payment of the first Series M Preferred Distribution.

If the stated redemption price at maturity of the Series M Preferred Stock exceeds the issue price of the Series M Preferred Stock (see discussion of issue price in “—U.S. Stockholders Tendering for Series M Preferred Stock—The Exchange Offer” above), the Series M Preferred Stock should be treated as issued at a discount in the amount of such excess. The stated redemption price at maturity of the Series M Preferred Stock should be equal to the sum of 96.25% of the Series M Stated Value and the first dividend payment on the Series M Preferred Stock.

Because the Series M Preferred Stock is deemed to have a term of one year or less, in general if you are an individual or other cash basis U.S. stockholder of Series M Preferred Stock, you should not be required to accrue any discount for U.S. federal income tax purposes unless you elect to do so.  If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you would be required to accrue any discount on the Series M Preferred Stock on either a straight-line basis or under a constant-yield method, based on daily compounding.  Generally, under the constant yield method, you calculate the amount of discount that you include in income by adding the daily portions of discount with respect to your Series M Preferred Stock for each day during the taxable year or portion of the taxable year that you hold your Series M Preferred Stock, and you determine the daily portion by allocating to each day in any accrual period a pro rata portion of the discount allocable to that accrual period. You may select an accrual period of any length and you may vary the length of each accrual period over the deemed term of your Series M Preferred Stock. If you are not required and do not elect to include discount in income currently, any gain you realize on the sale or retirement of your Series M Preferred Stock would be ordinary income to the extent of the accrued discount, which would be determined on a straight-line basis unless you make an election to accrue the discount under the constant-yield method, through the date of sale or retirement.  However, if you are not required and do not elect to accrue discount on your Series M Preferred Stock, you would be required to defer deductions for interest on borrowings allocable to your Series M Preferred Stock in an amount not exceeding the deferred income until the deferred income is realized.

Maturity

If the Series M Preferred Stock remains outstanding on the date following payment of the first Series M Preferred Distribution, then the Series M Preferred Stock should be deemed to mature and be reissued as of the date of such payment. The U.S. federal income tax consequences of such maturity and reissuance, and the tax treatment of any deemed reissued instrument, will depend on the facts and circumstances existing as of such date. U.S. stockholders should consult their tax advisors with respect to the tax consequences if we do not redeem the Series M Preferred Stock prior to such date.

U.S. Stockholders Tendering for Common Stock

A U.S. stockholder that receives Common Stock in the Exchange Offer generally will not recognize income, gain or loss in respect of the receipt of Common Stock.

Taxation of U.S. Stockholders of Common Stock

Dividends

As long as CIM Commercial qualifies as a REIT, distributions made by CIM Commercial out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to CIM Commercial’s U.S. stockholders as ordinary income. Noncorporate U.S. stockholders, however, will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends CIM Commercial received from a corporation in which CIM Commercial owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders) or (b) that is equal to the sum of CIM Commercial’s REIT taxable income (taking into account the dividends paid deduction available to CIM Commercial) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset in the hands of the C corporation for CIM Commercial’s previous taxable year and less any taxes paid by CIM Commercial during its previous taxable year, in each case, provided that certain holding period and other requirements are satisfied at both CIM Commercial and individual stockholder level and that CIM Commercial designates the distribution (or portion thereof) as “qualified dividend income.”

Under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and on or before December 31, 2025, noncorporate holders of shares in a REIT such as CIM Commercial are entitled to a deduction equal to 20% of any “qualified REIT dividends.” Qualified REIT dividends are defined as any dividend from a REIT that is not a capital gain dividend or a dividend attributable to dividend income from U.S. corporations or certain non-U.S. corporations. A noncorporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances. In addition, for any noncorporate U.S. stockholder that claims a deduction in respect of qualified REIT dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.

Noncorporate U.S. stockholders should consult their tax advisors to determine the tax rates on dividends received from CIM Commercial and the ability to claim a deduction in respect of such dividends.

Distributions made by CIM Commercial will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by CIM Commercial that CIM Commercial properly designates as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed CIM Commercial’s actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held the shares of CIM Commercial stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Effective for taxable years beginning after December 31, 2015, the maximum amount of dividends that may be designated by CIM Commercial as capital gain dividends and as “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by CIM Commercial with respect to such year, including the amounts of distributions paid by CIM Commercial in the succeeding taxable year that relate back to the prior taxable year for purposes of determining CIM Commercial’s dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

To the extent that CIM Commercial makes distributions not designated as capital gain dividends in excess of CIM Commercial’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis that the U.S. stockholder has in the shares of CIM Commercial stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in the shares of CIM Commercial stock will be taxable as capital gains, provided that the shares of CIM Commercial stock have been held as a capital asset.

Dividends authorized by CIM Commercial in October, November or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by CIM Commercial and received by the stockholder on December 31 of that year, provided that CIM Commercial actually pays the dividend on or before January 31 of the following calendar year.

CIM Commercial may make distributions to holders of shares of CIM Commercial stock that are paid in shares of CIM Commercial stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. stockholder would, therefore, generally have taxable income with respect to such distributions of shares of CIM Commercial stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. stockholders holding shares of CIM Commercial stock at the close of CIM Commercial’s taxable year will be required to include, in computing the U.S. stockholders’ long-term capital gains for the taxable year in which the last day of CIM Commercial’s taxable year falls, the amount of CIM Commercial’s undistributed net capital gain that CIM Commercial designates in a written notice mailed to CIM Commercial’s stockholders. CIM Commercial may not designate amounts in excess of CIM Commercial’s undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by CIM Commercial in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such stockholders are deemed to have paid. U.S. stockholders will increase their basis in the shares of CIM Commercial stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholders in respect of these gains.  Stockholders may not include in their own income tax returns any net operating losses or capital losses of CIM Commercial.

Distributions made by CIM Commercial and gain arising from a U.S. stockholder’s sale or exchange of shares of CIM Commercial stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Common Stock

When a U.S. stockholder sells or otherwise disposes of shares of CIM Common Stock, the stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the shares for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of CIM Commercial stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions received by the stockholder from CIM Commercial that were treated as long-term capital gains.

Non-Tendering U.S. Stockholders

Non-tendering stockholders generally will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the Exchange Offer. Your tax basis and your holding period in your Series L Preferred Stock will remain unchanged.

Taxation of U.S. Stockholders of Series L Preferred Stock

Dividends

Distributions paid on Series L Preferred Stock to a U.S. Stockholder should be treated as described above in “—Taxation of U.S. Stockholders of Common Stock—Dividends.”

Sales of CIM Commercial Stock

The sale or exchange of our Series L Preferred Stock by a U.S. stockholder should be treated as described above in “—Taxation of U.S. Stockholders of Common Stock—Sale or Exchange of Common Stock.”

Backup Withholding

CIM Commercial will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld from such dividends, if any. Under the backup withholding rules, backup withholding may apply to a U.S. stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide CIM Commercial with such U.S. stockholder’s correct taxpayer identification number. A U.S. stockholder may credit any amount paid as backup withholding against the U.S. stockholder’s income tax liability. In addition, CIM Commercial may be required to withhold a portion of capital gain distributions made to any U.S. stockholders that fail to certify their non-foreign status to CIM Commercial.

Taxation of Non-U.S. Stockholders

Non-U.S. Stockholders Tendering for Series M Preferred Stock

The Exchange Offer

Because we intend to treat the Series M Preferred Stock as debt for U.S. federal income tax purposes, we therefore intend to treat the exchange of your Series L Preferred Stock for Series M Preferred Stock as a taxable transaction for U.S. federal income tax purposes.  If the exchange meets any of the Section 302 Tests (as defined above in “—Taxation of U.S. Stockholders—U.S. Stockholders Tendering for Series M Preferred Stock—The Exchange Offer”) and you therefore are treated for U.S. federal income tax purposes as exchanging your Series L Preferred Stock for Series M Preferred Stock, you will recognize capital gain or loss equal to the difference between the issue price of the Series M Preferred Stock received and your adjusted tax basis in your Series L Preferred Stock exchanged therefor (see discussion of issue price in “—Taxation of U.S. Stockholders—U.S. Stockholders Tendering for Series M Preferred Stock—The Exchange Offer” above). However, non-U.S. stockholders should generally not be subject to U.S. federal income tax on any gain recognized except as described in the following paragraphs. If the exchange does not meet at least one of the Section 302 Tests described in “—Taxation of U.S. Stockholders—U.S. Stockholders Tendering for Series M Preferred Stock—The Exchange Offer” above, your receipt of Series M Preferred Stock in exchange for Series L Preferred Stock should be treated for U.S. federal income tax purposes as the receipt of a distribution paid on your Series L Preferred Stock (see discussion below under “—Taxation of Non-U.S. Stockholders of Series L Preferred Stock”), and appropriate adjustments will be made to the basis of any other stock of CIM Commercial you own or are treated as constructively owning. Please consult your tax advisor about such basis adjustments. Whether or not the exchange meets any of the Section 302 Tests, your basis in your Series M Preferred Stock should be equal to the issue price of your Series M Preferred Stock, and your holding period in your Series M Preferred Stock should not include your holding period in your Series L Preferred Stock.

Gain recognized by a non-U.S. stockholder upon a sale or exchange of Series L Preferred Stock generally would not be subject to U.S. federal income tax even under the Foreign Investment in Real Property Tax Act of 1980, as amended, which we refer to as FIRPTA, if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of the stock of which is and was held directly or indirectly by non-U.S. persons at all times during a specified testing period. We believe that we are a “domestically controlled REIT,” and, therefore, assuming that we continue to be a “domestically controlled REIT,” that taxation under FIRPTA generally will not apply to the exchange of your Series L Preferred Stock for Series M Preferred Stock.

If we do not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. stockholder of an exchange of its Series L Preferred Stock for Series M Preferred Stock depends upon whether the Series L Preferred Stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. stockholder. Specifically, a non-U.S. stockholder that holds shares of a class of our stock that is regularly traded on an established securities market will be subject to FIRPTA in respect of a sale of such stock only if the stockholder owned more than 10% of the interests of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such shares or the five year period ending on the date when the stockholder disposed of the shares. A non-U.S. stockholder that holds shares of a class of our stock that is not traded on an established securities market will be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the stockholder such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding shares with the lowest fair market value. If a non-U.S. stockholder holds a class of our stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain recognized on a non-U.S. stockholder’s exchange of Series L Preferred Stock for Series M Preferred Stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

The Series L Preferred Stock is listed on NASDAQ and the TASE, each of which is an established securities market for purposes of the tests described in the previous paragraph. Although we believe that our Series L Preferred Stock should be considered “regularly traded” for purposes of these tests, there can be no assurances that our Series L Preferred Stock will be considered regularly traded at the time of the exchange.

Taxation of Non-U.S. Stockholders of Series M Preferred Stock

As described above, we intend to treat dividend payments on the Series M Preferred Stock as interest for U.S. federal income tax purposes. We also intend to treat dividend payments that are attributable to pre-issuance accrued dividends as not taxable to a non-U.S. stockholder and as reducing such non-U.S. stockholder’s adjusted basis of such non-U.S. stockholder’s Series M Preferred Stock. Subject to the discussion of backup withholding below, if you are a non-U.S. stockholder of Series M Preferred Stock:

•                  we and other U.S. payors generally would not be required to deduct U.S. withholding tax from payments of principal (i.e., payments in redemption of your Series M Preferred Stock), premium, if any, and interest, including any accrued discount, to you if, in the case of payments of interest:

1.              you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

2.              you are not a controlled foreign corporation that is related to us through stock ownership, and

3.              the U.S. payor does not have actual knowledge or reason to know that you are a United States person and has received from you or another person appropriate documentation or forms upon which such U.S. payor may rely to treat the payments as made to a non-United States person that is, for U.S. federal income tax purposes, the beneficial owner of the payments on the Series M Preferred Stock in accordance with U.S. Treasury regulations;  and

•                  no deduction for any U.S. federal withholding tax would be made from any gain that you realize on the sale or exchange of your Series M Preferred Stock.

As discussed under “Taxation of U.S. Stockholders—Taxation of U.S. Stockholders of Series M Preferred Stock—Maturity” above, if we do not redeem the Series M Preferred Stock prior to the payment of the first Series M Preferred Distribution, then the Series M Preferred Stock should be deemed to mature and be reissued as of the date of such payment. The U.S. federal income tax consequences of such maturity and reissuance, and the tax treatment of any deemed reissued instrument, will depend on the facts and circumstances existing as of such date. Non-U.S. stockholders should consult their tax advisors with respect to the tax consequences if we do not redeem the Series M Preferred Stock prior to such date.

Non-U.S. Stockholders Tendering for Common Stock

The Exchange Offer

A non-U.S. stockholder that receives Common Stock in the Exchange Offer generally will not recognize income, gain or loss in respect of the receipt of Common Stock, unless such non-U.S. stockholder would have been subject to tax under FIRPTA upon a sale or exchange of Series L Preferred Stock but would not be subject to tax under FIRPTA upon a sale or exchange of the Common Stock received therefor, in which case such non-U.S. stockholder should be treated as receiving the fair value of the Common Stock in an exchange subject to tax as described in “—Non-U.S. Stockholders Tendering for Series M Preferred Stock—The Exchange Offer” above.

Taxation of Non-U.S. Stockholders of Common Stock

Ordinary Dividends

Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, which are not treated as ordinary dividends if paid on a class of our stock that is regularly traded on an established securities market located in the United States and such stock is held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution (see “Capital Gain Dividends” below), will be treated as ordinary income to the extent that the distributions are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders (other than stockholders described below in “Qualified Stockholders and Qualified Foreign Pension Funds”), unless an applicable tax treaty reduces that tax. For example, the Convention between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income (the “Israel-U.S. Treaty”) provides that an Israeli resident individual who is a beneficial owner of U.S. REIT shares may be eligible for a 25% withholding rate if such individual owns less than a 10% interest in the REIT. The question of whether an individual may claim benefits under the Israel-U.S. Treaty will depend on an individual’s specific circumstances.

We expect that we or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends paid out of our earnings and profits, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business and, in either case, other applicable requirements are met.

If a non-U.S. stockholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by us, the non-U.S. stockholder would be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Dividends (including capital gain dividends described below) declared by us in October, November or December of any year and payable to stockholders of record on a specified date in any of these months will be treated as both paid by us and received by the stockholders on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Dividends

Distributions that are attributable to gains from sales or exchanges by us of U.S. real property interests that are paid with respect to any of our stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. stockholder that does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as normal distributions by us, and such distributions will be taxed as described above in “Ordinary Dividends.” We believe our Common Stock will be treated as regularly traded on an established securities market located in the United States; however, there can be no assurances that this will be the case.

Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of FIRPTA, except as described below under “Qualified Stockholders and Qualified Foreign Pension Funds.” Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. persons, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and a 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. We (or applicable withholding agent) are required by applicable U.S. Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against the non-U.S. stockholder’s U.S. tax liability.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will be treated as a return of capital (see discussion below under “—Return of Capital”).

Share Distributions

We have not made, but in the future may make, distributions to holders of shares of our Common Stock that are paid in shares of our stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion in “—Ordinary Dividends” and “—Capital Gain Dividends” above. If we (or applicable withholding agent) are required to withhold an amount in excess of any cash distributed along with the shares of our stock, some of the shares that would otherwise be distributed will be retained and sold in order to satisfy such withholding obligations.

Return of Capital

Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, generally will not be taxable to a non-U.S. stockholder and, to the extent we reasonably expect that the distribution will not be considered to be paid out of earnings and profits, we will not withhold (except as set forth in the following paragraph). Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of Common Stock, the distributions will give rise to tax liability only if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below.

In addition, if a non-U.S. stockholder would be taxed upon a sale or exchange of Common Stock (see discussion below under “Sales of Common Stock”), we (or applicable withholding agent) would potentially be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed upon a sale or exchange of Common Stock.

Sales of Common Stock

If we are a “domestically controlled REIT,” as described above, gain recognized by a non-U.S. stockholder upon a sale or exchange of Common Stock generally would not be subject to U.S. federal income tax. We believe that we are a “domestically controlled REIT,” and, therefore, assuming that we continue to be a “domestically controlled REIT,” that taxation under FIRPTA generally will not apply to the sale of our stock.

If we do not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. stockholder of a sale of our stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. stockholder. Specifically, a non-U.S. stockholder that holds shares of a class of our stock that is regularly traded on an established securities market will be subject to FIRPTA in respect of a sale of such stock only if the stockholder owned more than 10% of the interests of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such shares or the five-year period ending on the date when the stockholder disposed of the shares. A non-U.S. stockholder that holds shares of a class of our stock that is not traded on an established securities market will be subject to FIRPTA in respect of a sale of such shares if on the date the shares were acquired by the stockholder such shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding shares with the lowest fair market value. If a non-U.S. stockholder holds a class of our stock that is not regularly traded on an established securities market, and subsequently acquires additional shares of the same class, then all such shares must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of our stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

We believe our Common Stock will be treated as regularly traded on an established securities market; however, there can be no assurances that this will be the case.

Non-Tendering Non-U.S. Stockholders

The Exchange Offer

Non-tendering stockholders generally will not recognize any income, gain or loss for U.S. federal income tax purposes in connection with the Exchange Offer. Your tax basis and your holding period in your Series L Preferred Stock should remain unchanged.

Taxation of Non-U.S. Stockholders of Series L Preferred Stock

Series L Preferred Stock

We expect that distributions with respect to Series L Preferred Stock will not be treated as paid out of CIM Commercial’s earnings and profits if the sum of the dividends on the Series A Preferred Stock and the Initial Dividend exceeds our earnings and profits for each year. However, it is possible that earnings and profits will be substantially higher than anticipated. This could occur, for example, if we engage in sales of assets (such as the Potential Sale) or our earnings and profits otherwise prove to be in excess of what we anticipated. In addition, it is possible distributions on the Series L Preferred Stock could be considered paid out of our earnings and profits if the IRS were to disagree with the manner in which we intend to allocate earnings and profits. Moreover, if the Initial Dividend is set to zero for a year as described in “Description of Our Capital Stock—Series M Preferred Stock—Distributions” in this prospectus, we expect that distributions made on the Series L Preferred Stock for such year (other than capital gain dividends) will be paid out of our earnings and profits. Any distributions with respect to the Series L Preferred Stock that are paid out of earnings and profits will be subject to withholding. Subject to any applicable Israeli or other relevant non-U.S. law, a non-U.S. stockholder may seek a refund of withheld amounts from the IRS if it is subsequently determined that the distribution was, in fact, not paid out of our current and accumulated earnings and profits.

Return of Capital

Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, generally will not be taxable to a non-U.S. stockholder and, to the extent we reasonably expect that the distribution will not be considered to be paid out of earnings and profits, we will not withhold (except as described in the following paragraph). Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of Series L Preferred Stock, the distributions will give rise to tax liability only if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below.

In addition, if a non-U.S. stockholder would be taxed upon a sale or exchange of Series L Preferred Stock (see discussion below under “Sales of Series L Preferred Stock”), we (or applicable withholding agent) would potentially be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed upon a sale or exchange of Series L Preferred Stock.

Distributions

To the extent that all or a portion of a distribution on Series L Preferred Stock is treated as having been made out of our earnings and profits, including in respect of the Initial Dividend, a non-U.S. stockholder of Series L Preferred Stock should be treated as described in “—Taxation of Non-U.S. Stockholders of Common Stock—Ordinary Dividends” or “—Taxation of Non-U.S. Stockholders of Common Stock—Capital Gain Dividends,” as the case may be.

We will declare each Series L Preferred Distribution in the fourth quarter of each year payable to record holders of Series L Preferred Stock as of a specified date in such quarter and will pay such Series L Preferred Distribution on or before January 31 of the following calendar year. Although the matter is not free from doubt, we intend to treat the entire amount of each Series L Preferred Distribution as paid by us and received by holders of Series L Preferred Stock on December 31 of the year in which the distribution is declared, even if the distribution exceeds our earnings and profits allocable to such distribution for such year. If the IRS were to disagree and successfully challenge such treatment, the distribution could be treated as paid out of our earnings and profits for the year in which the distribution is paid, and you could therefore be subject to withholding.

Capital Gain Dividends

Distributions that are attributable to gains from sales or exchanges by us of U.S. real property interests that are paid with respect to any of our stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described in “—Ordinary Dividends” above. Although the Series L Preferred Stock will continue to be listed on NASDAQ, we expect that most, if not all, trading in the Series L Preferred Stock will take place on the TASE, with the result that the Series L Preferred Stock may not be treated as regularly traded on a U.S. established securities market.

Sales of Series L Preferred Stock

The sale of our Series L Preferred Stock by a non-U.S. stockholder should be treated as described in “—Taxation of Non-U.S. Stockholders of Common Stock—Sales of Common Stock” above.

Although we expect that our Series L Preferred Stock will continue to be listed on NASDAQ and the TASE, each of which is an established securities market for purposes of the tests described in “—Taxation of Non-U.S. Stockholders of Common Stock—Sales of Common Stock,” there can be no assurances that a sufficient trading market has developed or will continue to exist on NASDAQ or the TASE in order for the Series L Preferred Stock to be considered “regularly traded” for purposes of those tests.

Redemption of Series L Preferred Stock

If a non-U.S. stockholder receives cash on redemption of its Series L Preferred Stock, the redemption will generally be treated as a sale or exchange described under “—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Sales of Series L Preferred Stock.”  The amount realized in such sale or exchange should equal the total amount of cash received by the non-U.S. stockholder on the redemption, including any amount attributable to accrued but unpaid Series L Preferred Distributions. If a non-U.S. stockholder receives Common Stock on redemption, a non-U.S. stockholder generally will not recognize income, gain or loss in respect of the receipt of Common Stock, unless (i) the fair market value of the Common Stock such non-U.S. stockholder receives is in excess of the liquidation value of the Series L Preferred Stock surrendered, in which case such excess may be treated as a distribution potentially taxable as a dividend, or (ii) a non-U.S. stockholder would have been subject to tax under FIRPTA upon a sale or exchange of Series L Preferred Stock but would not be subject to tax under FIRPTA upon a sale or exchange of the Common Stock received therefor, in which case such non-U.S. stockholder should be treated as receiving the fair value of the Common Stock in an exchange subject to tax as described under “—Taxation of Non-U.S. Stockholders of Series L Preferred Stock—Sale of Series L Preferred Stock.” In addition, even if a non-U.S. stockholder receives cash on a redemption, if such non-U.S. stockholder continues to hold equity in us, it is possible the receipt of cash could also be treated as a distribution, which would be taxable as a dividend to the extent the distribution is considered to be paid out of our earnings and profits.

Qualified Stockholders and Qualified Foreign Pension Funds

Our stock will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a “qualified stockholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified stockholder” or “qualified foreign pension fund” with respect to our stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent our stock held by such qualified stockholder or qualified foreign pension fund is not treated as a U.S. real property interest.

A “qualified stockholder” generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or NASDAQ, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five-year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the U.S. Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

Notwithstanding the foregoing, if a foreign investor in a qualified stockholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified stockholder, holds more than 10% of our stock, then a portion of the our stock held by the qualified stockholder (based on the foreign investor’s percentage ownership of the qualified stockholder) will be treated as a U.S. real property interest in the hands of the qualified stockholder and will be subject to FIRPTA.

Information Reporting and Backup Withholding

If you are a non-U.S. stockholder, we and other payors are required to report payments of dividends and interest on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend and interest payments and

•                  the payment of the proceeds from the sale of our Common Stock, Series L Preferred Stock, or Series M Preferred Stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•                  a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•                  other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of our Common Stock, Series L Preferred Stock, or Series M Preferred Stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, such a sale that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our Common Stock, Series L Preferred Stock, or Series M Preferred Stock will be subject to information reporting if it is effected at a non-U.S. office of a broker that is:

•                  a U.S. person,

•                  a controlled foreign corporation for U.S. federal tax purposes, or

•                  a non-U.S. person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three year period, or a non-U.S. partnership, if at any time during its tax year:

•                  one or more of such non-U.S. partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

•                  such non-U.S. partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act, which we refer to as FATCA, a 30% withholding tax, which we refer to as FATCA Withholding, may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and interest and the gross proceeds from the sale or other disposition of stock or debt instruments that can produce U.S.-source dividends or interest. Payments of dividends (including deemed dividends) or interest that you receive in respect of CIM Commercial stock or debt instruments could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold CIM Commercial stock or debt instruments through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of CIM Commercial stock or debt instruments before January 1, 2019.  You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Taxes

Our Common Stock, Series L Preferred Stock and Series M Preferred Stock held by a non-U.S. stockholder at the time of death will be included in the stockholder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

State or local taxation may apply to CIM Commercial and its stockholders in various state or local jurisdictions, including those in which CIM Commercial or its stockholders transact business or reside. The state and local tax treatment of CIM Commercial and its stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CIM Commercial.

MATERIAL ISRAELI TAX CONSEQUENCES

The discussion contained in this section summarizes the material Israeli income tax consequences of the Exchange Offer to holders of our Series L Preferred Stock, and of acquiring, holding, and disposing of our Series L Preferred Stock and our Series M Preferred Stock and Common Stock offered in the Exchange Offer. The following description with respect to the Israeli tax aspects is not intended to constitute a formal interpretation of the applicable law. This discussion contained herein is for your general information only. This summary is not tax advice and does not address all aspects of taxation that may be relevant to particular holders of our Series L Preferred Stock, Series M Preferred Stock and Common Stock in light of their personal investments or tax circumstances. For purposes of this section, references to “CIM Commercial” mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower tier entities, except as otherwise indicated.

We urge you to consult with your own tax advisor regarding the Israeli tax consequences of the Exchange Offer to you given your particular circumstances and potential changes in applicable laws.

Israeli Stockholders Tendering for Series M Preferred Stock or Common Stock

The exchange of Series L Preferred Stock for Series M Preferred Stock or Common Stock should generally be a taxable event for Israeli income tax purposes, and any real gain realized in connection with such exchange should generally be taxable based on the marginal income tax rates for individual stockholders, which shall not exceed 25% (or 30% if the stockholder holds directly or indirectly, alone or together with another, 10% or more of one of the company’s means of control, which person we refer to as a “Substantial Stockholder”), with the applicable rate deemed equal to the highest bracket of such stockholder’s chargeable income plus the Surtax, if applicable. These reduced tax rates shall not apply to an individual whose income realized in such exchange is classified as income from a “business” or a “vocation” in accordance with the provisions of Section 2(1) of the Israeli Income Tax Ordinance (New Version), 1961, which we refer to as the “Ordinance.” In such case, the individual will be subject to a marginal rate up to the Maximum Marginal Rate and the Surtax (as such terms are defined below), if applicable. A corporation (or any other entity that is taxable as corporation) will be subject to the Corporate Tax Rate (as defined below) in respect of such real capital gain. Israeli entities that are exempt from tax under the provisions of Section 9(2) of the Ordinance, which we refer to as a “Section 9(2) Entity,” may be exempt from tax on the real gain derived from such exchange provided that the certain conditions of the section applicable to such entities are met. According to the Income Tax Regulation (Withholding from Consideration, from payment or from capital gain in the sale of security, in the sale of a unit in trust fund or in future transaction), 2002, which we refer to as the “Income Tax Regulations,” any real gain realized in connection with the exchange of Series L Preferred Stock for Series M Preferred Stock or Common Stock will be subject to withholding tax at a rate of 25% for an individual, and at the Israeli Corporate Tax Rate for a corporation (or any other entity that is taxable as corporation), unless an exemption or a reduced tax rate certificate is provided.

In the absence of specific tax laws that may allow Israeli holders of our Series L Preferred Stock to defer the tax evet in connection with the exchange of Series L preferred Stock for Series M Preferred Stock or Common Stock, the Company will apply to the ITA for a tax ruling, which we refer to as the “Exchange Ruling,” in order to allow such Israeli stockholders a tax deferral on a ‘roll over’ basis in connection with such exchange of Series L preferred Stock for Series M Preferred Stock or Common Stock, as applicable, until such Series M Preferred Stock or Common Stock, as applicable, are disposed. There is no certainty that such tax deferral may be secured in connection with the exchange of Series L Preferred Stock for Series M Preferred Stock or Common Stock and, even if approved under the Exchange Ruling, such tax deferral may be subject to various terms and limitations.

Non-Israeli Stockholders Tendering for Series M Preferred Stock and Common Stock

The exchange of Series L Preferred Stock for Series M Preferred Stock or Common Stock should generally be a taxable event for Israeli income tax purposes (as described above in respect of Israeli stockholders). However, a non-Israeli stockholder should generally be exempt from tax provided that such gain is not attributable to its (the investor’s) permanent establishment in Israel, subject to the provisions of Section 97(b2) of the Ordinance. According to Section 68A of the Ordinance, these exemptions from Israel income tax will not apply to a non-Israeli resident corporation if Israeli residents are, directly or indirectly, the controlling stockholders, the beneficiaries or are entitled to 25% or more of the income or earnings of such foreign corporation. An exemption may also be applicable under an applicable tax treaty subject to its terms and conditions.

Taxation of Israeli and non-Israeli Stockholders of Series M Preferred Stock and Common Stock

In the absence of specific tax laws or common practices regarding the taxation of a non-Israeli REIT whose securities are traded in Israel, which we refer to as a “Traded Foreign REIT,” the Company applied to the ITA for a tax ruling, which we refer to as the “Series L Ruling,” regarding the taxation of the Series L Preferred Stock and the Common Stock. which we refer to collectively as the “Securities.” The Series L Ruling was issued in October 2017 and refers only to holders of Series L Preferred Stock and Common Stock, but the Company believes that the principles that are outlined in the Series L Ruling in respect of the Securities may also be applicable to the holders of Series M Preferred Stock and will apply to the ITA in order to confirm such belief. According to the Series L Ruling, the ITA taxes dividends on the Securities based on the underlying character of the income (i.e., ordinary income or capital gain). The discussion contained in this section summarizes the material principles of the Series L Ruling pertaining to the material Israeli income tax consequences to holders holding and disposing (including through redemption) the Securities.

Dividend Income

The Series L Ruling provides that dividends on the Securities that are distributed to an Israeli resident (an individual or a corporation) will be liable to tax in Israel as follows (so long as the Company is classified as a REIT under the Code):

•                  Ordinary Income:  dividends derived from ordinary income shall be classified as income from a “business” or a “vocation” in accordance with section 2(1) of the Ordinance. The maximum individual income tax rate as of 2018 is 47%, which we refer to as the “Maximum Marginal Rate,” and the surtax (imposed on total annual income from all sources, including dividends and capital gains, in excess of 641,880 ILS in 2018) as of 2018 is at a rate of 3%, which we refer to as the “Surtax.” The corporate tax rate, which we refer to as the “Israeli Corporate Tax Rate,” is 23% as of 2018.

•                  Capital Gain:  dividend derived from capital gains shall be classified as income from capital gains in accordance with section 89(a) of the Ordinance.

•                  Return on Capital:  dividend derived from return on capital shall be classified as income from capital gains in accordance with section 89(a) of the Ordinance.

Withholding Tax

TASE members shall be liable for withholding on the Securities insofar as the Securities are held by holders through them. For withholding purposes only, distributions shall be classified as income from dividends and the withholding shall be as follows:

•                  The TASE members shall withhold tax in accordance with the Israeli Income Tax Regulations (deduction from Interest, Dividends and Certain Profits), 2005, as income from dividends, regardless of the classification of the income. Israeli withholding tax shall be calculated from the gross amount of the distribution, (i.e., including the U.S. tax withheld, if any).

•                  In respect of the withholding tax in Israel, TASE members will disregard any tax withheld in the United States and shall not credit the holder for it. A TASE member will report any tax withheld in the United States on form no. 867 as a foreign tax that is not permitted for credit.

If, in the future, the Company does not classify as a REIT under the Code or dividends are derived from income on which the Company had already paid an income tax, adjustments to the Series L Ruling will be required.

Capital Gains

According to the provisions of the Ordinance, any real capital gain (i.e., not gain related to changes in indexes such as inflation or foreign currency exchange rates) from the sale (including through redemption) of the Securities by an Israeli resident that is an individual will be subject to tax in Israel based on the marginal income tax rates, which shall not exceed 25% (or 30% if the individual is a Substantial Stockholder), with the applicable rate deemed equal to the highest bracket of such individual’s chargeable income plus the Surtax, if applicable. These reduced tax rates shall not apply to an individual whose income from the sale of the Securities is classified as income from a “business” or a “vocation” in accordance with the provisions of Section 2(1) of the Ordinance. In such case, the individual will be subject to a marginal rate up to the Maximum Marginal Rate according to the provisions of Section 121 of the Ordinance and the Surtax, if applicable.

A corporation will be subject to the Israeli Corporate Tax Rate on the real capital gain from the sale (including through redemption) of the Securities.

In general, a non-Israeli resident (an individual or a corporation) is not subject to Israeli capital gain tax if the gain is accrued or produced outside of Israel within the meaning of Section 89(b)(3) of the Ordinance (as explained below). A non-Israeli resident is also exempt from tax on capital gains derived from the sale (including redemption) of securities which are listed on a stock exchange in Israel, provided that the capital gain is not attributable to its (the investor’s) permanent establishment in Israel, subject to the provisions of Section 97(b)(2) of the Ordinance. Section 89(b)(3) of the Ordinance provides that capital gain will be considered to be produced in Israel in the following instances: (1) the asset sold is located in Israel; (2) the asset sold is located abroad but is in essence a direct or indirect right to an asset or to stock in trade in each case located in Israel, or it is an indirect right to a real estate right or to an asset in a real estate association located in Israel, which we refer to as “Israel Property,” but only in respect of the part of the sale consideration that stems from such Israel Property; (3) a share or a right to a share in an Israeli corporation; and (4) a right in a non-Israeli corporation, which in essence is the owner of a direct or indirect right to Israel Property, but only in respect of that part of the sale consideration that stems from such Israel Property. According to Section 68A of the Ordinance, these exemptions from Israel income tax will not apply to a non-Israeli resident corporation if Israeli residents are, directly or indirectly, the controlling stockholders, the beneficiaries or are entitled to 25% or more of the income or earnings of such foreign corporation.

An exempt trust fund or Section 9(2) Entity is exempt from tax on capital gains derived from the sale (including redemption) of the Securities provided the certain conditions of the section applicable to such entities are met. Liable trust funds will be subject to income tax on real capital gains at the rate that applies to an individual’s income, as described above.

According to the Income Tax Regulations, capital gain from the sale of the Securities will be subject to withholding tax at a rate of 25% for an individual, and at the Israeli Corporate Tax Rate for a corporation, unless an exemption or a reduced tax rate certificate is provided, in each case subject to the offset of losses that the holder is allowed to deduct. Please note that, following the delisting from the TASE of any Securities, capital gain derived from the sale (including redemption) of such Securities will be subject to withholding tax at a rate of 30%, unless a reduced tax rate certificate is provided. Capital gain received by a non-Israeli resident and derived from the sale (including redemption) of the Securities will not be subject to Israeli withholding tax. In addition, no tax will be withheld from the capital gain of a Section 9(2) Entity or an Exempt Trust Fund.

In general, under the Income Tax Regulations, the TASE member through which the Securities are held is in charge of withholding the Israeli tax from all distributions or payments related to the capital gain from the sale of or redemption of the Securities.

Foreign Tax Credit

In respect of the tax liability for the sale of the securities(including through redemption) or the distribution of a dividend, an Israeli resident (an individual or a corporation) shall be given a credit in the amount of the foreign tax that was withheld in the United States in accordance with the Code with respect to the sale of the Securities or dividend distribution, all subject to the provisions of the tax treaty between Israel and the United States and the conditions defined in Chapter Three: Relief From Double Taxation in the Ordinance and in particular sections 203 and 204 of the Ordinance, and subject to the filing of appropriate approvals and statements, and according to the dates specified in section 210 of the Ordinance.

A holder of the Securities that will file a tax return report with the ITA in which such holder will detail (and attach supporting documents) income from distributions made by the Company for which United States tax was withheld (and the classification of the distributions and subject to the income classified by the holder according to such classification) will be granted credit for the United States tax (subject to the regulations and treaty stated above in this section).

The tax that had been withheld in the United States will be permitted as a tax credit as described above provided that no refund from the IRS will be received by the holder of the Securities.

The Series L Ruling states that a holder of the Securities that is exempt from filing reports in accordance with the Income Tax Regulations (Exemption from Reporting), 1988 and the tax withholding with respect to the Securities will be made according to the Series L Ruling, will be exempt from filling a report to the ITA (but such holder will need to follow the process described above to receive a tax credit).

Non-Tendering Stockholders

The Exchange Offer

Non-tendering stockholders generally will not recognize any income, gain or loss for Israeli income tax purposes in connection with the Exchange Offer.

LEGAL MATTERS

The validity of the shares of Series M Preferred Stock offered by this prospectus and certain other matters of Maryland law have been passed upon for us by Venable LLP. The description of the federal income tax consequences contained in “Material U.S. Federal Income Tax Consequences” in this prospectus have been passed upon for us by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP has acted as our counsel in connection with this offering.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016, and 2015 appearing in this Prospectus have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given the authority of said firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

CIM Commercial Trust Corporation

Dallas, TX

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CIM Commercial Trust Corporation (the “Company”) and subsidiaries as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 12, 2018 expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2014.

Los Angeles, CA

March 12, 2018

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Investments in real estate, net	$957,725	$1,606,942
Cash and cash equivalents	129,310	144,449
Restricted cash	27,008	32,160
Loans receivable, net	81,056	75,740
Accounts receivable, net	13,627	13,086
Deferred rent receivable and charges, net	84,748	116,354
Other intangible assets, net	6,381	17,623
Other assets	36,533	16,530
TOTAL ASSETS	$1,336,388	$2,022,884
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY
LIABILITIES:
Debt, net	$630,852	$967,886
Accounts payable and accrued expenses	26,394	39,155
Intangible liabilities, net	1,070	3,576
Due to related parties	8,814	10,196
Other liabilities	14,629	34,056
Total liabilities	681,759	1,054,869
COMMITMENTS AND CONTINGENCIES (Note 16)
REDEEMABLE PREFERRED STOCK: Series A, $0.001 par value; 36,000,000 shares authorized; 1,225,734 and 1,224,712 shares issued and outstanding, respectively, at December 31, 2017 and 61,435 shares issued and outstanding at December 31, 2016; liquidation preference of $25.00 per share, subject to adjustment	27,924	1,426
EQUITY:
Series A cumulative redeemable preferred stock, $0.001 par value; 36,000,000 shares authorized; 61,435 and 60,592 shares issued and outstanding, respectively, at December 31, 2017 and 0 shares issued and outstanding at December 31, 2016; liquidation preference of $25.00 per share, subject to adjustment	1,508	—
Series L cumulative redeemable preferred stock, $0.001 par value; 9,000,000 and 0 shares authorized at December 31, 2017 and 2016, respectively; 8,080,740 and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively; liquidation preference of $28.37 per share, subject to adjustment	229,251	—
Common stock, $0.001 par value; 900,000,000 shares authorized; 43,784,939 and 84,048,081 shares issued and outstanding at December 31, 2017 and 2016, respectively	44	84
Additional paid-in capital	792,631	1,566,073
Accumulated other comprehensive income (loss)	1,631	(509)
Distributions in excess of earnings	(399,250)	(599,971)
Total stockholders’ equity	625,815	965,677
Noncontrolling interests	890	912
Total equity	626,705	966,589
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY	$1,336,388	$2,022,884

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2017	2016	2015
REVENUES:
Rental and other property income	$202,163	$241,413	$252,994
Expense reimbursements	16,646	12,502	13,394
Interest and other income	17,567	12,016	10,560
	236,376	265,931	276,948
EXPENSES:
Rental and other property operating	101,585	124,703	133,178
Asset management and other fees to related parties	30,251	33,882	33,169
Interest	36,338	34,385	23,630
General and administrative	5,479	7,961	9,402
Transaction costs (Note 16)	11,862	340	1,382
Depreciation and amortization	58,364	71,968	72,361
Impairment of real estate (Note 2)	13,100	—	—
	256,979	273,239	273,122
Gain on sale of real estate (Note 3)	401,737	39,666	3,092
INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	381,134	32,358	6,918
Provision for income taxes	1,376	1,646	806
NET INCOME FROM CONTINUING OPERATIONS	379,758	30,712	6,112
DISCONTINUED OPERATIONS:
Income from operations of assets held for sale (Note 7)	—	3,853	13,140
Gain on disposition of assets held for sale (Note 7)	—	—	5,151
NET INCOME FROM DISCONTINUED OPERATIONS	—	3,853	18,291
NET INCOME	379,758	34,565	24,403
Net income attributable to noncontrolling interests	(21)	(18)	(11)
NET INCOME ATTRIBUTABLE TO THE COMPANY	379,737	34,547	24,392
Redeemable preferred stock dividends (Note 11)	(490)	(9)	—
Redeemable preferred stock redemptions (Note 11)	2	—	—
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$379,249	$34,538	$24,392
BASIC AND DILUTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS PER SHARE:
Continuing operations	$5.47	$0.34	$0.06
Discontinued operations	$—	$0.04	$0.19
Net income	$5.47	$0.38	$0.25
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	69,062	91,328	97,588
Diluted	69,070	91,328	97,588

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended December 31,
	2017	2016	2015
NET INCOME	$379,758	$34,565	$24,403
Other comprehensive income (loss): cash flow hedges	2,140	2,010	(2,519)
COMPREHENSIVE INCOME	381,898	36,575	21,884
Comprehensive income attributable to noncontrolling interests	(21)	(18)	(11)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$381,877	$36,557	$21,873

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity

(In thousands, except share and per share data)

	Years Ended December 31, 2017, 2016 and 2015
	Common Stock			Accumulated
			Additional	Other	Distributions
		Par	Paid - in	Comprehensive	in Excess	Treasury	Noncontrolling	Total
	Outstanding	Value	Capital	Income (Loss)	of Earnings	Stock	Interests	Equity
Balances, December 31, 2014	97,581,598	$98	$1,824,381	$—	$(460,623)	$(4,901)	$861	$1,359,816
Contributions from noncontrolling interests	—	—	—	—	—	—	110	110
Distributions to noncontrolling interests	—	—	—	—	—	—	(45)	(45)
Stock-based compensation expense	8,000	—	971	—	—	—	—	971
Common dividends ($0.875 per share)	—	—	—	—	(85,389)	—	—	(85,389)
Treasury stock retirement (107,265 shares)	—	—	(4,901)	—	—	4,901	—	—
Other comprehensive income (loss)	—	—	—	(2,519)	—	—	—	(2,519)
Net income	—	—	—	—	24,392	—	11	24,403
Balances, December 31, 2015	97,589,598	98	1,820,451	(2,519)	(521,620)	—	937	1,297,347
Distributions to noncontrolling interests	—	—	—	—	—	—	(43)	(43)
Stock-based compensation expense	10,176	—	164	—	—	—	—	164
Issuance of shares pursuant to employment agreements	76,423	—	—	—	—	—	—	—
Share repurchases	(13,628,116)	(14)	(254,547)	—	(35,573)	—	—	(290,134)
Common dividends ($0.875 per share)	—	—	—	—	(77,316)	—	—	(77,316)
Issuance of Series A Preferred Warrants	—	—	5	—	—	—	—	5
Dividends to holders of Series A Preferred Stock ($1.375 per share)	—	—	—	—	(9)	—	—	(9)
Other comprehensive income (loss)	—	—	—	2,010	—	—	—	2,010
Net income	—	—	—	—	34,547	—	18	34,565
Balances, December 31, 2016	84,048,081	$84	$1,566,073	$(509)	$(599,971)	$—	$912	$966,589

(Continued)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity (Continued)

(In thousands, except share and per share data)

	Years Ended December 31, 2017, 2016 and 2015
	Common Stock		Preferred Stock					Accumulated
			Series A		Series L		Additional	Other	Distributions	Non-
		Par					Paid - in	Comprehensive	in Excess	controlling	Total
	Shares	Value	Shares	Amount	Shares	Amount	Capital	Income (Loss)	of Earnings	Interests	Equity
Balances, December 31, 2016	84,048,081	$84	—	$—	—	$—	$1,566,073	$(509)	$(599,971)	$912	$966,589
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(43)	(43)
Stock-based compensation expense	9,585	—	—	—	—	—	154	—	—	—	154
Share repurchases	(40,272,727)	(40)	—	—	—	—	(752,218)	—	(133,752)	—	(886,010)
Special cash dividends declared to certain common stockholders ($2.990 per share)	—	—	—	—	—	—	—	—	(6,447)	—	(6,447)
Common dividends ($0.594 per share)	—	—	—	—	—	—	—	—	(38,327)	—	(38,327)
Issuance of Series A Preferred Warrants	—	—	—	—	—	—	126	—	—	—	126
Issuance of Series L Preferred Stock	—	—	—	—	8,080,740	229,251	(21,406)	—	—	—	207,845
Dividends to holders of Series A Preferred Stock ($1.375 per share)	—	—	—	—	—	—	—	—	(490)	—	(490)
Reclassification of Series A to permanent equity	—	—	61,013	1,518	—	—	(101)	—	—	—	1,417
Redemption of Series A Preferred Stock	—	—	(421)	(10)	—	—	3	—	—	—	(7)
Other comprehensive income (loss)	—	—	—	—	—	—	—	2,140	—	—	2,140
Net income	—	—	—	—	—	—	—	—	379,737	21	379,758
Balances, December 31, 2017	43,784,939	$44	60,592	$1,508	8,080,740	$229,251	$792,631	$1,631	$(399,250)	$890	$626,705

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$379,758	$34,565	$24,403
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred rent and amortization of intangible assets, liabilities and lease inducements	(2,172)	(6,584)	(6,835)
Depreciation and amortization	58,364	71,968	72,361
Transfer of right to collect supplemental real estate tax reimbursements	(5,097)	—	—
Gain on sale of real estate	(401,737)	(39,666)	(3,092)
Impairment of real estate	13,100	—	—
Gain on disposition of assets held for sale	—	—	(5,151)
Straight line rent, below-market ground lease and amortization of intangible assets	1,069	1,766	1,899
Straight line lease termination income	(362)	—	—
Amortization of deferred loan costs	2,870	2,803	3,229
Amortization of premiums and discounts on debt	(590)	(870)	(1,179)
Unrealized premium adjustment	2,447	1,599	1,168
Amortization and accretion on loans receivable, net	96	(1,039)	(6,451)
Bad debt expense	677	161	1,428
Deferred income taxes	271	164	132
Stock-based compensation	154	164	971
Loans funded, held for sale to secondary market	(57,237)	(38,234)	(29,619)
Proceeds from sale of guaranteed loans	51,312	38,536	27,974
Principal collected on loans subject to secured borrowings	6,674	3,866	4,311
Other operating activity	(1,718)	136	(496)
Changes in operating assets and liabilities:
Accounts receivable and interest receivable	(977)	(2,569)	(350)
Other assets	(19,762)	419	(4,036)
Accounts payable and accrued expenses	(14,139)	630	3,678
Deferred leasing costs	(6,973)	(19,885)	(8,580)
Other liabilities	(5,589)	3,219	984
Due to related parties	(1,584)	724	286
Net cash (used in) provided by operating activities	(1,145)	51,873	77,035
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investments in real estate	(21,101)	(35,414)	(26,614)
Acquisition of real estate properties	(19,631)	—	(11,143)
Proceeds from sale of real estate property, net	1,012,115	94,568	7,786
Proceeds from sale of assets held for sale, net	—	26,766	82,272
Loans funded	(19,079)	(66,001)	(29,848)
Principal collected on loans	10,883	33,470	39,950
Restricted cash	5,152	(25,150)	1,691
Other investing activity	317	1,287	178
Net cash provided by investing activities	968,656	29,526	64,272

(Continued)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(In thousands)

	Year Ended December 31,
	2017	2016	2015
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from mortgages payable	—	392,000	—
Payment of mortgages payable	(65,877)	(4,354)	(77,056)
Proceeds from unsecured revolving lines of credit, revolving credit facilities and term notes	120,000	175,000	619,000
Payment of unsecured revolving lines of credit, revolving credit facilities and term notes	(335,000)	(282,000)	(487,000)
Payment of principal on secured borrowings	(6,674)	(13,946)	(4,311)
Proceeds from secured borrowings	—	25,791	10,000
Payment of deferred preferred stock offering costs	(3,832)	(1,960)	—
Payment of deferred loan costs	(304)	(1,994)	(3,596)
Payment of common dividends	(38,327)	(77,316)	(85,389)
Payment of special cash dividends	(4,872)	—	—
Repurchase of Common Stock	(886,010)	(290,134)	—
Contributions from noncontrolling interests	—	—	110
Payment of borrowing costs	(8)	—	—
Net proceeds from issuance of Series A Preferred Warrants	127	5	—
Net proceeds from issuance of Series A Preferred Stock	28,070	1,429	—
Net proceeds from issuance of Series L Preferred Stock	210,377	—	—
Payment of preferred stock dividends	(250)	—	—
Redemption of Series A Preferred Stock	(27)	—	—
Noncontrolling interests’ distributions	(43)	(43)	(45)
Net cash used in financing activities	(982,650)	(77,522)	(28,287)
Change in cash balances included in assets held for sale	—	1,471	569
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,139)	5,348	113,589
CASH AND CASH EQUIVALENTS:
Beginning of period	144,449	139,101	25,512
End of period	$129,310	$144,449	$139,101
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$35,092	$33,060	$20,920
Federal income taxes paid	$1,595	$1,353	$805
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to investments in real estate included in accounts payable and accrued expenses	$9,024	$4,527	$8,097
Retirement of treasury stock	$—	$—	$4,901
Additions to investments in real estate included in other assets	$—	$—	$4,244
Net increase (decrease) in fair value of derivatives applied to other comprehensive income (loss)	$2,140	$2,010	$(2,519)
Foreclosure on a loan receivable included in other assets	$—	$—	$708
Reduction of loans receivable and secured borrowings due to the SBA’s repurchase of the guaranteed portion of loans	$534	$2,663	$—
Additions to preferred stock offering costs included in accounts payable and accrued expenses	$388	$238	$—
Accrual of dividends payable to preferred stockholders	$249	$9	$—
Preferred stock offering costs offset against redeemable preferred stock in temporary equity	$122	$3	$—
Preferred stock offering costs offset against redeemable preferred stock in permanent equity	$2,532	$—	$—
Reclassification of Series A Preferred Stock from temporary equity to permanent equity	$1,417	$—	$—
Reclassification of Series A Preferred Stock from temporary equity to accounts payable and accrued expenses	$13	$—	$—
Accrual of special cash dividends	$1,575	$—	$—
Accrual reversed to lease termination income	$480	$—	$—
Payable to related parties included in net proceeds from disposition of real estate	$202	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

1.  ORGANIZATION AND OPERATIONS

CIM Commercial Trust Corporation (“CIM Commercial” or the “Company”), a Maryland corporation and real estate investment trust (“REIT”), or together with its wholly-owned subsidiaries (“we,” “us” or “our”) primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We were originally organized in 1993 as PMC Commercial Trust (“PMC Commercial”), a Texas real estate investment trust.

On July 8, 2013, PMC Commercial entered into a merger agreement (the “Merger Agreement”) with CIM Urban REIT, LLC (“CIM REIT”), an affiliate of CIM Group, L.P. (“CIM Group” or “CIM”), and subsidiaries of the respective parties. CIM REIT was a private commercial REIT and was the owner of CIM Urban Partners, L.P. (“CIM Urban”). The transaction (the “Merger”) was completed on March 11, 2014 (the “Acquisition Date”). As a result of the Merger and related transactions, CIM Urban became our wholly-owned subsidiary.

Our common stock, $0.001 par value per share (“Common Stock”), is currently traded on the Nasdaq Global Market (“Nasdaq”) and on the Tel Aviv Stock Exchange (“TASE”), in each case under the ticker symbol “CMCT.” Our Series L Preferred Stock (as defined in Note 11), $0.001 par value per share, is currently traded on Nasdaq and on the TASE, in each case under the ticker symbol “CMCTP.” We have authorized for issuance 900,000,000 shares of common stock and 100,000,000 shares of preferred stock (“Preferred Stock”).

CIM Commercial has qualified and intends to continue to qualify as a REIT, as defined in the Internal Revenue Code, as amended (the “Code”).

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Principles of Consolidation—The consolidated financial statements include the accounts of CIM Commercial and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Investments in Real Estate—Real estate acquisitions are recorded at cost as of the acquisition date. Costs related to the acquisition of properties are expensed as incurred for acquisitions that occurred prior to October 1, 2017. For acquisitions occurring on or after October 1, 2017, we will conduct an analysis to determine if the acquisition constitutes a business combination or an asset purchase. If the acquisition constitutes a business combination, then transaction costs will be expensed as incurred, and if the acquisition constitutes an asset purchase, then transaction costs will be capitalized. Investments in real estate are stated at depreciated cost. Depreciation and amortization are recorded on a straight line basis over the estimated useful lives as follows:

Buildings and improvements	15 - 40 years
Furniture, fixtures, and equipment	3 - 5 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

efficiency of the asset. Ordinary repairs and maintenance are expensed as incurred.

Investments in real estate are evaluated for impairment on a quarterly basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The estimated fair value of the asset group identified for step two of the impairment testing under GAAP is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. We recognized impairment of long-lived assets of $13,100,000, $0 and $0 during the years ended December 31, 2017, 2016 and 2015, respectively (Note 3).

Cash and Cash Equivalents—Cash and cash equivalents include short-term liquid investments with initial maturities of three months or less.

Restricted Cash—Our mortgage loan and hotel management agreements provide for depositing cash into restricted accounts reserved for capital expenditures, free rent, tenant improvement and leasing commission obligations. Restricted cash also includes cash required to be segregated in connection with certain of our loans receivable.

Loans Receivable—Our loans receivable are carried at their unamortized principal balance less unamortized acquisition discounts and premiums, retained loan discounts and loan loss reserves.  For loans originated under the Small Business Administration’s (“SBA”) 7(a) Guaranteed Loan Program (“SBA 7(a) Program”), we sell the portion of the loan that is guaranteed by the SBA. Upon sale of the SBA guaranteed portion of the loans, which are accounted for as sales, the unguaranteed portion of the loan retained by us is valued on a fair value basis and a discount (the “Retained Loan Discount”) is recorded as a reduction in basis of the retained portion of the loan.

At the Acquisition Date, the carrying value of our loans was adjusted to estimated fair market value and acquisition discounts of $33,907,000 were recorded, which are being accreted to interest and other income using the effective interest method. We sold substantially all of our commercial mortgage loans with unamortized acquisition discounts of $15,951,000 to an unrelated third-party in December 2015 (Note 7). Acquisition discounts of $1,301,000 remained as of December 31, 2017, which have not yet been accreted to income.

A loan receivable is generally classified as non-accrual (a “Non-Accrual Loan”) if (i) it is past due as to payment of principal or interest for a period of 60 days or more, (ii) any portion of the loan is classified as doubtful or is charged-off or (iii) the repayment in full of the principal and/or interest is in doubt. Generally, loans are charged-off when management determines that we will be unable to collect any remaining amounts due under the loan agreement, either through liquidation of collateral or other means. Interest income, included in interest and other income or discontinued operations, on a Non-Accrual Loan is recognized on either the cash basis or the cost recovery basis.

On a quarterly basis, and more frequently if indicators exist, we evaluate the collectability of our loans receivable. Our evaluation of collectability involves judgment, estimates, and a review of the ability of the borrower to make principal and interest payments, the underlying collateral and the borrowers’ business models and future operations in accordance with Accounting Standards Codification (“ASC”) 450-20, Contingencies—Loss Contingencies, and ASC 310-10, Receivables. For the years ended December 31, 2017, 2016 and 2015, we recorded $97,000, $(206,000) and $328,000 impairment (recovery) on our loans receivable, respectively. We establish a general loan loss reserve when available information indicates that it is probable a loss has occurred based on the carrying value of the portfolio and the amount of the loss can be reasonably estimated. Significant judgment is required in determining the general loan loss reserve, including estimates of the likelihood of

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

default and the estimated fair value of the collateral. The general loan loss reserve includes those loans, which may have negative characteristics which have not yet become known to us. In addition to the reserves established on loans not considered impaired that have been evaluated under a specific evaluation, we establish the general loan loss reserve using a consistent methodology to determine a loss percentage to be applied to loan balances. These loss percentages are based on many factors, primarily cumulative and recent loss history and general economic conditions.

Accounts Receivable—Accounts receivable are carried net of the allowances for uncollectible amounts. Management’s determination of the adequacy of these allowances is based primarily upon evaluation of historical loss experience, individual receivables, current economic conditions, and other relevant factors. The allowances are increased or decreased through the provision for bad debts. The allowance for uncollectible accounts receivable was $181,000 and $876,000 as of December 31, 2017 and 2016, respectively.

Deferred Rent Receivable and Charges—Deferred rent receivable and charges consist of deferred rent, deferred leasing costs, deferred offering costs (Note 11) and other deferred costs. Deferred rent receivable is $52,619,000 and $64,010,000 at December 31, 2017 and 2016, respectively. Deferred leasing costs, which represent lease commissions and other direct costs associated with the acquisition of tenants, are capitalized and amortized on a straight-line basis over the terms of the related leases. Deferred leasing costs of $52,414,000 and $76,063,000 are presented net of accumulated amortization of $23,807,000 and $25,914,000 at December 31, 2017 and 2016, respectively. Deferred offering costs represent direct costs incurred in connection with our offering of Series A Preferred Units (as defined in Note 11), excluding costs specifically identifiable to a closing, such as commissions, dealer-manager fees, and other registration fees.  For a specific issuance of Series A Preferred Units, associated offering costs are reclassified as a reduction of proceeds raised on the issuance date. Offering costs incurred but not directly related to a specifically identifiable closing are deferred. Deferred offering costs are first allocated to each issuance on a pro-rata basis equal to the ratio of Series A Preferred Units issued in an issuance to the maximum number of Series A Preferred Units that are expected to be issued. Then, the deferred offering costs allocated to such issuance are further allocated to the Series A Preferred Stock (as defined in Note 11) and Series A Preferred Warrants (as defined in Note 11) issued in such issuance based on the relative fair value of the instruments on the date of issuance. The deferred offering costs allocated to the Series A Preferred Stock and Series A Preferred Warrants are reductions to temporary equity and permanent equity, respectively. Deferred offering costs of $3,401,000 and $2,060,000 related to our offering of Series A Preferred Units are included in deferred rent receivable and charges at December 31, 2017 and 2016, respectively. Other deferred costs are $121,000 and $135,000 at December 31, 2017 and 2016, respectively.

Noncontrolling Interests—Noncontrolling interests represent the interests in various properties owned by third parties.

Redeemable Preferred Stock—Beginning on the date of original issuance of any given shares of Series A Preferred Stock (Note 11), the holder of such shares has the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Preferred Stock Stated Value (as defined in Note 11), plus accrued and unpaid dividends, subject to the payment of a redemption fee until the fifth anniversary of such issuance.  From and after the fifth anniversary of the date of the original issuance, the holder will have the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends, without a redemption fee, and the Company will have the right (but not the obligation) to redeem such shares at 100% of the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends.  The applicable redemption price payable upon redemption of any Series A Preferred Stock will be in cash or, on or after the first anniversary of the issuance of such shares of Series A Preferred Stock to be redeemed, in the Company’s sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Since a holder of Series A Preferred Stock has the right to request redemption of such shares and redemptions prior to the first anniversary are to be paid in cash, we have recorded the activity related to our Series A Preferred Stock in temporary equity. We recorded the activity related to our Series A Preferred Warrants (Note 11) in permanent equity. On the first anniversary of the date of original

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

issuance of a particular share of Series A Preferred Stock, we intend to reclassify such share of Series A Preferred Stock from temporary equity to permanent equity because the feature giving rise to temporary equity classification, the requirement to satisfy redemption requests in cash, lapses on the first anniversary date. Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of issuance.

Our Series L Preferred Stock (as defined in Note 11) is redeemable at the option of the holder or CIM Commercial. From and after the fifth anniversary of the date of original issuance of the Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem (subject to certain conditions), such shares of Series L Preferred Stock at a redemption price equal to the Series L Preferred Stock Stated Value (as defined in Note 11), plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to the fifth anniversary of the date of original issuance of the Series L Preferred Stock if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock is expected to be payable in January 2019) or (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date. The applicable redemption price payable upon redemption of any Series L Preferred Stock will be made, in the Company’s sole discretion, in the form of (A) cash in Israeli new shekels (“ILS”) at the then-current currency exchange rate determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, (B) in equal value through the issuance of shares of Common Stock, with the value of such Common Stock to be deemed the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the volume-weighted average price of our Common Stock, determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, or (C) in a combination of cash in ILS and our Common Stock, based on the conversion mechanisms set forth in (A) and (B), respectively. We recorded the activity related to our Series L Preferred Stock in permanent equity.

Purchase Accounting for Acquisition of Investments in Real Estate—We apply the acquisition method to all acquired real estate assets. The purchase consideration of the real estate, which for real estate acquired on or after October 1, 2017 includes the transaction costs incurred in connection with such acquisitions, is recorded at fair value to the acquired tangible assets, consisting primarily of land, land improvements, building and improvements, tenant improvements, and furniture, fixtures, and equipment, and identified intangible assets and liabilities, consisting of the value of acquired above-market and below-market leases, in-place leases and ground leases, if any, based in each case on their respective fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market rate loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land (or acquired ground lease if the land is subject to a ground lease), land improvements, building and improvements, and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases, including leasing commissions, legal, and other related costs.

In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired property, above-market, below-market, and in-place lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases measured

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

over a period equal to the remaining non-cancelable term of the lease, and for below-market leases, over a period equal to the initial term plus any below-market fixed-rate renewal periods. Acquired above-market and below-market leases are amortized and recorded to rental and other property income over the initial terms of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the estimated cost of operations during a theoretical lease-up period to replace in-place leases, including lost revenues and any unreimbursed operating expenses, plus an estimate of deferred leasing commissions for in-place leases. The value of in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written-off.

A tax abatement intangible asset was recorded for a property acquired in 2011 and sold in 2017, based on an approval for a property tax abatement, due to the location of the property. The tax abatement intangible asset was amortized over eight years and was written off in connection with the disposition. Tax abatement was $0 and $1,400,000 at December 31, 2017 and 2016, respectively.

Revenue Recognition—All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.  The excess of rents recognized over amounts contractually due pursuant to the underlying leases is recorded as deferred rent.  If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us.  When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed.  When the tenant is considered the owner of the improvements, any tenant improvement allowance that is funded is treated as incentive. Lease incentives paid to tenants are included in other assets and amortized as a reduction to rental revenue on a straight-line basis over the term of the related lease. Lease incentives of $12,648,000 and $13,084,000 are presented net of accumulated amortization of $5,029,000 and $4,303,000 at December 31, 2017 and 2016, respectively.

Reimbursements from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes, insurance, and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented on a gross basis when we are the primary obligor with respect to incurring expenses and with respect to having the credit risk.

In addition to minimum rents, certain leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Percentage rent is recognized once lessees’ specified sales targets have been met. Included in rental and other property income for the years ended December 31, 2017, 2016 and 2015, is $304,000, $338,000 and $329,000, respectively, of percentage rent.

We derive parking revenues from leases with third-party operators. Our parking leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Parking percentage rent is recognized once lessees’ specific sales targets have been met. Included in rental and other property income for the years ended December 31, 2017, 2016 and 2015, is $2,614,000, $3,156,000 and $2,290,000, respectively, of parking percentage rent.

Hotel room sales are recognized upon daily occupancy. Other hotel revenues are recognized as earned upon facility use or food and beverage consumption.

Interest income included in interest and other income or discontinued operations is comprised of interest earned on loans and our short-term investments and the accretion of net loan origination fees and discounts. Interest income on loans is accrued as earned with the accrual of interest suspended when the related loan becomes a Non-Accrual Loan.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

Premiums and Discounts on Debt— Premiums and discounts on debt are accreted or amortized on the effective interest method or on a straight-line basis over the respective term of the loan to interest expense, which approximates the effective interest method.

Stock-Based Compensation Plans—We had options outstanding and have issued and continue to issue restricted shares under stock-based compensation plans described more fully in Note 9. We use fair value recognition provisions to account for all awards granted, modified or settled.

Earnings per Share (“EPS”)—Basic EPS is computed by dividing net income available to common stockholders by the weighted-average number of shares of Common Stock outstanding for the period. Net income available to common stockholders includes a deduction for dividends due to preferred stockholders.  Diluted EPS is computed by dividing net income available to common stockholders by the weighted average number of shares of Common Stock outstanding adjusted for the dilutive effect, if any, of securities such as stock-based compensation awards, warrants, including the Series A Preferred Warrants (Note 12) and preferred stock, including the Series A Preferred Stock (Note 11) and Series L Preferred Stock (Note 11), whose redemption is payable in shares of Common Stock or cash, at the discretion of the Company. The dilutive effect of stock-based compensation awards and warrants, including the Series A Preferred Warrants, is reflected in the weighted average diluted shares calculation by application of the treasury stock method. The dilutive effect of preferred stock, including the Series A Preferred Stock and Series L Preferred Stock, whose redemption is payable in shares of Common Stock or cash, at the discretion of the Company, is reflected in the weighted average diluted shares calculation by application of the if-converted method.

Distributions—Distributions are recorded on the ex-dividend date.

Assets Held for Sale and Discontinued Operations—In the ordinary course of business, we may periodically enter into agreements relating to dispositions of assets. Some of these agreements are non-binding because either they do not obligate either party to pursue any transactions until the execution of a definitive agreement or they provide the potential buyer with the ability to terminate without penalty or forfeiture of any material deposit, subject to certain specified contingencies, such as completion of due diligence at the discretion of such buyer. We do not classify assets that are subject to such non-binding agreements as held for sale.

We classify assets as held for sale, if material, when they meet the necessary criteria, which include: a) management commits to and actively embarks upon a plan to sell the assets, b) the assets to be sold are available for immediate sale in their present condition, c) the sale is expected to be completed within one year under terms usual and customary for such sales and d) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. We generally believe that we meet these criteria when the plan for sale has been approved by our Board of Directors, there are no known significant contingencies related to the sale and management believes it is probable that the sale will be completed within one year.

Assets held for sale are recorded at the lower of cost or estimated fair value less cost to sell. In addition, if we were to determine that the asset disposal associated with assets held for sale or disposed of represents a strategic shift, the revenues, expenses and net gain (loss) on dispositions would be recorded in discontinued operations for all periods presented through the date of the applicable disposition.

We have assessed the sale of our multifamily properties (Note 3) in accordance with ASC 205-20, Discontinued Operations. In our assessment, we considered, among other factors, the materiality of the revenue, net operating income, and total assets of our multifamily segment for the years ended December 31, 2017, 2016, and 2015. Based on our qualitative and quantitative assessment, we concluded the disposals do not represent a strategic shift that will have a major effect on our

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

operations and financial results and they should not be classified as discontinued operations on our consolidated financial statements.

Derivative Financial Instruments—As part of risk management and operational strategies, from time to time, we may enter into derivative contracts with various counterparties. All derivatives are recognized on the balance sheet at their estimated fair value. On the date that we enter into a derivative contract, we designate the derivative as a fair value hedge, a cash flow hedge, a foreign currency fair value or cash flow hedge, a hedge of a net investment in a foreign operation, or a trading or non-hedging instrument.

Changes in the estimated fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are initially recorded in other comprehensive income (“OCI”), and are subsequently reclassified into earnings as a component of interest expense when the variability of cash flows of the hedged transaction affects earnings (e.g., when periodic settlements of a variable-rate asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the estimated fair value of the derivative differ from the variability in the cash flows of the forecasted transaction) is recognized in current-period earnings as a component of interest expense. When an interest rate swap designated as a cash flow hedge no longer qualifies for hedge accounting, we recognize changes in estimated fair value of the hedge previously deferred to accumulated other comprehensive income (“AOCI”), along with any changes in estimated fair value occurring thereafter, through earnings. We classify cash flows from interest rate swap agreements as net cash provided from operating activities on the consolidated statements of cash flows as our accounting policy is to present the cash flows from the hedging instruments in the same category in the consolidated statements of cash flows as the category for the cash flows from the hedged items. See Note 13 for disclosures about our derivative financial instruments and hedging activities.

Income Taxes—We have elected to be taxed as a REIT under the provisions of the Code.  To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders.  We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and will not be able to qualify as a REIT for four subsequent taxable years.  In order to remain qualified as a REIT under the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

We have wholly-owned taxable REIT subsidiaries (“TRS’s”) which are subject to federal income taxes.  The income generated from the taxable REIT subsidiaries is taxed at normal corporate rates.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

We have established a policy on classification of penalties and interest related to audits of our federal and state income tax returns.  If incurred, our policy for recording interest and penalties associated with audits will be to record such items as a component of general and administrative expense.  Penalties, if incurred, will be recorded in general and administrative expense and interest paid or received will be recorded in interest expense or interest income, respectively, in our consolidated statements of operations.

ASC 740, Income Taxes, provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current period. We have reviewed all open tax years and concluded that the

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

application of ASC 740 resulted in no material effect to our consolidated financial position or results of operations.

Consolidation Considerations for Our Investments in Real Estate—ASC 810-10, Consolidation, addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights that would require the entity to be consolidated. We analyze our investments in real estate in accordance with this accounting standard to determine whether they are variable interest entities, and if so, whether we are the primary beneficiary. Our judgment with respect to our level of influence or control over an entity and whether we are the primary beneficiary of a variable interest entity involves consideration of various factors, including the form of our ownership interest, our voting interest, the size of our investment (including loans), and our ability to participate in major policy-making decisions. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in real estate on our consolidated financial statements.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period presentation.  These reclassifications had no effect on previously reported net income or cash flows.

Concentration of Credit Risk—Financial instruments that subject us to credit risk consist primarily of cash and cash equivalents and interest rate swap agreements. We have our cash and cash equivalents on deposit with what we believe to be high-quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. We believe that the counterparties in our interest rate swap agreements are high-quality financial institutions. The credit quality of the counterparties is monitored on an ongoing basis.  Management routinely assesses the financial strength of its tenants and, as a consequence, believes that its accounts receivable credit risk exposure is limited.

Our properties are located throughout the United States. The majority of our revenues are earned from properties located in the Washington, D.C. area and California. We are subject to risks incidental to the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate in the communities in which we operate, trends in the real estate industry, change in tax laws, interest rate levels, availability of financing, and the potential liability under environmental and other laws.

Fair Value Measurements—The fair value of our financial assets and liabilities are disclosed in Note 14.

We determine the estimated fair value of financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The hierarchy for inputs used in measuring fair value is as follows:

Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

Level 2 Inputs—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 Inputs—Unobservable inputs

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

We disclose the fair value of our debt.  We determine the fair value of mortgage notes payable and junior subordinated notes by performing discounted cash flow analyses using an appropriate market discount rate. We calculate the market discount rate for our mortgage notes payable by obtaining period-end treasury rates for maturities that correspond to the maturities of our debt and then adding an appropriate credit spread.  These credit spreads take into account factors such as our credit standing, the maturity of the debt, whether the debt is secured or unsecured, and the loan-to-value ratios of the debt.

We disclose the fair value of our loans receivable.  We determine the fair value of loans receivable by performing a present value analysis for the anticipated future cash flows using an appropriate market discount rate taking into consideration the credit risk and using an anticipated prepayment rate.

We estimate the fair value of our interest rate swaps by calculating the credit-adjusted present value of the expected future cash flows of each swap. The calculation incorporates the contractual terms of the derivatives, observable market interest rates, and credit risk adjustments, if any, to reflect the counterparty’s as well as our own nonperformance risk.

The carrying amounts of our cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to their short-term maturities at December 31, 2017 and 2016. The carrying amounts of our secured borrowings and unsecured credit and term loan facilities approximate their fair values, as the interest rates on these securities are variable and approximate current market interest rates.

Segment Information—Segment information is prepared on the same basis that our management reviews information for operational decision-making purposes. Our reportable segments consist of three types of commercial real estate properties, namely, office, hotel and multifamily, as well as a segment for our lending business that is included in our continuing operations. The lending business that was held for sale at December 31, 2015 is not included in our reportable segments. The products for our office segment primarily include rental of office space and other tenant services, including tenant reimbursements, parking, and storage space rental. The products for our multifamily segment include rental of apartments and other tenant services. The products for our hotel segment include revenues generated from the operations of hotel properties and rental income generated from a garage located directly across the street from one of the hotels. The income from our lending segment includes income from the yield and other related fee income earned on our loans receivable.

Recently Issued Accounting Pronouncements—In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which is designed to improve the recognition and measurement of financial instruments through targeted changes to existing GAAP. The ASU requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of available-for-sale debt securities in combination with other deferred tax assets. In addition, the ASU provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. The ASU also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. For public business entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. We currently do not anticipate the adoption of this ASU will have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which is intended to improve financial reporting about leasing transactions. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP, which requires a lessee to recognize only capital leases on the balance sheet, the new ASU will require a lessee to recognize both types of leases on the balance sheet. The lessor accounting will remain largely unchanged from current GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018.

We are currently conducting an evaluation of the impact of the guidance on our consolidated financial statements. We currently believe that the adoption of the standard will not significantly change the accounting for operating leases on our consolidated balance sheet where we are the lessor, and that such leases will be accounted for in a similar method to existing standards with the underlying leased asset being recognized and reported as a real estate asset. We currently expect that certain non-lease components may need to be accounted for separately from the lease components, with the lease components continuing to be recognized on a straight-line basis over the term of the lease and certain non-lease components (such as certain expense reimbursements) being accounted for under the new revenue recognition guidance in ASU 2014-09. We expect to adopt the guidance on a modified retrospective basis.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify several aspects of the accounting for share-based payment transactions, including accounting for income taxes, classification of excess tax benefits on the statement of cash flows, forfeitures, minimum statutory tax withholding requirements, and classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes. In addition, the ASU eliminated certain guidance in ASC 718, which was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. For public entities, the ASU became effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity. The amendments in the ASU replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2019. Early adoption is permitted for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018. We are currently in the process of evaluating the impact of adoption of this new accounting guidance on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is permitted. We currently do not anticipate the adoption of this ASU will have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

end-of-period total amounts shown on the statement of cash flows. The amendments in this update do not provide a definition of restricted cash or restricted cash equivalents. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is permitted. Upon adoption of this ASU, restricted cash balances will be included in beginning and ending balances of cash and cash equivalents for all periods presented in our consolidated statements of cash flows.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which makes certain technical corrections and improvements to ASU 2014-09, Revenue from Contracts with Customers (Topic 606). In February 2017, the FASB issued ASU No. 2017-05, Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which provided further clarification on the recognition of gains and losses from the transfer of nonfinancial assets in contracts with noncustomers provided for under ASU 2014-09. This revenue recognition standard became effective for the Company on January 1, 2018. The standard allows the use of a full retrospective or modified retrospective approach to adopt this ASU. The full retrospective approach requires entities to recast their revenues for all periods presented to conform with the new revenue recognition guidance.  Revenues that are restated for periods before January 1, 2016 will be reflected as an adjustment to retained earnings as of January 1, 2016. Under the modified retrospective approach, an entity can apply the standard to all contracts existing as of January 1, 2018, or only to uncompleted contracts existing as of January 1, 2018.  Any differences in current and new revenue recognition guidance would be reflected as an adjustment to retained earnings as of January 1, 2018 under this approach. Under both approaches, additional disclosures may be required depending on the significance of the revenues impacted. The Company has elected to use the modified retrospective approach for all uncompleted contracts as of January 1, 2018.

The core principle of this revenue recognition standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, with an emphasis on the timing of the transfer of control of these goods or services to the customer.  The guidance requires the use of a new five-step model, which includes (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations, and (v) recognizing revenue when (or as) the entities satisfies a performance obligation.

Our revenues and gains that were scoped into the revenue recognition standard were (i) hotel revenues, (ii) gains on sales of real estate, and (iii) certain tenant recoveries outside of the terms of the lease agreement.

For all contracts within the scope of this new revenue recognition standard, which include hotel revenues, sales of real estate, and tenant recoveries outside the lease agreements, the Company determined that there were no differences in the recognition of timing and amount under the current and new guidance. Therefore, the adoption of this standard effective January 1, 2018 will not result in an adjustment to our retained earnings on January 1, 2018.  Additionally, a majority of the Company’s revenues are primarily concentrated in rental income from leases which are outside of the scope of the new revenue recognition standard.  We do not believe that hotel revenues or tenant recoveries outside of the lease agreements are material in relation to the core business, nor will they be material going forward.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (“ASU No. 2017-01”), which narrows the definition of a business and provides a framework that gives entities a basis for making reasonable judgments about whether a transaction involves an asset or a business. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Early adoption is permitted under certain circumstances as outlined in the ASU. The Company early adopted ASU No. 2017-01 during the fourth quarter of 2017. As a result of such adoption, we capitalized the transaction costs incurred in connection with the acquisition of an office property in San Francisco, California in December 2017 (Note 3). In addition, we expect that transaction costs incurred in connection with future real estate property acquisitions that constitute an asset purchase will be capitalized as part of the purchase price instead of being expensed as incurred to transaction costs.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies the scope of modification accounting. Under the guidance, an entity will not apply modification accounting to a share-based payment award if the award’s fair value, vesting conditions, and classification as an equity or liability instrument remain the same immediately before and after the change. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Early adoption is permitted. We currently do not anticipate the adoption of this new accounting guidance will have a material impact on our consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities, which simplifies and expands the eligible hedging strategies for financial and nonfinancial risks by more closely aligning hedge accounting with a company’s risk management activities, and also simplifies the application of Topic 815, Derivatives and Hedging, through targeted improvements in key practice areas. In addition, the ASU prescribes how hedging results should be presented and requires incremental disclosures. Further, the ASU provides partial relief on the timing of certain aspects of hedge documentation and eliminates the requirement to recognize hedge ineffectiveness separately in earnings in the current period. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. Early adoption is permitted in any interim period after issuance of the ASU for existing hedging relationships on the date of adoption. We are currently in the process of evaluating the impact of adoption of this new accounting guidance on our consolidated financial statements.

3.  ACQUISITIONS AND DISPOSITIONS

The fair value of real estate acquired is recorded to the acquired tangible assets, consisting primarily of land, land improvements, building and improvements, tenant improvements, and furniture, fixtures, and equipment, and identified intangible assets and liabilities, consisting of the value of acquired above-market and below-market leases, in-place leases and ground leases, if any, based in each case on their respective fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market rate loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

2017 Transactions—On December 29, 2017, we acquired a 100% fee-simple interest in an office property known as 1130 Howard Street from an unrelated third-party. The office property has approximately 21,194 square feet and is located in San Francisco, California. The acquisition was funded with proceeds from our Series L Preferred Stock offering, and the acquired property is reported as part of the office segment (Note 20). During the fourth quarter of 2017, we early adopted ASU No. 2017-01 (Note 2) and, based on our analysis, the acquisition was an asset purchase and not a business combination. As such, transaction costs were capitalized as incurred in connection with this acquisition.

	Asset	Date of		Purchase
Property	Type	Acquisition	Square Feet	Price (1)
				(in thousands)
1130 Howard Street, San Francisco, CA	Office	December 29, 2017	21,194	$17,717

(1)                                 Transaction costs that were capitalized and assumption of liabilities totaled $1,915,000, which are excluded from the purchase price above.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

We sold 100% fee-simple interests in the following properties, other than 800 N Capitol, in which we sold a 100% leasehold interest, to unrelated third-parties. Transaction costs related to these sales were expensed as incurred.

Property	Asset Type	Date of Sale	Square Feet or Units (1)	Sales Price	Transaction Costs		Gain on Sale
				(in thousands)
211 Main Street, San Francisco, CA	Office	March 28, 2017	417,266	$292,882	$2,943	(2)	$187,734
3636 McKinney Avenue, Dallas, TX	Multifamily	May 30, 2017	103	$20,000	$1,320	(2)	$5,488
3839 McKinney Avenue, Dallas, TX	Multifamily	May 30, 2017	75	$14,100	$938	(2)	$4,224
200 S College Street, Charlotte, NC	Office	June 8, 2017	567,865	$148,500	$833		$45,906
980 9th and 1010 8th Street, Sacramento, CA	Office & Parking Garage	June 20, 2017	485,926	$120,500	$1,119		$34,559
4649 Cole Avenue, Dallas, TX	Multifamily	June 23, 2017	334	$64,000	$3,311	(2)	$25,836
800 N Capitol Street, Washington, D.C.	Office	August 31, 2017	311,593	$119,750	$2,388		$34,456
7083 Hollywood Boulevard, Los Angeles, CA (3)	Office	September 21, 2017	82,193	$42,300	$584		$23,670
47 E 34th Street, New York, NY	Multifamily	September 26, 2017	110	$80,000	$3,157		$16,556
370 L’Enfant Promenade, Washington, D.C. (4)	Office	October 17, 2017	409,897	$126,680	$2,451		$2,994
4200 Scotland Street, Houston, TX (3)	Multifamily	December 15, 2017	308	$64,025	$597		$20,314

(1)                                 Reflects the square footage of office properties and number of units of multifamily properties.

(2)                                 Includes a prepayment penalty incurred in connection with the prepayment of the mortgage on the property in the amount of $1,508,000 at 211 Main Street, $1,143,000 at 3636 McKinney Avenue, $758,000 at 3839 McKinney Avenue, and $2,812,000 at 4649 Cole Avenue (Note 8).

(3)                                 A mortgage collateralized by this property was assumed by the buyer in connection with our sale of the property (Note 8).

(4)                                 In August 2017, we negotiated an agreement with an unrelated third-party for the sale of this property. We determined the book value of this property exceeded its estimated fair value less costs to sell, and as such, an impairment charge of $13,100,000 was recognized at such time for the year ended December 31, 2017 (Note 2). Our determination of fair value was based on the sales price negotiated with the third-party buyer.

In December 2017, we entered into a purchase and sale agreement with an unrelated third-party for the acquisition of a 100% fee-simple interest in an office property located at 9460 Wilshire Boulevard in Beverly Hills, California. At the time we entered into the purchase and sale agreement, we made a $20,000,000 non-refundable deposit to an escrow account and such deposit is included in other assets on our consolidated balance sheet at December 31, 2017. The acquisition subsequently closed in January 2018 for a purchase price of $132,000,000, which excludes transaction costs of $48,000 that were incurred and capitalized in connection with this acquisition. The property has approximately 68,866 square feet of office space and 22,884

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

square feet of retail space. The acquisition was funded with proceeds from our Series L Preferred Stock offering, and the acquired property will be reported as part of the office segment (Note 20).

2016 Transactions—There were no acquisitions during the year ended December 31, 2016.

We sold 100% fee-simple interests in the following properties to unrelated third-parties. Transaction costs related to these sales were expensed as incurred.

Property	Asset Type	Date of Sale	Rooms	Sales Price	Transaction Costs	Gain on Sale
				(in thousands)
Courtyard Oakland, Oakland, CA	Hotel	February 2, 2016	162	$43,800	$1,026	$24,739
LAX Holiday Inn, Los Angeles, CA	Hotel	July 19, 2016	405	$52,500	$706	$14,927

2015 Transactions—On August 26, 2015, we acquired a 100% fee-simple interest in a surface parking lot known as 2 Kaiser Plaza Parking Lot from an unrelated third-party. The parking lot has approximately 44,642 square feet of land and is located in Oakland, California. The acquisition was funded with proceeds from our unsecured credit facility, and the acquired property is reported as part of the office segment (Note 20). Transaction costs were expensed as incurred during the year ended December 31, 2015 related to this acquisition.

Property	Asset Type	Date of Acquisition	Square Feet	Purchase Price	Transaction Costs
				(in thousands)
2 Kaiser Plaza Parking Lot, Oakland, CA	Surface Parking Lot	August 26, 2015	44,642	$11,143	$107

We sold a 100% fee-simple interest in the following property to an unrelated third-party. Transaction costs related to the sale were expensed as incurred.

Property	Asset Type	Date of Sale	Square Feet	Sales Price	Transaction Costs	Gain on Sale
				(in thousands)
500 West Santa Ana Boulevard, Santa Ana, CA	Office	November 19, 2015	37,116	$8,050	$264	$3,092

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

The results of operations of the properties we sold have been included in the consolidated statements of operations through each properties’ respective disposition date. The following is the detail of the carrying amounts of assets and liabilities at the time of the sales of the properties that occurred during the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Assets
Investments in real estate, net	$631,740	$54,374	$4,694
Deferred rent receivable and charges, net	34,071	—	—
Other intangible assets, net	11,283	528	—
Other assets	38	—	—
Total assets	$677,132	$54,902	$4,694
Liabilities
Debt, net (1)	$115,037	$—	$—
Other liabilities	14,029	—	—
Intangible liabilities, net	1,800	—	—
Total liabilities	$130,866	$—	$—

(1)                                 Net of $665,000 of premium on assumed mortgage. Debt of $50,260,000 was assumed by certain buyers in connection with sales of certain properties.

The results of operations of the properties we acquired have been included in the consolidated statements of operations from the date of acquisition. The fair value of the net assets acquired for the aforementioned acquisitions during the years ended December 31, 2017, 2016 and 2015 are as follows:

	Year Ended December 31,
	2017 (1)	2016	2015 (1)
	(in thousands)
Land	$8,290	$—	$10,931
Land improvements	—	—	110
Buildings and improvements	10,109	—	—
Tenant improvements	371	—	—
Acquired in-place leases (2)	1,184	—	102
Acquired above-market leases (3)	37	—	—
Acquired below-market leases (3)	(360)	—	—
Net assets acquired	$19,631	$—	$11,143

(1)                                 The purchase price of the acquisitions completed during the years ended December 31, 2017 and 2015 were individually less than 5% and in aggregate less than 10% of our total assets as of December 31, 2017 and 2015, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

(2)                                 Acquired in-place leases have a weighted average amortization period of 5.0 years and 3.0 years for the 2017 and 2015 acquisitions, respectively.

(3)                                 Acquired above and below-market leases have a weighted average amortization period of 7.0 years and 2.0 years, respectively, for the 2017 acquisition.

Abandoned project costs of $16,000, $328,000 and $486,000 were expensed as incurred during the years ended December 31, 2017, 2016 and 2015, respectively.

4.  INVESTMENTS IN REAL ESTATE

Investments in real estate consist of the following:

	December 31,
	2017	2016
	(in thousands)
Land	$221,785	$343,564
Land improvements	17,745	26,177
Buildings and improvements	847,849	1,475,415
Furniture, fixtures, and equipment	3,363	4,955
Tenant improvements	128,876	159,677
Work in progress	9,162	11,706
Investments in real estate	1,228,780	2,021,494
Accumulated depreciation	(271,055)	(414,552)
Net investments in real estate	$957,725	$1,606,942

For the years ended December 31, 2017, 2016, and 2015, we recorded depreciation expense of $49,427,000, $62,239,000, and $61,915,000, respectively.

5.  LOANS RECEIVABLE

Loans receivable consist of the following:

	December 31,
	2017	2016
	(in thousands)
SBA 7(a) loans, subject to credit risk	$58,298	$43,376
SBA 7(a) loans, subject to secured borrowings	21,664	29,456
Commercial mortgage loans	424	2,597
Loans receivable	80,386	75,429
Deferred capitalized costs	1,132	582
Loan loss reserves	(462)	(271)
Loans receivable, net	$81,056	$75,740

SBA 7(a) Loans, Subject to Credit Risk—Represents the non-government guaranteed retained portion of loans originated under the SBA 7(a) Program and the government guaranteed portion of loans that have not yet been fully funded or

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

sold.

SBA 7(a) Loans, Subject to Secured Borrowings—Represents the government guaranteed portion of loans which were sold with the proceeds received from the sale reflected as secured borrowings—government guaranteed loans. There is no credit risk associated with these loans since the SBA has guaranteed payment of the principal.

Commercial Mortgage Loans—Represents loans to small businesses primarily collateralized by first liens on the real estate of the related business.

At December 31, 2017 and 2016, 100.0% and 99.7%, respectively, of our loans subject to credit risk were current with the remainder ($0 and $249,000, respectively) greater than 29 days delinquent. We classify loans with negative characteristics in substandard categories ranging from special mention to doubtful.  At December 31, 2017 and 2016, $388,000 and $804,000, respectively, of loans subject to credit risk were classified in substandard categories.

At December 31, 2017 and 2016, our loans subject to credit risk were 97.3% and 93.6%, respectively, concentrated in the hospitality industry.

6.  OTHER INTANGIBLE ASSETS

A schedule of our intangible assets and liabilities and related accumulated amortization and accretion as of December 31, 2017 and 2016, is as follows:

	Assets			Liabilities
December 31, 2017	Acquired Above- Market Leases	Acquired In-Place Leases	Trade Name and License	Acquired Below- Market Leases
	(in thousands)
Gross balance	$37	$11,087	$2,957	$(2,902)
Accumulated amortization	—	(7,700)	—	1,832
	$37	$3,387	$2,957	$(1,070)
Average useful life (in years)	7	9	Indefinite	5

	Assets					Liabilities
December 31, 2016	Acquired Above- Market Leases	Acquired In-Place Leases	Tax Abatement (1)	Acquired Below- Market Ground Lease (2)	Trade Name and License	Acquired Below- Market Leases
	(in thousands)
Gross balance	$215	$11,551	$4,273	$11,685	$2,957	$(18,893)
Accumulated amortization	(180)	(8,443)	(2,873)	(1,562)	—	15,317
	$35	$3,108	$1,400	$10,123	$2,957	$(3,576)
Average useful life (in years)	8	10	8	84	Indefinite	8

(1)                                 Tax abatement is associated with 47 E 34th Street, which was sold in September 2017 (Note 3).

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

(2)                                 Acquired below-market ground lease is associated with 800 N Capitol Street, which was sold in August 2017 (Note 3).

The amortization of the acquired above-market leases which decreased rental and other property income was $3,000, $88,000 and $240,000 for the years ended December 31, 2017, 2016 and 2015, respectively. The amortization of the acquired in-place leases included in depreciation and amortization expense was $808,000, $1,347,000 and $1,857,000 for the years ended December 31, 2017, 2016 and 2015, respectively. Tax abatement amortization included in rental and other property operating expenses was $276,000, $551,000 and $551,000 for the years ended December 31, 2017, 2016 and 2015, respectively. Amortization of acquired below-market ground lease included in rental and other property operating expenses was $93,000, $140,000 and $140,000 for the years ended December 31, 2017, 2016 and 2015, respectively. Included in depreciation and amortization expense was franchise affiliation fee amortization of $0, $33,000 and $394,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  The amortization of the acquired below-market leases included in rental and other property income was $1,066,000, $2,510,000 and $2,571,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

A schedule of future amortization and accretion of acquisition related intangible assets and liabilities as of December 31, 2017, is as follows:

	Assets		Liabilities
	Acquired	Acquired	Acquired
	Above-Market	In-Place	Below-Market
Years Ending December 31,	Leases	Leases	Leases
	(in thousands)
2018	$4	$932	$(734)
2019	5	691	(242)
2020	5	434	(42)
2021	5	434	(42)
2022	5	314	(10)
Thereafter	13	582	—
	$37	$3,387	$(1,070)

7.  DISCONTINUED OPERATIONS

We had reflected the lending segment, which was acquired on the Acquisition Date as disclosed in Note 1, as held for sale commencing in 2014, based on a plan approved by the Board of Directors to sell the lending segment that, when completed, would have resulted in the deconsolidation of the lending segment, which at that time was focused on small business lending in the hospitality industry.  In July 2015, to maximize value, we modified our strategy from a strategy of selling the lending segment as a whole to a strategy of soliciting buyers for components of the business, including our commercial mortgage loans and the SBA 7(a) lending platform.  This change in the sale methodology resulted in the need to extend the period to complete the sale of the lending segment beyond one year. In connection with our plan, we have expensed transaction costs of $6,000 and $675,000 as incurred during the years ended December 31, 2016 and 2015, respectively.

On December 17, 2015, pursuant to the modified plan, we sold substantially all of our commercial mortgage loans with a carrying value of $77,121,000 to an unrelated third-party and recognized a gain of $5,151,000. In September 2016, we discontinued our efforts to sell the SBA 7(a) lending platform, and the activities related to the SBA 7(a) lending platform have been reclassified to continuing operations for all periods presented.

On December 29, 2016, we sold our commercial real estate lending subsidiary, which was classified as held for sale

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

and had a carrying value of $27,587,000, which was equal to management’s estimate of fair value, to a fund managed by an affiliate of CIM Group (Note 15). We did not recognize any gain or loss in connection with the transaction. Management’s estimate of fair value was determined with assistance from an independent third-party valuation firm. Our gain on sale of our commercial real estate lending subsidiary and our commercial mortgage loans was computed as follows for the years ended December 31, 2016 and 2015, respectively:

	Year Ended December 31,
	2016	2015
	(in thousands)
Proceeds received	$27,587	$84,928
Less: Carrying value (1)	(27,587)	(77,121)
Gain on sale before transaction costs	—	7,807
Transaction costs (2)	—	(2,656)
Gain on disposition of assets held for sale	$—	$5,151

(1)                                 For commercial mortgage loans sold during the year ended December 31, 2015, includes unamortized acquisition discounts of $15,951,000 as of the date of sale.

(2)                                 Transaction costs for the year ended December 31, 2015 include $1,638,000 paid to CIM SBA Staffing, LLC, an affiliate of CIM Group, for reimbursement of costs in connection with the sale of substantially all of our commercial mortgage loans to an unrelated third-party.

The following is the detail of the carrying value of assets and liabilities at the time of sale of our commercial real estate lending subsidiary that was sold in December 2016:

(in thousands)
Assets (1)
Commercial real estate loans, net	$52,822
Cash and cash equivalents	821
Restricted cash	1,076
Accounts receivable, net	684
Other assets	23
Total assets held for sale, net	55,426
Liabilities (1)
Debt	25,941
Accounts payable and accrued expenses	503
Other liabilities	1,395
Total liabilities associated with assets held for sale	27,839
Carrying value	$27,587

(1)                                 Management estimated that the fair value of the assets held for sale and the liabilities associated with assets held for sale approximated their carrying value at the time of the sale. Management’s estimate of the fair value of the commercial real estate loans was determined with assistance from an independent third-party valuation firm.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

The following is the detail of income from operations of assets held for sale classified as discontinued operations on the consolidated statements of operations:

	Year Ended December 31,
	2016	2015
	(in thousands)
Revenue - Interest and other income	$6,389	$14,544

Expenses:
Interest expense	1,944	132
Fees to related party	550	777
General and administrative	42	495
Total expenses	2,536	1,404
Income from operations of assets held for sale	3,853	13,140
Gain on disposition of assets held for sale	—	5,151
Net income from discontinued operations	$3,853	$18,291

During the year ended December 31, 2017, we sold our five multifamily properties to unrelated third parties. We have assessed the sale of our multifamily properties (Note 3) in accordance with ASC 205-20, Discontinued Operations. In our assessment, we considered, among other factors, the materiality of the revenue, net operating income, and total assets of our multifamily segment for the years ended December 31, 2017, 2016, and 2015. Based on our qualitative and quantitative assessment, we concluded the disposals do not represent a strategic shift that will have a major effect on our operations and financial results and they should not be classified as discontinued operations on our consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

8.  DEBT

Information on our debt is as follows:

	December 31,
	2017	2016
	(in thousands)
Mortgage loans with a fixed interest rate of 4.14% per annum, with monthly payments of interest only, and balances totaling $370,300,000 due on July 1, 2026. The loans are nonrecourse. In September 2017, one loan with an outstanding principal balance of $21,700,000 was assumed by the buyer in connection with the sale of the property that was collateral for the loan (Note 3).	$370,300	$392,000
Mortgage loan with a fixed interest rate of 4.50% per annum, with monthly payments of interest only for 10 years, and payments of interest and principal starting in February 2022. The loan has a $42,008,000 balance due on January 5, 2027. The loan is nonrecourse.	46,000	46,000
Mortgage loans with a fixed interest rate of 5.39% per annum, with monthly payments of principal and interest, and balances totaling $35,695,000 due on March 1, 2021. The loans were nonrecourse. The loans were repaid in May and June 2017 in connection with the sale of the properties that were collateral for the loans (Note 3).	—	39,134
Mortgage loan with a fixed interest rate of 5.18% per annum, with monthly payments of principal and interest, and a balance of $26,232,000 due on June 5, 2021. The loan was nonrecourse. The loan was assumed by the buyer in December 2017 in connection with the sale of the property that was collateral for the loan (Note 3).	—	29,167
Mortgage loan with a fixed interest rate of 6.65% per annum, with monthly payments of principal and interest. The loan had a 25-year amortization schedule with a $21,136,000 balance due on July 15, 2018. The loan was nonrecourse. The loan was repaid in March 2017 in connection with the sale of the property that was collateral for the loan (Note 3).	—	26,136
	416,300	532,437
Deferred loan costs related to mortgage loans	(1,540)	(2,366)
Premiums and discounts on assumed mortgages, net	—	722
Total Mortgages Payable	414,760	530,793
Secured borrowing principal on SBA 7(a) loans sold for a premium and excess spread—variable rate, reset quarterly, based on prime rate with weighted average coupon rate of 4.85% and 4.13% at December 31, 2017 and 2016, respectively.	16,812	23,122
Secured borrowing principal on SBA 7(a) loans sold for excess spread—variable rate, reset quarterly, based on prime rate with weighted average coupon rate of 2.60% and 1.83% at December 31, 2017 and 2016, respectively.	3,879	4,777
	20,691	27,899
Unamortized premiums	1,466	2,077
Total Secured Borrowings—Government Guaranteed Loans	22,157	29,976
Unsecured term loan facility	170,000	385,000
Junior subordinated notes with a variable interest rate which resets quarterly based on the 90-day LIBOR (as defined below) plus 3.25%, with quarterly interest only payments. Balance due at maturity on March 30, 2035.	27,070	27,070
Unsecured credit facility	—	—
	197,070	412,070
Deferred loan costs related to unsecured term loan and credit facilities	(1,198)	(2,938)
Discount on junior subordinated notes	(1,937)	(2,015)
Total Other	193,935	407,117
Total Debt	$630,852	$967,886

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

The mortgages payable are secured by deeds of trust on certain of the properties and assignments of rents.

The junior subordinated notes may be redeemed at par at our option.

Secured borrowings—government guaranteed loans represent sold loans which are treated as secured borrowings because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral. These loans included cash premiums that are amortized as a reduction to interest expense over the life of the loan using the effective interest method and are fully amortized when the underlying loan is repaid in full.

Deferred loan costs, which represent legal and third-party fees incurred in connection with our borrowing activities, are capitalized and amortized to interest expense on a straight-line basis over the life of the related loan, approximating the effective interest method. Deferred loan costs of $3,843,000 and $7,122,000 are presented net of accumulated amortization of $1,105,000 and $1,818,000 at December 31, 2017 and 2016, respectively, and are a reduction to total debt.

In September 2014, CIM Commercial entered into an $850,000,000 unsecured credit facility with a bank syndicate consisting of a $450,000,000 revolver, a $325,000,000 term loan and a $75,000,000 delayed-draw term loan. CIM Commercial is subject to certain financial maintenance covenants and a minimum property ownership condition. Outstanding advances under the revolver bear interest at (i) the base rate plus 0.20% to 1.00% or (ii) the London Interbank Offered Rate (“LIBOR”) plus 1.20% to 2.00%, depending on the maximum consolidated leverage ratio. Outstanding advances under the term loans bore interest at (i) the base rate plus 0.15% to 0.95% or (ii) LIBOR plus 1.15% to 1.95%, depending on the maximum consolidated leverage ratio. The revolver is also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. The delayed-draw term loan was also subject to an unused line fee of 0.25%.  Proceeds from the unsecured credit facility were used to repay mortgage loans and outstanding balances under our prior unsecured credit facilities, for acquisitions, short-term funding of a Common Stock tender offer in June 2016, short-term funding of a private repurchase of Common Stock in June 2017, and general corporate purposes. In June 2016, we entered into six mortgage loan agreements with an aggregate principal amount of $392,000,000. A portion of the net proceeds from the loans was used to repay outstanding balances under our unsecured credit facility and the remaining portion was used to repurchase shares of our Common Stock in a private repurchase in September 2016. The June 2017 borrowing used to fund the private share repurchase was repaid using proceeds from subsequent asset sales. The credit facility was set to mature in September 2016 and, prior to maturity, we exercised the first of two-one year extension options through September 2017 and we permanently reduced the revolving credit commitment under the credit facility to $200,000,000. In August 2017, we exercised the second of two-one year extension options through September 2018 and, in connection with such exercise, we paid an extension fee of $300,000. At December 31, 2017 and 2016, $0 was outstanding under the credit facility. The unused capacity on the unsecured credit facility, based on covenant restrictions at December 31, 2017 and 2016, was approximately $97,000,000 and $200,000,000, respectively.

In May 2015, CIM Commercial entered into an unsecured term loan facility with a bank syndicate pursuant to which CIM Commercial could borrow up to a maximum of $385,000,000. The term loan facility ranks pari passu with CIM Commercial’s unsecured credit facility described above; covenants under the term loan facility are substantially the same as those in the unsecured credit facility. Outstanding advances under the term loan facility bear interest at (i) the base rate plus 0.60% to 1.25% or (ii) LIBOR plus 1.60% to 2.25%, depending on the maximum consolidated leverage ratio. The unused portion of the term loan facility was also subject to an unused fee of 0.20%. The term loan facility matures in May 2022. On November 2, 2015, $385,000,000 was drawn under the term loan facility. Proceeds from the term loan facility were used to repay balances outstanding under our unsecured credit facility. At December 31, 2017 and 2016, the variable interest rate on this unsecured term loan facility was 2.96% and 2.22%, respectively. The interest rate of the loan has been effectively converted to a fixed rate of 3.16% until May 8, 2020 through interest rate swaps (Note 13). On August 3, 2017, we repaid $65,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

deferred loan costs of $601,000 and related accumulated amortization of $193,000, a proportionate amount to the borrowings being repaid, and we terminated three interest rate swaps with an aggregate notional value of $65,000,000 (Note 13). Costs incurred to terminate such swaps totaled $38,000 and are included in interest expense on our consolidated statement of operations for the year ended December 31, 2017. Additionally, on November 29, 2017, we repaid $150,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $1,387,000 and related accumulated amortization of $512,000, a proportionate amount to the borrowings being repaid, and we terminated four interest rate swaps with an aggregate notional value of $150,000,000 (Note 13). Such swaps were in the money at the time of their termination and we received total payments, net of fees, of $1,011,000, which are included in interest expense on our consolidated statement of operations for the year ended December 31, 2017. At December 31, 2017 and 2016, $170,000,000 and $385,000,000, respectively, was outstanding under the term loan facility.

At December 31, 2017 and 2016, we were in compliance with all of our respective financial covenants under the unsecured credit and term loan facilities.

On April 1, 2015, we paid off a mortgage with an outstanding balance of $12,364,000 using the unsecured credit facility. In addition, on September 1, 2015, we paid off two mortgages with a combined outstanding balance of $58,873,000 using the unsecured credit facility.

On March 28, 2017, in connection with the sale of an office property in San Francisco, California, we paid off a mortgage with an outstanding balance of $25,331,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $1,508,000 in connection with the prepayment of this mortgage (Note 3).

On May 30, 2017, in connection with the sale of two multifamily properties, both located in Dallas, Texas, we paid off two mortgages with an aggregate outstanding principal balance of $15,448,000 using proceeds from the sales. Additionally, we paid aggregate prepayment penalties of $1,901,000 in connection with the prepayment of these mortgages (Note 3).

On June 23, 2017, in connection with the sale of a multifamily property in Dallas, Texas, we paid off a mortgage with an outstanding principal balance of $23,333,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $2,812,000 in connection with the prepayment of this mortgage (Note 3).

On September 21, 2017, in connection with the sale of an office property in Los Angeles, California, a mortgage with an outstanding principal balance of $21,700,000, collateralized by such property, was assumed by the buyer.

On December 15, 2017, in connection with the sale of a multifamily property in Houston, Texas, a mortgage with an outstanding principal balance of $28,560,000, collateralized by such property, was assumed by the buyer.

At December 31, 2017 and 2016, accrued interest and unused commitment fees payable of $2,098,000 and $3,133,000, respectively, are included in accounts payable and accrued expenses.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

Future principal payments on our debt (face value) at December 31, 2017 are as follows:

Years Ending December 31,	Secured Borrowings Principal (1)	Mortgages Payable	Other (2)	Total
	(in thousands)
2018	$536	$—	$—	$536
2019	739	—	—	739
2020	772	—	—	772
2021	806	—	—	806
2022	841	679	170,000	171,520
Thereafter	16,997	415,621	27,070	459,688
	$20,691	$416,300	$197,070	$634,061

(1)                                 Principal payments are generally dependent upon cash flows received from the underlying loans. Our estimate of their repayment is based on scheduled principal payments on the underlying loans. Our estimate will differ from actual amounts to the extent we experience prepayments and/or loan liquidations or charge-offs. No payment is due unless payments are received from the borrowers on the underlying loans.

(2)                                 Represents the junior subordinated notes and unsecured term loan facility.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

9.  STOCK-BASED COMPENSATION PLANS

The 2005 Equity Incentive Plan, which expired in June 2015, permitted the grant of options to our employees, executive officers and Board of Directors and restricted stock to our executive officers and Board of Directors for up to 300,000 shares of Common Stock, as amended.  The options outstanding under the plan were forfeited on January 31, 2015.

On May 6, 2015, our stockholders approved the 2015 Equity Incentive Plan which permits the grant of restricted shares to our non-employee Board of Directors, other than shares issued as set forth in Note 16, for an aggregate of up to 400,000 shares of Common Stock.

Options—No options were granted or outstanding during the years ended December 31, 2017 and 2016. As of January 1, 2015, 17,050 options with a weighted average exercise price of $20.46 were outstanding. On January 31, 2015, such options were forfeited in accordance with the plan and no compensation expense was recognized during the year ended December 31, 2015 related to these options.

Restricted Shares—A summary of our restricted shares as of December 31, 2017, 2016 and 2015 and the changes during the years ended is as follows:

	2017
		Weighted
		Average Grant
	Number of	Date Fair Value
	Shares	Per Share
Balance, January 1	10,844	$18.75
Granted	9,585	$15.65
Vested	(10,844)	$18.75
Balance, December 31	9,585	$15.65

	2016
		Weighted
		Average Grant
	Number of	Date Fair Value
	Shares	Per Share
Balance, January 1	8,002	$18.27
Granted	10,176	$18.87
Vested	(7,334)	$18.10
Balance, December 31	10,844	$18.75

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

	2015
		Weighted
		Average Grant
	Number of	Date Fair Value
	Shares	Per Share
Balance, January 1	7,334	$21.32
Granted	8,000	$17.81
Vested	(7,332)	$17.82
Balance, December 31	8,002	$18.27

In April 2015, we granted awards of 2,000 restricted shares of Common Stock to each of the independent members of the Board of Directors (6,000 in aggregate) under the 2015 Equity Incentive Plan, which fully vested in April 2016 based on one year of continuous service.  In May 2016, we granted awards of 3,392 restricted shares of Common Stock to each of the independent members of the Board of Directors (10,176 in aggregate) under the 2015 Equity Incentive Plan, which fully vested in May 2017 based on one year of continuous service. In June 2017, we granted awards of 3,195 restricted shares of Common Stock to each of the independent members of the Board of Directors (9,585 in aggregate) under the 2015 Equity Incentive Plan, which will vest over one year of continuous service. Compensation expense related to these restricted shares of Common Stock is recognized over the vesting period. We recorded compensation expense of $153,000, $155,000 and $113,000 for the years ended December 31, 2017, 2016 and 2015, respectively, related to these restricted shares of Common Stock.

We issued to two of our executive officers an aggregate of 2,000 restricted shares of Common Stock on May 6, 2014, which fully vested in May 2016, and an aggregate of 2,000 shares of Common Stock on March 6, 2015, which fully vested in March 2017. The restricted shares of Common Stock vested based on two years of continuous service with one-third of the shares of Common Stock vesting immediately upon issuance and one-third vesting at the end of each of the next two years from the date of issuance. Compensation expense related to these restricted shares of Common Stock was recognized over the vesting period. We recognized compensation expense of $1,000, $9,000 and $39,000 for the years ended December 31, 2017, 2016 and 2015, respectively, related to these restricted shares of Common Stock.

As of December 31, 2017, there was $61,000 of total unrecognized compensation expense related to shares of Common Stock which will be recognized over the next year. The estimated fair value of restricted shares vested during 2017, 2016 and 2015 was $203,000, $133,000 and $131,000, respectively.

10.  EARNINGS PER SHARE (“EPS”)

The computations of basic EPS are based on our weighted average shares outstanding. The basic weighted average shares of Common Stock outstanding were 69,062,000, 91,328,000 and 97,588,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  For the year ended December 31, 2017, the diluted weighted average shares of Common Stock outstanding were increased by 8,000 shares to reflect the dilutive effect of our Series A Preferred Stock. The computations of diluted EPS do not include outstanding Series A Preferred Warrants for the years ended December 31, 2017 and 2016, outstanding shares of Series A Preferred Stock for the year ended December 31, 2016, and outstanding stock options for the year ended December 31, 2015 because their impacts were deemed to be anti-dilutive. No stock options were outstanding during the years ended December 31, 2017 and 2016 and no shares of Series A Preferred Stock or Series A Preferred Warrants were outstanding during the year ended December 31, 2015.

EPS for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method for computing EPS in the respective periods. In addition, EPS is calculated independently for each component and may not be additive due to rounding.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

The following table reconciles the numerator and denominator used in computing our basic and diluted per-share amounts for net income available to common stockholders for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31,
	2017	2016	2015
	(in thousands, except per share amounts)
Numerator:
Net income from continuing operations	$379,758	$30,712	$6,112
Net income attributable to noncontrolling interests	(21)	(18)	(11)
Redeemable preferred stock dividends accumulated	(1,436)	—	—
Redeemable preferred stock dividends declared	(490)	(9)	—
Redeemable preferred stock redemptions	2	—	—
Numerator for basic net income from continuing operations available to common stockholders	377,813	30,685	6,101
Redeemable preferred stock dividends declared on dilutive shares	9	—	—
Numerator for dilutive net income from continuing operations available to common stockholders	377,822	30,685	6,101

Net income from discontinued operations	—	3,853	18,291

Numerator for basic net income available to common stockholders	$377,813	$34,538	$24,392
Numerator for diluted net income available to common stockholders	$377,822	$34,538	$24,392

Denominator:
Basic weighted average shares outstanding	69,062	91,328	97,588
Effect of dilutive securities—contingently issuable shares	8	—	—
Diluted weighted average shares and common stock equivalents outstanding	69,070	91,328	97,588

Basic and diluted net income available to common stockholders per share:
Continuing operations	$5.47	$0.34	$0.06
Discontinued operations	—	0.04	0.19
Net income	$5.47	$0.38	$0.25

11.  REDEEMABLE PREFERRED STOCK

Series A Preferred Stock—We have an effective registration statement with the Securities and Exchange Commission (“SEC”) with respect to the offer and sale of up to $900,000,000 of units (collectively, the “Series A Preferred Units”), with each unit consisting of (i) one share of Series A Preferred Stock, par value $0.001 per share, of the Company (collectively, the “Series A Preferred Stock”) with an initial stated value of $25.00 per share (“Series A Preferred Stock Stated Value”), subject to adjustment, and (ii) one warrant (collectively, the “Series A Preferred Warrants”) to purchase 0.25 of a share of Common Stock (Note 12). The registration statement allows us to sell up to a maximum of 36,000,000 Series A Preferred Units. Our Series A Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and distributions of amounts upon liquidation, dissolution or winding up. Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

issuance.

Our Series A Preferred Stock is redeemable at the option of the holder (the “Series A Preferred Stock Holder”) or CIM Commercial. The redemption schedule of the Series A Preferred Stock allows redemptions at the option of the Series A Preferred Stock Holder from the date of original issuance of any given shares of Series A Preferred Stock through the second year at Series A Preferred Stock Stated Value, plus accrued and unpaid dividends, subject to the payment of a 13.0% redemption fee. After year two, the redemption fee decreases to 10.0% and after year five there is no redemption fee. Also, CIM Commercial has the right to redeem the Series A Preferred Stock after year five at the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends. At the Company’s discretion, redemptions will be paid in cash or, on or after the first anniversary of the issuance of such shares of Series A Preferred Stock, an equal value of Common Stock based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

As of December 31, 2017, we had issued 1,287,169 Series A Preferred Units and received gross proceeds of $32,179,000 ($31,998,000 of which were allocated to the Series A Preferred Stock and the remaining $181,000 were allocated to the Series A Preferred Warrants). In connection with such issuance, costs specifically identifiable to the offering of Series A Preferred Units, such as commissions, dealer manager fees and other registration fees, totaled $2,548,000 ($2,499,000 of which were allocated to the Series A Preferred Stock and the remaining $49,000 were allocated to the Series A Preferred Warrants). In addition, as of December 31, 2017, non issuance specific costs related to this offering totaled $3,527,000. As of December 31, 2017, we have reclassified and allocated $125,000 and $1,000 amount from deferred rent receivable and charges to Series A Preferred Stock and Series A Preferred Warrants, respectively, as a reduction to the gross proceeds received. Such reclassification was based on the number of Series A Preferred Units issued during the period relative to the maximum number of Series A Preferred Units expected to be issued under the offering. During the years ended December 31, 2017 and 2016, 1,265 and 0 shares of Series A Preferred Stock were redeemed. In December 2017, we received a request to redeem 600 shares of Series A Preferred Stock, which were redeemed on January 3, 2018. As of December 31, 2017, such shares are included in accounts payable and accrued expenses on our consolidated balance sheet.

On the first anniversary of the date of original issuance of a particular share of Series A Preferred Stock, we intend to reclassify such share of Series A Preferred Stock from temporary equity to permanent equity because the feature giving rise to temporary equity classification, the requirement to satisfy redemption requests in cash, lapses on the first anniversary date. As of December 31, 2017, we have reclassified $1,417,000 in net proceeds from temporary equity to permanent equity.

Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the Series A Preferred Stock Stated Value (i.e., the equivalent of $0.34375 per share per quarter). Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. Cash dividends declared on our Series A Preferred Stock for the years ended December 31, 2017 and 2016 consist of the following:

			Aggregate
Declaration Date	Payment Date	Number of Shares	Dividends Declared
			(in thousands)
December 6, 2017	January 16, 2018	1,285,304	$249
September 7, 2017	October 16, 2017	568,921	$138
June 12, 2017	July 17, 2017	308,775	$72
March 8, 2017	April 17, 2017	144,698	$31

December 6, 2016	January 17, 2017	61,435	$9

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

On March 6, 2018, we declared a dividend of $0.34375 per share of our Series A Preferred Stock, or portion thereof for issuances during the period from January 1, 2018 to March 31, 2018, to be paid on April 16, 2018 to the holders of Series A Preferred Stock of record at the close of business on April 5, 2018.

Series L Preferred Stock—On November 21, 2017, in connection with our registration statement filed with the SEC and the Israel Securities Authority (“ISA”) with respect to the offer and sale of up to 900,000 units (collectively, the “Series L Preferred Units”), we issued 808,074 Series L Preferred Units. Each Series L Preferred Unit consists of ten shares of Series L preferred stock, par value $0.001 per share, of the Company (collectively, the “Series L Preferred Stock”) with an initial stated value, as converted to U.S. dollars (“USD”), of $28.37 per share (“Series L Preferred Stock Stated Value”), subject to adjustment. We issued 8,080,740 shares of Series L Preferred Stock in connection with the offering. We received gross proceeds of $229,251,000 from the sale of the Series L Preferred Stock, which was reduced by issuance specific offering costs, such as commissions, dealer manager fees, and other registration fees, totaling $15,928,000, a discount of $2,946,000, and non-issuance specific costs of $2,532,000. These fees have been recorded as a reduction to the gross proceeds in permanent equity.

Our Series L Preferred Stock ranks senior to our Common Stock with respect to distributions of amounts upon liquidation, dissolution or winding up and junior to our Series A Preferred Stock and Common Stock with respect to the payment of dividends.

Our Series L Preferred Stock is redeemable at the option of the holder (the “Series L Preferred Stock Holder”) or CIM Commercial. From and after the fifth anniversary of the date of original issuance of the Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem (subject to certain conditions), such shares of Series L Preferred Stock at a redemption price equal to the Series L Preferred Stock Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to the fifth anniversary of the date of original issuance of the Series L Preferred Stock if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock is expected to be payable in January 2019) or (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date. The applicable redemption price payable upon redemption of any Series L Preferred Stock will be made, in the Company’s sole discretion, in the form of (A)  cash in ILS at the then-current currency exchange rate determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, (B) in equal value through the issuance of shares of Common Stock, with the value of such Common Stock to be deemed the lower of (i) our NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the volume-weighted average price of our Common Stock, determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, or (C) in a combination of cash in ILS and our Common Stock, based on the conversion mechanisms set forth in (A) and (B), respectively. As of December 31, 2017, no shares of Series L Preferred Stock have been redeemed.

Holders of Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Preferred Stock Stated Value (i.e., the equivalent of $1.56035 per share per year). Dividends on each share of Series L Preferred Stock are cumulative from the date of issuance. Cash dividends on shares of Series L Preferred Stock are paid annually, with the first distribution expected to be payable in January 2019 for the period from the date of issuance through December 31, 2018. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%. As such, we have accumulated cash dividends of $1,436,000 on our Series L Preferred Stock as of December 31, 2017, which are included in the numerator for purposes of calculating basic and diluted net income available to common stockholders per share (Note 10).

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

Until the fifth anniversary of the date of original issuance of our Series L Preferred Stock, we are prohibited from issuing any shares of preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and/or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio, calculated in accordance with the Articles Supplementary describing the Series L Preferred Stock, is equal to or greater than 1.25:1.00. At December 31, 2017, we were in compliance with the Series L Preferred Stock Minimum Fixed Charge Coverage Ratio.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

12.  STOCKHOLDERS’ EQUITY

Dividends

Dividends per share of Common Stock declared during the years ended December 31, 2017 and 2016 consist of the following:

Declaration Date	Payment Date	Type	Dividend Per Common Share
December 18, 2017	January 11, 2018	Special Cash	$0.73000
December 6, 2017	December 28, 2017	Regular Quarterly	$0.12500
September 7, 2017	September 25, 2017	Regular Quarterly	$0.12500
June 12, 2017	June 27, 2017	Special Cash	$1.98000
June 12, 2017	June 27, 2017	Regular Quarterly	$0.12500
April 5, 2017	April 24, 2017	Special Cash	$0.28000
March 8, 2017	March 27, 2017	Regular Quarterly	$0.21875
December 6, 2016	December 23, 2016	Regular Quarterly	$0.21875
September 12, 2016	September 28, 2016	Regular Quarterly	$0.21875
June 10, 2016	June 28, 2016	Regular Quarterly	$0.21875
March 8, 2016	March 29, 2016	Regular Quarterly	$0.21875

On March 6, 2018, we declared a common share dividend of $0.12500 per share of Common Stock, to be paid on March 29, 2018 to stockholders of record at the close of business on March 16, 2018.

We declared the special cash dividends detailed above to allow the common stockholders that did not participate in the share repurchases as described below to receive the economic benefit of such repurchases, Urban Partners II, LLC (“Urban II”), a fund managed by an affiliate of CIM Group, the Administrator and the Operator of CIM Commercial (each as defined in Note 15), and an affiliate of CIM REIT and CIM Urban, waived its right to receive these special cash dividends.

On December 18, 2017, we declared a special cash dividend of $0.73 per share of Common Stock, or $1,575,000 in the aggregate, that was paid on January 11, 2018 to stockholders of record on December 29, 2017.

On June 12, 2017, we declared a special cash dividend of $1.98 per share of Common Stock, or $4,271,000 in the aggregate, that was paid on June 27, 2017 to stockholders of record on June 20, 2017.

On April 5, 2017, we declared a special cash dividend of $0.28 per share of Common Stock, or $601,000 in the aggregate, that was paid on April 24, 2017 to stockholders of record on April 17, 2017.

Share Repurchases

On December 18, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 14,090,909 shares of Common Stock from Urban II. The aggregate purchase price was $310,000,000, or $22.00 per share. We funded the repurchase using available cash from asset sales. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on January 11, 2018 that allowed stockholders that did not participate in the December 18, 2017 private repurchase to receive the economic benefit of such repurchase.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

On June 12, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 26,181,818 shares of Common Stock from Urban II. The aggregate purchase price was $576,000,000, or $22.00 per share. We funded the repurchase using available cash from asset sales and short-term borrowings on our unsecured credit facility. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on June 27, 2017 that allowed stockholders that did not participate in the June 12, 2017 private repurchase to receive the economic benefit of such repurchase.

On September 14, 2016, we repurchased, in a privately negotiated transaction, canceled and retired 3,628,116 shares of Common Stock from Urban II. The aggregate purchase price was $79,819,000, or $22.00 per share. We funded the repurchase using proceeds from the six mortgage loans obtained in June 2016. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on April 24, 2017 that allowed stockholders that did not participate in the September 14, 2016 private repurchase to receive the economic benefit of such repurchase.

On May 16, 2016, we commenced a cash tender offer to purchase up to 10,000,000 shares of our Common Stock at a price of $21.00 per share. The tender offer expired on June 13, 2016. The tender offer was oversubscribed and, pursuant to the terms of the tender offer, shares of Common Stock were accepted on a pro rata basis. In connection with the tender offer, we repurchased, canceled and retired 10,000,000 shares of our Common Stock for an aggregate purchase price of $210,000,000, excluding fees and expenses related to the tender offer, which were $301,000. Based on the actual total number of shares tendered, Urban II received $208,140,000 of the aggregate purchase price paid. We funded the tender offer using available cash from asset sales and borrowings on our unsecured credit facility. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses.

Series A Preferred Warrants

Each Series A Preferred Unit consists of (i) one share of Series A Preferred Stock (Note 11) and (ii) one Series A Preferred Warrant which allows the holder to purchase 0.25 of a share of Common Stock. The Series A Preferred Warrants are exercisable beginning on the first anniversary of the date of their original issuance until and including the fifth anniversary of the date of such issuance. The exercise price of each Series A Preferred Warrant is at a 15.0% premium to the per share estimated net asset value of our Common Stock (as most recently published by us at the time of each issuance).

Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of issuance. As of December 31, 2017, we had issued 1,287,169 Series A Preferred Warrants in connection with our offering of Series A Preferred Units and allocated net proceeds of $131,000, after specifically identifiable offering costs and allocated general offering costs, to the Series A Preferred Warrants in permanent equity.

13. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Hedges of Interest Rate Risk

In order to manage financing costs and interest rate exposure related to our unsecured term loan facility (Note 8), on August 13, 2015, we entered into interest rate swap agreements with multiple counterparties. These swap agreements became effective on November 2, 2015. Each of our interest rate swap agreements meets the criteria for cash flow hedge accounting treatment and we have designated the interest rate swap agreements as cash flow hedges of the risk of variability attributable to changes in the one-month LIBOR on the term loan facility. Accordingly, the interest rate swaps are recorded on the consolidated balance sheets at fair value and the changes in the fair value of the swaps are recorded in OCI and reclassified to earnings as an adjustment to interest expense as interest becomes receivable or payable (Note 2). We do not expect any significant losses from counterparty defaults related to our swap agreements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

Summary of Derivatives

The following table sets forth the key terms of our interest rate swap contracts:

Number of Interest	Total Notional			Effective	Expiration
Rate Swaps (1) (2)	Amount	Fixed Rates	Floating Rate Index	Date	Date
	(in thousands)
3	$170,000	1.562% - 1.565%	One-Month LIBOR	11/2/2015	5/8/2020

(1)                                 See Note 14 for our fair value disclosures.

(2)                                 Our interest rate swaps are not subject to master netting arrangements.

These swaps hedge the future cash flows of interest payments on our unsecured term loan facility by fixing the rate until May 8, 2020 at a weighted average rate of 1.563% plus the credit spread, which was 1.60% at December 31, 2017 and 2016, or an all-in rate of 3.16%.

Credit-Risk-Related Contingent Features

Each of our interest rate swap agreements contains a provision under which we could also be declared in default under such agreements if we default on the term loan facility. As of December 31, 2017 and 2016, there have been no events of default under our interest rate swap agreements.

Impact of Hedges on AOCI and Consolidated Statements of Operations

The changes in the balance of each component of AOCI related to our interest rate swaps designated as cash flow hedges are as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Accumulated other comprehensive income (loss), at beginning of period	$(509)	$(2,519)	$—
Other comprehensive income (loss) before reclassifications	361	(2,227)	(3,381)
Amounts reclassified from accumulated other comprehensive income (loss) (1)	1,779	4,237	862
Net current period other comprehensive income (loss)	2,140	2,010	(2,519)
Accumulated other comprehensive income (loss), at end of period	$1,631	$(509)	$(2,519)

(1)                                 The amounts from AOCI are reclassified as an increase to interest expense in the statements of operations.

In July 2017, we determined that we would repay $65,000,000 of outstanding borrowings under our unsecured term loan facility in August 2017. On August 3, 2017, such repayment occurred and we terminated three interest rate swaps with an aggregate notional value of $65,000,000. In connection with such termination, we reclassified $8,000 related to the associated interest rate swaps from accumulated other comprehensive income to interest expense on our consolidated statement of operations for the year ended December 31, 2017. In addition, we incurred a termination fee of $38,000, which is included in interest expense on our consolidated statement of operations for the year ended December 31, 2017.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

In November 2017, we determined that we would repay $150,000,000 of outstanding borrowings under our unsecured term loan facility and on November 29, 2017, such repayment occurred and we terminated four interest rate swaps with an aggregate notional value of $150,000,000. In connection with such termination, we reclassified $926,000 related to the associated interest rate swaps from accumulated other comprehensive income to interest expense on our consolidated statement of operations for the year ended December 31, 2017. Such swaps were in the money at the time of their termination and we received termination payments, net of fees, of $1,011,000, which are included in interest expense on our consolidated statement of operations for the year ended December 31, 2017.

We performed an analysis of the probability of the hedged forecasted transaction and whether, in light of the two swap terminations described above, it is still probable of occurring. Based on our analysis and the circumstances giving rise to the two swap terminations during 2017, we believe that the hedged forecasted transaction is still probable.

Future Reclassifications from AOCI

We estimate that $8,000 related to our derivatives designated as cash flow hedges will be reclassified out of AOCI as a decrease to interest expense during the next twelve months.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Our derivative financial instruments (Note 13) are measured at fair value on a recurring basis and are presented on our consolidated balance sheets at fair value, on a gross basis, excluding accrued interest. The table below presents the fair value of our derivative financial instruments as well as their classification on our consolidated balance sheets:

	December 31,			Balance Sheet
	2017	2016	Level	Location
	(in thousands)
Assets (Liabilities):
Interest rate swaps	$1,631	$(509)	2	Other assets (Other liabilities)

Interest Rate Swaps—We estimate the fair value of our interest rate swaps by calculating the credit-adjusted present value of the expected future cash flows of each swap. The calculation incorporates the contractual terms of the derivatives, observable market interest rates which we consider to be Level 2 inputs, and credit risk adjustments, if any, to reflect the counterparty’s as well as our own nonperformance risk.

The estimated fair values of those financial instruments which are not recorded at fair value on a recurring basis on our consolidated balance sheets are as follows:

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

	December 31, 2017		December 31, 2016
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value	Level
	(in thousands)
Assets:
Loans receivable subject to credit risk	$58,904	$61,277	$43,623	$43,621	3
SBA 7(a) loans receivable, subject to secured borrowings	21,728	22,157	29,524	29,976	3
Commercial mortgage loans	424	424	2,593	2,550	3
Liabilities:
Mortgages payable	414,760	413,819	530,793	516,892	3
Junior subordinated notes	25,133	24,162	25,055	25,173	3

Management’s estimation of the fair value of our financial instruments other than our interest rate swaps is based on a Level 3 valuation in the fair value hierarchy established for disclosure of how a company values its financial instruments. In general, quoted market prices from active markets for the identical financial instrument (Level 1 inputs), if available, should be used to value a financial instrument. If quoted prices are not available for the identical financial instrument, then a determination should be made if Level 2 inputs are available. Level 2 inputs include quoted prices for similar financial instruments in active markets for identical or similar financial instruments in markets that are not active (i.e., markets in which there are few transactions for the financial instruments, the prices are not current, price quotations vary substantially, or in which little information is released publicly). There is limited reliable market information for our financial instruments other than our interest rate swaps and we utilize other methodologies based on unobservable inputs for valuation purposes since there are no Level 1 or Level 2 inputs available. Accordingly, Level 3 inputs are used to measure fair value.

In general, estimates of fair value may differ from the carrying amounts of the financial assets and liabilities primarily as a result of the effects of discounting future cash flows. Considerable judgment is required to interpret market data and develop estimates of fair value. Accordingly, the estimates presented are made at a point in time and may not be indicative of the amounts we could realize in a current market exchange.

The carrying amounts of our secured borrowings and unsecured credit and term loan facilities approximate their fair values, as the interest rates on these securities are variable and approximate current market interest rates.

Loans Receivable Subject to Credit Risk and Commercial Mortgage Loans—Loans receivable were initially recorded at estimated fair value at the Acquisition Date.  Loans receivable originated subsequent to the Acquisition Date are recorded at cost upon origination and adjusted by net loan origination fees and discounts. In order to determine the estimated fair value of our loans receivable, we use a present value technique for the anticipated future cash flows using certain assumptions. At December 31, 2017, our assumptions included discount rates ranging from 6.25% to 9.00% and prepayment rates ranging from 7.30% to 17.50%. At December 31, 2016, our assumptions included discount rates ranging from 8.25% to 13.25% and prepayment rates ranging from 5.80% to 20.00%.

SBA 7(a) Loans Receivable, Subject to Secured Borrowings—These loans receivable represent the government guaranteed portion of loans which were sold with the proceeds received from the sale reflected as secured borrowings—government guaranteed loans.  There is no credit risk associated with these loans since the SBA has guaranteed payment of the principal.  In order to determine the estimated fair value of these loans receivable, we use a present value technique for the anticipated future cash flows taking into consideration the lack of credit risk and using a range of prepayment rates of 15.50% to 17.50% and 6.70% to 20.00% at December 31, 2017 and 2016, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

Mortgages Payable—The fair values of mortgages payable are estimated based on current interest rates available for debt instruments with similar terms. The fair value of our mortgages payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of our mortgages payable, using rates ranging from 4.15% to 4.28% and 4.60% to 4.72% at December 31, 2017 and 2016, respectively.

Junior Subordinated Notes—The fair value of the junior subordinated notes is estimated based on current interest rates available for debt instruments with similar terms.  Discounted cash flow analysis is generally used to estimate the fair value of our junior subordinated notes.  The rate used was 5.94% and 4.83% at December 31, 2017 and 2016, respectively.

15.   RELATED PARTY TRANSACTIONS

Asset Management and Other Fees to Related Parties

In May 2005, CIM Urban and CIM Urban REIT Management, L.P., each an affiliate of CIM REIT and CIM Group, entered into an investment management agreement, pursuant to which CIM Urban engaged CIM Urban REIT Management, L.P. to provide certain services to CIM Urban. CIM Investment Advisors, LLC, an affiliate of CIM REIT and CIM Group, registered with the SEC as an investment adviser and, in connection with such registration, CIM Urban entered into a new investment management agreement with CIM Investment Advisors, LLC, in December 2015, on terms and in scope substantially similar to those in the previous agreement, and the previous investment management agreement was terminated. The “Operator” refers to CIM Urban REIT Management, L.P. prior to December 10, 2015 and to CIM Investment Advisors, LLC on and after December 10, 2015.

CIM Urban pays asset management fees to the Operator on a quarterly basis in arrears. The fee is calculated as a percentage of the daily average adjusted fair value of CIM Urban’s assets:

Daily Average Adjusted Fair
Value of CIM Urban’s Assets		Quarterly Fee
From Greater of	To and Including	Percentage
(in thousands)
$—	$500,000	0.2500%
500,000	1,000,000	0.2375%
1,000,000	1,500,000	0.2250%
1,500,000	4,000,000	0.2125%
4,000,000	20,000,000	0.1000%

The Operator earned asset management fees of $22,229,000, $25,753,000 and $24,882,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  At December 31, 2017 and 2016, asset management fees of $4,714,000 and $6,448,000, respectively, were due to the Operator.

CIM Management, Inc. and certain of its affiliates (collectively, the “CIM Management Entities”), all affiliates of CIM REIT and CIM Group, provide property management, leasing, and development services to CIM Urban. The CIM Management Entities earned property management fees, which are included in rental and other property operating expenses, totaling $5,034,000, $5,630,000 and $5,814,000 for the years ended December 31, 2017, 2016 and 2015, respectively.  CIM Urban also reimbursed the CIM Management Entities $8,465,000, $8,630,000 and $8,319,000 during the years ended December 31, 2017, 2016 and 2015, respectively, for the cost of on-site personnel incurred on behalf of CIM Urban, which is included in rental and other property operating expenses. The CIM Management Entities earned leasing commissions of $982,000, $2,522,000 and $697,000 for the years ended December 31, 2017, 2016, and 2015, respectively, which were capitalized to deferred charges. In

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

addition, the CIM Management Entities earned construction management fees of $1,654,000, $942,000 and $1,055,000 for the years ended December 31, 2017, 2016 and 2015, respectively, which were capitalized to investments in real estate.

At December 31, 2017 and 2016, fees payable and expense reimbursements due to the CIM Management Entities of $2,986,000 and $2,027,000, respectively, are included in due to related parties. Also included in due to related parties as of December 31, 2017 and 2016, was $849,000 and $214,000, respectively, due from the CIM Management Entities and related parties.

On the Acquisition Date, pursuant to the terms of the Merger Agreement, CIM Commercial and its subsidiaries entered into the Master Services Agreement (the “Master Services Agreement”) with CIM Service Provider, LLC (the “Administrator”), an affiliate of CIM Group, pursuant to which the Administrator has agreed to provide, or arrange for other service providers to provide, management and administration services to CIM Commercial and its subsidiaries following the Merger. Pursuant to the Master Services Agreement, we appointed an affiliate of CIM Group as the administrator of Urban Partners GP, LLC. Under the Master Services Agreement, CIM Commercial pays a base service fee (the “Base Service Fee”) to the Administrator initially set at $1,000,000 per year (subject to an annual escalation by a specified inflation factor beginning on January 1, 2015), payable quarterly in arrears. For the years ended December 31, 2017, 2016 and 2015, the Administrator earned a Base Service Fee of $1,060,000, $1,043,000 and $1,010,000, respectively. In addition, pursuant to the terms of the Master Services Agreement, the Administrator may receive compensation and/or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. During the years ended December 31, 2017, 2016 and 2015, such services performed by the Administrator included accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources and corporate communications. The Administrator’s compensation is based on the salaries and benefits of the employees of the Administrator and/or its affiliates who performed these services (allocated based on the percentage of time spent on the affairs of CIM Commercial and its subsidiaries). For the years ended December 31, 2017, 2016 and 2015, we expensed $3,065,000, $3,120,000, and $2,993,000, respectively, for such services which are included in asset management and other fees to related parties. At December 31, 2017 and 2016, $1,963,000 and $1,935,000 was due to the Administrator, respectively, for such services.

On January 1, 2015, we entered into a Staffing and Reimbursement Agreement with CIM SBA Staffing, LLC (“CIM SBA”), an affiliate of CIM Group, and our subsidiary, PMC Commercial Lending, LLC. The agreement provides that CIM SBA will provide personnel and resources to us and that we will reimburse CIM SBA for the costs and expenses of providing such personnel and resources. For the years ended December 31, 2017, 2016 and 2015, we incurred expenses related to services subject to reimbursement by us under this agreement of $3,464,000, $3,555,000 and $3,850,000, respectively, which are included in asset management and other fees to related parties for lending segment costs included in continuing operations, $433,000, $411,000 and $434,000, respectively, for corporate services, which are included in asset management and other fees to related parties, and $0, $550,000 and $777,000, respectively, which are included in discontinued operations. For the year ended December 31, 2015, we expensed $1,638,000 for transaction costs paid to CIM SBA for reimbursement of costs in connection with the sale of substantially all of our commercial mortgage loans to an unrelated third-party (Note 7). In addition, for the years ended December 31, 2017, 2016 and 2015, we deferred personnel costs of $429,000, $249,000 and $282,000, respectively, associated with services provided for originating loans.

Equity Transactions

On September 14, 2016, we repurchased, in a privately negotiated transaction, canceled and retired 3,628,116 shares of Common Stock from Urban II. The aggregate purchase price was $79,819,000, or $22.00 per share (Note 12).

On November 21, 2016, our Chief Executive Officer purchased 20,000 Series A Preferred Units (Note 11) at a price of $25.00 per Series A Preferred Unit.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

On May 16, 2016, we commenced a cash tender offer to purchase up to 10,000,000 shares of our Common Stock at a price of $21.00 per share. In connection with the tender offer, we repurchased, canceled and retired 10,000,000 shares of our Common Stock for an aggregate purchase price of $210,000,000, excluding fees and expenses related to the tender offer, which were $301,000. Based on the actual total number of shares tendered, Urban II received $208,140,000 of the aggregate purchase price paid (Note 12).

On June 12, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 26,181,818 shares of Common Stock from Urban II. The aggregate purchase price was $576,000,000, or $22.00 per share (Note 12).

On December 18, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 14,090,909 shares of Common Stock from Urban II. The aggregate purchase price was $310,000,000, or $22.00 per share (Note 12).

Other

On October 1, 2015, an affiliate of CIM Group entered into a 5-year lease renewal with respect to a property owned by the Company. For the years ended December 31, 2017, 2016 and 2015, we recorded rental and other property income related to this tenant of $108,000, $108,000 and $104,000, respectively.

On December 29, 2016, we sold our commercial real estate lending subsidiary, which was classified as held for sale and had a carrying value of $27,587,000, which was equal to management’s estimate of fair value, to a fund managed by an affiliate of CIM Group. We did not recognize any gain or loss in connection with the transaction (Note 7). Management’s estimate of fair value was determined with assistance from an independent third-party valuation firm.

16.   COMMITMENTS AND CONTINGENCIES

Loan Commitments—Commitments to extend credit are agreements to lend to a customer provided the terms established in the contract are met. Our outstanding loan commitments to fund loans were $16,054,000 at December 31, 2017 and are for prime-based loans to be originated by our subsidiary engaged in SBA 7(a) Program lending, the government guaranteed portion of which is intended to be sold. Commitments generally have fixed expiration dates. Since some commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

General—In connection with the ownership and operation of real estate properties, we have certain obligations for the payment of tenant improvement allowances and lease commissions in connection with new leases and renewals. CIM Commercial had a total of $23,836,000 in future obligations under leases to fund tenant improvements and other future construction obligations at December 31, 2017. At December 31, 2017, $11,103,000 was funded to reserve accounts included in restricted cash on our consolidated balance sheet for these tenant improvement obligations in connection with the mortgage loan agreements entered into in June 2016.

Employment Agreements—We have employment agreements with two of our officers.  Pursuant to these employment agreements, we issued an aggregate of 76,423 shares of Common Stock under the 2015 Equity Incentive Plan as retention bonuses to these officers in January 2016 (as each executive was not entitled to any disability, death or severance payments on such date).  These shares vested immediately. We accrued associated payroll taxes of $444,000 at December 31, 2015, which were paid in January 2016, and recorded compensation expense of $0, $0 and $1,263,000 during the years ended December 31, 2017, 2016 and 2015, respectively, related to these retention bonuses.  In addition, under certain circumstances, each of these employment agreements currently provides for (1) severance payment equal to the annual base salary paid to the officer and (2) death and disability payments in an amount equal to two times and one time, respectively, the annual base salary paid to the officers.  At December 31, 2017, there was no unrecognized compensation expense related to these awards.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

Litigation—We are not currently involved in any material pending or threatened legal proceedings nor, to our knowledge, are any material legal proceedings currently threatened against us, other than routine litigation arising in the ordinary course of business. In the normal course of business, we are periodically party to certain legal actions and proceedings involving matters that are generally incidental to our business. While the outcome of these legal actions and proceedings cannot be predicted with certainty, in management’s opinion, the resolution of these legal proceedings and actions will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In April 2017, the City and County of San Francisco filed suit against certain of our subsidiaries and us claiming past due real property transfer tax relating to a transaction in a prior year. In June 2017, we filed a demurrer against the City and County of San Francisco. The demurrer was denied in July 2017. We filed a writ to appeal the denial of the demurrer in early August 2017.  The writ was denied in August 2017 and, in order to continue to contest the asserted tax obligations, we paid the City and County of San Francisco $11,845,000 in penalties, interest and legal fees in late August 2017, which are reflected in transaction costs on our consolidated statement of operations for the year ended December 31, 2017. We filed claims for refund in January 2018 in an effort to recover the full amounts paid. At this time, we cannot determine the amount, if any, of the previously assessed and currently expensed tax obligations that will be recovered through the refund process. We believe that we have defenses to, and intend to continue to vigorously contest, the asserted tax obligations.

SBA Related—If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced under the SBA 7(a) Program, the SBA may seek recovery of the principal loss related to the deficiency from us. With respect to the guaranteed portion of SBA loans that have been sold, the SBA will first honor its guarantee and then seek compensation from us in the event that a loss is deemed to be attributable to technical deficiencies. Based on historical experience, we do not expect that this contingency is probable to be asserted. However, if asserted, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Environmental Matters—In connection with the ownership and operation of real estate properties, we may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. We have not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with any of the properties, and we are not aware of any other environmental condition with respect to any of the properties that management believes will have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Rent Expense—Rent expense under a ground lease for a property that was sold in August 2017, which includes straight-line rent and amortization of acquired below-market ground lease, was $1,168,000, $1,752,000 and $1,752,000 the years ended December 31, 2017, 2016 and 2015, respectively. We record rent expense on a straight-line basis. Straight-line rent liability of $13,289,000 is included in other liabilities in the accompanying consolidated balance sheet as of December 31, 2016.

We lease office space in Dallas, Texas under a lease which expires in May 2019. We recorded rent expense of $228,000, $226,000 and $235,000, for the years ended December 31, 2017, 2016 and 2015, respectively.

At December 31, 2017, our scheduled future noncancelable minimum lease payments were $253,000 and $106,000 for the years ending December 31, 2018 and 2019, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

17.   FUTURE MINIMUM LEASE RENTALS

Future minimum rental revenue under long-term operating leases at December 31, 2017, excluding tenant reimbursements of certain costs, are as follows:

	Governmental	Other
Years Ending December 31,	Tenants	Tenants	Total
	(in thousands)
2018	$36,767	$84,468	$121,235
2019	35,170	84,723	119,893
2020	32,975	76,238	109,213
2021	22,451	63,119	85,570
2022	11,221	59,365	70,586
Thereafter	40,318	144,323	184,641
	$178,902	$512,236	$691,138

18.  CONCENTRATIONS

Tenant Revenue Concentrations—Rental revenue, excluding tenant reimbursements of certain costs, from the U.S. General Services Administration and other government agencies (collectively, “Governmental Tenants”), which primarily occupy properties located in Washington, D.C., accounted for approximately 21.4%, 19.9% and 22.7% of our rental and other property income for the years ended December 31, 2017, 2016 and 2015, respectively.  At December 31, 2017 and 2016, $5,130,000 and $8,339,000, respectively, was due from Governmental Tenants (Note 17).

Geographical Concentrations of Investments in Real Estate—As of December 31, 2017, 2016 and 2015, we owned 15, 20 and 20 office properties, respectively; zero, five and five multifamily properties, respectively; one, one and three hotel properties, respectively; two, three and three parking garages, respectively; and two development sites, one of which is being used as a parking lot. As of December 31, 2017, 2016 and 2015, these properties were located in two, four and four states, respectively, and Washington, D.C.

Our revenue concentrations from properties are as follows:

	Year Ended December 31,
	2017	2016	2015
California	63.2%	63.4%	62.2%
Washington, D.C.	25.1	21.3	24.2
Texas	6.9	8.2	7.8
North Carolina	3.1	5.2	4.6
New York	1.7	1.9	1.2
	100.0%	100.0%	100.0%

Our real estate investments concentrations from properties are as follows:

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

	December 31,
	2017	2016
California	66.4%	50.8%
Washington, D.C.	31.2	32.3
Texas	2.4	7.7
North Carolina	—	5.5
New York	—	3.7
	100.0%	100.0%

19.   INCOME TAXES

We have elected to be taxed as a REIT under the Code.  To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our taxable income to our stockholders.  As a REIT, we generally will not be subject to corporate level federal income tax on net income that is currently distributed to stockholders.

We have wholly-owned TRS’s which are subject to federal and state income taxes.  The income generated from the TRS’s is taxed at normal corporate rates.

The provision for income taxes results in effective tax rates that differ from federal and state statutory rates.  A reconciliation of the provision for income tax attributable to the TRSs’ income from continuing operations computed at federal statutory rates to the income tax provision reported in the financial statements is as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Income from continuing operations before income taxes for TRSs	$4,878	$5,684	$3,010

Expected federal income tax provision	$1,658	$1,933	$1,023
State income taxes	27	21	42
Change in valuation allowance	(37)	(1,443)	(302)
Other	(272)	1,135	43
Income tax provision	$1,376	$1,646	$806

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

The components of our net deferred tax asset, which are included in other assets, are as follows:

	December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Net operating losses	$39	$59
Secured borrowings—government guaranteed loans	308	706
Other	111	104
Total gross deferred tax assets	458	869
Valuation allowance	(26)	(64)
	432	805
Deferred tax liabilities:
Loans receivable	(333)	(535)
Other	—	(10)
	(333)	(545)
Deferred tax asset, net	$99	$260

The net operating loss carryforwards at December 31, 2017 and 2016 were generated by TRSs and are available to offset future taxable income of these TRSs. The net operating loss carryforwards expire from 2026 to 2033.

The periods subject to examination for our federal and state income tax returns are 2014 through 2017. As of December 31, 2017 and 2016, no reserves for uncertain tax positions have been established and we do not anticipate any material changes in the amount of unrecognized tax benefits recorded to occur within the next 12 months.

The Tax Cuts and Jobs Act of 2017, signed into law in late December 2017, made sweeping changes to provisions of the Code applicable to businesses. Management has reviewed these statutory changes and determined that the impact to our  consolidated financial statements is not material.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

20.   SEGMENT DISCLOSURE

In accordance with ASC Topic 280, Segment Reporting, our reportable segments consist of three types of commercial real estate properties, namely, office, hotel and multifamily, as well as a segment for our lending business that is included in our continuing operations.  The lending business that was sold during the year ended December 31, 2016, which was included in assets held for sale at December 31, 2015, is not included in our reportable segments. Management internally evaluates the operating performance and financial results of the segments based on net operating income. We also have certain general and administrative level activities, including public company expenses, legal, accounting, and tax preparation that are not considered separate operating segments. The reportable segments are accounted for on the same basis of accounting as described in Note 2.

We evaluate the performance of our real estate segments based on net operating income, which is defined as rental and other property income and expense reimbursements less property related expenses, and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, impairment of real estate, transaction costs, and provision for income taxes. For the lending segment, we define net operating income as interest income net of interest expense and general overhead expenses.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

The net operating income of our segments included in continuing operations for the years ended December 31, 2017, 2016 and 2015 is as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Office:
Revenues	$174,004	$187,435	$188,270
Property expenses:
Operating	68,801	81,217	80,014
General and administrative	981	1,234	771
Total property expenses	69,782	82,451	80,785
Segment net operating income—office	104,222	104,984	107,485
Hotel:
Revenues	38,585	48,379	61,436
Property expenses:
Operating	25,059	32,177	41,585
General and administrative	77	282	389
Total property expenses	25,136	32,459	41,974
Segment net operating income—hotel	13,449	15,920	19,462
Multifamily:
Revenues	13,566	20,303	18,721
Property expenses:
Operating	7,725	11,309	11,579
General and administrative	393	1,048	589
Total property expenses	8,118	12,357	12,168
Segment net operating income—multifamily	5,448	7,946	6,553
Lending:
Revenues	10,221	9,814	8,521
Lending expenses:
Interest expense	414	537	845
Fees to related party	3,464	3,555	3,850
General and administrative	1,010	1,166	1,032
Total lending expenses	4,888	5,258	5,727
Segment net operating income—lending	5,333	4,556	2,794
Total segment net operating income	$128,452	$133,406	$136,294

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

A reconciliation of our segment net operating income to net income attributable to the Company for the years ended December 31, 2017, 2016 and 2015 is as follows:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Total segment net operating income	$128,452	$133,406	$136,294
Asset management and other fees to related parties	(26,787)	(30,327)	(29,319)
Interest expense	(35,924)	(33,848)	(22,785)
General and administrative	(3,018)	(4,231)	(6,621)
Transaction costs	(11,862)	(340)	(1,382)
Depreciation and amortization	(58,364)	(71,968)	(72,361)
Impairment of real estate	(13,100)	—	—
Gain on sale of real estate	401,737	39,666	3,092
Income from continuing operations before provision for income taxes	381,134	32,358	6,918
Provision for income taxes	(1,376)	(1,646)	(806)
Net income from continuing operations	379,758	30,712	6,112
Discontinued operations:
Income from operations of assets held for sale	—	3,853	13,140
Gain on disposition of assets held for sale	—	—	5,151
Net income from discontinued operations	—	3,853	18,291
Net income	379,758	34,565	24,403
Net income attributable to noncontrolling interests	(21)	(18)	(11)
Net income attributable to the Company	$379,737	$34,547	$24,392

The condensed assets for each of the segments as of December 31, 2017 and 2016, along with capital expenditures and loan originations for the years ended December 31, 2017, 2016, and 2015 are as follows:

	December 31,
	2017	2016
	(in thousands)
Condensed assets:
Office	$997,808	$1,568,702
Hotel	107,790	115,955
Lending	92,919	91,191
Multifamily	815	170,159
Non-segment assets	137,056	76,877
Total assets	$1,336,388	$2,022,884

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Capital expenditures (1):
Office	$24,907	$30,563	$27,686
Multifamily	693	548	2,498
Hotel	478	733	1,158
Total capital expenditures	26,078	31,844	31,342
Loan originations (2)	76,316	105,201	59,467
Total capital expenditures and loan originations (3)	$102,394	$137,045	$90,809

(1)                                 Represents additions and improvements to real estate investments, excluding acquisitions.

(2)                                 For the year ended December 31, 2016, loan originations includes $966,000 of non-cash additions to commercial real estate loans for capitalized interest.

(3)                                 Includes the activity for dispositions through their respective disposition dates.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of quarterly financial information for the year ended December 31, 2017:

	Three Months Ended
2017	March 31,	June 30,	September 30,	December 31,
	(in thousands, except per share data)
Revenues from continuing operations	$66,949	$61,299	$55,384	$52,744
Gain on sale of real estate	187,734	116,283	74,715	23,005
Net income from continuing operations	193,935	91,372	72,391	22,060
Net income	193,935	91,372	72,391	22,060
Net income attributable to the Company	193,930	91,363	72,395	22,049
Redeemable preferred stock dividends	(31)	(72)	(138)	(249)
Redeemable preferred stock redemptions	—	—	—	2
Net income available to common stockholders	193,899	91,291	72,257	21,802
BASIC AND DILUTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS PER SHARE (1):
Continuing operations	$2.31	$1.16	$1.25	$0.36
Net income	$2.31	$1.16	$1.25	$0.36
Weighted average shares of common stock outstanding - basic	84,048	78,871	57,876	55,885
Weighted average shares of common stock outstanding - diluted	84,048	78,871	57,876	55,917

(1)                                 EPS for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method for computing EPS in the respective periods. In addition, EPS is calculated independently for each component and may not be additive due to rounding.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2017 and 2016

and for the Years Ended December 31, 2017, 2016 and 2015 (Continued)

The following is a summary of quarterly financial information for the year ended December 31, 2016:

	Three Months Ended
2016	March 31,	June 30,	September 30,	December 31,
	(in thousands except per share data)
Revenues from continuing operations	$68,617	$68,360	$64,332	$64,622
Gain on sale of real estate	24,739	—	14,927	—
Net income (loss) from continuing operations	26,293	(810)	8,382	(3,153)
Net income from discontinued operations	690	1,668	703	792
Net income (loss)	26,983	858	9,085	(2,361)
Net income (loss) attributable to the Company	26,980	849	9,088	(2,370)
Redeemable preferred stock dividends	—	—	—	(9)
Net income (loss) available to common stockholders	26,980	849	9,088	(2,379)
BASIC AND DILUTED NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS PER SHARE (1):
Continuing operations	$0.27	$(0.01)	$0.10	$(0.04)
Discontinued operations	$0.01	$0.02	$0.01	$0.01
Net income	$0.28	$0.01	$0.10	$(0.03)
Weighted average shares of common stock outstanding - basic	97,662	96,683	87,045	84,048
Weighted average shares of common stock outstanding - diluted	97,662	96,683	87,045	84,048

(1)                                 EPS for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method for computing EPS in the respective periods. In addition, EPS is calculated independently for each component and may not be additive due to rounding.

Schedule III—Real Estate and Accumulated Depreciation

December 31, 2017

(in thousands)

				Net
		Initial Cost		Improvements	Gross Amount at Which Carried
			Building	(Write-Offs)		Building
Property Name,			and	Since		and		Acc.	Year Built /	Year
City and State	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Deprec.	Renovated	Acquired
Office
260 Townsend Street
San Francisco, CA	$28,200	$7,574	$13,843	$3,333	$7,574	$17,176	$24,750	$7,042	1986	2006
830 1st Street
Washington, D.C.	46,000	18,095	62,017	(1,104)	18,095	60,913	79,008	17,712	2002	2006
3601 S Congress Avenue
Austin, TX	—	9,569	18,593	2,281	9,569	20,874	30,443	7,060	1918/2001	2007
899 N Capitol Street
Washington, D.C.	—	34,641	84,466	15,361	34,641	99,827	134,468	28,822	1969-1973/1999 & 2011	2007
999 N Capitol Street
Washington, D.C.	—	32,221	86,526	13,615	32,221	100,141	132,362	29,563	1969-1973/1999 & 2011	2007
901 N Capitol Street
Washington, D.C.	—	27,117	—	4,329	27,117	4,329	31,446	1,349	N/A	2007
1333 Broadway
Oakland, CA	39,500	7,048	41,578	9,386	7,048	50,964	58,012	13,385	1972/1995	2008
1901 Harrison Street
Oakland, CA	42,500	3,838	68,106	9,273	3,838	77,379	81,217	22,176	1985	2008
2100 Franklin Street
Oakland, CA	80,000	4,277	34,033	10,506	4,277	44,539	48,816	14,489	2008	2008
2101 Webster Street
Oakland, CA	83,000	4,752	109,812	32,394	4,752	142,206	146,958	41,100	1984	2008
2353 Webster Street Parking Garage
Oakland, CA	—	—	9,138	29	—	9,167	9,167	2,125	1986	2008
1 Kaiser Plaza
Oakland, CA	97,100	9,261	113,619	18,073	9,261	131,692	140,953	35,942	1970/2008	2008
2 Kaiser Plaza Parking Lot
Oakland, CA	—	10,931	110	1,504	10,931	1,614	12,545	54	N/A	2015
11600 Wilshire Boulevard
Los Angeles, CA	—	3,477	18,522	1,969	3,477	20,491	23,968	4,388	1955	2010
11620 Wilshire Boulevard
Los Angeles, CA	—	7,672	51,999	7,949	7,672	59,948	67,620	13,291	1976	2010
4750 Wilshire Boulevard
Los Angeles, CA	—	16,633	28,985	58	16,633	29,043	45,676	3,206	1984/2014	2014
Lindblade Media Center
Los Angeles, CA	—	6,342	11,568	—	6,342	11,568	17,910	1,235	1930 & 1957 / 2010	2014
1130 Howard Street
San Francisco, CA	—	8,290	10,480	—	8,290	10,480	18,770	—	1930/2016 & 2017	2017
Hotel
Sheraton Grand Hotel
Sacramento, CA	—	3,497	107,447	(3,688)	3,497	103,759	107,256	25,449	2001	2008
Sheraton Grand Hotel Parking & Retail
Sacramento, CA	—	6,550	10,996	(111)	6,550	10,885	17,435	2,667	2001	2008
	$416,300	$221,785	$881,838	$125,157	$221,785	$1,006,995	$1,228,780	$271,055

The aggregate gross cost of property included above for federal income tax purposes approximates $1,233,414,000 (unaudited) as of December 31, 2017.

Schedule III—Real Estate and Accumulated Depreciation (Continued)

December 31, 2017

(in thousands)

The following table reconciles our investments in real estate from January 1, 2015 to December 31, 2017:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Investments in Real Estate
Balance, beginning of period	$2,021,494	$2,061,372	$2,036,794

Additions:
Improvements	26,078	31,844	31,342
Property acquisitions	18,770	—	11,041
Deductions:
Asset sales	(815,357)	(61,801)	(6,237)
Impairment	(13,100)	—	—
Retirements	(9,105)	(9,921)	(11,568)
Balance, end of period	$1,228,780	$2,021,494	$2,061,372

The following table reconciles the accumulated depreciation from January 1, 2015 to December 31, 2017:

	Year Ended December 31,
	2017	2016	2015
	(in thousands)
Accumulated Depreciation
Balance, beginning of period	$(414,552)	$(369,661)	$(320,857)

Additions: depreciation	(49,427)	(62,239)	(61,915)
Deductions:
Asset sales	183,819	7,427	1,543
Retirements	9,105	9,921	11,568
Balance, end of period	$(271,055)	$(414,552)	$(369,661)

Schedule IV—Mortgage Loans on Real Estate

December 31, 2017

(dollars in thousands, except footnotes)

								Principal
								Amount of
								Loans Subject
Geographic	Number				Final	Carrying		to Delinquent
Dispersion of	of	Size of Loans			Maturity	Amount of		Principal or
Collateral	Loans	From	To	Interest Rate	Date Range	Mortgages (1)		“Interest”

SBA 7(a) Loans - States 2% or greater (2) (3):
Indiana	25	$40	$1,230	5.75% to 7.00%	01/12/36 — 01/27/42	$10,074		$—
Ohio	25	$—	$820	6.00% to 7.00%	10/16/20 — 02/13/43	7,863		—
Michigan	21	$10	$540	6.00% to 7.00%	10/10/33 — 12/20/42	5,495		—
Texas	25	$—	$650	5.13% to 7.00%	12/12/18 — 01/03/43	4,703		—
Virginia	8	$40	$790	5.75% to 7.00%	03/28/27 — 06/29/42	2,806		—
South Carolina	6	$—	$800	6.00% to 7.00%	08/18/18 — 10/25/42	1,671		—
Illinois	5	$60	$640	6.00% to 7.00%	09/17/35 — 08/03/42	1,536		—
Florida	8	$—	$350	6.25% to 7.00%	06/19/19 — 06/14/41	1,499		—
Alabama	6	$40	$450	6.00% to 7.00%	07/27/25 — 12/28/42	1,455		—
Missouri	5	$40	$600	6.00% to 7.00%	03/29/22 — 10/17/42	1,429		—
Kentucky (4)	6	$100	$390	6.25% to 7.00%	04/09/35 — 08/17/41	1,270		—
Pennsylvania	3	$320	$520	6.25% to 7.00%	03/05/40 — 03/16/42	1,172		—
Wisconsin (5)	8	$—	$290	6.00% to 7.00%	04/23/20 — 06/16/42	1,142		130
North Carolina	3	$80	$650	6.75% to 7.00%	09/08/32 — 06/29/42	1,040		—
Georgia	5	$80	$370	6.50% to 7.00%	05/23/20 — 11/21/42	1,019		—
Other	28	$—	$560	5.75% to 7.00%	03/04/18 — 11/29/42	5,477		—
Government guaranteed portions (6)						10,623		—
SBA 7(a) loans, subject to secured borrowings (7)						20,691		—
General reserves						(333)		—
	187					80,632	(1)	130

Commercial Mortgage Loan:
North Carolina (8)	1	$430		7.50%	02/06/19	424		—

	188					$81,056	(9)	$130

(1)                                  Excludes general reserves of $333,000.

(2)                                  Includes $114,000 of loans not secured by real estate. Also includes $267,000 of loans with subordinate lien positions.

(3)                                  Interest rates are variable at spreads over the prime rate unless otherwise noted.

(4)                                  Includes a loan with a retained face value of $387,000 and a fixed interest rate of 6.50%.

(5)                                  Includes a loan with a retained face value of $130,000, a valuation reserve of $129,000 and a fixed interest rate of 6.25%.

(6)                                  Represents the government guaranteed portions of our SBA 7(a) loans detailed above retained by us. As there is no risk of loss to us related to these portions of the guaranteed loans, the geographic information is not presented as it is not meaningful.

(7)                                  Represents the guaranteed portion of SBA 7(a) loans which were sold with the proceeds received from the sale reflected as secured borrowings. For Federal income tax purposes, these proceeds are treated as sales and reduce the carrying value of loans receivable.

(8)                                  Loan has a fixed interest rate.

(9)                                  For Federal income tax purposes, the aggregate cost basis of our loans was approximately $58,778,000 (unaudited).

Schedule IV—Mortgage Loans on Real Estate (Continued)

December 31, 2017

(in thousands)

Balance at December 31, 2014	$189,052
Additions during period:
New mortgage loans	59,467
Other - deferral for collection of commitment fees, net of costs	385
Other - accretion of loan fees and discounts	6,841

Deductions during period:
Collections of principal	(44,261)
Foreclosures	(708)
Cost of mortgages sold, net	(29,799)
Other - sale of mortgage loans	(77,121)
Other - bad debt expense, net of recoveries	(416)
Balance at December 31, 2015	103,440

Additions during period:
New mortgage loans (1)	105,201
Other - recoveries of bad debts, net of bad debt expense	199
Other - accretion of loan fees and discounts	1,592

Deductions during period:
Collections of principal	(37,336)
Foreclosures	(92)
Cost of mortgages sold, net	(41,040)
Other - collection of commitment fees, net of costs	(739)
Other - reclassification from secured borrowings	(2,663)
Other - sale of commercial real estate loans (Note 7)	(52,822)
Balance at December 31, 2016	75,740

Additions during period:
New loans	76,316
Other - deferral for collection of commitment fees, net of costs	1,706
Other - accretion of loan fees and discounts	676

Deductions during period:
Collections of principal	(17,557)
Foreclosures	(127)
Cost of mortgages sold, net	(54,973)
Other - reclassification from secured borrowings	(534)
Other - bad debt expense	(191)
Balance at December 31, 2017	$81,056

(1)                                 Includes $966,000 of non-cash additions to commercial real estate loans for interest.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Investments in real estate, net	$1,075,931	$957,725
Cash and cash equivalents	91,192	129,310
Restricted cash	22,800	27,008
Loans receivable, net	71,606	81,056
Accounts receivable, net	9,169	13,627
Deferred rent receivable and charges, net	86,162	84,748
Other intangible assets, net	11,625	6,381
Other assets	19,876	36,533
TOTAL ASSETS	$1,388,361	$1,336,388
LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY
LIABILITIES:
Debt, net	$666,932	$630,852
Accounts payable and accrued expenses	27,391	26,394
Intangible liabilities, net	3,829	1,070
Due to related parties	9,203	8,814
Other liabilities	14,529	14,629
Total liabilities	721,884	681,759
COMMITMENTS AND CONTINGENCIES (Note 15)
REDEEMABLE PREFERRED STOCK: Series A, $0.001 par value; 36,000,000 shares authorized; 1,845,473 and 1,842,353 shares issued and outstanding, respectively, at June 30, 2018 and 1,225,734 and 1,224,712 shares issued and outstanding, respectively, at December 31, 2017; liquidation preference of $25.00 per share, subject to adjustment	42,037	27,924
EQUITY:
Series A cumulative redeemable preferred stock, $0.001 par value; 36,000,000 shares authorized; 308,775 and 307,510 shares issued and outstanding, respectively, at June 30, 2018 and 61,435 and 60,592 shares issued and outstanding, respectively, at December 31, 2017; liquidation preference of $25.00 per share, subject to adjustment	7,637	1,508
Series L cumulative redeemable preferred stock, $0.001 par value; 9,000,000 shares authorized; 8,080,740 shares issued and outstanding at June 30, 2018 and December 31, 2017; liquidation preference of $28.37 per share, subject to adjustment	229,251	229,251
Common stock, $0.001 par value; 900,000,000 shares authorized; 43,795,073 and 43,784,939 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	44	44
Additional paid-in capital	792,245	792,631
Accumulated other comprehensive income	3,221	1,631
Distributions in excess of earnings	(408,797)	(399,250)
Total stockholders’ equity	623,601	625,815
Noncontrolling interests	839	890
Total equity	624,440	626,705
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, AND EQUITY	$1,388,361	$1,336,388

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)
REVENUES:
Rental and other property income	$34,900	$46,124	$68,697	$97,183
Hotel income	10,160	9,832	19,849	19,582
Expense reimbursements	3,351	2,526	4,960	5,556
Interest and other income	3,148	2,817	6,451	5,927
	51,559	61,299	99,957	128,248
EXPENSES:
Rental and other property operating	20,780	27,249	38,800	50,209
Asset management and other fees to related parties	6,143	7,863	12,354	16,563
Interest	6,811	9,513	13,444	19,286
General and administrative	1,915	1,647	5,291	3,326
Transaction costs (Note 15)	344	11,615	344	11,628
Depreciation and amortization	13,325	14,761	26,473	31,992
Impairment of real estate (Note 2)	—	13,100	—	13,100
	49,318	85,748	96,706	146,104
Gain on sale of real estate (Note 3)	—	116,283	—	304,017
INCOME BEFORE PROVISION FOR INCOME TAXES	2,241	91,834	3,251	286,161
Provision for income taxes	292	462	680	854
NET INCOME	1,949	91,372	2,571	285,307
Net income attributable to noncontrolling interests	(12)	(9)	(16)	(14)
NET INCOME ATTRIBUTABLE TO THE COMPANY	1,937	91,363	2,555	285,293
Redeemable preferred stock dividends accumulated (Note 10)	(3,152)	—	(6,304)	—
Redeemable preferred stock dividends declared (Note 10)	(662)	(72)	(1,155)	(103)
Redeemable preferred stock redemptions (Note 10)	1	—	2	—
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,876)	$91,291	$(4,902)	$285,190
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE:
Basic	$(0.04)	$1.16	$(0.11)	$3.50
Diluted	$(0.04)	$1.16	$(0.11)	$3.50
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	43,791	78,871	43,788	81,445
Diluted	43,791	78,871	43,788	81,445

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)
NET INCOME	$1,949	$91,372	$2,571	$285,307
Other comprehensive income (loss): cash flow hedges	407	(440)	1,590	1,112
COMPREHENSIVE INCOME	2,356	90,932	4,161	286,419
Comprehensive income attributable to noncontrolling interests	(12)	(9)	(16)	(14)
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE COMPANY	$2,344	$90,923	$4,145	$286,405

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Equity

(In thousands, except share and per share amounts)

	Six Months Ended June 30, 2018
	Common Stock		Preferred Stock
			Series A		Series L
	Shares	Par Value	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Distributions in Excess of Earnings	Non- controlling Interests	Total Equity
	(Unaudited)
Balances, December 31, 2017	43,784,939	$44	60,592	$1,508	8,080,740	$229,251	$792,631	$1,631	$(399,250)	$890	$626,705
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	(67)	(67)
Stock-based compensation expense	10,134	—	—	—	—	—	86	—	—	—	86
Common dividends ($0.25 per share)	—	—	—	—	—	—	—	—	(10,947)	—	(10,947)
Issuance of Series A Preferred Warrants	—	—	—	—	—	—	40	—	—	—	40
Dividends to holders of Series A Preferred Stock ($0.6875 per share)	—	—	—	—	—	—	—	—	(1,155)	—	(1,155)
Reclassification of Series A Preferred Stock to permanent equity	—	—	246,918	6,129	—	—	(514)	—	—	—	5,615
Redemption of Series A Preferred Stock	—	—	—	—	—	—	2	—	—	—	2
Other comprehensive income	—	—	—	—	—	—	—	1,590	—	—	1,590
Net income	—	—	—	—	—	—	—	—	2,555	16	2,571
Balances, June 30, 2018	43,795,073	$44	307,510	$7,637	8,080,740	$229,251	$792,245	$3,221	$(408,797)	$839	$624,440

	Six Months Ended June 30, 2017
	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Distributions in Excess of Earnings	Non- controlling Interests	Total Equity
	(Unaudited)
Balances, December 31, 2016	84,048,081	$84	$1,566,073	$(509)	$(599,971)	$912	$966,589
Distributions to noncontrolling interests	—	—	—	—	—	(37)	(37)
Stock-based compensation expense	9,585	—	78	—	—	—	78
Share repurchase	(26,181,818)	(26)	(489,027)	—	(86,947)	—	(576,000)
Special cash dividends paid to certain common stockholders ($2.26 per share) (Note 11)	—	—	—	—	(4,872)	—	(4,872)
Common dividends ($0.34375 per share)	—	—	—	—	(25,620)	—	(25,620)
Issuance of Series A Preferred Warrants	—	—	27	—	—	—	27
Dividends to holders of Series A Preferred Stock ($0.6875 per share)	—	—	—	—	(103)	—	(103)
Other comprehensive income	—	—	—	1,112	—	—	1,112
Net income	—	—	—	—	285,293	14	285,307
Balances, June 30, 2017	57,875,848	$58	$1,077,151	$603	$(432,220)	$889	$646,481

The accompanying notes are an integral part of these consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2018	2017
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,571	$285,307
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred rent and amortization of intangible assets, liabilities and lease inducements	(2,807)	(2,662)
Depreciation and amortization	26,473	31,992
Transfer of right to collect supplemental real estate tax reimbursements	—	(5,097)
Gain on sale of real estate	—	(304,017)
Impairment of real estate	—	13,100
Straight-line rent, below-market ground lease and amortization of intangible assets	(18)	881
Amortization of deferred loan costs	386	808
Amortization of premiums and discounts on debt	(109)	(458)
Unrealized premium adjustment	1,436	722
Amortization and accretion on loans receivable, net	(168)	140
Bad debt expense	151	187
Deferred income taxes	21	459
Stock-based compensation	86	78
Loans funded, held for sale to secondary market	(21,345)	(17,906)
Proceeds from sale of guaranteed loans	29,098	16,737
Principal collected on loans subject to secured borrowings	1,501	4,935
Other operating activity	(525)	(441)
Changes in operating assets and liabilities:
Accounts receivable and interest receivable	4,340	(2,682)
Other assets	(2,283)	(1,653)
Accounts payable and accrued expenses	(861)	5,631
Deferred leasing costs	(1,341)	(2,557)
Other liabilities	(82)	(1,748)
Due to related parties	389	4
Net cash provided by operating activities	36,913	21,760
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to investments in real estate	(8,053)	(9,915)
Acquisition of real estate	(112,048)	—
Proceeds from sale of real estate, net	—	642,886
Loans funded	(7,115)	(5,969)
Principal collected on loans	6,389	5,496
Other investing activity	76	67
Net cash (used in) provided by investing activities	(120,751)	632,565

(Continued)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(In thousands)

	Six Months Ended June 30,
	2018	2017
	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of mortgages payable	—	(65,569)
Payment of principal on SBA 7(a) loan-backed notes	(597)	—
Proceeds from SBA 7(a) loan-backed notes	38,200	—
Payment of principal on secured borrowings	(1,501)	(4,935)
Proceeds from secured borrowings	772	—
Payment of deferred preferred stock offering costs	(857)	(862)
Payment of deferred loan costs	(1,071)	(4)
Payment of common dividends	(10,947)	(25,620)
Payment of special cash dividends	(1,575)	(4,872)
Repurchase of Common Stock	—	(576,000)
Net proceeds from issuance of Series A Preferred Warrants	40	27
Net proceeds from issuance of Series A Preferred Stock	19,923	5,645
Payment of preferred stock dividends	(742)	(40)
Redemption of Series A Preferred Stock	(66)	—
Noncontrolling interests’ distributions	(67)	(37)
Net cash provided by (used in) financing activities	41,512	(672,267)
Change in cash balances included in assets held for sale	—	(2,955)
NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(42,326)	(20,897)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	156,318	176,609
End of period	$113,992	$155,712
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$91,192	$129,006
Restricted cash	22,800	26,706
Total cash and cash equivalents and restricted cash	$113,992	$155,712
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$13,124	$19,303
Federal income taxes paid	$247	$259
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to investments in real estate included in accounts payable and accrued expenses	$11,835	$6,883
Net increase in fair value of derivatives applied to other comprehensive income	$1,590	$1,112
Reduction of loans receivable and secured borrowings due to the SBA’s repurchase of the guaranteed portion of a loan	$—	$534
Additions to deferred costs included in accounts payable and accrued expenses	$276	$—
Additions to preferred stock offering costs included in accounts payable and accrued expenses	$334	$1,387
Accrual of dividends payable to preferred stockholders	$662	$72
Preferred stock offering costs offset against redeemable preferred stock in temporary equity	$140	$21
Reclassification of Series A Preferred Stock from temporary equity to permanent equity	$5,615	$—

The accompanying notes are an integral part of these consolidated financial statements

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

1. ORGANIZATION AND OPERATIONS

CIM Commercial Trust Corporation (“CIM Commercial” or the “Company”), a Maryland corporation and real estate investment trust (“REIT”), together with its wholly-owned subsidiaries (“we,” “us” or “our”), primarily acquires, owns, and operates Class A and creative office assets in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, improving demographic trends and a propensity for growth. We were originally organized in 1993 as PMC Commercial Trust (“PMC Commercial”), a Texas real estate investment trust.

On July 8, 2013, PMC Commercial entered into a merger agreement (the “Merger Agreement”) with CIM Urban REIT, LLC (“CIM REIT”), an affiliate of CIM Group, L.P. (“CIM Group” or “CIM”), and subsidiaries of the respective parties. CIM REIT was a private commercial REIT and was the owner of CIM Urban Partners, L.P. (“CIM Urban”). The transaction (the “Merger”) was completed on March 11, 2014 (the “Acquisition Date”). As a result of the Merger and related transactions, CIM Urban became our wholly-owned subsidiary.

Our common stock, $0.001 par value per share (“Common Stock”), is currently traded on the Nasdaq Global Market (“Nasdaq”) and on the Tel Aviv Stock Exchange (the “TASE”), in each case under the ticker symbol “CMCT.” Our Series L preferred stock, $0.001 par value per share (“Series L Preferred Stock”), is currently traded on Nasdaq and on the TASE, in each case under the ticker symbol “CMCTP.” We have authorized for issuance 900,000,000 shares of common stock and 100,000,000 shares of preferred stock (“Preferred Stock”).

CIM Commercial has qualified and intends to continue to qualify as a REIT, as defined in the Internal Revenue Code of 1986, as amended.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For more information regarding our significant accounting policies and estimates, please refer to “Basis of Presentation and Summary of Significant Accounting Policies” contained in Note 2 to our consolidated financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 12, 2018.

Interim Financial Information—The accompanying interim consolidated financial statements of CIM Commercial have been prepared by our management in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain information and note disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the interim consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of our management, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Operating results for the three and six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. Our accompanying interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto, included in our Annual Report on Form 10-K filed with the SEC on March 12, 2018.

Principles of Consolidation—The consolidated financial statements include the accounts of CIM Commercial and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Investments in Real Estate—Real estate acquisitions are recorded at cost as of the acquisition date. Costs related to the acquisition of properties are expensed as incurred for acquisitions that occurred prior to October 1, 2017. For any acquisition occurring on or after October 1, 2017, we have and will conduct an analysis to determine if the acquisition constitutes a business combination or an asset purchase. If the acquisition constitutes a business combination, then the transaction costs will be expensed as incurred, and if the acquisition constitutes an asset purchase, then the transaction costs will be capitalized. Investments in real estate are stated at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	15 - 40 years
Furniture, fixtures, and equipment	3 - 5 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Ordinary repairs and maintenance are expensed as incurred.

Investments in real estate are evaluated for impairment on a quarterly basis or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The estimated fair value of the asset group identified for step two of the impairment testing under GAAP is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. We recognized impairment of long-lived assets of $0 and $13,100,000 during the three months ended June 30, 2018 and 2017, respectively, and $0 and $13,100,000 during the six months ended June 30, 2018 and 2017, respectively.

Derivative Financial Instruments—As part of our risk management and operational strategies, from time to time, we may enter into derivative contracts with various counterparties. All derivatives are recognized on the balance sheet at their estimated fair value. On the date that we enter into a derivative contract, we designate the derivative as a fair value hedge, a cash flow hedge, a foreign currency fair value or cash flow hedge, a hedge of a net investment in a foreign operation, or a trading or non-hedging instrument.

Changes in the estimated fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge, to the extent that the hedge is effective, are initially recorded in other comprehensive income (“OCI”), and are subsequently reclassified into earnings as a component of interest expense when the variability of cash flows of the hedged transaction affects earnings (e.g., when periodic settlements of a variable-rate asset or liability are recorded in earnings). Any hedge ineffectiveness (which represents the amount by which the changes in the estimated fair value of the derivative differ from the variability in the cash flows of the forecasted transaction) is recognized in current-period earnings as a component of interest expense. When an interest rate swap designated as a cash flow hedge no longer qualifies for hedge accounting, we recognize changes in the estimated fair value of the hedge previously deferred to accumulated other comprehensive income (“AOCI”), along with any changes in estimated fair value occurring thereafter, through earnings. We classify cash flows from interest rate swap agreements as net cash provided by operating activities on the consolidated statements of cash flows as our accounting policy is to present the cash flows from the hedging instruments in the same category in the consolidated statements of cash flows as the category for the cash flows from the hedged items. See Note 12 for disclosures about our derivative financial instruments and hedging activities.

Revenue Recognition—We use a five-step model to recognize revenue for contracts with customers.  The five-step model requires that we (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligation.

Revenue from leasing activities

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is recorded as deferred rent. If the lease provides for tenant improvements, we determine whether the tenant improvements, for accounting purposes, are owned by the tenant or us. When we are the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is considered the owner of the improvements, any tenant improvement allowance that is funded is treated as an incentive. Lease incentives paid to tenants are included in other assets and amortized as a reduction to rental revenue on a straight-line basis over the term of the related lease.

Reimbursements from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes, insurance, and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented on a gross basis when we are primarily responsible for fulfilling the promise to provide the specified good or service and control that specified good or service before it is transferred to the tenant.

In addition to minimum rents, certain leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Percentage rent is recognized once lessees’ specified sales targets have been met.

We derive parking revenues from leases with third-party operators. Our parking leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Parking percentage rent is recognized once lessees’ specific sales targets have been met.

Revenue from lending activities

Interest income included in interest and other income is comprised of interest earned on loans and our short-term investments and the accretion of net loan origination fees and discounts. Interest income on loans is accrued as earned with the accrual of interest suspended when the related loan becomes a Non-Accrual Loan (as defined below).

Revenue from hotel activities

Hotel revenue is recognized upon establishment of a contract with a customer. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, the Company considers all of the goods or services promised in the contract regardless of whether they are explicitly stated or implied by customary business practices. Various performance obligations of hotel revenues can be categorized as follows:

•                  cancellable and noncancelable room revenues from reservations and

•                  ancillary services including facility usage and food or beverage.

Cancellable reservations represent a single performance obligation of providing lodging services at the hotel. The Company satisfies its performance obligation and recognizes revenues associated with these reservations over time as services are rendered to the customer. The Company satisfies its performance obligation and recognizes revenues associated with noncancelable reservations at the earlier of (i) the date on which the customer cancels the reservation or (ii) over time as services are rendered to the customer.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Ancillary services include facilities usage and providing food and beverage. The Company satisfies its performance obligation and recognizes revenues associated with these services at a point in time when the good or service is delivered to the customer.

At inception of these contracts with customers for hotel revenues, the contractual price is equivalent to the transaction price as there are no elements of variable consideration to estimate.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Amounts recognized for hotel revenues were $10,160,000 and $9,832,000 for the three months ended June 30, 2018 and 2017, respectively, and $19,849,000 and $19,582,000 for the six months ended June 30, 2018 and 2017, respectively. Below is a reconciliation of the hotel revenue from contracts with customers to the total hotel segment revenue disclosed in Note 18:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Hotel properties
Hotel income	$10,160	$9,832	$19,849	$19,582
Rental and other property income	733	738	1,496	1,490
Interest and other income	54	34	93	50
Hotel revenues	$10,947	$10,604	$21,438	$21,122

Tenant recoveries outside of the lease agreements

Tenant recoveries outside of the lease agreements are related to construction projects in which our tenants have agreed to fully reimburse us for all costs related to construction. At inception of the contract with the customer, the contractual price is equivalent to the transaction price as there are no elements of variable consideration to estimate. While these individual services are distinct, in the context of the arrangement with the customer, all of these services are bundled together and represent a single package of construction services requested by the customer. The Company satisfies its performance obligation and recognizes revenues associated with these services over time as the construction is completed.

Amounts recognized for tenant recoveries outside of the lease agreements were $275,000 and $0 for the three months ended June 30, 2018 and 2017, respectively, and $278,000 and $4,000 for the six months ended June 30, 2018 and 2017, respectively, which are included in expense reimbursements on the consolidated statements of operations. As of June 30, 2018, performance obligations associated with tenant recoveries outside of lease agreements totaled $123,000.

Loans Receivable—Our loans receivable are carried at their unamortized principal balance less unamortized acquisition discounts and premiums, retained loan discounts and loan loss reserves. For loans originated under the Small Business Administration’s (“SBA”) 7(a) Guaranteed Loan Program (“SBA 7(a) Program”), we sell the portion of the loan that is guaranteed by the SBA. Upon sale of the SBA guaranteed portion of the loans, which are accounted for as sales, the unguaranteed portion of the loan retained by us is valued on a fair value basis and a discount is recorded as a reduction in basis of the retained portion of the loan.

At the Acquisition Date, the carrying value of our loans was adjusted to estimated fair market value and acquisition discounts of $33,907,000 were recorded, which are being accreted to interest and other income using the effective interest method. We sold substantially all of our commercial mortgage loans with unamortized acquisition discounts of $15,951,000 to an unrelated third-party in December 2015. Acquisition discounts of $1,068,000 remained as of June 30, 2018, which have not yet been accreted to income.

A loan receivable is generally classified as non-accrual (a “Non-Accrual Loan”) if (i) it is past due as to payment of principal or interest for a period of 60 days or more, (ii) any portion of the loan is classified as doubtful or is charged-off or (iii) the repayment in full of the principal and or interest is in doubt. Generally, loans are charged-off when management determines that we will be unable to collect any remaining amounts due under the loan agreement, either through liquidation of collateral or other means. Interest income, included in interest and other income, on a Non-Accrual Loan is recognized on either the cash basis or the cost recovery basis.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

On a quarterly basis, and more frequently if indicators exist, we evaluate the collectability of our loans receivable. Our evaluation of collectability involves judgment, estimates, and a review of the ability of the borrower to make principal and interest payments, the underlying collateral and the borrowers’ business models and future operations in accordance with Accounting Standards Codification (“ASC”) 450-20, Contingencies—Loss Contingencies, and ASC 310-10, Receivables. For the three and six months ended June 30, 2018, we recorded no impairment on our loans receivable. For the three and six months ended June 30, 2017, we recorded a net impairment of $0 and $12,000 on our loans receivable, respectively. We establish a general loan loss reserve when available information indicates that it is probable a loss has occurred based on the carrying value of the portfolio and the amount of the loss can be reasonably estimated. Significant judgment is required in determining the general loan loss reserve, including estimates of the likelihood of default and the estimated fair value of the collateral. The general loan loss reserve includes those loans, which may have negative characteristics which have not yet become known to us. In addition to the reserves established on loans not considered impaired that have been evaluated under a specific evaluation, we establish the general loan loss reserve using a consistent methodology to determine a loss percentage to be applied to loan balances. These loss percentages are based on many factors, primarily cumulative and recent loss history and general economic conditions.

Deferred Rent Receivable and Charges—Deferred rent receivable and charges consist of deferred rent, deferred leasing costs, deferred offering costs (Note 10) and other deferred costs. Deferred rent receivable is $54,798,000 and $52,619,000 at June 30, 2018 and December 31, 2017, respectively. Deferred leasing costs, which represent lease commissions and other direct costs associated with the acquisition of tenants, are capitalized and amortized on a straight-line basis over the terms of the related leases. Deferred leasing costs of $49,460,000 and $52,414,000 are presented net of accumulated amortization of $22,557,000 and $23,807,000 at June 30, 2018 and December 31, 2017, respectively. Deferred offering costs represent direct costs incurred in connection with our offering of Series A Preferred Units (as defined in Note 10), excluding costs specifically identifiable to a closing, such as commissions, dealer-manager fees, and other offering fees and expenses. For a specific issuance of Series A Preferred Units, associated offering costs are reclassified as a reduction of proceeds raised on the issuance date. Offering costs incurred but not directly related to a specifically identifiable closing are deferred. Deferred offering costs are first allocated to each issuance on a pro-rata basis equal to the ratio of Series A Preferred Units issued in an issuance to the maximum number of Series A Preferred Units that are expected to be issued. Then, the deferred offering costs allocated to such issuance are further allocated to the Series A Preferred Stock (as defined in Note 10) and Series A Preferred Warrants (as defined in Note 10) issued in such issuance based on the relative fair value of the instruments on the date of issuance. The deferred offering costs allocated to the Series A Preferred Stock and Series A Preferred Warrants are reductions to temporary equity and permanent equity, respectively. Deferred offering costs of $4,185,000 and $3,401,000 related to our offering of Series A Preferred Units are included in deferred rent receivable and charges at June 30, 2018 and December 31, 2017, respectively. Other deferred costs are $276,000 and $121,000 at June 30, 2018 and December 31, 2017, respectively.

Redeemable Preferred Stock—Beginning on the date of original issuance of any given shares of Series A Preferred Stock (Note 10), the holder of such shares has the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Preferred Stock Stated Value (as defined in Note 10), plus accrued and unpaid dividends, subject to the payment of a redemption fee until the fifth anniversary of such issuance. From and after the fifth anniversary of the date of the original issuance, the holder will have the right to require the Company to redeem such shares at a redemption price of 100% of the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends, without a redemption fee, and the Company will have the right (but not the obligation) to redeem such shares at 100% of the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends. The applicable redemption price payable upon redemption of any Series A Preferred Stock is payable in cash or, on or after the first anniversary of the issuance of such shares of Series A Preferred Stock to be redeemed, in the Company’s sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Since a holder of Series A Preferred Stock has the right to request redemption of such shares and redemptions prior to the first anniversary are to be paid in cash, we have recorded the activity related to our Series A Preferred Stock in temporary equity. We recorded the activity related to our Series A Preferred Warrants (Note 10) in permanent equity. On the first anniversary of the date of original

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

issuance of a particular share of Series A Preferred Stock, we reclassify such share of Series A Preferred Stock from temporary equity to permanent equity because the feature giving rise to temporary equity classification, the requirement to satisfy redemption requests in cash, lapses on the first anniversary date. Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and the Series A Preferred Warrants using their relative fair values on the date of issuance.

Our Series L Preferred Stock (as defined in Note 10) is redeemable at the option of the holder or CIM Commercial. From and after the fifth anniversary of the date of original issuance of the Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem (subject to certain conditions), such shares of Series L Preferred Stock at a redemption price equal to the Series L Preferred Stock Stated Value (as defined in Note 10), plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to the fifth anniversary of the date of original issuance of the Series L Preferred Stock if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock is payable in January 2019) or (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date. The applicable redemption price payable upon redemption of any Series L Preferred Stock will be made, in the Company’s sole discretion, in the form of (A) cash in Israeli new shekels (“ILS”) at the then-current currency exchange rate determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, (B) in equal value through the issuance of shares of Common Stock, with the value of such Common Stock to be deemed the lower of (i) the NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the volume-weighted average price of our Common Stock, determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, or (C) in a combination of cash in ILS and our Common Stock, based on the conversion mechanisms set forth in (A) and (B), respectively. We recorded the activity related to our Series L Preferred Stock in permanent equity.

Noncontrolling Interests—Noncontrolling interests represent the interests in various properties owned by third parties.

Restricted Cash—Our mortgage loan and hotel management agreements provide for depositing cash into restricted accounts reserved for capital expenditures, free rent, tenant improvement and leasing commission obligations. Restricted cash also includes cash required to be segregated in connection with certain of our loans receivable.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period presentation. These reclassifications had no effect on previously reported net income or cash flows, other than the adoption of Accounting Standards Update (“ASU”) 2016-18 (as defined below) on January 1, 2018, which requires the inclusion of a reconciliation of cash and restricted cash in our consolidated statements of cash flows.

Assets Held for Sale and Discontinued Operations—In the ordinary course of business, we may periodically enter into agreements relating to dispositions of our assets. Some of these agreements are non-binding because either they do not obligate either party to pursue any transactions until the execution of a definitive agreement or they provide the potential buyer with the ability to terminate without penalty or forfeiture of any material deposit, subject to certain specified contingencies, such as completion of due diligence at the discretion of such buyer. We do not classify assets that are subject to such non-binding agreements as held for sale.

We classify assets as held for sale, if material, when they meet the necessary criteria, which include: a) management commits to and actively embarks upon a plan to sell the assets, b) the assets to be sold are available for immediate sale in their present condition, c) the sale is expected to be completed within one year under terms usual and customary for such sales and d) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. We generally believe that we meet these criteria when the plan for sale has been approved by our board

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

of directors (the “Board of Directors”), there are no known significant contingencies related to the sale and management believes it is probable that the sale will be completed within one year.

Assets held for sale are recorded at the lower of cost or estimated fair value less cost to sell. In addition, if we were to determine that the asset disposal associated with assets held for sale or disposed of represents a strategic shift, the revenues, expenses and net gain (loss) on dispositions would be recorded in discontinued operations for all periods presented through the date of the applicable disposition.

We sold all of our multifamily properties during the year ended December 31, 2017. We assessed the sale of these properties in accordance with ASC 205-20, Discontinued Operations. In our assessment, we considered, among other factors, the materiality of the revenue, net operating income, and total assets of our multifamily segment. Based on our qualitative and quantitative assessment, we concluded the disposals did not represent a strategic shift that will have a major effect on our operations and financial results and therefore should not be classified as discontinued operations on our consolidated financial statements.

Consolidation Considerations for Our Investments in Real Estate—ASC 810-10, Consolidation, addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights that would require the entity to be consolidated. We analyze our investments in real estate in accordance with this accounting standard to determine whether they are variable interest entities, and if so, whether we are the primary beneficiary. Our judgment with respect to our level of influence or control over an entity and whether we are the primary beneficiary of a variable interest entity involves consideration of various factors, including the form of our ownership interest, our voting interest, the size of our investment (including loans), and our ability to participate in major policy-making decisions. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in real estate on our consolidated financial statements.

Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements—In January 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which is designed to improve the recognition and measurement of financial instruments through targeted changes to existing GAAP. The ASU requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of available-for-sale debt securities in combination with other deferred tax assets. In addition, the ASU provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. The ASU also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. For public business entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which is intended to improve financial reporting about leasing transactions. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

lease. However, unlike current GAAP, which requires a lessee to recognize only capital leases on the balance sheet, the new ASU will require a lessee to recognize both types of leases on the balance sheet. The lessor accounting will remain largely unchanged from current GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842), which contained targeted improvements to amend inconsistencies and clarify guidance that were brought about by stakeholders. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), which provided the following practical expedients to entities: (1) a transition method that allows entities to apply the new standard at the adoption date and to recognize a cumulative-effect adjustment to the opening balance of retained earnings effective at the adoption date; and (2) the option for lessors to not separate lease and non-lease components provided that certain criteria are met. For public entities, these ASUs are effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018.

We are currently conducting an evaluation of the impact of the guidance on our consolidated financial statements. We currently believe that the adoption of the standard will not significantly change the accounting for operating leases on our consolidated balance sheet where we are the lessor, and that such leases will be accounted for in a similar method to existing standards with the underlying leased asset being recognized and reported as a real estate asset. We expect to adopt the guidance using the new transition method provided by ASU 2018-11.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity. The amendments in the ASU replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2019. Early adoption is permitted for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018. We are currently in the process of evaluating the impact of adoption of this new accounting guidance on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017.  The Company adopted ASU 2016-15 on January 1, 2018 and such adoption did not have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires that a statement of cash flows explain the change during the period in the total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update do not provide a definition of restricted cash or restricted cash equivalents. For public entities, the ASU is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The Company adopted ASU 2016-18 on January 1, 2018. Restricted cash is now included as a component of cash, cash equivalents, and restricted cash on the Company’s consolidated statements of cash flows. The inclusion of restricted cash resulted in a decrease to net cash provided by investing activities of $5,403,000 for the six months ended June 30, 2017.

In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which makes certain technical corrections and improvements to ASU 2014-09, Revenue from Contracts with Customers (Topic 606). In February 2017, the FASB issued ASU No. 2017-05, Clarifying the

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which provided further clarification on the recognition of gains and losses from the transfer of nonfinancial assets in contracts with noncustomers provided for under ASU 2014-09. This revenue recognition standard became effective for the Company on January 1, 2018. The standard allows the use of a full retrospective or modified retrospective approach to adopt this ASU. The full retrospective approach requires entities to recast their revenues for all periods presented to conform with the new revenue recognition guidance. Revenues that are restated for periods before January 1, 2016 will be reflected as an adjustment to retained earnings as of January 1, 2016. Under the modified retrospective approach, an entity can apply the standard to all contracts existing as of January 1, 2018, or only to uncompleted contracts existing as of January 1, 2018. Any differences in current and new revenue recognition guidance would be reflected as an adjustment to retained earnings as of January 1, 2018 under this approach. Under both approaches, additional disclosures may be required depending on the significance of the revenues impacted. The Company has elected to use the modified retrospective approach for all uncompleted contracts as of January 1, 2018.

The core principle of this revenue recognition standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, with an emphasis on the timing of the transfer of control of these goods or services to the customer. The guidance requires the use of a new five-step model, which includes (i) identifying the contract with a customer, (ii) identifying the performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the performance obligations, and (v) recognizing revenue when (or as) the entities satisfies a performance obligation.

Our revenues and gains that were scoped into the revenue recognition standard were (i) hotel revenues, (ii) gains on sales of real estate, and (iii) certain tenant recoveries outside of the terms of the lease agreement.

For all contracts within the scope of this new revenue recognition standard, which include hotel revenues, sales of real estate, and tenant recoveries outside the lease agreements, the Company determined that there were no differences in the recognition of timing and amount under the current and new guidance. Therefore, the adoption of this standard effective January 1, 2018 did not result in an adjustment to our retained earnings on January 1, 2018. Additionally, a majority of the Company’s revenues are concentrated in rental income from leases which are outside of the scope of the new revenue recognition standard. The Company adopted this guidance on January 1, 2018 and such adoption did not have a material impact on our consolidated financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), which clarifies the scope of modification accounting. Under the guidance, an entity will not apply modification accounting to a share-based payment award if the award’s fair value, vesting conditions, and classification as an equity or liability instrument remain the same immediately before and after the change. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. The Company adopted ASU 2017-09 on January 1, 2018 and such adoption did not have a material impact on our consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Targeted Improvements to Accounting for Hedging Activities, which simplifies and expands the eligible hedging strategies for financial and nonfinancial risks by more closely aligning hedge accounting with a company’s risk management activities, and also simplifies the application of Topic 815, Derivatives and Hedging, through targeted improvements in key practice areas. In addition, the ASU prescribes how hedging results should be presented and requires incremental disclosures. Further, the ASU provides partial relief on the timing of certain aspects of hedge documentation and eliminates the requirement to recognize hedge ineffectiveness separately in earnings in the current period. For public entities, the ASU is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018. Early adoption is permitted in any interim period after issuance of the ASU for existing hedging relationships on the date of adoption. We are currently in the process of evaluating the impact of adoption of this new accounting guidance on our consolidated financial statements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which addresses the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed in reasonable detail to complete the accounting for certain tax effects of the Tax Cuts and Jobs Act (the “2017 Act”), which was signed into law on December 22, 2017. The guidance requires that the impact of the new tax laws take effect on the enactment date but provides relief to registrants under certain scenarios. The Company has evaluated the guidance and determined that the effects of the 2017 Act do not have a material impact on our consolidated financial statements.

3. ACQUISITIONS AND DISPOSITIONS

The fair value of real estate acquired is recorded to the acquired tangible assets, consisting primarily of land, land improvements, building and improvements, tenant improvements, and furniture, fixtures, and equipment, and identified intangible assets and liabilities, consisting of the value of acquired above-market and below-market leases, in-place leases and ground leases, if any, based in each case on their respective fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market rate loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

2018 Transactions—On January 18, 2018, we acquired a 100% fee-simple interest in an office property known as 9460 Wilshire Boulevard from an unrelated third-party. The property has approximately 68,866 square feet of office space and 22,884 square feet of retail space and is located in Beverly Hills, California. The acquisition was funded with proceeds from our Series L Preferred Stock offering, and the acquired property is reported as part of the office segment (Note 18). We performed an analysis and, based on our analysis, determined this acquisition was an asset purchase and not a business combination.  As such, transaction costs were capitalized as incurred in connection with this acquisition.

Property	Asset Type	Date of Acquisition	Square Feet	Purchase Price (1)
				(in thousands)
9460 Wilshire Boulevard, Beverly Hills, CA	Office	January 18, 2018	91,750	$132,000

(1)                                 In December 2017, at the time we entered into the purchase and sale agreement, we made a $20,000,000 non-refundable deposit to an escrow account that is included in other assets on our consolidated balance sheet at December 31, 2017. Transaction costs that were capitalized in connection with the acquisition of this property totaled $48,000, which are not included in the purchase price above.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

The results of operations of the property we acquired during the six months ended June 30, 2018 have been included in the consolidated statements of operations from the date of acquisition. The purchase price of the acquisition completed during the six months ended June 30, 2018 was less than 10% of total assets as of the most recent annual consolidated financial statements filed at or prior to the date of acquisition. The fair value of the net assets acquired for the aforementioned acquisition during the six months ended June 30, 2018 are as follows:

(in thousands)
Land	$52,199
Land improvements	756
Buildings and improvements	74,522
Tenant improvements	1,451
Acquired in-place leases (1)	7,003
Acquired above-market leases (1)	109
Acquired below-market leases (1)	(3,992)
Net assets acquired	$132,048

(1)                                 Acquired in-place leases, above-market leases, and below-market leases have weighted average amortization periods of 3 years, 2 years, and 3 years, respectively.

There were no dispositions during the six months ended June 30, 2018.

2017 Transactions—There were no acquisitions during the six months ended June 30, 2017.

We sold 100% fee-simple interests in the following properties to unrelated third-parties during the six months ended June 30, 2017. Transaction costs related to these sales were expensed as incurred.

Property	Asset Type	Date of Sale	Square Feet or Units (1)	Sales Price	Transaction Costs		Gain on Sale (2)
					(in thousands)
211 Main Street, San Francisco, CA	Office	March 28, 2017	417,266	$292,882	$2,943	(3)	$187,734
3636 McKinney Avenue, Dallas, TX	Multifamily	May 30, 2017	103	$20,000	$1,320	(3)	$5,488
3839 McKinney Avenue, Dallas, TX	Multifamily	May 30, 2017	75	$14,100	$938	(3)	$4,224
200 S College Street, Charlotte, NC	Office	June 8, 2017	567,865	$148,500	$833		$45,906
980 9th Street and 1010 8th Street, Sacramento, CA	Office & Parking Garage	June 20, 2017	485,926	$120,500	$1,119		$34,559
4649 Cole Avenue, Dallas, TX	Multifamily	June 23, 2017	334	$64,000	$3,311	(3)	$25,836

(1)                                 Reflects the square footage of office properties and number of units of multifamily properties.

(2)                                 Represents the final gain on sale for each asset, which reflects certain post-closing adjustments, as applicable, that were recognized in our consolidated statements of operations in reporting periods subsequent to the period of sale.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

(3)                                 Includes a prepayment penalty incurred in connection with the prepayment of the mortgage on the property in the amount of $1,508,000 at 211 Main Street, $1,143,000 at 3636 McKinney Avenue, $758,000 at 3839 McKinney Avenue, and $2,812,000 at 4649 Cole Avenue (Note 7).

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

The results of operations of the properties we sold have been included in the consolidated statements of operations through each properties’ respective disposition date. The following is the detail of the carrying amounts of assets and liabilities at the time of the sales of the properties that occurred during the six months ended June 30, 2017:

(in thousands)
Assets
Investments in real estate, net	$319,078
Deferred rent receivable and charges, net	22,089
Other intangible assets, net	129
Other assets	38
Total assets	$341,334
Liabilities
Debt, net (1)	$64,777
Intangible liabilities, net	1,800
Total liabilities	$66,577

(1)                                 Net of $665,000 of premium on assumed mortgage.

4. INVESTMENTS IN REAL ESTATE

Investments in real estate consist of the following:

	June 30, 2018	December 31, 2017
	(in thousands)
Land	$273,984	$221,785
Land improvements	18,501	17,745
Buildings and improvements	922,541	847,849
Furniture, fixtures, and equipment	3,219	3,363
Tenant improvements	140,345	128,876
Work in progress	8,562	9,162
Investments in real estate	1,367,152	1,228,780
Accumulated depreciation	(291,221)	(271,055)
Net investments in real estate	$1,075,931	$957,725

We recorded depreciation expense of $10,907,000 and $12,670,000 for the three months ended June 30, 2018 and 2017, respectively, and $21,586,000 and $27,354,000 for the six months ended June 30, 2018 and 2017, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

5. LOANS RECEIVABLE

Loans receivable consist of the following:

	June 30, 2018	December 31, 2017
	(in thousands)
SBA 7(a) loans receivable, subject to loan-backed notes	$40,463	$—
SBA 7(a) loans receivable, subject to secured borrowings	20,800	21,664
SBA 7(a) loans receivable, subject to credit risk	9,923	58,298
Commercial mortgage loans receivable	—	424
Loans receivable	71,186	80,386
Deferred capitalized costs	915	1,132
Loan loss reserves	(495)	(462)
Loans receivable, net	$71,606	$81,056

SBA 7(a) Loans Receivable, Subject to Loan-Backed Notes—Represents the unguaranteed portions of loans originated under the SBA 7(a) Program which were transferred to a trust and are held as collateral in connection with a securitization transaction. The proceeds received from the transfer are reflected as loan-backed notes payable (Note 7).

SBA 7(a) Loans Receivable, Subject to Secured Borrowings—Represents the government guaranteed portions of loans originated under the SBA 7(a) Program which were sold with the proceeds received from the sale are reflected as secured borrowings—government guaranteed loans. There is no credit risk associated with these loans since the SBA has guaranteed payment of the principal.

SBA 7(a) Loans Receivable, Subject to Credit Risk—Represents the unguaranteed portions of loans originated under the SBA 7(a) Program which were retained by the Company and the government guaranteed portions of such loans that have not yet been fully funded or sold.

Commercial Mortgage Loans Receivable—Represents loans to small businesses primarily collateralized by first liens on the real estate of the related business.

At each of June 30, 2018 and December 31, 2017, 100.0% of our loans subject to credit risk were current. We classify loans with negative characteristics in substandard categories ranging from special mention to doubtful. At June 30, 2018 and December 31, 2017, $0 and $388,000, respectively, of loans subject to credit risk were classified in substandard categories.

At June 30, 2018 and December 31, 2017, our loans subject to credit risk were 97.0% and 97.3%, respectively, concentrated in the hospitality industry.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

6. OTHER INTANGIBLE ASSETS

A schedule of our intangible assets and liabilities and related accumulated amortization and accretion as of June 30, 2018 and December 31, 2017 is as follows:

	Assets			Liabilities
June 30, 2018	Acquired Above- Market Leases	Acquired In-Place Leases	Trade Name and License	Acquired Below- Market Leases
	(in thousands)
Gross balance	$146	$18,090	$2,957	$(6,618)
Accumulated amortization	(26)	(9,542)	—	2,789
	$120	$8,548	$2,957	$(3,829)
Average useful life (in years)	3	7	Indefinite	4

	Assets			Liabilities
December 31, 2017	Acquired Above- Market Leases	Acquired In-Place Leases	Trade Name and License	Acquired Below- Market Leases
	(in thousands)
Gross balance	$37	$11,087	$2,957	$(2,902)
Accumulated amortization	—	(7,700)	—	1,832
	$37	$3,387	$2,957	$(1,070)
Average useful life (in years)	7	9	Indefinite	5

The amortization of the acquired above-market leases, which decreased rental and other property income, was $14,000 and $0 for the three months ended June 30, 2018 and 2017, respectively, and $26,000 and $3,000 for the six months ended June 30, 2018 and 2017, respectively. The amortization of the acquired in-place leases included in depreciation and amortization expense was $930,000 and $195,000 for the three months ended June 30, 2018 and 2017, respectively, and $1,842,000 and $411,000 for the six months ended June 30, 2018 and 2017, respectively. Tax abatement amortization included in rental and other property operating expenses was $0 and $138,000 for the three months ended June 30, 2018 and 2017, respectively, and $0 and $276,000 for the six months ended June 30, 2018 and 2017, respectively. The amortization of the acquired below-market ground lease included in rental and other property operating expenses was $0 and $35,000 for the three months ended June 30, 2018 and 2017, respectively, and $0 and $70,000 for the six months ended June 30, 2018 and 2017, respectively. The amortization of the acquired below-market leases included in rental and other property income was $520,000 and $219,000 for the three months ended June 30, 2018 and 2017, respectively, and $1,233,000 and $638,000 for the six months ended June 30, 2018 and 2017, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

A schedule of future amortization and accretion of acquisition related intangible assets and liabilities as of June 30, 2018, is as follows:

	Assets		Liabilities
Years Ending December 31,	Acquired Above-Market Leases	Acquired In-Place Leases	Acquired Below-Market Leases
	(in thousands)
2018 (Six months ending December 31, 2018)	$25	$1,849	$(957)
2019	54	3,222	(1,540)
2020	18	1,535	(751)
2021	5	798	(347)
2022	5	562	(234)
Thereafter	13	582	—
	$120	$8,548	$(3,829)

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

7. DEBT

Information on our debt is as follows:

	June 30, 2018	December 31, 2017
	(in thousands)
Mortgage loans with a fixed interest rate of 4.14% per annum, with monthly payments of interest only, and balances totaling $370,300,000 due on July 1, 2026. The loans are nonrecourse.	$370,300	$370,300
Mortgage loan with a fixed interest rate of 4.50% per annum, with monthly payments of interest only for 10 years, and payments of interest and principal starting in February 2022. The loan has a $42,008,000 balance due on January 5, 2027. The loan is nonrecourse.	46,000	46,000
	416,300	416,300
Deferred loan costs related to mortgage loans	(1,449)	(1,540)
Total Mortgages Payable	414,851	414,760
Secured borrowing principal on SBA 7(a) loans sold for a premium and excess spread—variable rate, reset quarterly, based on prime rate with weighted average coupon rate of 5.36% and 4.85% at June 30, 2018 and December 31, 2017, respectively.	15,396	16,812
Secured borrowing principal on SBA 7(a) loans sold for excess spread—variable rate, reset quarterly, based on prime rate with weighted average coupon rate of 3.07% and 2.60% at June 30, 2018 and December 31, 2017, respectively.	4,566	3,879
	19,962	20,691
Unamortized premiums	1,317	1,466
Total Secured Borrowings—Government Guaranteed Loans	21,279	22,157
Unsecured term loan facility	170,000	170,000
SBA 7(a) loan-backed notes with a variable interest rate which resets monthly based on the lesser of the one-month LIBOR plus 1.40% or the prime rate less 1.08%, with payments due monthly of interest and principal. Balance due at maturity in March 20, 2043.	37,603	—
Junior subordinated notes with a variable interest rate which resets quarterly based on the three-month LIBOR (as defined below) plus 3.25%, with quarterly interest only payments. Balance due at maturity on March 30, 2035.	27,070	27,070
Unsecured credit facility	—	—
	234,673	197,070
Deferred loan costs related to other debt	(1,974)	(1,198)
Discount on junior subordinated notes	(1,897)	(1,937)
Total Other Debt	230,802	193,935
Total Debt	$666,932	$630,852

The mortgages payable are secured by deeds of trust on certain of the properties and assignments of rents. The junior subordinated notes may be redeemed at par at our option.

Secured borrowings—government guaranteed loans represent sold loans which are treated as secured borrowings because the loan sales did not meet the derecognition criteria provided for in ASC 860-30, Secured Borrowing and Collateral. These loans included cash premiums that are amortized as a reduction to interest expense over the life of the loan using the effective interest method and are fully amortized when the underlying loan is repaid in full.

SBA 7(a) loan-backed notes are secured by deeds of trust or mortgages.

Deferred loan costs, which represent legal and third-party fees incurred in connection with our borrowing activities, are capitalized and amortized to interest expense on a straight-line basis over the life of the related loan, approximating the effective interest method. Deferred loan costs of $4,914,000 and $3,843,000 are presented net of accumulated amortization of $1,491,000 and $1,105,000 at June 30, 2018 and December 31, 2017, respectively, and are a reduction to total debt.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

In September 2014, CIM Commercial entered into an $850,000,000 unsecured credit facility with a bank syndicate consisting of a $450,000,000 revolver, a $325,000,000 term loan and a $75,000,000 delayed-draw term loan. CIM Commercial is subject to certain financial maintenance covenants and a minimum property ownership condition. Outstanding advances under the revolver bear interest at (i) the base rate plus 0.20% to 1.00% or (ii) the London Interbank Offered Rate (“LIBOR”) plus 1.20% to 2.00%, depending on the maximum consolidated leverage ratio. Outstanding advances under the term loans bore interest at (i) the base rate plus 0.15% to 0.95% or (ii) LIBOR plus 1.15% to 1.95%, depending on the maximum consolidated leverage ratio. The revolver is also subject to an unused commitment fee of 0.15% or 0.25% depending on the amount of aggregate unused commitments. Proceeds from the unsecured credit facility were used to repay mortgage loans and outstanding balances under our prior unsecured credit facilities, for acquisitions, short-term funding of a Common Stock tender offer in June 2016, short-term funding of a private repurchase of Common Stock in June 2017, and for general corporate purposes. In June 2016, we entered into six mortgage loan agreements with an aggregate principal amount of $392,000,000. A portion of the net proceeds from the loans was used to repay outstanding balances under our unsecured credit facility and the remaining portion was used to repurchase shares of our Common Stock in a private repurchase in September 2016. The June 2017 borrowing used to fund the private share repurchase was repaid using proceeds from subsequent asset sales. The credit facility was set to mature in September 2016 and, prior to maturity, we exercised the first of two one year extension options through September 2017 and we permanently reduced the revolving credit commitment under the credit facility to $200,000,000. In August 2017, we exercised the second of two one year extension options through September 2018 and, in connection with such exercise, we paid an extension fee of $300,000. At each of June 30, 2018 and December 31, 2017, $0 was outstanding under the credit facility and approximately $200,000,000 was available for future borrowings.

In May 2015, CIM Commercial entered into an unsecured term loan facility with a bank syndicate pursuant to which CIM Commercial could borrow up to a maximum of $385,000,000. The term loan facility ranks pari passu with CIM Commercial’s unsecured credit facility described above; covenants under the term loan facility are substantially the same as those in the unsecured credit facility. Outstanding advances under the term loan facility bear interest at (i) the base rate plus 0.60% to 1.25% or (ii) LIBOR plus 1.60% to 2.25%, depending on the maximum consolidated leverage ratio. The term loan facility matures in May 2022. On November 2, 2015, $385,000,000 was drawn under the term loan facility. Proceeds from the term loan facility were used to repay balances outstanding under our unsecured credit facility. On August 3, 2017, we repaid $65,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $601,000 and related accumulated amortization of $193,000, a proportionate amount to the borrowings being repaid. Additionally, on November 29, 2017, we repaid $150,000,000 of outstanding borrowings on our unsecured term loan facility. In connection with such paydown, we wrote off deferred loan costs of $1,387,000 and related accumulated amortization of $512,000, a proportionate amount to the borrowings being repaid. At each of June 30, 2018 and December 31, 2017, $170,000,000 was outstanding under the term loan facility and the variable interest rate was 3.58% and 2.96%, respectively. The interest rate of the term loan facility has been effectively converted to a fixed rate of 3.16% until May 8, 2020 (Note 12) through interest rate swaps that convert the interest rate on the first $170,000,000 of our one-month LIBOR indexed variable rate borrowings to a fixed rate.

At June 30, 2018 and December 31, 2017, we were in compliance with all of our respective financial covenants under the unsecured credit and term loan facilities.

On March 28, 2017, in connection with the sale of an office property in San Francisco, California, we paid off a mortgage with an outstanding balance of $25,331,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $1,508,000 in connection with the prepayment of this mortgage (Note 3).

On May 30, 2017, in connection with the sale of two multifamily properties, both located in Dallas, Texas, we paid off two mortgages with an aggregate outstanding balance of $15,448,000 using proceeds from the sales. Additionally, we paid aggregate prepayment penalties of $1,901,000 in connection with the prepayment of these mortgages (Note 3).

On June 23, 2017, in connection with the sale of a multifamily property in Dallas, Texas, we paid off a mortgage with

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

an outstanding balance of $23,333,000 using proceeds from the sale. Additionally, we paid a prepayment penalty of $2,812,000 in connection with the prepayment of this mortgage (Note 3).

On May 30, 2018, we completed a securitization of the unguaranteed portion of certain of our SBA 7(a) loans receivable with the issuance of $38,200,000 of unguaranteed SBA 7(a) loan-backed notes.  The SBA 7(a) loan-backed notes are collateralized by the right to receive payments and other recoveries attributable to the unguaranteed portions of certain of our SBA 7(a) loans receivable.  The SBA 7(a) loan-backed notes mature on March 20, 2043, with monthly payments due as payments on the collateralized loans are received.  Based on the anticipated repayments of our collateralized SBA 7(a) loans, we estimate the weighted average life of the SBA 7(a) loan-backed notes to be approximately three years.  The SBA 7(a) loan-backed notes bear interest at the lower of the one-month LIBOR plus 1.40% or the prime rate less 1.08%.  We reflect the SBA 7(a) loans receivable as assets on our consolidated balance sheet and the SBA 7(a) loan-backed notes as debt on our consolidated balance sheet.

At June 30, 2018 and December 31, 2017, accrued interest and unused commitment fees payable of $2,139,000 and $2,098,000, respectively, are included in accounts payable and accrued expenses.

We are currently in discussions with a group of banks with respect to our financing options following the maturity of our unsecured credit facility in September 2018 as well as the possibility of refinancing our unsecured term loan facility. There can be no assurance that such discussions will result in any new financing arrangements. We believe other financing sources would be available to us if such discussions do not result in a new facility.

Future principal payments on our debt (face value) at June 30, 2018 are as follows:

Years Ending December 31,	Mortgages Payable	Secured Borrowings Principal (1)	Other (1)(2)	Total
	(in thousands)
2018 (Six months ending December 31, 2018)	$—	$350	$1,296	$1,646
2019	—	725	2,652	3,377
2020	—	760	2,723	3,483
2021	—	797	2,795	3,592
2022	679	835	172,876	174,390
Thereafter	415,621	16,495	52,331	484,447
	$416,300	$19,962	$234,673	$670,935

(1)                                 Principal payments on secured borrowings and SBA 7(a) loan-backed notes, which are included in Other, are generally dependent upon cash flows received from the underlying loans. Our estimate of their repayment is based on scheduled payments on the underlying loans. Our estimate will differ from actual amounts to the extent we experience prepayments and or loan liquidations or charge-offs. No payment is due unless payments are received from the borrowers on the underlying loans.

(2)                                 Represents the junior subordinated notes, SBA 7(a) loan-backed notes, and unsecured credit and term loan facilities.

8. STOCK-BASED COMPENSATION PLANS

In May 2016, we granted awards of 3,392 restricted shares of Common Stock to each of the independent members of the Board of Directors (10,176 in aggregate) under the 2015 Equity Incentive Plan, which fully vested in May 2017 based on

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

one year of continuous service. In June 2017, we granted awards of 3,195 restricted shares of Common Stock to each of the independent members of the Board of Directors (9,585 in aggregate) under the 2015 Equity Incentive Plan, which fully vested in June 2018 based on one year of continuous service. In May 2018, we granted awards of 3,378 restricted shares of Common Stock to each of the independent members of the Board of Directors (10,134 in aggregate) under the 2015 Equity Incentive Plan, which vest after one year of continuous service. Compensation expense related to these restricted shares of Common Stock is recognized over the vesting period. We recorded compensation expense of $48,000 and $29,000 for the three months ended June 30, 2018 and 2017, respectively, and $86,000 and $77,000 for the six months ended June 30, 2018 and 2017, respectively, related to these restricted shares of Common Stock.

We issued to two of our executive officers an aggregate of 2,000 restricted shares of Common Stock on March 6, 2015, which fully vested in March 2017. The restricted shares of Common Stock vested based on two years of continuous service with one-third of the shares of Common Stock vesting immediately upon issuance and one-third vesting at the end of each of the next two years from the date of issuance. Compensation expense related to these restricted shares of Common Stock was recognized over the vesting period. We recognized no compensation expense for the three months ended June 30, 2018 and 2017, respectively, and $0 and $1,000 for the six months ended June 30, 2018 and 2017, respectively, related to these restricted shares of Common Stock.

As of June 30, 2018, there was $125,000 of total unrecognized compensation expense related to shares of Common Stock which will be recognized over the next year.

9. EARNINGS PER SHARE (“EPS”)

The computations of basic EPS are based on our weighted average shares outstanding. The basic weighted average shares of Common Stock outstanding were 43,791,000 and 78,871,000 for the three months ended June 30, 2018 and 2017, respectively, and 43,788,000 and 81,445,000 for the six months ended June 30, 2018 and 2017, respectively. The Series A Preferred Stock, the Series A Preferred Warrants, and the Series L Preferred Stock were not included in the computation of diluted EPS for the three and six months ended June 30, 2018 because their impact was deemed to be anti-dilutive. The Series A Preferred Stock and the Series A Preferred Warrants were not included in the computation of diluted EPS for the three and six months ended June 30, 2017 because their impact was deemed to be anti-dilutive. No shares of Series L Preferred Stock were outstanding during the three and six months ended June 30, 2017.

EPS for the year-to-date period may differ from the sum of quarterly EPS amounts due to the required method for computing EPS in the respective periods. In addition, EPS is calculated independently for each component and may not be additive due to rounding.

The following table reconciles the numerator and denominator used in computing our basic and diluted per-share amounts for net (loss) income attributable to common stockholders for the three and six months ended June 30, 2018 and 2017:

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except per share amounts)
Numerator:
Net (loss) income attributable to common stockholders	$(1,876)	$91,291	$(4,902)	$285,190
Redeemable preferred stock dividends declared on dilutive shares	—	—	—	—
Numerator for dilutive net (loss) income attributable to common stockholders	$(1,876)	$91,291	$(4,902)	$285,190
Denominator:
Basic weighted average shares of Common Stock outstanding	43,791	78,871	43,788	81,445
Effect of dilutive securities—contingently issuable shares	—	—	—	—
Diluted weighted average shares and common stock equivalents outstanding	43,791	78,871	43,788	81,445
Net (loss) income attributable to common stockholders per share:
Basic	$(0.04)	$1.16	$(0.11)	$3.50
Diluted	$(0.04)	$1.16	$(0.11)	$3.50

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

10. REDEEMABLE PREFERRED STOCK

Series A Preferred Stock—We have an effective registration statement with the SEC with respect to the offer and sale of up to $900,000,000 of units (collectively, the “Series A Preferred Units”), with each unit consisting of (i) one share of Series A Preferred Stock, par value $0.001 per share, of the Company (collectively, the “Series A Preferred Stock”) with an initial stated value of $25.00 per share (“Series A Preferred Stock Stated Value”), subject to adjustment, and (ii) one warrant (collectively, the “Series A Preferred Warrants”) to purchase 0.25 of a share of Common Stock (Note 11). The registration statement allows us to sell up to a maximum of 36,000,000 Series A Preferred Units. Our Series A Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and distributions of amounts upon liquidation, dissolution or winding up. Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of issuance.

Our Series A Preferred Stock is redeemable at the option of the holder (the “Series A Preferred Stock Holder”) or CIM Commercial. The redemption schedule of the Series A Preferred Stock allows redemptions at the option of the Series A Preferred Stock Holder from the date of original issuance of any given shares of Series A Preferred Stock through the second year at the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends, subject to the payment of a 13.0% redemption fee. After year two, the redemption fee decreases to 10.0% and after year five there is no redemption fee. Also, CIM Commercial has the right to redeem the Series A Preferred Stock after year five at the Series A Preferred Stock Stated Value, plus accrued and unpaid dividends. At the Company’s discretion, redemptions will be paid in cash or, on or after the first anniversary of the issuance of such shares of Series A Preferred Stock, an equal value of Common Stock based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption.

As of June 30, 2018, we had issued 2,154,248 Series A Preferred Units and received gross proceeds of $53,856,000 ($53,613,000 of which were allocated to the Series A Preferred Stock and the remaining $243,000 were allocated to the Series A Preferred Warrants). In connection with such issuance, costs specifically identifiable to the offering of Series A Preferred Units, such as commissions, dealer manager fees and other offering fees and expenses, totaled $4,262,000 ($4,191,000 of which were allocated to the Series A Preferred Stock and the remaining $71,000 were allocated to the Series A Preferred Warrants). In addition, as of June 30, 2018, non issuance specific costs related to this offering totaled $4,451,000. As of June 30, 2018, we have reclassified and allocated $265,000 and $1,000 from deferred rent receivable and charges to Series A Preferred Stock and Series A Preferred Warrants, respectively, as a reduction to the gross proceeds received. Such reclassification was based on the number of Series A Preferred Units issued during the period relative to the maximum number of Series A Preferred Units expected to be issued under the offering. As of June 30, 2018, 4,385 shares of Series A Preferred Stock had been redeemed.

On the first anniversary of the date of original issuance of a particular share of Series A Preferred Stock, we reclassify such share of Series A Preferred Stock from temporary equity to permanent equity because the feature giving rise to temporary equity classification, the requirement to satisfy redemption requests in cash, lapses on the first anniversary date. As of June 30, 2018, we have reclassified an aggregate of $7,032,000 in net proceeds from temporary equity to permanent equity.

Holders of Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the Series A Preferred Stock Stated Value (i.e., the equivalent of $0.34375 per share per quarter). Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. Cash dividends declared on our Series A Preferred Stock for the six months ended June 30, 2018 and 2017 consist of the following:

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

			Dividends
Declaration Date	Payment Date	Number of Shares	Declared
			(in thousands)
June 4, 2018	July 16, 2018	2,149,863	$662
March 6, 2018	April 16, 2018	1,674,841	$493

June 12, 2017	July 17, 2017	308,775	$72
March 8, 2017	April 17, 2017	144,698	$31

Series L Preferred Stock—On November 21, 2017, in connection with our registration statement filed with the SEC and the Israel Securities Authority (the “ISA”), we issued 808,074 Series L preferred units (“Series L Preferred Units”). Each Series L Preferred Unit consists of ten shares of Series L Preferred Stock with an initial stated value of $28.37 per share (“Series L Preferred Stock Stated Value”), subject to adjustment. We issued 8,080,740 shares of Series L Preferred Stock in connection with the offering. We received gross proceeds of $229,251,000 from the sale of the Series L Preferred Stock, which was reduced by issuance specific offering costs, such as commissions, dealer manager fees, and other offering fees and expenses, totaling $15,928,000, a discount of $2,946,000, and non-issuance specific costs of $2,532,000. These fees have been recorded as a reduction to the gross proceeds in permanent equity.

Our Series L Preferred Stock ranks senior to our Common Stock with respect to distributions of amounts upon liquidation, dissolution or winding up and junior to our Series A Preferred Stock and Common Stock with respect to the payment of dividends. Our Series L Preferred Stock is redeemable at the option of the holder or CIM Commercial. From and after the fifth anniversary of the date of original issuance of the Series L Preferred Stock, each holder will have the right to require the Company to redeem, and the Company will also have the option to redeem (subject to certain conditions), such shares of Series L Preferred Stock at a redemption price equal to the Series L Preferred Stock Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to the fifth anniversary of the date of original issuance of the Series L Preferred Stock if (1) we do not declare and pay in full the distribution on the Series L Preferred Stock for any annual period prior to such fifth anniversary (provided that the first distribution on the Series L Preferred Stock is payable in January 2019) or (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date. The applicable redemption price payable upon redemption of any Series L Preferred Stock will be made, in the Company’s sole discretion, in the form of (A) cash in ILS at the then-current currency exchange rate determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, (B) in equal value through the issuance of shares of Common Stock, with the value of such Common Stock to be deemed the lower of (i) the NAV per share of our Common Stock as most recently published by the Company as of the effective date of redemption and (ii) the volume-weighted average price of our Common Stock, determined in accordance with the Articles Supplementary defining the terms of the Series L Preferred Stock, or (C) in a combination of cash in ILS and our Common Stock, based on the conversion mechanisms set forth in (A) and (B), respectively. As of June 30, 2018, no shares of Series L Preferred Stock have been redeemed.

Holders of Series L Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock at an annual rate of 5.5% of the Series L Preferred Stock Stated Value (i.e., the equivalent of $1.56035 per share per year). Dividends on each share of Series L Preferred Stock are cumulative from the date of issuance. Cash dividends on shares of Series L Preferred Stock are paid annually, with the first distribution payable in January 2019 for the period from the date of issuance through December 31, 2018. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

maximum rate of 8.5%. As of June 30, 2018, we have accumulated cash dividends on our Series L Preferred Stock as follows and such dividends are included in the numerator for purposes of calculating basic and diluted net income (loss) attributable to common stockholders per share (Note 9).

Accumulation Period			Dividends
Start Date	End Date	Number of Shares	Accumulated
			(in thousands)
April 1, 2018	June 30, 2018	8,080,740	$3,152
January 1, 2018	March 31, 2018	8,080,740	$3,152

November 20, 2017	December 31, 2017	8,080,740	$1,436

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Until the fifth anniversary of the date of original issuance of our Series L Preferred Stock, we are prohibited from issuing any shares of preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and or dissolution or winding up of the Company unless the Minimum Fixed Charge Coverage Ratio, calculated in accordance with the Articles Supplementary describing the Series L Preferred Stock, is equal to or greater than 1.25:1.00. At June 30, 2018 and December 31, 2017, we were in compliance with the Series L Preferred Stock Minimum Fixed Charge Coverage Ratio.

11. STOCKHOLDERS’ EQUITY

Dividends

Dividends per share of Common Stock declared during the six months ended June 30, 2018 and 2017 consist of the following:

Declaration Date	Payment Date	Type	Dividend Per Common Share
June 4, 2018	June 28, 2018	Regular Quarterly	$0.12500
March 6, 2018	March 29, 2018	Regular Quarterly	$0.12500

June 12, 2017	June 27, 2017	Special Cash	$1.98000
June 12, 2017	June 27, 2017	Regular Quarterly	$0.12500
April 5, 2017	April 24, 2017	Special Cash	$0.28000
March 8, 2017	March 27, 2017	Regular Quarterly	$0.21875

On April 5, 2017, we declared a special cash dividend of $0.28 per share of Common Stock, or $601,000 in the aggregate, that was paid on April 24, 2017 to stockholders of record on April 17, 2017.

On June 12, 2017, we declared a special cash dividend of $1.98 per share of Common Stock, or $4,271,000 in the aggregate, that was paid on June 27, 2017 to stockholders of record on June 20, 2017.

On December 18, 2017, we declared a special cash dividend of $0.73 per share of Common Stock, or $1,575,000 in the aggregate, that was paid on January 11, 2018 to stockholders of record on December 29, 2017.

We declared the special cash dividends detailed above to allow the common stockholders that did not participate in the share repurchases as described below to receive the economic benefit of such repurchases, Urban Partners II, LLC (“Urban II”), a fund managed by an affiliate of CIM Group, the Administrator and the Operator of CIM Commercial (each as defined in Note 14), and an affiliate of CIM REIT and CIM Urban, waived its right to receive these special cash dividends.

Share Repurchases

On December 18, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 14,090,909 shares of Common Stock from Urban II. The aggregate purchase price was $310,000,000, or $22.00 per share. We funded the repurchase using available cash from asset sales. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on January 11, 2018 that allowed stockholders that did not participate in the December 18, 2017 private repurchase to receive the economic benefit of such repurchase.

On June 12, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 26,181,818 shares of Common Stock from Urban II. The aggregate purchase price was $576,000,000, or $22.00 per share. We funded the repurchase

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

using available cash from asset sales and short-term borrowings on our unsecured credit facility. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on June 27, 2017 that allowed stockholders that did not participate in the June 12, 2017 private repurchase to receive the economic benefit of such repurchase.

On September 14, 2016, we repurchased, in a privately negotiated transaction, canceled and retired 3,628,116 shares of Common Stock from Urban II. The aggregate purchase price was $79,819,000, or $22.00 per share. We funded the repurchase using proceeds from the six mortgage loans obtained in June 2016. As a result of the repurchase, our stockholders’ equity was reduced by the amount we paid for the repurchased shares and the related expenses. The Company paid a special cash dividend, as described above, on April 24, 2017 that allowed stockholders that did not participate in the September 14, 2016 private repurchase to receive the economic benefit of such repurchase.

Series A Preferred Warrants

Each Series A Preferred Unit consists of (i) one share of Series A Preferred Stock (Note 10) and (ii) one Series A Preferred Warrant (Note 10) which allows the holder to purchase 0.25 of a share of Common Stock. The Series A Preferred Warrants are exercisable beginning on the first anniversary of the date of their original issuance until and including the fifth anniversary of the date of such issuance. The exercise price of each Series A Preferred Warrant is at a 15.0% premium to the per share estimated net asset value of our Common Stock (as most recently published by us at the time of each issuance).

Proceeds and expenses from the sale of the Series A Preferred Units are allocated to the Series A Preferred Stock and Series A Preferred Warrants using their relative fair values on the date of issuance. As of June 30, 2018, we had issued 2,154,248 Series A Preferred Warrants in connection with our offering of Series A Preferred Units and allocated net proceeds of $171,000, after specifically identifiable offering costs and allocated general offering costs, to the Series A Preferred Warrants in permanent equity.

12. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Hedges of Interest Rate Risk

In order to manage financing costs and interest rate exposure related to the one-month LIBOR indexed variable rate borrowings on our unsecured term loan facility, on August 13, 2015, we entered into ten interest rate swap agreements with multiple counterparties totaling $385,000,000 of notional value. These swap agreements became effective on November 2, 2015. On August 3, 2017, we repaid $65,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated three interest rate swaps with an aggregate notional value of $65,000,000. Costs incurred to terminate such swaps totaled $38,000. Additionally, on November 29, 2017, we repaid $150,000,000 of outstanding one-month LIBOR indexed variable rate borrowings and we terminated four interest rate swaps with an aggregate notional value of $150,000,000. Such swaps were in the money at the time of their termination and we received termination payments, net of fees, of $1,011,000.

We performed an analysis of the probability of the hedged forecasted transaction and whether, in light of the two swap terminations described above, it is still probable of occurring. Based on our analysis and the circumstances giving rise to the two swap terminations during 2017, we believe that the hedged forecasted transaction is still probable.

Each of our interest rate swap agreements meets the criteria for cash flow hedge accounting treatment and we have designated the interest rate swap agreements as cash flow hedges of the risk of variability attributable to changes in the one-month LIBOR. Accordingly, the interest rate swaps are recorded on the consolidated balance sheets at fair value and the changes in the fair value of the swaps are recorded in OCI and reclassified to earnings as an adjustment to interest expense as interest becomes receivable or payable (Note 2). We do not expect any significant losses from counterparty defaults related to our swap agreements.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Summary of Derivatives

The following table sets forth the key terms of our interest rate swap contracts:

Number of Interest Rate Swaps(1)(2)	Total Notional Amount	Fixed Rates	Floating Rate Index	Effective Date	Expiration Date
	(in thousands)
3	$170,000	1.562% - 1.565%	One-Month LIBOR	11/2/2015	5/8/2020

(1)                                 See Note 13 for our fair value disclosures.

(2)                                 Our interest rate swaps are not subject to master netting arrangements.

These swaps hedge the risk of the variability in the future cash flows of our one-month LIBOR indexed variable rate interest payments by fixing the rate until May 8, 2020 at a weighted average rate of 1.563% plus the credit spread, which was 1.60% at June 30, 2018 and December 31, 2017, or an all-in rate of 3.16%.

Credit-Risk-Related Contingent Features

Each of our interest rate swap agreements contains a provision under which we could also be declared in default under such agreements if we default on the term loan facility. As of June 30, 2018 and December 31, 2017, there have been no events of default under our interest rate swap agreements.

Impact of Hedges on AOCI and Consolidated Statements of Operations

The changes in the balance of each component of AOCI related to our interest rate swaps designated as cash flow hedges are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Accumulated other comprehensive income (loss), at beginning of period	$2,814	$1,043	$1,631	$(509)
Other comprehensive income (loss) before reclassifications	560	(983)	1,759	(189)
Amounts reclassified (to) from accumulated other comprehensive income (loss) (1)	(153)	543	(169)	1,301
Net current period other comprehensive income (loss)	407	(440)	1,590	1,112
Accumulated other comprehensive income, at end of period	$3,221	$603	$3,221	$603

(1)                                 The amounts from AOCI are reclassified as an increase to interest expense in the statements of operations.

Future Reclassifications from AOCI

We estimate that $911,000 related to our derivatives designated as cash flow hedges will be reclassified out of AOCI as a decrease to interest expense during the next twelve months.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

We determine the estimated fair value of financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The hierarchy for inputs used in measuring fair value is as follows:

Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

Level 2 Inputs—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 Inputs—Unobservable inputs

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Our derivative financial instruments (Note 12) are measured at fair value on a recurring basis and are presented on our consolidated balance sheets at fair value, on a gross basis, excluding accrued interest. The table below presents the fair value of our derivative financial instruments as well as their classification on our consolidated balance sheets:

	June 30, 2018	December 31, 2017	Level	Balance Sheet Location
	(in thousands)
Assets:
Interest rate swaps	$3,221	$1,631	2	Other assets

Interest Rate Swaps—We estimate the fair value of our interest rate swaps by calculating the credit-adjusted present value of the expected future cash flows of each swap. The calculation incorporates the contractual terms of the derivatives, observable market interest rates which we consider to be Level 2 inputs, and credit risk adjustments, if any, to reflect the counterparty’s as well as our own nonperformance risk.

The estimated fair values of those financial instruments which are not recorded at fair value on a recurring basis on our consolidated balance sheets are as follows:

	June 30, 2018		December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Level
	(in thousands)
Assets:
SBA 7(a) loans receivable, subject to loan-backed notes	$40,777	$41,558	$—	$—	3
SBA 7(a) loans receivable, subject to secured borrowings	20,883	21,279	21,728	22,157	3
SBA 7(a) loans receivable, subject to credit risk	9,946	10,572	58,904	61,277	3
Commercial mortgage loans receivable	—	—	424	424	3
Liabilities:
Mortgages payable	414,851	402,736	414,760	413,819	3
Junior subordinated notes	25,173	24,335	25,133	24,162	3

Management’s estimation of the fair value of our financial instruments other than our interest rate swaps is based on a

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Level 3 valuation in the fair value hierarchy established for disclosure of how a company values its financial instruments. In general, quoted market prices from active markets for the identical financial instrument (Level 1 inputs), if available, should be used to value a financial instrument. If quoted prices are not available for the identical financial instrument, then a determination should be made if Level 2 inputs are available. Level 2 inputs include quoted prices for similar financial instruments in active markets for identical or similar financial instruments in markets that are not active (i.e., markets in which there are few transactions for the financial instruments, the prices are not current, price quotations vary substantially, or in which little information is released publicly). There is limited reliable market information for our financial instruments other than our interest rate swaps and we utilize other methodologies based on unobservable inputs for valuation purposes since there are no Level 1 or Level 2 inputs available. Accordingly, Level 3 inputs are used to measure fair value.

In general, estimates of fair value may differ from the carrying amounts of the financial assets and liabilities primarily as a result of the effects of discounting future cash flows. Considerable judgment is required to interpret market data and develop estimates of fair value. Accordingly, the estimates presented are made at a point in time and may not be indicative of the amounts we could realize in a current market exchange.

The carrying amounts of our secured borrowings, SBA 7(a) loan-backed notes, and unsecured credit and term loan facilities approximate their fair values, as the interest rates on these securities are variable and approximate current market interest rates.

SBA 7(a) Loans Receivable, Subject to Loan-Backed Notes—These loans receivable represent the unguaranteed portions of loans originated under the SBA 7(a) Program which were transferred to a trust and are held as collateral in connection with a securitization transaction. The proceeds from the transfer have been recorded as SBA 7(a) loan-backed notes payable. In order to determine the estimated fair value of these loans receivable, we use a present value technique for the anticipated future cash flows using certain assumptions. At June 30, 2018, our assumptions included discount rates ranging from 8.00% to 9.50% and prepayment rates ranging from 7.30% to 17.50%.

SBA 7(a) Loans Receivable, Subject to Secured Borrowings—These loans receivable represent the government guaranteed portion of loans which were sold with the proceeds received from the sale reflected as secured borrowings—government guaranteed loans. There is no credit risk associated with these loans since the SBA has guaranteed payment of the principal. In order to determine the estimated fair value of these loans receivable, we use a present value technique for the anticipated future cash flows taking into consideration the lack of credit risk and using a range of prepayment rates from 15.50% to 17.50% at each of June 30, 2018 and December 31, 2017.

SBA 7(a) Loans Receivable, Subject to Credit Risk and Commercial Mortgage Loans Receivable—Loans receivable were initially recorded at estimated fair value at the Acquisition Date. Loans receivable originated subsequent to the Acquisition Date are recorded at cost upon origination and adjusted by net loan origination fees and discounts. In order to determine the estimated fair value of our loans receivable, we use a present value technique for the anticipated future cash flows using certain assumptions. At June 30, 2018, our assumptions included discount rates ranging from 7.25% to 9.50% and prepayment rates ranging from 7.30% to 17.50%. At December 31, 2017, our assumptions included discount rates ranging from 6.25% to 9.00% and prepayment rates ranging from 7.30% to 17.50%.

Mortgages Payable—The fair values of mortgages payable are estimated based on current interest rates available for debt instruments with similar terms. The fair value of our mortgages payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of our mortgages payable, using rates ranging from 4.65% to 4.67% and 4.15% to 4.28% at June 30, 2018 and December 31, 2017, respectively.

Junior Subordinated Notes—The fair value of the junior subordinated notes is estimated based on current interest rates available for debt instruments with similar terms. Discounted cash flow analysis is generally used to estimate the fair value of our junior subordinated notes. The rate used was 6.59% and 5.94% at June 30, 2018 and December 31, 2017, respectively.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

14. RELATED-PARTY TRANSACTIONS

Asset Management and Other Fees to Related Parties

In May 2005, CIM Urban and CIM Urban REIT Management, L.P., each an affiliate of CIM REIT and CIM Group, entered into an investment management agreement, pursuant to which CIM Urban engaged CIM Urban REIT Management, L.P. to provide certain services to CIM Urban. CIM Investment Advisors, LLC, an affiliate of CIM REIT and CIM Group, registered with the SEC as an investment adviser and, in connection with such registration, CIM Urban entered into a new investment management agreement with CIM Investment Advisors, LLC, in December 2015, on terms and in scope substantially similar to those in the previous agreement, and the previous investment management agreement was terminated. The “Operator” refers to CIM Urban REIT Management, L.P. prior to December 10, 2015 and to CIM Investment Advisors, LLC on and after December 10, 2015.

CIM Urban pays asset management fees to the Operator on a quarterly basis in arrears. The fee is calculated as a percentage of the daily average adjusted fair value of CIM Urban’s assets:

Daily Average Adjusted Fair Value of CIM Urban’s Assets		Quarterly Fee
From Greater of	To and Including	Percentage
(in thousands)
$—	$500,000	0.2500%
500,000	1,000,000	0.2375%
1,000,000	1,500,000	0.2250%
1,500,000	4,000,000	0.2125%
4,000,000	20,000,000	0.1000%

The Operator earned asset management fees of $4,460,000 and $6,130,000 for the three months ended June 30, 2018 and 2017, respectively, and $8,875,000 and $12,544,000 for the six months ended June 30, 2018 and 2017, respectively. At June 30, 2018 and December 31, 2017, asset management fees of $4,467,000 and $4,714,000, respectively, were due to the Operator.

CIM Management, Inc. and certain of its affiliates (collectively, the “CIM Management Entities”), all affiliates of CIM REIT and CIM Group, provide property management, leasing, and development services to CIM Urban. The CIM Management Entities earned property management fees of $1,083,000 and $1,306,000 for the three months ended June 30, 2018 and 2017, respectively, and $2,205,000 and $2,738,000 for the six months ended June 30, 2018 and 2017, respectively, which are included in rental and other property operating expenses. CIM Urban also reimbursed the CIM Management Entities $1,533,000 and $2,556,000 during the three months ended June 30, 2018 and 2017, respectively, and $3,267,000 and $4,686,000 during the six months ended June 30, 2018 and 2017, respectively, for the cost of on-site personnel incurred on behalf of CIM Urban, which are included in rental and other property operating expenses. The CIM Management Entities earned leasing commissions of $30,000 and $210,000 for the three months ended June 30, 2018 and 2017, respectively, and $219,000 and $371,000 for the six months ended June 30, 2018 and 2017, respectively, which were capitalized to deferred charges. In addition, the CIM Management Entities earned construction management fees of $86,000 and $91,000 for the three months ended June 30, 2018 and 2017, respectively, and $441,000 and $275,000 for the six months ended June 30, 2018 and 2017, respectively, which were capitalized to investments in real estate.

At June 30, 2018 and December 31, 2017, fees payable and expense reimbursements due to the CIM Management Entities of $2,313,000 and $2,986,000, respectively, are included in due to related parties. Also included in due to related

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

parties as of June 30, 2018 and December 31, 2017, was $15,000 due to and $849,000 due from, respectively, the CIM Management Entities and related parties.

On the Acquisition Date, pursuant to the terms of the Merger Agreement, CIM Commercial and its subsidiaries entered into the master services agreement (the “Master Services Agreement”) with CIM Service Provider, LLC (the “Administrator”), an affiliate of CIM Group, pursuant to which the Administrator has agreed to provide, or arrange for other service providers to provide, management and administration services to CIM Commercial and its subsidiaries following the Merger. Pursuant to the Master Services Agreement, we appointed an affiliate of CIM Group as the administrator of Urban Partners GP, LLC. Under the Master Services Agreement, CIM Commercial pays a base service fee (the “Base Service Fee”) to the Administrator initially set at $1,000,000 per year (subject to an annual escalation by a specified inflation factor beginning on January 1, 2015), payable quarterly in arrears. The Administrator earned a Base Service Fee of $269,000 and $265,000 for the three months ended June 30, 2018 and 2017, respectively, and $539,000 and $530,000 for the six months ended June 30, 2018 and 2017, respectively. In addition, pursuant to the terms of the Master Services Agreement, the Administrator may receive compensation and or reimbursement for performing certain services for CIM Commercial and its subsidiaries that are not covered under the Base Service Fee. During the six months ended June 30, 2018 and 2017, such services performed by the Administrator included accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources and corporate communications. The Administrator’s compensation is based on the salaries and benefits of the employees of the Administrator and or its affiliates who performed these services (allocated based on the percentage of time spent on the affairs of CIM Commercial and its subsidiaries). We expensed $697,000 and $560,000 for the three months ended June 30, 2018 and 2017, respectively, and $1,555,000 and $1,622,000 for the six months ended June 30, 2018 and 2017, respectively, for such services which are included in asset management and other fees to related parties. At June 30, 2018 and December 31, 2017, $1,196,000 and $1,963,000 was due to the Administrator, respectively, for such services.

On January 1, 2015, we entered into a Staffing and Reimbursement Agreement with CIM SBA Staffing, LLC (“CIM SBA”), an affiliate of CIM Group and our subsidiary, PMC Commercial Lending, LLC. The agreement provides that CIM SBA will provide personnel and resources to us and that we will reimburse CIM SBA for the costs and expenses of providing such personnel and resources. For the three months ended June 30, 2018 and 2017, we incurred expenses related to services subject to reimbursement by us under this agreement of $639,000 and $784,000, respectively, which are included in asset management and other fees to related parties for lending segment costs and $78,000 and $124,000, respectively, for corporate services, which are included in asset management and other fees to related parties; for the six months ended June 30, 2018 and 2017, we incurred expenses related to such services of $1,240,000 and $1,628,000, respectively, which are included in asset management and other fees to related parties for lending segment costs and $145,000 and $239,000, respectively, for corporate services, which are included in asset management and other fees to related parties. In addition, we deferred personnel costs of $88,000 and $110,000 for the three months ended June 30, 2018 and 2017, respectively, and $136,000 and $154,000 for the six months ended June 30, 2018 and 2017, respectively, associated with services provided for originating loans. At June 30, 2018, $1,212,000 was due to CIM SBA for the costs and expenses of providing such personnel and resources.

On May 10, 2018, the Company executed a wholesaling agreement (the “Wholesaling Agreement”) with International Assets Advisors, LLC (“IAA”) and CCO Capital, LLC (“CCO Capital”). IAA is the exclusive dealer manager for the Company’s public offering of Series A Preferred Units. CCO Capital is a registered broker dealer and is under common control with the Operator and the Administrator. Under the Wholesaling Agreement, among other things, CCO Capital will, in its capacity as the wholesaler for the offering, assist IAA with the sale of Series A Preferred Units. In exchange for CCO Capital’s services under the Wholesaling Agreement, IAA will pay CCO Capital a fee, consistent with the fee that was paid to the prior wholesaler for the offering, equal to 2.75% of the selling price of each Series A Preferred Unit for which a sale is completed, reduced by any applicable fee reallowances payable to soliciting dealers pursuant to separate soliciting dealer agreements between IAA and soliciting dealers. The foregoing fee will be reduced by a fixed monthly amount to IAA for IAA’s services in connection with periodic closings and settlements for the offering.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Other

On October 1, 2015, an affiliate of CIM Group entered into a 5-year lease renewal with respect to a property owned by the Company. We recorded rental and other property income related to this tenant of $27,000 for the each of the three months ended June 30, 2018 and 2017 and $54,000 for each of the six months ended June 30, 2018 and 2017.

On June 12, 2017, we repurchased, in a privately negotiated transaction, canceled and retired 26,181,818 shares of Common Stock from Urban II. The aggregate purchase price was $576,000,000, or $22.00 per share (Note 11).

15. COMMITMENTS AND CONTINGENCIES

Loan Commitments—Commitments to extend credit are agreements to lend to a customer provided the terms established in the contract are met. Our outstanding loan commitments to fund loans were $21,980,000 at June 30, 2018 and are for prime-based loans to be originated by our subsidiary engaged in SBA 7(a) Program lending, the government guaranteed portion of which is intended to be sold. Commitments generally have fixed expiration dates. Since some commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

General—In connection with the ownership and operation of real estate properties, we have certain obligations for the payment of tenant improvement allowances and lease commissions in connection with new leases and renewals. CIM Commercial had a total of $20,297,000 in future obligations under leases to fund tenant improvements and other future construction obligations at June 30, 2018. At June 30, 2018, $12,670,000 was funded to reserve accounts included in restricted cash on our consolidated balance sheet for these tenant improvement obligations in connection with the mortgage loan agreements entered into in June 2016.

Employment Agreements—We have employment agreements with two of our officers. Under certain circumstances, each of these employment agreements provides for (1) severance payment equal to the annual base salary paid to the officer and (2) death and disability payments in an amount equal to two times and one time, respectively, the annual base salary paid to the officers.

Litigation—We are not currently involved in any material pending or threatened legal proceedings nor, to our knowledge, are any material legal proceedings currently threatened against us, other than routine litigation arising in the ordinary course of business. In the normal course of business, we are periodically party to certain legal actions and proceedings involving matters that are generally incidental to our business. While the outcome of these legal actions and proceedings cannot be predicted with certainty, in management’s opinion, the resolution of these legal proceedings and actions will not have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

In April 2017, the City and County of San Francisco filed suit against certain of our subsidiaries and us claiming past due real property transfer tax relating to a transaction in a prior year. In June 2017, we filed a demurrer against the City and County of San Francisco. The demurrer was denied in July 2017. We filed a writ to appeal the denial of the demurrer in early August 2017.  The writ was denied in August 2017 and, in order to continue to contest the asserted tax obligations, we paid the City and County of San Francisco $11,845,000 in penalties, interest and legal fees in late August 2017. We filed claims for refund in January 2018 in an effort to recover the full amounts paid. At this time, we cannot determine the amount, if any, of the previously assessed and previously expensed tax obligations that will be recovered through the refund process; these claims were denied by the City and County of San Francisco in July 2018. We believe that we have defenses to, and intend to continue to vigorously contest, the asserted tax obligations and are evaluating our next course of action.

SBA Related—If the SBA establishes that a loss on an SBA guaranteed loan is attributable to significant technical deficiencies in the manner in which the loan was originated, funded or serviced under the SBA 7(a) Program, the SBA may

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

seek recovery of the principal loss related to the deficiency from us. With respect to the guaranteed portion of SBA loans that have been sold, the SBA will first honor its guarantee and then seek compensation from us in the event that a loss is deemed to be attributable to technical deficiencies. Based on historical experience, we do not expect that this contingency is probable to be asserted. However, if asserted, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Environmental Matters—In connection with the ownership and operation of real estate properties, we may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. We have not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with any of the properties, and we are not aware of any other environmental condition with respect to any of the properties that management believes will have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of distributions on our Common Stock or Preferred Stock.

Rent Expense—Rent expense under a ground lease for a property that was sold in August 2017, which includes straight-line rent and amortization of acquired below-market ground lease, was $0 for the three and six months ended June 30, 2018 and $438,000 and $876,000 for the three and six months ended June 30, 2017, respectively. We record rent expense on a straight-line basis.

We lease office space in Dallas, Texas under a lease which expires in May 2019. We recorded rent expense of $62,000 and $56,000 for the three months ended June 30, 2018 and 2017, respectively, and $117,000 and $112,000 for the six months ended June 30, 2018 and 2017, respectively.

At June 30, 2018, our scheduled future noncancelable minimum lease payments were $128,000 for the six months ending December 31, 2018 and $106,000 for the year ending December 31, 2019.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

16. FUTURE MINIMUM LEASE RENTALS

Future minimum rental revenue under long-term operating leases at June 30, 2018, excluding tenant reimbursements of certain costs, are as follows:

Years Ending December 31,	Governmental Tenants	Other Tenants	Total
	(in thousands)
2018 (Six months ending December 31, 2018)	$18,547	$46,838	$65,385
2019	35,623	94,146	129,769
2020	33,423	82,987	116,410
2021	22,525	67,811	90,336
2022	11,221	62,667	73,888
Thereafter	40,318	155,835	196,153
	$161,657	$510,284	$671,941

17. CONCENTRATIONS

Tenant Revenue Concentrations—Rental revenue, excluding tenant reimbursements of certain costs, from the U.S. General Services Administration and other government agencies (collectively, “Governmental Tenants”), which primarily occupy properties located in Washington, D.C., accounted for approximately 19.0% and 21.2% of our rental and other property income and hotel income for the three months ended June 30, 2018 and 2017, respectively, and 19.3% and 20.2% for the six months ended June 30, 2018 and 2017, respectively. At June 30, 2018 and December 31, 2017, $4,055,000 and $5,130,000, respectively, was due from Governmental Tenants (Note 16).

Rental revenue, excluding tenant reimbursements of certain costs, from Kaiser Foundation Health Plan, Incorporated (“Kaiser”), which occupies space in two of our Oakland, California properties, accounted for approximately 9.8% and 7.9% of our rental and other property income and hotel income for the three months ended June 30, 2018 and 2017, respectively, and 10.0% and 7.5% for the six months ended June 30, 2018 and 2017, respectively. At June 30, 2018 and December 31, 2017, $195,000 and $91,000, respectively, was due from Kaiser.

Geographical Concentrations of Investments in Real Estate—As of June 30, 2018 and December 31, 2017, we owned 16 and 15 office properties, respectively, one hotel property, two parking garages, and two development sites, one of which is being used as a parking lot. These properties are located in two states and Washington, D.C.

Our revenue concentrations from properties are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
California	77.7%	61.1%	77.2%	62.2%
Washington, D.C.	19.1	23.7	19.5	22.2
Texas	3.2	8.0	3.3	7.9
North Carolina	—	4.9	—	5.6
New York	—	2.3	—	2.1
	100.0%	100.0%	100.0%	100.0%

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

Our real estate investments concentrations from properties are as follows:

	June 30, 2018	December 31, 2017
California	70.6%	66.4%
Washington, D.C.	27.2	31.2
Texas	2.2	2.4
	100.0%	100.0%

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

18. SEGMENT DISCLOSURE

In accordance with ASC Topic 280, Segment Reporting, our reportable segments during the three and six months ended June 30, 2018 consist of two types of commercial real estate properties, namely, office and hotel, as well as a segment for our lending business. Our reportable segments during the three and six months ended June 30, 2017 consist of three types of commercial real estate properties, namely, office, hotel and multifamily, as well as a segment for our lending business. Management internally evaluates the operating performance and financial results of the segments based on net operating income. We also have certain general and administrative level activities, including public company expenses, legal, accounting, and tax preparation that are not considered separate operating segments. The reportable segments are accounted for on the same basis of accounting as described in the notes to our audited consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2018.

For our real estate segments, we define net operating income as rental and other property income and expense reimbursements less property related expenses, and excludes non-property income and expenses, interest expense, depreciation and amortization, corporate related general and administrative expenses, gain (loss) on sale of real estate, impairment of real estate, transaction costs, and provision for income taxes. For our lending segment, we define net operating income as interest income net of interest expense and general overhead expenses.

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

The net operating income of our segments for the three and six months ended June 30, 2018 and 2017 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Office:
Revenues	$37,904	$43,914	$72,820	$93,007
Property expenses:
Operating	13,943	17,804	25,430	31,557
General and administrative	98	394	979	682
Total property expenses	14,041	18,198	26,409	32,239
Segment net operating income—office	23,863	25,716	46,411	60,768
Hotel:
Revenues	10,947	10,604	21,438	21,122
Property expenses:
Operating	6,837	6,586	13,370	13,025
General and administrative	—	35	18	39
Total property expenses	6,837	6,621	13,388	13,064
Segment net operating income—hotel	4,110	3,983	8,050	8,058
Multifamily:
Revenues	—	4,714	—	9,717
Property expenses:
Operating	—	2,859	—	5,627
General and administrative	—	113	—	342
Total property expenses	—	2,972	—	5,969
Segment net operating income—multifamily	—	1,742	—	3,748
Lending:
Revenues	2,708	2,067	5,699	4,402
Lending expenses:
Interest expense	300	(55)	484	87
Fees to related party	639	784	1,240	1,628
General and administrative	390	310	859	677
Total lending expenses	1,329	1,039	2,583	2,392
Segment net operating income—lending	1,379	1,028	3,116	2,010
Total segment net operating income	$29,352	$32,469	$57,577	$74,584

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

A reconciliation of our segment net operating income to net income attributable to the Company for the three and six months ended June 30, 2018 and 2017 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands)
Total segment net operating income	$29,352	$32,469	$57,577	$74,584
Asset management and other fees to related parties	(5,504)	(7,079)	(11,114)	(14,935)
Interest expense	(6,511)	(9,568)	(12,960)	(19,199)
General and administrative	(1,427)	(795)	(3,435)	(1,586)
Transaction costs	(344)	(11,615)	(344)	(11,628)
Depreciation and amortization	(13,325)	(14,761)	(26,473)	(31,992)
Impairment of real estate	—	(13,100)	—	(13,100)
Gain on sale of real estate	—	116,283	—	304,017
Income before provision for income taxes	2,241	91,834	3,251	286,161
Provision for income taxes	(292)	(462)	(680)	(854)
Net income	1,949	91,372	2,571	285,307
Net income attributable to noncontrolling interests	(12)	(9)	(16)	(14)
Net income attributable to the Company	$1,937	$91,363	$2,555	$285,293

The condensed assets for each of the segments as of June 30, 2018 and December 31, 2017, along with capital expenditures and loan originations for the six months ended June 30, 2018 and 2017, are as follows:

	June 30, 2018	December 31, 2017
	(in thousands)
Condensed assets:
Office	$1,131,926	$997,808
Hotel	109,774	107,790
Lending	95,175	92,919
Multifamily	—	815
Non-segment assets	51,486	137,056
Total assets	$1,388,361	$1,336,388

CIM COMMERCIAL TRUST CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of June 30, 2018 and December 31, 2017, and

for the Three and Six Months Ended June 30, 2018 and 2017 (Unaudited)

	Six Months Ended June 30,
	2018	2017
	(in thousands)
Capital expenditures (1):
Office	$10,040	$11,973
Hotel	824	74
Multifamily	—	224
Total capital expenditures	10,864	12,271
Loan originations	28,460	23,875
Total capital expenditures and loan originations	$39,324	$36,146

(1)                                 Represents additions and improvements to real estate investments, excluding acquisitions. Includes the activity for dispositions through their respective disposition dates.

The Depositaries for the Exchange Offer are:

Telephone:

Telephone:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Insofar as the foregoing provisions permit indemnification of our directors or officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Further, we have entered into an Indemnification Agreement with each of our directors and certain executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

In addition, the merger agreement, dated July 8, 2013, between PMC Commercial Trust and CIM REIT, which we refer to as the “Merger Agreement,” provides further indemnification to each manager, director or officer of the Company or any of its subsidiaries, together with such person’s heirs, executors and administrators, which indemnification survives the Merger for a period of six years, in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of the Merger Agreement or any arrangement, agreement or document contemplated thereby or delivered in connection therewith, or otherwise directly or indirectly relating to the Merger Agreement or any such arrangement, agreement or document, or any of the transactions contemplated thereunder.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.		Document

2.1

Agreement and Plan of Merger by and among CIM Urban REIT, LLC, CIM Merger Sub, LLC, PMC Commercial Trust and Southfork Merger Sub, LLC dated July 8, 2013 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated July 8, 2013).

2.2

Agreement and Plan of Merger, dated April 28, 2014, between PMC Commercial Trust and PMC Commercial Merger Sub, Inc. (incorporated by reference to Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2014).

3.1		Articles of Amendment and Restatement of PMC Commercial Merger Sub, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1	(a)	Articles of Amendment (Name Change) (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1	(b)	Articles of Amendment (Reverse Stock Split) (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.1	(c)	Articles of Amendment (Par Value Decrease) (incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

3.2

Articles Supplementary to the Articles of Amendment and Restatement of CIM Commercial Trust Corporation, designating the Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 27, 2016).

3.3

Articles Supplementary to the Articles of Amendment and Restatement of CIM Commercial Trust Corporation, designating the Series L Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Pre-Effective Amendment No. 4 to the Form S-11 Registration Statement (333-218019) filed with the SEC on November 15, 2017).

**3.4		Form of Articles Supplementary to the Articles of Amendment and Restatement of CIM Commercial

Trust Corporation, designating the Series M Preferred Stock.

3.5	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

4.1	Floating Rate Junior Subordinated Note due 2035 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

**5.1	Opinion of Venable LLP.

**8.1	Opinion of Sullivan & Cromwell LLP.

+10.1	2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2005).

+10.2	First Amendment to PMC Commercial Trust 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

+10.3

2015 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement related to its 2015 annual meeting of stockholders, as filed with the SEC on April 17, 2015).

+10.4

Amended and Restated Executive Employment Contract with Jan F. Salit dated August 30, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2013).

+10.5

Amended and Restated Executive Employment Contract with Barry N. Berlin dated August 30, 2013 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 30, 2013).

10.6

Consent to Assignment and Limited Waiver to Agreement and Plan of Merger, dated as of November 20, 2013, by and among PMC Commercial Trust, CIM Urban REIT, LLC, Southfork Merger Sub, LLC, and CIM Merger Sub, LLC, the terms of which were acknowledged and agreed to by a new subsidiary formed by CIM Urban REIT, LLC, Urban Partners II, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 22, 2013).

10.7

Master Services Agreement dated March 11, 2014 by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.8

Registration Rights and Lockup Agreement dated March 11, 2014 by and among Urban Partners II, LLC and PMC Commercial Trust (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 11, 2014).

10.9

Service Agreement, dated as of August 7, 2014, by and among CIM Commercial Trust Corporation and CIM Service Provider, LLC, under the Master Services Agreement dated March 11, 2014, by and among PMC Commercial Trust, certain of its subsidiaries, and CIM Service Provider, LLC (incorporated by reference to Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.10

Form of Indemnification Agreement for directors and officers of CIM Commercial Trust Corporation (incorporated by reference to Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014).

10.11

Credit Agreement, dated as of September 30, 2014, among CIM Commercial Trust Corporation, each guarantor party thereto, each lender party thereto, Bank of America, N.A., as Administrative Agent, and JPMorgan Chase Bank, N.A. as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 1, 2014).

10.12

First Amendment to Credit Agreement, dated as of January 14, 2015, among CIM Commercial Trust Corporation, each Lender party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 16, 2015).

10.13

Second Amendment to Credit Agreement, dated as of May 1, 2015, among CIM Commercial Trust Corporation, each Lender party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 4, 2015).

10.14

Third Amendment to Credit Agreement, dated as of February 2, 2018, among CIM Commercial Trust Corporation, CIM Urban Partners, L.P., each Lender party thereto and Bank of America, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 12, 2018).

10.15

Staffing and Reimbursement Agreement, dated as of January 1, 2015, by and among CIM SBA Staffing, LLC, PMC Commercial Lending, LLC and CIM Commercial Trust Corporation (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.16

Investment Management Agreement, dated as of May 20, 2005, between CIM Urban Partners, L.P. and CIM Urban REIT Management, Inc. (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.17

Investment Management Agreement, dated as of December 1, 2015, between CIM Urban Partners, L.P. and CIM Investment Advisors, LLC (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 15, 2016).

10.18

Second Amended and Restated Agreement of Limited Partnership of CIM Urban Partners, L.P., dated as of December 22, 2005, by and among CIM Urban Partners GP, Inc. and CIM Urban REIT, LLC (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 16, 2015).

10.19

Term Loan Agreement, dated as of May 8, 2015, among CIM Commercial Trust Corporation, each guarantor party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC and Capital One, National Association, as Joint Lead Arrangers and Joint Bookrunners, Capital One, National Association as Syndication Agent, PNC Bank, National Association as Documentation Agent and each lender party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2015).

10.20

First Amendment to Term Loan Agreement, dated as of February 2, 2018, among CIM Commercial TrustCorporation, CIM Urban Partners, L.P., as a guarantor, Wells Fargo Bank, National Association, as Administrative Agent, and each lender party thereto (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 12, 2018).

10.21

Escrow Agreement, dated June 28, 2016, between CIM Commercial Trust Corporation, International Assets Advisory, LLC and UMB Bank, N.A. (incorporated by reference to Exhibit 10.19 to the Registrant’s Pre-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed with the SEC on June 29, 2016).

10.22

Amendment No. 1 to Escrow Agreement, dated August 11, 2016, among CIM Commercial Trust Corporation, International Assets Advisory, LLC and UMB Bank N.A. (incorporated by reference to Exhibit 10.20 to the Registrant’s Post-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed with the SEC on August 11, 2016).

10.23

Purchase and Sale Agreement, dated February 10, 2017, between CIM Urban REIT 211 Main St. (SF), LP and BPP 211 Main Owner LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 31, 2017).

10.24

Wholesaling Agreement, dated May 10, 2018, by and among CIM Commercial Trust Corporation, International Assets Advisory, LLC and CCO Capital, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 10, 2018).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 12, 2018).

*23.1	Consent of BDO USA, LLP.

**23.2	Consent of Venable LLP.

**23.3	Consent of Sullivan & Cromwell LLP.

*24.1	Powers of Attorney (included on signature page).

*	Filed herewith.
**	To be filed by amendment.
+	Management contract or compensatory plan.

Item 22. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the undersigned registrant;

(iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 5, 2018.

CIM COMMERCIAL TRUST CORPORATION

By:	/s/ DAVID THOMPSON
David Thompson
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Messrs. Garner and Thompson and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with this registration statement, any other registration statements and exhibits thereto that is the subject of this registration statement, whether on Form S-4 or any other form under the Securities Act of 1933, as amended, and any and all applications, instruments and other documents to be filed with the U.S. Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES E. GARNER II	Chief Executive Officer	October 5, 2018
Charles E. Garner II	(Principal Executive Officer)

/s/ DAVID THOMPSON	Chief Financial Officer (Principal Financial	October 5, 2018
David Thompson	Officer and Principal Accounting Officer)

/S/ DOUGLAS BECH	Director	October 5, 2018
Douglas Bech

/S/ ROBERT CRESCI	Director	October 5, 2018
Robert Cresci

/S/ KELLY EPPICH	Director	October 5, 2018
Kelly Eppich

/S/ FRANK GOLAY, JR.	Director	October 5, 2018
Frank Golay, Jr.

/S/ SHAUL KUBA	Director	October 5, 2018
Shaul Kuba

/S/ RICHARD RESSLER	Director	October 5, 2018
Richard Ressler

/S/ AVRAHAM SHEMESH	Director	October 5, 2018
Avraham Shemesh